As filed with the Securities and Exchange Commission on June 21, 2004.
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GNC Corporation

(Exact name of registrant as specified in its charter)

Delaware	5499	72-1575170
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

300 Sixth Avenue

Pittsburgh, Pennsylvania 15222
(412) 288-4600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James M. Sander, Esq.

Senior Vice President, Chief Legal Officer and Secretary
GNC Corporation
300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
(412) 288-4600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of All Communications to:

Jeffrey H. Cohen, Esq. Jennifer A. Bensch, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 (213) 687-5000/(213) 687-5600 (Facsimile)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate	Amount of
Securities to be Registered	Registered	Security(1)	Offering Price(1)	Registration Fee(1)(2)

12% Series A Exchangeable Preferred Stock	$100,000,000	106.6%	$106,588,383	$13,504.75

12% Senior Subordinated Notes due 2011	(2)	(2)	(2)	(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.

(2)	Also being registered is such indeterminate aggregate principal amount of 12% Senior Subordinated Notes due 2011 that may be issued upon or in connection with the exchange of the preferred stock if and when the Registrant exchanges such exchange notes for shares of preferred stock in accordance with the terms of the preferred stock. Pursuant to Rule 457(i), no registration fee is required with respect to the exchange notes.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 21, 2004

PRELIMINARY PROSPECTUS

$100,000,000

GNC Corporation
Offer to Exchange Any and All Outstanding
12% Series A Exchangeable Preferred Stock
for
12% Series A Exchangeable Preferred Stock
that has been registered under the Securities Act of 1933, as amended

         The exchange offer will expire at 5:00 p.m., New York City time on                     , 2004, unless we extend the exchange offer in our sole and absolute discretion.

      Terms of the exchange offer:

•	We will exchange all outstanding shares of old Series A preferred stock (referred to in this prospectus as “old preferred stock”) that are validly tendered and not withdrawn pursuant to the exchange offer for shares of new Series A preferred stock (referred to in this prospectus as “new preferred stock”).

•	You may withdraw tenders of old preferred stock at any time prior to the expiration of the exchange offer.

•	The terms of the new preferred stock are substantially identical to those of the outstanding old preferred stock, except that the new preferred stock will not contain restrictions on transfer under the Securities Act.

•	The exchange of old preferred stock for new preferred stock will not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion under the heading “Certain United States Federal Income Tax Considerations” for more information.

•	We will not receive any cash proceeds from the exchange offer.

•	We issued the old preferred stock in a transaction not requiring registration under the Securities Act, and, as a result, transfer of the old preferred stock is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old preferred stock.

      There is no established trading market for the new preferred stock or the old preferred stock.

      Each broker-dealer that receives shares of new preferred stock for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of shares of new preferred stock. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of shares of new preferred stock received in exchange for shares of old preferred stock where the old preferred stock was acquired as a result of market-making activities or other trading activities. We have agreed, that for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

      See “Risk Factors” beginning on page 20 for a discussion of risks you should consider prior to tendering your outstanding shares of old preferred stock for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2004

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any jurisdiction where such offer or any sale of shares would be unlawful. The information in this prospectus is complete and accurate only as of the date on the front cover regardless of the time of delivery of this prospectus or of any sale of shares.

      This prospectus includes market and industry data that we obtained from industry publications and surveys. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein.

      We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Our service marks and trademarks include the GNC® name. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. Use or display by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name or service mark owner.

      This prospectus refers to brand names, trademarks, service marks and trade names of other companies and organizations, and these brand names, trademarks, service marks and trade names are the property of their respective holders.

i

PROSPECTUS SUMMARY

      This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of the information that you may consider important in making your investment decision, we encourage you to read this entire prospectus. Before making an investment decision, you should carefully consider the information set forth under the heading “Risk Factors” and our consolidated financial statements and accompanying notes included elsewhere in this prospectus. In this prospectus, unless the context requires otherwise, “we,” “us,” “our,” the “Company” or “GNC” refer to GNC Corporation (formerly known as General Nutrition Centers Holding Company) and its subsidiaries and, for periods prior to December 5, 2003, our predecessor. See “Corporate Information” below. GNC Corporation is a holding company, and all of its operations are conducted through its subsidiaries. References to “our stores” refer to our company-owned stores and our franchised stores. References to “our locations” refer to our stores and our “store-within-a-store” locations at Rite Aid®.

GNC Corporation

      We are the largest global specialty retailer of nutritional supplements, which include sports nutrition products, diet products, vitamins, minerals and herbal supplements (VMHS) and specialty supplements. We derive our revenues principally from product sales through our company-owned stores, franchise activities and sales of products manufactured in our facilities to third parties. We sell products through a worldwide network of more than 5,600 locations operating under the GNC® brand name. The GNC brand name is one of the most widely recognized brands in the nutritional supplements industry. An estimated 84% of the U.S. population recognizes GNC as a source of health and wellness products. Our product mix, which is focused on high-margin, value-added nutritional products, is sold under our GNC proprietary brands, including Mega Men®, Pro Performance®, Total LeanTM and Preventive Nutrition®, and under nationally recognized third-party brands, including Muscletech®, EAS® and Atkins®. For the quarter ended March 31, 2004, we had net revenues of $372.6 million, operating income of $34.1 million and net income of $16.2 million.

      Net revenues for the twelve months ended March 31, 2004, were $1,451 million. The following charts illustrate, for the twelve months ended March 31, 2004, the percentage of our net revenues generated by our three business segments and the percentage of our net U.S. retail revenues generated by our product categories:

Net Revenues By Segment	Net U.S. Retail Revenues By Product Category

Business Overview

Retail Locations

      Our retail network represents the largest specialty retail store network in the nutritional supplements industry. As of March 31, 2004, there were 5,013 GNC locations in the United States and Canada and 666 franchised stores operating in other international locations under the GNC name. Of our U.S. and

Canadian locations, 2,684 were company-owned stores, 1,342 were franchised stores and 987 were GNC store-within-a-store locations under our strategic alliance with Rite Aid. Our retail network in the United States was approximately nine times larger than that of our nearest specialty retail competitor as of March 31, 2004. Most of our U.S. stores are between 1,000 and 2,000 square feet and are located in shopping malls and strip shopping centers. In the fourth quarter of 2002, we completed a store reset and upgrade program. As a result, many of our stores have a modern and customer-friendly layout and promote our GNC Live Well theme.

     Franchise Activities

      As of March 31, 2004, we had 1,342 franchised stores in the United States and Canada and 666 other international franchised stores. We generate income from franchise activities primarily through product sales to franchisees, royalties on franchise retail sales and franchise fees. To assist our franchisees in the successful operation of their stores and to protect our brand image, we offer a number of services to franchisees including training, site selection, construction assistance and accounting services. We believe that our franchise program enhances our brand awareness and market presence and will enable us to expand our store base internationally with limited capital expenditures by us. We enjoy strong relationships with our franchisees, as evidenced by our franchisee renewal rate of over 98% between 2000 and 2003. Our franchise program has been recognized numerous times by several publications as one of the top franchise programs in the country.

     Store-Within-a-Store Locations

      To increase brand awareness and promote access to customers who may not frequent specialty nutrition stores, we entered into a strategic alliance with Rite Aid to open our GNC store-within-a-store locations. As of March 31, 2004, we had 987 store-within-a-store locations. Through this strategic alliance, we generate revenues from sales to Rite Aid of our products at wholesale prices, the manufacture of Rite Aid private label products and retail sales of consignment inventory. We are Rite Aid’s sole supplier for the PharmAssure® vitamin brand and a number of Rite Aid private label supplements. We recently extended our alliance with Rite Aid through April 30, 2009, with its commitment to open 300 new store-within-a-store locations by December 31, 2006.

     Products

      We offer a wide range of high-quality nutritional supplements sold under our GNC proprietary brand names, including Mega Men, Pro Performance, Total Lean and Preventive Nutrition, and under nationally recognized third-party brand names, including Muscletech, EAS and Atkins. Sales of our proprietary brands at our company-owned stores represented approximately 43% of our net retail product revenues for the twelve months ended March 31, 2004. We generally have higher gross margins on sales of our proprietary brands than on sales of third-party brands. We develop our proprietary products independently at our own facilities and through collaborative efforts with our suppliers. In addition, we have arrangements with several of our suppliers that enable us to be the preferred distributor of a number of third-party products. We believe that new products are a key driver of customer traffic and purchases, and we are committed to developing new and innovative products for the nutritional supplements industry. We launched 42 new proprietary products during the twelve months ended March 31, 2004. At March 31, 2004, we had over 50 new products under development for launch in the remainder of 2004.

     Marketing

      We market our proprietary brands of nutritional products through an integrated marketing program that includes television, print and radio media, storefront graphics, direct mailings to members of our Gold Card program and point of purchase materials. Our Gold Card program is a key component of our marketing strategy and entitles members to discount offers and other benefits. With 4.7 million Gold Card members as of March 31, 2004, we believe that our Gold Card program builds customer loyalty and serves to make us a destination retailer. We also benefit from product advertising paid for entirely by third-party vendors, which promotes their products and identifies our locations as a place to purchase their products.

     Manufacturing and Distribution

      With our state-of-the-art manufacturing and distribution facilities supporting our retail stores, we are a low-cost, vertically integrated producer and supplier of high-quality nutritional supplements. We operate two manufacturing facilities in South Carolina and three distribution centers located in Pennsylvania, South Carolina and Arizona. Although we utilize our facilities primarily for the production of our proprietary products that are sold at GNC locations, we have available capacity to produce products for sale to third-party customers. By controlling the production and distribution of our proprietary products, we can better control costs, protect product quality, monitor delivery times and maintain appropriate inventory levels.

Industry Overview

      The U.S. nutritional supplements retail industry is large and highly fragmented, with no single industry participant accounting for more than 10% of total industry retail sales in 2002, the most recent period for which information is available. Participants include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, mail order companies and a variety of other smaller participants. The nutritional supplements sold through these channels are divided into four major product categories: sports nutrition products, diet products, VMHS and specialty supplements. Most supermarkets, drugstores and mass merchants have narrow nutritional supplement product offerings, limited primarily to simple vitamins and herbs, with less knowledgeable sales associates than specialty retailers. We believe that these merchants’ share of the nutritional supplements market over the last five years has remained relatively constant.

      During the 1990s, our industry underwent a period of rapid expansion. From 1990 to 2002, industry retail sales grew at a compound annual growth rate of 10.0%, with the most rapid growth in the early 1990s. Total retail sales in the industry reached approximately $18.8 billion in 2002 and were estimated to grow at a compound annual growth rate of 3.7% from that time through 2008. Several demographic, healthcare and lifestyle trends are expected to drive the continued growth of the nutritional supplements industry. These trends include:

•	Aging Population: The average age of the U.S. population is increasing. U.S. Census Bureau data indicates that the number of Americans age 55 or older is expected to increase by 19% from 2003 to 2010. We believe that consumers over the age of 55 are significantly more likely to use VMHS products than younger persons.

•	Rising Healthcare Costs and Use of Preventive Measures: Healthcare related costs have increased substantially in the United States. According to a leading healthcare provider, private health insurance premiums increased an average of 13.9% from 2002 to 2003. To reduce medical costs and avoid the complexities of dealing with the healthcare system, many consumers take preventive measures, including alternative medicines and nutritional supplements.

•	Increasing Focus on Fitness: The number of Americans belonging to health clubs has grown 23% from 29.5 million in 1998 to 36.3 million in 2002, according to the most recent trend report published by the International Health, Racquet & Sportsclub Association. We believe that fitness-oriented consumers are interested in taking sports nutrition products to increase energy, endurance and strength during exercise.

•	Increasing Incidence of Obesity: According to a 2002 study by the National Heart, Lung and Blood Institute, 61% of adults ages 20-74 are either overweight or obese. Obesity may lead to more serious health conditions, such as diabetes, heart disease and high blood pressure. An estimated 46% of adults in the United States are dieting, according to a 2003 Gallup Study of Dieting and the Market for Diet Products and Services.

Competitive Strengths

      We believe we are well positioned to capitalize on the emerging demographic, healthcare and lifestyle trends affecting our industry and to grow our revenues due to the following competitive strengths:

      Unmatched Specialty Retail Footprint. Our retail network in the United States was approximately nine times larger than that of our nearest specialty retail competitor as of March 31, 2004. The size of our retail network provides us with advantages within the fragmented nutritional supplements industry. For instance, our scale helps us to attract industry-leading vendors to sell their products in our locations, often on a preferred basis. Our extensive retail footprint in established territories also provides us with broad distribution capabilities that are difficult to replicate. Through our multiple store formats located across the United States, large franchise operations and extensive international store base, we are not dependent on any single store format or geographic location.

      Strong Brand Recognition. We have strong brand recognition within the nutritional supplements industry. According to a September 2003 Parker Awareness Tracking Study Report, an estimated 84% of the U.S. population recognizes the GNC brand name as a source of health and wellness products. We utilize extensive marketing and advertising campaigns through television, print and radio media, storefront graphics, Gold Card membership communications and point of purchase materials to strengthen our established brand name and reinforce our broad consumer recognition.

      Ability to Leverage Existing Retail Infrastructure. Our incremental retail sales result in disproportionate increases in operating income as we leverage the largely fixed cost nature of our retail operations and our high retail gross product margins. Our existing store base, stable size of our workforce and established distribution network can support higher sales volume without adding significant incremental costs.

      Extensive Product Selection. We offer an extensive mix of brands and products, including approximately 2,200 SKUs across multiple categories. This variety provides our customers with a vast selection of products to fit their specific needs and provides us with an advantage over drugstores, supermarkets and mass merchants who offer a more limited product selection. Our products include powders, bars, tablets, meal replacements, shakes and teas. With a broad range of products, our success does not depend on any one specific product or vendor. During the twelve months ended March 31, 2004, no single product accounted for more than 4.5% of our company-owned store sales.

      Innovative New Product Development. We believe that new products are a key driver of customer traffic and purchases. Interactions with our customers and raw materials vendors help us identify changes in consumer trends that, in turn, influence our development, manufacturing and marketing of new products. In March 2003, we integrated our previously decentralized product development function, creating dedicated development teams that conduct extensive market research and use scientific methods and third-party product testing to formulate new value-added products geared to specific nutritional concerns, such as heart health, digestive function and women’s health issues. This initiative has led to a meaningful increase in new product development activity. We launched 42 new proprietary products during the twelve months ended March 31, 2004, which generated $22.4 million of our net revenues during this period. At March 31, 2004, we had over 50 new products under development for launch in the remainder of 2004.

      Strong Cash Flow Generation. Our established retail infrastructure enables us to convert a high percentage of our net revenues into cash flow from operations. By combining our high cash flow from operations, low maintenance capital expenditures, franchise model for expansion, modest working capital requirements and significant plant capacity, we believe that we can generate significant cash flow to reduce our debt and continue to improve our profitability.

      Gold Card Program Customer Base. Our Gold Card program, with 4.7 million members as of March 31, 2004, has been a core promotional program for over ten years and continues to be a key driver of customer sales. During the twelve months ended March 31, 2004, 58% of U.S. company-owned store sales were generated from purchases by customers using Gold Cards. The Gold Card program also gives us access to a large database of nutritional supplement consumers and allows us to analyze consumers’ product buying patterns and develop cross-selling and up-selling opportunities. We cultivate customer loyalty through a combination of discount offers and targeted marketing efforts aimed toward our Gold Card members. We believe that our Gold Card program serves to make us a destination retailer.

      Value-Added Customer Service. Our sales associates are trained to provide guidance to customers with respect to the broad selection of products sold in our stores. We believe this level of customer service provides us with an advantage over supermarkets, drugstores and mass merchants. Our sales associates are prepared to educate customers about product features and direct them to products that will address their specific requests. In 2002, we instituted the “GNC University,” an online training program for our sales associates at our company-owned stores and at participating franchised locations. We provide additional education and training materials through a monthly newsletter detailing new products and through interactive training modules. We also provide a wide range of nutritional information in numerous forms, including signage, brochures, and touch screen computers enabling customers to make informed purchases.

      Vertically Integrated Operational Capabilities. Our vertically integrated manufacturing, distribution and retail capabilities differentiate us from many of our competitors. Our state-of-the-art manufacturing facilities and distribution centers, combined with our retail footprint, enable us to better control costs and protect product quality. We are also better able to monitor delivery times and to maintain appropriate inventory levels for our proprietary products by controlling production scheduling and distribution.

      Experienced Management Team. Our senior management team is comprised of experienced retail executives who have, on average, been employed with us for over 14 years. Our board of directors is comprised of executives with significant experience in the retail industry.

Business Strategy

      As the largest global specialty retailer of nutritional supplements, our goal is to further capitalize on the trends affecting our industry by pursuing the following initiatives:

•	leverage our unmatched specialty retail footprint to obtain additional third-party preferred distributor arrangements and position ourselves to be first-to-market with new and innovative products;

•	utilize our integrated product development capabilities to formulate new value-added products and shift our product mix to emphasize our proprietary products, which typically have higher gross product margins;

•	use our extensive Gold Card customer database to encourage customer loyalty, facilitate direct marketing, and increase cross-selling and up-selling opportunities;

•	grow our international store network by expanding our international franchise presence, which requires minimal capital expenditures;

•	continue to increase utilization of our available manufacturing capacity to produce products for sale to third-party vendors; and

•	leverage our existing store base, work force and distribution network as we generate incremental sales.

      We believe that implementation of these strategies will enable us to drive sales growth, enhance our profitability and generate strong cash flow from operations.

Corporate Information

      On December 5, 2003, our wholly owned subsidiary, General Nutrition Centers, Inc., (“Centers”), acquired 100% of the outstanding equity interests of General Nutrition Companies, Inc. from Numico USA, Inc. In this prospectus, we refer to this acquisition as the “Acquisition.” Simultaneously with the closing of the Acquisition, Centers entered into a new senior credit facility with a syndicate of lenders, consisting of a term loan facility and a revolving credit facility. Centers borrowed the full amount of the term loan facility to fund a portion of the Acquisition purchase price, but made no borrowings under the revolving credit facility. We have guaranteed Centers’ obligations under the senior credit facility. Centers also issued senior subordinated notes to fund a portion of the Acquisition purchase price. In addition, GNC Investors, LLC (our

“Principal Stockholder”) made an equity contribution in exchange for our common stock and shares of the old preferred stock. We contributed the full amount of the equity contribution to Centers to fund a portion of the Acquisition purchase price. Our Principal Stockholder subsequently resold all of the old preferred stock to other institutional investors. For more information, please refer to “Unaudited Consolidated Pro Forma Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Certain Indebtedness.” On May 27, 2004, we changed our name from General Nutrition Centers Holding Company to GNC Corporation.

      Our Principal Stockholder held approximately 96% of our outstanding common stock as of March 31, 2004. Affiliates of Apollo Advisors V, L.P. (“Apollo Advisors V”) and other institutional investors own all of the equity interests of our Principal Stockholder, with affiliates of Apollo Advisors V owning approximately 76% of such equity interests.

      Our principal executive office is located at 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, and our telephone number is (412) 288-4600. We also maintain a website at www.gnc.com. The information on our website is not part of this prospectus.

The Exchange Offer

Old Preferred Stock	12% Series A Exchangeable Preferred Stock, which we sold to our Principal Stockholder on December 5, 2003. Our Principal Stockholder resold all of such shares to qualified institutional buyers and institutional accredited investors pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In this prospectus, we also refer to those shares of preferred stock as the “old preferred shares.” Each old preferred share has a liquidation preference of $1,000 per share.

New Preferred Stock	12% Series A Exchangeable Preferred Stock, which has been registered under the Securities Act. In this prospectus, we also refer to those shares of new preferred stock registered under the Securities Act as the “new preferred shares.” The form and the terms of the new preferred shares are substantially identical to the old preferred shares except that the transfer restrictions relating to the old preferred shares do not apply to the new preferred shares.

Exchange Offer	We are offering to exchange one new preferred share for each old preferred share, to satisfy our obligations under the registration rights agreement. The holder of each share of old preferred stock accepted for exchange will receive a share of new preferred stock with accumulated dividends equal to the accumulated dividends on the surrendered share of old preferred stock. As of the date of this prospectus, 100,000 old preferred shares are outstanding.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless extended in our sole and absolute discretion. By tendering your old preferred stock, you represent to us that:

• you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

• any new preferred stock you receive in the exchange offer is being acquired by you in the ordinary course of your business;

• at the time of the commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving new preferred stock from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new preferred stock in violation of the Securities Act;

• if you are a broker-dealer, you will receive the new preferred stock for your own account in exchange for old preferred stock that was acquired by you as a result of your market making or other trading activities and that you will deliver a prospectus in connection with any resale of the new preferred stock you receive. For further information regarding resales of the new preferred stock by participating broker-dealers, see the discussion under the caption “Plan of Distribution”; and

• if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new preferred stock, as defined in the Securities Act.

Withdrawal; Non-Acceptance	You may withdraw any old preferred stock tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on , 2004. If we decide for any reason not to accept any old preferred stock tendered for exchange, the old preferred stock will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old preferred stock tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, which we sometimes refer to in this prospectus as DTC, any withdrawn or unaccepted old preferred stock will be credited to the tendering holders’ account at DTC. For further information regarding the withdrawal of the tendered old preferred stock, see “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Old Preferred Stock” and “The Exchange Offer — Withdrawal Rights.”

Conditions to the Exchange Offer	We are not required to accept for exchange or to issue new preferred stock in exchange for any old preferred stock, and we may terminate or amend the exchange offer if any of the following events occur prior to our acceptance of the old preferred stock:

• the exchange offer violates any applicable law or applicable interpretation of the staff of the Securities and Exchange Commission;

• an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our or our guarantors’ ability to proceed with the exchange offer;

• we do not receive all the governmental approvals that we believe are necessary to consummate the exchange offer; or

• there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

Procedures for Tendering Old Preferred Stock	We may waive any of the above conditions in our reasonable discretion. See the discussion below under the caption “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer. Unless you comply with the procedure described below under the caption “The Exchange Offer — Guaranteed Delivery Procedures,” you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

• tender your shares of old preferred stock by sending the certificates for your shares of old preferred stock, in proper form for transfer, a properly completed and duly executed letter of transmittal and all other documents required by the letter of transmittal, to U.S. Bank National Association, as exchange agent, at one of the addresses listed below under the caption “The Exchange Offer — Exchange Agent”; or

• tender your shares of old preferred stock by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old preferred stock in the exchange offer, U.S. Bank National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old preferred stock into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer — Book-Entry Transfers.”

Guaranteed Delivery Procedures	If you are a registered holder of old preferred stock and wish to tender your old preferred stock in the exchange offer, but

• your shares of old preferred stock are not immediately available;

• time will not permit your old preferred stock or other required documents to reach the exchange agent before the expiration or termination of the exchange offer; or

• the procedure for book-entry transfer cannot be completed prior to the expiration or termination of the exchange offer; then you may tender old preferred stock by following the procedures described below under the caption “The Exchange Offer — Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose shares of old preferred stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your shares of old preferred stock in the exchange offer, you should promptly contact the person in whose name the shares of old preferred stock are registered and instruct that person to tender them on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your shares of old preferred stock, you must either make appropriate arrangements to register ownership of the shares of old preferred stock in your name, or obtain a properly completed bond power from the person in whose name the shares of old preferred stock are registered.

Certain United States Federal Income Tax Considerations	The exchange of shares of old preferred stock for shares of new preferred stock in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption “Certain United States Federal Income Tax Considerations,” for more information regarding the United States federal income tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption, “The Exchange Offer — Exchange Agent.”

Resales	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the shares of new preferred stock issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the new preferred stock in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the new preferred stock; and

• you are not an affiliate of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the new preferred stock:

(1) you cannot rely on the applicable interpretations of the staff of the SEC; and

(2) you must comply with the registration requirements of the Securities Act in connection with any resale transaction. Each broker or dealer that receives shares of new preferred stock for its own account in exchange for shares of old preferred stock that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale, or other transfer of the new preferred stock issued in the exchange offer, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new preferred stock.

Furthermore, any broker-dealer that acquired any of its old preferred stock directly from us:

• may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley and Co., Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

• must also be named as a selling stockholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Broker-Dealers	Each broker-dealer that receives new preferred stock for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new preferred stock. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new preferred stock received in exchange for old preferred stock which was received by the broker-dealer as a result of market making or other trading activities. We have agreed that for a period of up to 180 days after the consummation of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” beginning on page 137 for more information.

Risk Factors

      Holders of old preferred shares should carefully consider all of the information set forth in this prospectus and the information set forth under the caption “Risk Factors” before tendering their shares in the exchange offer.

Consequences of Not Exchanging Old Preferred Stock

      If you do not exchange your shares of old preferred stock in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on the certificate for your shares of old preferred stock. In general, you may offer or sell your shares of old preferred stock only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

      We do not currently intend to register the old preferred stock under the Securities Act. Under some circumstances, however, holders of the old preferred stock, including holders who are not permitted to participate in the exchange offer or who may not freely sell new preferred stock received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the old preferred stock by these holders. For more information regarding the consequences of not tendering your old preferred stock and our obligations to file a shelf registration statement, see “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Preferred Stock” and “Description of New Preferred Stock — Registration Rights; Liquidated Damages.”

Summary Description of New Preferred Stock

      The terms of the new preferred shares and of the outstanding old preferred shares are substantially identical, except that the transfer restrictions relating to the old preferred shares do not apply to the new preferred shares. For a more complete understanding of the new preferred stock, see “Description of New Preferred Stock and Exchange Notes” in this prospectus.

Issuer	GNC Corporation

Securities Offered	100,000 shares of 12% Series A Exchangeable Preferred Stock, par value $0.01 per share, with a liquidation preference of $1,000 per share.

No Maturity	The new preferred stock has no maturity date, and we are not required to redeem the new preferred stock. However, the new preferred stock may be redeemed at our option and at the option of the holders as described below under “Optional Redemption” and “Repurchase at the Option of Holder,” respectively.

Dividend Payment Dates	March 1, June 1, September 1 and December 1 of each year, commencing September 1, 2004.

Dividends	Holders will be entitled to receive dividends on the new preferred shares at a rate per year equal to 12% of the sum of (i) the liquidation preference per share plus (ii) accumulated dividends and liquidated damages, if any, on a share not paid in cash. All dividends will be cumulative on a daily basis from the date of issuance of the old preferred stock and will be payable quarterly in arrears on each dividend payment date. On March 1, 2009, if all accumulated dividends accruing after December 1, 2008 are not paid in cash, then the dividend rate will increase by 100 basis points. After March 1, 2009, the dividend rate will increase by 100 basis points at the end of each subsequent four-quarter period during which all accumulated and unpaid dividends accruing after December 1, 2008 are not paid in cash until all such cash dividends are paid in full.

Ranking	The shares of new preferred stock will be our senior equity securities.

Accordingly, they will be:

• subordinated in right of payment to all of our existing and future debt;

• structurally subordinated to all obligations and equity of our subsidiaries;

• equal in right of payment to our future preferred stock that expressly ranks on a parity with the new preferred stock; and

• senior in right of payment to all of our common stock and other equity securities that expressly rank junior to the new preferred stock.

As of March 31, 2004, we and our subsidiaries would have had an aggregate of approximately $513.3 million of obligations that are senior or structurally senior to the new preferred stock.

Voting Rights	Holders of new preferred shares will have no voting rights with respect to general corporate matters, except as provided by law or, in certain limited circumstances, as set forth in the certificate of designation creating the new preferred stock.

Optional Redemption	We may redeem some or all of the new preferred shares, subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor, at any time at the redemption prices set forth under “Description of New Preferred Stock and Exchange Notes — New Preferred Stock — Optional Redemption.”

Repurchase at the Option of Holder	On December 1, 2011, each holder of shares of new preferred stock will have the right to require us to redeem all or a portion of the new preferred stock held by such holder at a purchase price of 100% of the liquidation preference thereof, plus all accumulated dividends and liquidated damages, if any, not paid in cash per share repurchased to the date of repurchase.

Change of Control	If we experience a change of control, we will be required to offer to purchase the new preferred stock at a purchase price of 101% of the liquidation preference thereof, plus an amount equal to all accumulated dividends and liquidated damages, if any, per share repurchased to the date of repurchase. See “Description of New Preferred Stock and Exchange Notes — New Preferred Stock — Certain Covenants — Change of Control.”

Covenants	The certificate of designation governing the new preferred stock, among other things, limits our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness and issue preferred stock;

• make restricted payments; and

• enter into certain transactions with affiliates.

Each of the covenants is subject to a number of important exceptions and qualifications. See “Description of New Preferred Stock and Exchange Notes — New Preferred Stock — Certain Covenants.”

Exchange of New Preferred Stock for Exchange Notes	We have the option of exchanging all but not less than all of the new preferred shares for the exchange notes on any date, subject to the limitations set forth in the certificate of designation.

Registration Rights	Pursuant to a registration rights agreement, we agreed to:

• file a registration statement within 195 days after the sale of the old preferred stock, enabling holders to exchange their preferred stock (and the exchange notes, if outstanding) for publicly registered securities with substantially identical terms;

• use our commercially reasonable efforts to cause the registration statement to become effective within 250 days after the sale of the old preferred stock; and

• use our commercially reasonable efforts to consummate the exchange offer within 30 business days after the effective date of the registration statement.

If the exchange offer is not permitted by applicable law or policy of the Securities and Exchange Commission or if a holder of old preferred stock is unable to participate in the exchange offer as specified in the registration rights agreement, we will be required to file a shelf registration statement for the resale of the securities by holders of such securities.

If we do not comply with these registration obligations, we will be required to pay liquidated damages to holders of the securities under certain circumstances. See “Description of New Preferred Stock and Exchange Notes — Registration Rights; Liquidated Damages.”

Exchange Notes Issuable Upon Exchange of New Preferred Stock

Security	12% Senior Subordinated Notes due 2011.

Maturity Date	December 1, 2011.

Interest Payment Dates	June 1 and December 1 of each year, commencing the first such date after the date of exchange.

Prior to December 1, 2008, interest may be paid in cash or may, at our option, accrete to the principal of the exchange notes. Beginning on December 1, 2008, interest on the exchange notes will accrue and will be payable in cash, commencing on June 1, 2009.

Ranking	The exchange notes, if issued, will be unsecured senior subordinated obligations. See “Description of New Preferred Stock and Exchange Notes — Exchange Notes — Ranking.”

Optional Redemption	At any time, we may redeem some or all of the exchange notes at the redemption prices set forth under “Description of New Preferred Stock and Exchange Notes — Exchange Notes — Optional Redemption.”

Offer to Purchase	If we experience a change of control or if we or any of our restricted subsidiaries sell certain assets, we will be required to offer to purchase the exchange notes at the prices set forth under “Description of New Preferred Stock and Exchange Notes — Exchange Notes — Change of Control” and “— Certain Covenants — Limitation on Sales of Assets.”

Covenants	The indenture governing the exchange notes will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness and issue preferred stock;

• make restricted payments;

• allow restrictions on the ability of certain subsidiaries to make distributions;

• sell assets;

• enter into certain transactions with affiliates; and

• create liens.

Each of the covenants is subject to a number of important exceptions and qualifications. See “Description of New Preferred Stock and Exchange Notes — Exchange Notes — Certain Covenants.”

Summary and Pro Forma Consolidated Financial Data

      The summary consolidated financial data presented below for the years ended December 31, 2001 and 2002, for the period from January 1, 2003 to December 4, 2003 and for the 27 days ended December 31, 2003 are derived from our audited consolidated financial statements and accompanying notes included elsewhere in this prospectus. The summary consolidated financial data for the years ended December 31, 2001 and 2002 and for the period from January 1, 2003 to December 4, 2003 represent periods during which our predecessor, General Nutrition Companies, Inc., was owned by Royal Numico, N.V. The summary consolidated financial data for the 27 days ended December 31, 2003 represent the period of operations in 2003 subsequent to the Acquisition.

      The summary consolidated financial data presented below for the three months ended March 31, 2003 and as of and for the three months ended March 31, 2004 are derived from our unaudited consolidated financial statements and accompanying notes included elsewhere in this prospectus and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, for a fair presentation of our financial position and operating results for such periods and as of such dates. Our results for interim periods are not necessarily indicative of our results for a full year’s operations. General Nutrition Companies, Inc. was owned by Royal Numico, N.V. for the three months ended March 31, 2003.

      The summary pro forma consolidated financial data for the year ended December 31, 2003 are derived from our unaudited pro forma financial information included elsewhere in this prospectus and give effect to the Acquisition as if the Acquisition occurred on January 1, 2003.

      The pro forma consolidated financial data presented below do not purport to represent what our results of operations would have been had the Acquisition occurred as of the date indicated, nor are they indicative of results for any future periods. You should read the following financial information together with the information under “Unaudited Pro Forma Consolidated Financial Data,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

Summary and Pro Forma Consolidated Financial Data

	Predecessor			Successor	Predecessor	Successor

			Period from		Three	Three
	Year Ended		January 1,	27 Days	Months	Months	Pro Forma
	December 31,		2003 to	Ended	Ended	Ended	Year Ended
			December 4,	December 31,	March 31,	March 31,	December 31,
	2001	2002	2003	2003	2003	2004	2003

(dollars in millions)
Statement of Operations Data:
Total revenues	$1,509.1	$1,425.0	$1,340.2	$89.3	$351.1	$372.6	$1,429.5
Cost of sales, including costs of warehousing, distribution and occupancy	1,013.3	969.9	934.9	63.6	241.2	247.2	971.5

Gross profit	495.8	455.1	405.3	25.7	109.9	125.4	458.0
Selling, general and administrative and other	425.8	167.0	334.2	22.3	98.3	91.3	346.8
Impairment of goodwill and intangible assets(1)	—	222.0	709.4	—	—	—	709.4

Operating income (loss)	70.0	66.1	(638.3)	3.4	11.6	34.1	(598.2)
Interest expense, net	140.0	136.3	121.1	2.8	32.3	8.7	32.0

(Loss) income before income taxes	(70.0)	(70.2)	(759.4)	0.6	(20.7)	25.4	(630.2)
Income tax (benefit) expense	(14.1)	1.0	(174.5)	0.2	1.7	9.2	127.3

Net income (loss) before cumulative effect of accounting change	(55.9)	(71.2)	(584.9)	0.4	(22.4)	16.2	(502.9)
Loss from cumulative effect of accounting change, net of tax(2)	—	(889.7)	—	—	—	—	—

Net (loss) income(3)	$(55.9)	$(960.9)	$(584.9)	$0.4	$(22.4)	$16.2	$(502.9)

As of
March 31,
(dollars in millions)	2004

Balance Sheet Data (at end of period):
Cash and cash equivalents	$68.1
Working capital(4)	$228.8
Total assets	$1,072.0
Total debt	$513.3
Stockholders’ equity	$191.6

	Predecessor			Successor	Predecessor	Successor

			Period from		Three	Three
	Year Ended		January 1,	27 Days	Months	Months	Pro Forma,
	December 31,		2003 to	Ended	Ended	Ended	Year Ended
			December 4,	December 31,	March 31,	March 31,	December 31,
(dollars in millions, except store data)	2001	2002	2003	2003	2003	2004	2003

Other Data:
Net cash provided by operating activities	$75.8	$111.0	$92.9	$4.7	$91.6	$48.5
Net cash (used in) investing activities	(48.1)	(44.5)	(31.5)	(740.0)	(6.8)	(13.3)
Net cash provided by (used in) financing activities	(21.6)	(44.3)	(90.8)	759.2	(75.4)	(0.2)
EBITDA(5)	192.0	(765.5)	(579.2)	5.7	27.0	43.4	(567.8)
Capital expenditures(6)	29.2	51.9	31.0	1.8	7.0	5.3	5.3
Number of stores (at end of period):
Company-owned stores(7)	2,960	2,898	2,757	2,748	2,879	2,684	2,748
Franchised stores(7)	1,821	1,909	1,978	2,009	1,936	2,008	2,009
Store-within-a-store locations(7)	780	900	988	988	979	987	988
Same store sales growth
Domestic company-owned(8)	1.7%	(6.6)%	(0.4)%
Domestic franchised(9)	3.4%	(3.2)%	0.2%

(1)	On January 1, 2002, we adopted SFAS No. 142, which requires that goodwill and other intangible assets with indefinite lives no longer be subject to amortization, but instead are to be tested at least annually for impairment. For the periods ended December 31, 2002 and December 4, 2003, we recorded impairment charges of $222.0 million (pre-tax), and $709.4 million (pre-tax), respectively, for goodwill and other intangibles as a result of decreases in expectations regarding growth and profitability.

(2)	Upon adoption of SFAS No. 142, we recorded a one-time impairment charge of $889.7 million, net of tax, to reduce the carrying amount of goodwill and other intangibles to their implied fair value.

(3)	A table outlining the impact of the adoption of SFAS No. 142 on the reported net loss as a result of the non-amortization of goodwill beginning on January 1, 2002 is included in note 5 to our audited consolidated financial statements included elsewhere in this prospectus.

(4)	Working capital represents current assets less current liabilities.

(5)	EBITDA as used herein represents net (loss) income before interest expense, net, income tax (benefit) expense, depreciation and amortization. EBITDA includes (a) non-cash goodwill and intangible impairment losses of $222.0 million (pre-tax) and $709.4 million (pre-tax) incurred in the year ended December 31, 2002 and for the period January 1, 2003 to December 4, 2003, respectively and (b) a loss from cumulative effect of an accounting change of $889.7 million, net of tax, for the year ended December 31, 2002. We present EBITDA because we consider it a useful analytical tool for measuring our ability to service our debt and generate cash for other purposes. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, our calculation of EBITDA may not be comparable to other similarly titled measures of other companies. The following table reconciles EBITDA to net (loss) income as determined in accordance with GAAP for the periods indicated:

	Predecessor			Successor	Predecessor	Successor

			Period from		Three	Three
	Year Ended		January 1,	27 Days	Months	Months
	December 31,		2003 to	Ended	Ended	Ended
			December 4,	December 31,	March 31,	March 31,
(dollars in millions)	2001	2002	2003	2003	2003	2004

Net (loss) income	$(55.9)	$(960.9)	$(584.9)	$0.4	$(22.4)	$16.2
Interest expense, net	139.9	136.4	121.1	2.8	32.3	8.7
Income tax (benefit) expense	(14.1)	1.0	(174.5)	0.2	1.7	9.2
Depreciation and amortization	122.1	58.0	59.1	2.3	15.4	9.3

EBITDA(a)	$192.0	$(765.5)	$(579.2)	$5.7	$27.0	$43.4

(a)	EBITDA includes impairment charges that were incurred upon the testing of goodwill and other intangibles, in accordance with SFAS No. 142 for the periods ended December 31, 2002 and December 4, 2003.

(6)	Capital expenditures for 2002 included approximately $13.9 million incurred in connection with our store reset and upgrade program.

(7)	The following table summarizes our stores for the periods indicated:

	Predecessor			Successor	Predecessor	Successor

					Three	Three
	Year Ended		January 1,	27 Days	Months	Months
	December 31,		2003 to	Ended	Ended	Ended
			December 4,	December 31,	March 31,	March 31,
	2001	2002	2003	2003	2003	2004

Company-Owned Stores
Beginning of period balance	2,842	2,960	2,898	2,757	2,898	2,748
Store openings	220	117	80	4	18	23
Store closings	(102)	(179)	(221)	(13)	(37)	(87)

End of period balance	2,960	2,898	2,757	2,748	2,879	2,684

Franchised Stores
Beginning of period balance	1,718	1,821	1,909	1,978	1,909	2,009
Store openings	291	182	186	33	49	33
Store closings	(188)	(94)	(117)	(2)	(22)	(34)

End of period balance	1,821	1,909	1,978	2,009	1,936	2,008

Store-Within-A-Store Locations
Beginning of period balance	544	780	900	988	900	988
Store openings	237	131	93	—	79	1
Store closings	(1)	(11)	(5)	—	—	(2)

End of period balance	780	900	988	988	979	987

(8)	Domestic company-owned same store sales growth excludes the net sales of a store for any period if the store was not open during the same period of the prior year. When a store’s square footage has been changed as a result of reconfiguration or relocation in the same mall, the store continues to be treated as a same store. Domestic company-owned same store sales were calculated on a calendar basis for 2001, 2002 and 2003 and for each of the three months ended March 31, 2003 and 2004. As of December 31, 2001, 2002 and 2003, we had 2,829, 2,761 and 2,613 domestic company-owned stores, respectively, and as of March 31, 2003 and 2004, we had 2,741 and 2,549 domestic company-owned stores, respectively.

(9)	Domestic franchised same store sales growth excludes the net sales of a store for any period if the store was not open during the same period of the prior year. When a store’s square footage has been changed as a result of reconfiguration or relocation in the same mall, the store continues to be treated as a same store. Domestic franchised same store sales were calculated on a calendar basis for 2001, 2002 and 2003 and for each of the three months ended March 31, 2003 and 2004. As of December 31, 2001, 2002 and 2003, we had 1,364, 1,352 and 1,355 domestic franchised stores, respectively, and as of March 31, 2003 and 2004, we had 1,368 and 1,335 domestic franchised stores, respectively.

RISK FACTORS

      Before tendering your shares of old preferred stock in the exchange offer, you should carefully consider each of the following risk factors and all of the other information set forth in this prospectus. The following risks and the risks described elsewhere in this prospectus, including in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” could materially harm our business, financial condition, future results and cash flow. If that occurs, you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. In this section we refer to the new preferred stock and exchange notes collectively as the “securities.”

Risks Relating to this Offering

Consequences of Not Exchanging — Holders who fail to exchange their shares of old preferred stock will continue to be subject to restrictions on transfer.

      If you do not exchange your shares of old preferred stock for shares of new preferred stock in the exchange offer, you will continue to be subject to the restrictions on transfer of your shares of old preferred stock described in the legend on the certificates for your old preferred stock. The restrictions on transfer of your old preferred stock arise because we issued the old preferred stock under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell shares of old preferred stock if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the old preferred stock under the Securities Act. Furthermore, we have not conditioned the exchange offer on receipt of any minimum or maximum number of shares of old preferred stock. As shares of old preferred stock are tendered and accepted in the exchange offer, the number of shares of remaining outstanding old preferred stock will decrease. This decrease will reduce the liquidity of the trading market of the old preferred stock. We cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding preferred stock following the exchange offer. For further information regarding the consequences of tendering shares of your old preferred stock in the exchange offer, see the discussions below under the captions “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Preferred Stock” and “Certain United States Federal Income Tax Considerations.”

Exchange Procedures — You must comply with the exchange offer procedures in order to receive new, freely tradable new preferred stock.

      Delivery of shares of new preferred stock in exchange for shares of old preferred stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates representing shares of old preferred stock or a book-entry confirmation of a book-entry transfer of shares of old preferred stock into the exchange agent’s account at DTC, New York, New York as a depository, including an agent’s message if the tendering holder does not deliver a letter of transmittal;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

      Therefore, holders of shares of old preferred stock who would like to tender shares of old preferred stock in exchange for shares of new preferred stock should be sure to allow enough time for the old preferred stock to be delivered on time or the procedure for book entry transfer to be completed prior to the expiration or termination of the exchange offer. We are not required to notify you of defects or irregularities in tenders of shares of old preferred stock for exchange. Shares of old preferred stock that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreement will terminate. See “The Exchange Offer — Procedures for Tendering Old Preferred Stock” and “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Preferred Stock.”

      As used in this prospectus, the term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

Registration and Prospectus Delivery Requirements — Some holders who exchange their old preferred shares may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

      If you exchange your old preferred shares in the exchange offer for the purpose of participating in a distribution of the new preferred shares, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Holding Company — Our holding company structure results in structural subordination.

      We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Our subsidiaries are separate and distinct legal entities. As a result, our cash flow depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries have no obligation to provide us with funds for our payment obligations. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our stockholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before we, as a stockholder, would be entitled to receive any distribution from that sale or disposal.

Substantial Indebtedness — Our substantial indebtedness could adversely affect our financial condition and ability to fulfill our obligations under the securities and otherwise adversely impact our business and growth prospects.

      As of March 31, 2004, our total indebtedness was approximately $513.3 million (of which $215.0 million consisted of the senior subordinated notes, $284.3 million consisted of the term loan under our senior credit facility and approximately $14.0 million consisted of other secured indebtedness), and we had an additional $67.0 million available for borrowing on a secured basis under our revolving credit facility after giving effect to the use of $8.0 million of the revolving credit facility to secure letters of credit.

      Our substantial indebtedness could have important consequences to you. For example, it could:

•	require us to use all or a large portion of our cash to pay principal and interest on our indebtedness, which could reduce the availability of our cash to fund working capital, capital expenditures and other business activities;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from making strategic acquisitions or exploiting business opportunities;

•	make it more difficult for us to satisfy our obligations with respect to the securities;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds, dispose of assets or pay cash dividends.

      Furthermore, all of our indebtedness under our subsidiary’s senior credit facility bears interest at variable rates. If these rates were to increase significantly, our subsidiary’s ability to borrow additional funds may be reduced and the risks related to our substantial indebtedness would intensify.

      If we are unable to meet our obligations, we could be forced to restructure or refinance our obligations, seek equity financing or sell assets. We may be unable to restructure or refinance these obligations, obtain equity financing or sell assets in a timely manner on terms satisfactory to us or at all. If we are unable to restructure or refinance our obligations, we may default under our obligations. Upon an acceleration of our indebtedness, we may not be able to make payments in respect of the securities and under our indebtedness.

Ability to Pay Dividends and Service Debt — We will require a significant amount of cash to make payments in respect of the securities and to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

      Our ability to make payments in respect of the securities or to refinance our indebtedness, and to fund planned capital expenditures, product development efforts and other business activities, will depend on our ability to generate cash in the future. This is subject, to a certain extent, to general economic, financial, competitive, legislative, regulatory and other factors, many of which are beyond our control.

      We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule, or that future borrowings will be available to us in an amount sufficient to enable us to make payments in respect of the securities or to pay our indebtedness, or to fund our other liquidity needs. If we do not have sufficient liquidity, we may need to refinance or restructure all or a portion of our obligations, on or before maturity, sell assets or borrow more money. We may not be able to do so on terms satisfactory to us, or at all.

Limitations Under Our Indebtedness and the Securities — Our indebtedness and the securities impose restrictions on us that may affect our ability to successfully operate our business and our ability to make payments in respect of the securities.

      The senior credit facility and the indenture governing our subsidiary’s senior subordinated notes include, and the certificate of designation governing the new preferred stock and the indenture governing the exchange notes include, certain covenants that, among other things, collectively restrict our and our restricted subsidiaries’ ability to:

•	incur additional indebtedness and issue preferred stock;

•	make restricted payments;

•	allow restrictions on the ability of certain subsidiaries to make distributions;

•	sell assets;

•	enter into certain transactions with affiliates; and

•	create liens.

      For example, our subsidiary’s senior credit facility restricts our ability in certain circumstances to pay cash dividends on and redeem, purchase, defease, retire or otherwise acquire the new preferred stock for cash and pay interest on and redeem, purchase, defease, retire or otherwise acquire the exchange notes for cash. Moreover, under Delaware law, a dividend on the new preferred stock may only be paid out of our surplus or net profits for the fiscal year in which the dividend is declared and/or the preceding year, provided the board of directors approves the payment of such dividend. There can be no assurances that we will be able to generate a surplus or net profits after making payments under our subsidiary’s senior credit facility and its subordinated notes, to other creditors or for any other reason. As a result, we do not expect to be able to pay cash dividends on the new preferred stock or redeem, repurchase or otherwise acquire any new preferred stock or exchange notes for cash until such time as cash dividends or redemption payments are required to be paid or such exchange notes require cash interest payments, mature or are required to be redeemed.

      In addition, we are required by our subsidiary’s senior credit facility to maintain certain financial ratios, including, but not limited to, fixed charge coverage and maximum total leverage ratios. All of these covenants may restrict our ability to expand or to fully pursue our business strategies. Our ability to comply with these and other provisions of the indenture governing our subsidiary’s senior subordinated notes, our subsidiary’s senior credit facility, the certificate of designation governing the new preferred stock and the indenture governing the exchange notes may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events beyond our control. The breach of any of these covenants could result in a default under our or our subsidiaries’ indebtedness, which could cause those and other obligations to become due and payable. If we default under indebtedness that is senior to the securities, we would be prohibited from making payments in respect of the securities until the default is cured or all indebtedness that is senior to the securities is paid in full. If any of our or our subsidiaries’ indebtedness is accelerated, we may not be able to repay it. If we violate any covenant of the new preferred stock, the sole remedy of the holders will be to elect two members of our board of directors.

Ability to Incur Additional Indebtedness — Despite our and our subsidiaries’ current significant level of indebtedness, we may still be able to incur more indebtedness.

      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although our subsidiary’s senior credit facility and the indenture governing its senior subordinated notes contain, and the certificate of designation governing the new preferred stock and the indenture governing the exchange notes will contain, restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness, which will be senior to the new preferred stock and may be senior to the exchange notes, if issued, incurred in compliance with these restrictions could be substantial. For example, as of March 31, 2004, approximately $67.0 million was available for additional borrowings under our subsidiary’s senior credit facility, after giving effect to the use of $8.0 million of the revolving credit facility to secure letters of credit, all of which would be secured. If additional indebtedness is added to our or our subsidiaries’ current levels of indebtedness, the substantial risks described above would intensify.

Constructive Distributions on the New Preferred Stock — United States federal income tax treatment.

      Holders of new preferred stock may be required to treat all or a portion of the dividends that accrue over the term of the new preferred stock as constructive distributions subject to tax as dividends under the Internal Revenue Code of 1986, as amended, and includible in income in advance of the receipt of the cash attributable thereto (“Constructive Dividend Treatment”). We intend to take the position that the dividends that accrue over the term of new preferred stock are not constructive distributions subject to Constructive Dividend Treatment. Our determination that such accrued dividends are not subject to Constructive Dividend Treatment is binding upon a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service would not assert under current law or under future Treasury regulations with a retroactive effective date, or that a court would not sustain, a contrary position. See “Certain United States Federal Income Tax Considerations.”

Securities are Subordinate to our Existing Debt and All Obligations of our Subsidiaries — Your right to receive payments in respect of the securities is subordinate to our and our subsidiaries’ existing and future indebtedness and could be adversely affected if any of our subsidiaries declare bankruptcy, liquidate or reorganize.

      The new preferred stock will rank behind all of our existing and future indebtedness. The exchange notes, if issued, will rank behind all of our existing and future indebtedness that is senior to the exchange notes and all of our subsidiaries’ existing and future indebtedness. Holders of the securities will not have any claim as creditors of our subsidiaries. Furthermore, if we fail to make any required payments with respect to the new preferred stock, the sole remedy of the holders will be to elect two members of our board of directors. None of our subsidiaries or future subsidiaries will guarantee our obligations under the securities. The securities are structurally subordinated to any existing and future equity, indebtedness and other liabilities of any of our subsidiaries, even if these obligations do not constitute indebtedness. As a result, upon any distribution to our creditors or to the holders of equity, indebtedness or other liabilities of our subsidiaries in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our subsidiaries, as the case may be, or our or their property, the holders of our indebtedness and of our subsidiaries’ equity, indebtedness and other liabilities will generally be entitled to be paid in full from our assets or the assets of our subsidiaries, as the case may be, before any payment may be made with respect to the securities.

      In addition, the subordination provisions of the indenture governing the exchange notes provide that payments with respect to the exchange notes will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 days each year in the event of certain non-payment defaults on senior indebtedness.

      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our subsidiaries, holders of the new preferred stock will be subordinated to the trade creditors and all other holders of our indebtedness and our subsidiaries’ indebtedness and equity and holders of the exchange notes, if issued, will be subordinated to holders of our indebtedness that is senior to the exchange notes and holders of our subsidiaries’ indebtedness and equity, in our and our subsidiaries’ assets.

      At March 31, 2004, the securities were subordinated to $513.3 million of indebtedness (excluding $8.0 million of letters of credit) and approximately $67.0 million of senior indebtedness that was available for borrowing under our subsidiary’s senior credit facility. We will be permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future.

Unsecured Obligations — Our obligations under the securities will be our general unsecured obligations. If our or our subsidiaries’ existing or future secured creditors exercise their rights with respect to pledged assets, the proceeds of the liquidation of those assets will first be applied to repay obligations secured by the first priority liens and then to repay other secured indebtedness before any unsecured obligations, including the securities, are repaid.

      Upon issuance of the securities, our obligations under the securities will be general unsecured obligations. As of March 31, 2004, we and our subsidiaries have an aggregate of $298.3 million of secured indebtedness, including indebtedness outstanding under our subsidiary’s senior credit facility, which are secured by liens on substantially all of our assets and the assets of our subsidiaries. In the event that our secured creditors exercise their rights with respect to the pledged assets, the proceeds of the liquidation of those assets will first be applied to repay obligations secured by first priority liens and then to repay other secured indebtedness before any unsecured obligations, including the securities, are repaid. Holders of the securities will participate ratably in our remaining assets with all holders of our unsecured obligations deemed to be of the same class as the securities and ratably with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the securities. In addition, we may incur additional secured indebtedness in the future. Depending on the amount of our future secured indebtedness, including borrowings under our subsidiary’s senior credit facility, the availability of our assets to satisfy our payment obligations on the securities may be further limited.

Funding Change of Control Offer — We may not have the ability to raise the funds necessary to finance the change of control offer required by the certificate of designation governing the new preferred stock or the indenture governing the exchange notes.

      Upon certain “change of control” events, as that term is defined in the certificate of designation and the indenture governing the exchange notes, we will be required to make an offer to repurchase all or any part of each holder’s new preferred stock or exchange notes, as applicable, at a price equal to 101% of the original liquidation preference thereof, plus accumulated dividends and liquidated damages, if any, in the case of new preferred stock, or 101% of the principal amount of exchange notes plus accrued and unpaid interest and liquidated damages, if any, in the case of exchange notes, to the date of repurchase. The source of funds for any such repurchase would be from dividends or other distributions from our subsidiaries, which in turn, would come from their available cash or cash generated from their operations or other sources, including borrowings, sales of equity or funds provided by a new controlling person or entity. We cannot assure you that sufficient funds will be available at the time of any change of control event to repurchase all tendered shares or exchange notes, as the case may be, pursuant to this requirement. Our failure to offer to repurchase the new preferred stock tendered following a change of control would result solely in holders of new preferred stock having the right to elect two members to our board of directors. In addition, our subsidiary’s senior credit facility prohibits us from making any such required repurchases, and any future indebtedness may contain similar prohibitions. Accordingly, prior to repurchasing the new preferred stock or exchange notes, as the case may be, upon a change of control event, we must either repay outstanding indebtedness of our subsidiaries or obtain the consent of the lenders thereunder. If we were unable to obtain the required consents or repay outstanding indebtedness, we would remain effectively prohibited from offering to repurchase the new preferred stock or exchange notes, as the case may be. See “Description of New Preferred Stock and Exchange Notes — New Preferred Stock — Change of Control” and “— Exchange Notes Change of Control.” We cannot assure you that we would be able to refinance or obtain consents on terms acceptable to us or at all.

Funding Repurchase of New Preferred Stock at Option of Holder or Payments Upon Maturity of Exchange Notes — We may not have the ability to raise the funds necessary to finance the repurchase of new preferred stock or the payments upon maturity of the exchange notes required by the certificate of designation and the indenture governing the exchange notes, respectively.

      On December 1, 2011, each holder of shares of new preferred stock will have the right to require us to redeem all or a portion of the new preferred stock at a purchase price of 100% of the liquidation preference, plus all accumulated dividends and liquidated damages, if any. If issued, the exchange notes will mature on December 1, 2011 and the outstanding principal amount of such exchange notes, plus accrued and unpaid interest thereon and liquidated damages, if any, will be due. The source of funds for any such repurchase or payments would be from dividends from our subsidiaries, which in turn, would come from their available cash or cash generated from their operations or other sources, including borrowings, sales of equity or other funds. We may not have sufficient funds available at the time of any repurchase of new preferred stock or upon maturity of the exchange notes to repurchase all shares tendered or make payments on all exchange notes outstanding pursuant to these requirements. Our failure to repurchase the new preferred stock tendered would result in holders of new preferred stock having the right to elect two members to our board of directors. Our failure to make payments required under the indenture governing the exchange notes on the maturity date would constitute an event of default under this indenture. Any default under this indenture would also constitute a default under our subsidiary’s senior credit facility and our other indebtedness. In addition, our subsidiary’s senior credit facility will prohibit us from making any such required repurchases or payments, and any future indebtedness may contain similar prohibitions. Accordingly, prior to repurchasing the new preferred stock or making payments on the exchange notes on the maturity date, we must either repay our or our subsidiaries’ outstanding indebtedness or obtain the consent of the lenders thereunder. If we were unable to obtain the required consents or repay our outstanding indebtedness, we would remain effectively prohibited from repurchasing the new preferred stock or making payments on the exchange notes. See “Description of New Preferred Stock and Exchange Notes — New Preferred Stock — Repurchase at Option of Holder” and “— Exchange Notes — Principal, Maturity and Interest.” We cannot assure you that we would be able to repurchase your new preferred stock or make payments on the exchange notes or obtain consents on terms acceptable to us or at all.

No Public Market — There is no public market for the securities and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

      The securities will be new issues of securities for which there is no established trading market. Accordingly, we cannot assure you that a liquid market will develop or continue for the securities, that you will be able to sell your securities at a particular time or at the price that you desire. We do not intend to apply for listing or quotation of the securities on any securities exchange or stock market, although we expect that the securities will be eligible for trading in The PORTALSM Market. The liquidity of any market for the securities will depend on a number of factors, including:

•	the number of holders of the securities;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the securities;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the securities; and

•	prevailing dividend and interest rates.

Volatility — The price of the securities may fluctuate substantially.

      Historically, the market for preferred stock and senior subordinated notes has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new preferred stock and the exchange notes. Any such disruptions could adversely affect the prices at which you may sell your securities or, if issued, the exchange securities. In addition, subsequent to their sale, the securities and, if issued, the exchange securities, may trade at a discount from the initial offering price of the securities, depending on prevailing interest and dividend rates, the market for similar securities, our performance and other factors.

Controlling Stockholder — Our controlling stockholder may take actions that conflict with your interests.

      Pursuant to our stockholders’ agreement, each of our current stockholders, including our Principal Stockholder, has irrevocably granted to, and has appointed, Apollo Investment Fund V, L.P. (“Apollo Investment V”), an affiliate of our Principal Stockholder, as its proxy and attorney-in-fact to vote all of the shares of common stock held by such stockholder party at any time, for all matters subject to the vote of the stockholder in the manner determined by Apollo Investment V in its sole and absolute discretion, whether at any meeting of the stockholders or by written consent or otherwise. The proxy remains in effect for so long as Apollo Investment V and its affiliates, which includes our Principal Stockholder in certain circumstances, own at least 2,100,000 shares of common stock. As a result, Apollo Investment V will be able to exercise control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions, and it will have significant control over our management and policies. This control may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest.

Risks Relating To Our Business And Industry

Products Liability — We may incur material product liability and product recall costs.

      As a retailer, distributor and manufacturer of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury. Our products consist of vitamins, minerals, herbs and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. We have in the past been, and may in the future be, subject to various product liability claims, including, among others, that our products include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. For example, as of June 18, 2004, we have been named as a defendant in 118 cases involving the sale of products that contain ephedra. In early 2003, we instructed all of our locations to stop selling products containing ephedra that were manufactured by us or one of our affiliates. Subsequently, we instructed all of our locations to stop selling any products containing ephedra by June 30, 2003. In April 2004, the FDA banned the sale of products containing ephedra. See “Business — Government Regulation — Product Regulation.” Sales of products containing ephedra amounted to approximately $35.2 million, or 3.3% of our retail sales, in 2003 and approximately $182.9 million, or 17.1% of our retail sales, in 2002. In addition, although we maintain quality controls and procedures with respect to products we manufacture, our products could contain contaminated substances. Many of the products we sell are produced by third-party manufacturers. As a distributor of products manufactured by third parties, we may also be liable for various products liability claims for products we do not manufacture even though we have no control over the manufacturing procedures used in connection with the production of these third-party products.

      We maintain product liability insurance. However, such insurance may not continue to be available at a reasonable cost, or, if available, may not be adequate to cover liabilities. We generally seek to obtain contractual indemnification from parties that supply raw materials for our products or manufacture or market products we sell, and to be added as an additional insured under such parties’ insurance policies. In connection with the Acquisition, we are also entitled to indemnification by Royal Numico, N.V. and Numico USA, Inc. for certain losses arising from all claims related to products containing ephedra or Kava Kava. Any such indemnification or insurance is limited by its terms and any such indemnification, as a practical matter, is limited to the creditworthiness of the indemnifying party and its insurer, and the absence of significant defenses by the insurers. If we do not have adequate insurance or contractual indemnification, product liabilities relating to our products could have a material adverse effect on our business, financial condition and results of operations. See “Business — Legal Proceedings.”

Competition — We operate in a highly competitive industry.

      The U.S. nutritional supplements retail industry is a large, highly fragmented and growing industry, with no single industry participant accounting for more than 10% of total industry retail sales. Participants include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, mail order companies and a variety of other smaller participants. The market is also highly sensitive to the introduction of new products, including various prescription drugs, which may rapidly capture a significant share of the market. In the United States, we also compete for sales with supermarkets, drugstores and mass merchants and with heavily advertised national brands manufactured by large pharmaceutical and food companies, as well as the Nature’s Bounty® and Nature’s Wealth® brands, sold by Vitamin World® and other retailers. In addition, as certain products become more mainstream, we experience increased competition for those products. For example, as the trend in favor of low-carbohydrate products has developed, we have experienced increased competition for our diet products from supermarkets, drug stores, mass merchants and other food companies. Our international competitors also include large international pharmacy chains, major international supermarket chains and other large U.S.-based companies with international operations. Our wholesale and manufacturing operations also compete with other wholesalers and manufacturers of third-party nutritional supplements such as Tree of Life® and Leiner Health Products.

      Increased competition from companies that distribute through retail or wholesale channels could have a material adverse effect on our financial condition and results of operations. Such companies may have greater financial and other resources available to them and possess manufacturing, distribution and marketing capabilities greater than ours. Certain of our competitors may have significantly greater financial, technical and marketing resources than we do. In addition, our competitors may be more effective and efficient in integrating new products. We may not be able to compete effectively and any of the factors listed above may cause price reductions, reduced margins and losses of our market share.

Effect of Unfavorable Publicity — Unfavorable publicity or consumer perception of our products and any similar products distributed by other companies could have a material adverse effect on our business.

      We are highly dependent upon consumer perception regarding the safety and quality of our products, as well as similar products distributed by other companies. Consumer perception of products can be significantly influenced by scientific research or findings, national media attention and other publicity about product use. Future scientific research or publicity could be unfavorable to our industry or any of our particular products and may not be consistent with earlier favorable research or publicity. A future research report or publicity that is perceived by our consumers as less favorable or that questions such earlier research or publicity could have a material adverse effect on our ability to generate revenues. Adverse publicity in the form of published scientific research or otherwise, whether or not accurate, that associates consumption of our products or any other similar products with illness or other adverse effects, that questions the benefits of our or similar products or that claims that any such products are ineffective could have a material adverse effect on our financial condition and results of operations. Consumer recognition of brand names that we carry and the association of these brand names with safe, quality and effective products are also an integral part of our business. The occurrence of any events or adverse publicity that cause consumers to no longer associate these brand names with safe, quality or effective products could have a material adverse effect on our business. Adverse publicity could arise even if the adverse effects associated with these products resulted from consumers’ failure to consume them appropriately.

Consumer Preferences — Changes in consumer preferences could adversely affect our business.

      Our business is subject to changing consumer trends and preferences, which are difficult to predict. Our continued success depends in part on our ability to anticipate and respond to changes in consumer preferences, and we may not respond in a timely or commercially appropriate manner to such changes. For example, the current trend in favor of low-carbohydrate diets is not as dependent on diet products as many other dietary programs. As a result, we have experienced and may continue to experience a decline in sales of our diet products. Failure to anticipate and respond to changing consumer preferences could lead to, among other things, rejection of a new product line, reduced demand and price reductions for our products, which could have a material adverse effect on our business.

Government Regulation — Compliance with governmental regulations may impose additional costs.

      The processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to regulation by one or more federal agencies, including the Food and Drug Administration (“FDA”), the Federal Trade Commission (“FTC”), the Consumer Product Safety Commission, the United States Department of Agriculture and the Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities in which our products are sold. The FDA may attempt to regulate any of our products that fall within its jurisdiction, and the FTC has jurisdiction to regulate the advertising of our products that fall within its jurisdiction. The FDA may not accept the evidence of safety for any new ingredients that we may want to market, may determine that a particular product or product ingredient presents an unacceptable health risk, may determine that a particular statement of nutritional support that we want to use is an unacceptable drug claim or an unauthorized version of a food “health claim,” or the FDA or the FTC may determine that particular claims are not adequately supported by available scientific evidence. See “Business — Government Regulation — Product Regulation.” Such a determination would prevent us from marketing particular products or using certain statements of nutritional support on our products. One of the key areas of our development focus is the specialty supplements category, which includes products that are directed at particular nutritional concerns. The FDA may not agree with our statements of nutritional support as to a particular specialty supplement or permit us to promote our specialty supplements directed at particular nutritional concerns. We also may be unable to disseminate third-party literature in connection with our products if the third-party literature fails to satisfy certain requirements. In addition, the FDA could require us to remove a particular product from the market. Any future recall or removal would result in additional costs to us, including lost revenues from any products that we are required to remove from the market, any of which could be material. Any such product recalls or removals could lead to liability, substantial costs and reduced growth prospects.

      Although the regulation of dietary supplements is less restrictive than the regulation of drugs, dietary supplements may not continue to be subject to less restrictive regulation. Further, if more stringent statutes are enacted for dietary supplements, or if more stringent regulations are promulgated, we may not be able to comply with such statutes or regulations without incurring substantial expense, or at all. Legislation has been introduced in Congress to impose substantial new regulatory requirements for dietary supplements including adverse event reporting, postmarket surveillance requirements, FDA reviews of dietary supplement ingredients, safety testing and records inspection. One such bill would subject specified anabolic steroid substances currently used in some dietary supplements, such as androstenedione, to the requirements of the Controlled Substances Act. If enacted, any of the proposed legislation could raise our costs and hinder our business.

      In addition, we expect that the FDA soon will adopt the proposed rules on Good Manufacturing Practice in manufacturing, packaging, or holding dietary ingredients and dietary supplements, which will apply to the products we manufacture. These regulations will require dietary supplements to be prepared, packaged and held in compliance with strict rules, and will require quality control provisions similar to those in the Good Manufacturing Practice regulations for drugs. We may not be able to comply with the new rules without incurring additional expenses.

      The FTC exercises jurisdiction over the advertising of dietary supplements. In the past, the FTC has instituted numerous enforcement actions against dietary supplement companies, including us, for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. These enforcement actions have often resulted in consent decrees and the payment of civil penalties by the companies involved. We are currently subject to three consent decrees that limit our ability to make certain claims with respect to our products and required us to pay civil penalties. See “Business — Government Regulation — Product Regulation.” Our policy is to use advertising that complies with the consent decrees and applicable regulations. Nevertheless, inadvertent failures to comply with the consent decrees and applicable regulations may occur from time to time, and we have less control over franchisees’ activities than we do over company-owned stores. Violations of these orders could result in substantial monetary penalties, which could have a material adverse effect on our financial condition or results of operations.

      We are also subject to regulation under various state, local, and international laws that include provisions governing, among other things, the processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products that are deemed “dietary supplements” or “over-the-counter drugs.” Government regulations in foreign countries may prevent or delay the introduction, or require the reformulation, of certain of our products.

      In addition, from time to time in the future, Congress, the FDA, the FTC or other federal, state, local or foreign legislative and regulatory authorities may impose additional laws or regulations that apply to us, repeal laws or regulations that we consider favorable to us or impose more stringent interpretations of current laws or regulations. We are not able to predict the nature of such future laws, regulations, repeals or interpretations or to predict the effect additional governmental regulation, when and if it occurs, would have on our business in the future. Such developments could, however, require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, or other new requirements. Any such developments could have a material adverse effect on our business, financial condition and results of operations.

Demand for New Products — Our failure to keep pace with the demands of our customers for new products and services could significantly harm our business.

      The nutritional supplement industry we serve is characterized by rapid and frequent changes in demand for products and new product introductions. Some of our competitors may invest more heavily in research and/or product development than we do. The success of our new product offerings depends upon a number of factors, including our ability to:

•	accurately anticipate customer needs;

•	innovate and develop new products;

•	successfully commercialize new products in a timely manner;

•	price our products competitively and manufacture and deliver our products in sufficient volumes and on time; and

•	differentiate our product offerings from those of our competitors.

      If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could become obsolete, in which case our customer relationships, revenues and operating results would suffer.

Limited Human Experience — Some of our products contain innovative ingredients for which there is little long-term experience with human consumption.

      Some of our products contain innovative ingredients which do not have long histories of human consumption. There may be little long-term experience with human consumption of certain of these innovative product ingredients. Our products may not have the effects intended. Previously unknown adverse reactions resulting from the long-term human consumption of these ingredients could occur. Any negative effect alleged to result from use of one of our products could result in decreased sales and additional product liability claims.

Fluctuating Operating Results — External factors such as publicity and consumer trends, may cause significant fluctuations in our cash flows and profitability.

      Our business is significantly impacted by external factors such as consumer trends, publicity and scientific studies relating to ingredients in our products, some of which we cannot predict. A product may be received favorably, resulting in high sales associated with that product that may not be sustainable as consumer preferences change. Consequently, we may have temporary spikes in our net revenues causing unpredictability in our operating results. For example, sales of some of our herbal and vitamin products, such as St. John’s Wort, Sam-e and Melatonin, were initially strong, but decreased substantially as a result of negative publicity. Therefore, we believe period-to-period comparisons of our results may not be a fair indicator of, and should not be relied upon as a measure of our future performance.

Insurance — We self-insure for a significant portion of our claims exposure, which could materially adversely affect our results of operations.

      Our future insurance and claims expense could materially adversely affect our results of operations. We face an inherent risk of exposure to product liability claims in the event that, among other things, the use of our products results in injury. We carry product liability insurance coverage that involves self-insured retentions with primary and excess liability coverage above the retention amount. We also self insure certain property and casualty risks due to the frequency and severity of a loss, the cost of insurance, the availability of the insurance in the market, and the overall risk analysis. Because of our self-insured retention amounts, we have significant exposure to fluctuations in the number and severity of claims. If there is an increase in the frequency and severity of claims, or if we are required to accrue or pay additional amounts because the claims prove to be more severe than originally assessed, our profitability would be adversely affected.

      We maintain insurance with licensed insurance carriers above the amounts for which we self-insure. Since September 2001, insurance carriers have been raising premiums for many businesses, including nutritional supplement retailers. Prior to the Acquisition, we received insurance coverage for many of our insurance policies from Numico USA, Inc. As a result of the consummation of the Acquisition, we were required to obtain our own insurance policies including policies for general products liability. Although our deductibles for products liability were historically $50,000, our deductibles/retentions have increased to $1 million per claim. As a result, our insurance and claims expense could increase in the future. Alternatively, we could raise our deductible/retention, which would increase our already significant exposure to expense from claims. If these expenses increase, our financial condition and results of operations could be materially adversely affected.

      If any claim were to exceed our coverage, we would bear the excess, in addition to our other self-insured amounts. Any such claim could materially and adversely affect our financial condition and results of operations.

Dependence on Profitable Franchise Operations — A substantial amount of our revenues are generated from our franchisees and our revenues could decrease significantly if our franchisees do not conduct their operations profitably or we fail to attract new franchisees.

      As of March 31, 2004, approximately 35% of our retail locations were operated by franchisees. Our revenues from franchised stores depend on the franchisees’ ability to operate their stores profitably and adhere to our franchise standards. The closing of unprofitable stores or the failure of franchisees to comply with our policies could adversely affect our reputation and could reduce the amount of our franchise revenues. In addition, litigation with franchisees is difficult to predict. These factors could have a material adverse effect on our financial condition and results of operations.

      If we are unable to attract new franchisees or to convince existing franchisees to open additional stores, any growth in royalties from franchised stores will depend solely upon increases in revenues at existing franchised stores, which could be minimal. In addition, our ability to open additional franchised locations is limited by the territorial restrictions in our existing franchise agreements as well as our ability to identify additional markets in the United States and Canada that are not currently saturated with the products we offer. If we are unable to open additional franchised locations, we will have to sustain additional growth internally by attracting new and repeat customers to our existing locations. If we are unable to do so, our revenues may decline significantly and have a material adverse effect on our business, financial condition and results of operations.

Franchise Regulation — We are subject to franchise regulation.

      We are subject to federal and state laws regulating the offer and sale of franchises. These laws impose registration and extensive disclosure requirements on the offer and sale of franchises. These laws frequently apply substantive standards to the relationship between franchisor and franchisee and limit the ability of a franchisor to terminate or refuse to renew a franchise. State franchise laws may delay or prevent us from terminating a franchise or withholding consent to renew or transfer a franchise. We may, therefore, be required to retain an underperforming franchise and may be unable to replace the franchisee, which could have an adverse effect on franchise revenues. In addition, the nature and effect of any future legislation or regulation on our franchise operations cannot be predicted.

International Risks — Economic, political and other risks associated with our international operations could adversely affect our business.

      For the year ended December 31, 2003 and the three months ended March 31, 2004, 6.2% and 7.2%, respectively, of our revenues were derived from our international operations. Our international operations are subject to a number of risks inherent to operating in foreign countries. These risks include, among others:

•	political and economic instability of foreign markets;

•	foreign governments’ restrictive trade policies;

•	inconsistent product regulation or sudden policy changes by foreign agencies or governments;

•	the imposition of, or increase in, duties, taxes, government royalties or non-tariff trade barriers;

•	difficulty in collecting international accounts receivable and potentially longer payment cycles;

•	increased costs in maintaining international franchise and marketing efforts;

•	exchange controls;

•	problems entering international markets with different cultural bases and consumer preferences; and

•	fluctuations in foreign currency exchange rates.

      All of these risks are beyond our control. We cannot predict the nature and the likelihood of any such events. However, if such an event should occur, it could have a material adverse effect on our business, financial condition and results of operations.

Reliance on Suppliers — We rely on certain suppliers for raw materials and other products and are vulnerable to fluctuations in the availability and price of such raw materials and products.

      We purchase certain raw materials and third-party products from third-party suppliers and vendors. Our suppliers and vendors may not provide the raw materials or third-party products needed by us in the quantities requested, in a timely manner, or at a price we are willing to pay. In the event any of our third-party suppliers or vendors were to become unable or unwilling to continue to provide the important raw materials and third-party products in the required volumes and quality levels or in a timely manner, we would be required to identify and obtain acceptable replacement supply sources. We may not be able to obtain alternative suppliers and vendors on a timely basis, or at all, which could result in lost sales because of our inability to manufacture products containing such raw materials or deliver products we sell from certain suppliers. If such an event should occur, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we expect that the FDA will soon adopt the Good Manufacturing Practice regulations. Our suppliers and vendors may be subject to, and may not be able to comply with, these regulations. Even if they are able to comply with these regulations, their compliance may increase the cost of certain raw materials and third-party products.

Reliance on Manufacturing Operations — We rely on our manufacturing operations to produce the products we sell, and we could be adversely affected by disruptions in our manufacturing system or losses of manufacturing certifications.

      For the year ended December 31, 2003, and the three months ended March 31, 2004, our manufacturing operations produced approximately 32% and 33%, respectively, of the products we sold. Other than powders and liquids, nearly all of our proprietary products are produced in our manufacturing facilities. Any significant disruption in those operations for any reason, such as regulatory requirements and loss of certifications, power interruptions, fires, hurricanes, war or other force majeure, could adversely affect our sales and customer relationships and therefore adversely affect our business.

Intellectual Property — If we fail to adequately protect or enforce our intellectual property rights, competitors may produce and market products similar to ours. In addition, we may be subject to intellectual property litigation and infringement claims by third parties.

      Our ability to compete effectively is dependent upon the proprietary nature of the trademarks, designs, processes, technologies and materials owned by, used by or licensed to us. Although we attempt to protect such trademarks and other proprietary properties, both in the United States and in foreign countries through a combination of trademark, patent and trade secret laws and non-disclosure agreements, these may be insufficient. In addition, because of the differences in foreign trademark, patent and other laws concerning proprietary rights, our products may not receive the same degree of protection in foreign countries as they would in the United States. Although we have trademarks and certain patents issued or licensed to us for our products, we may not always be able to successfully protect or enforce our trademarks and patents against competitors, or against challenges by others. For example, a third party is currently challenging our right to register in the United States certain marks that incorporate our GNC Live Well trademark. Also, some of our products are covered by patents to which we have a non-exclusive license from Royal Numico, N.V. These patents have also been licensed to two of our competitors. We cannot guarantee that these competitors will not introduce competitive products.

      In addition, we may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products. A successful claim of trademark, patent or other intellectual property infringement against us could adversely affect our growth and profitability, in some cases materially. Others may claim that our proprietary or licensed products are infringing their intellectual property rights, and our products may infringe those intellectual property rights. From time to time, we receive notices from third parties of potential infringement and receive claims of potential infringement. We may be unaware of intellectual property rights of others that may cover some of our technology or products. If someone claims that our technology or products infringe their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also may require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or injunctions preventing us from manufacturing, selling or using some aspect of our products in the event of a successful claim of patent or other intellectual property infringement. Any of these adverse consequences could have a material adverse effect on our business and profitability.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, and other information that is not historical information. Many of these statements appear, in particular, under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and beliefs, but we may not realize our expectations and our beliefs may not prove correct. Important factors that could cause our actual results to differ materially from the forward-looking statements are set forth in this prospectus, including under the heading “Risk Factors,” and include, among others:

•	the incurrence of material products liability and products recall costs;

•	significant competition in our industry;

•	unfavorable publicity or consumer perception of our products;

•	changes in consumer preferences;

•	costs of compliance with governmental regulations;

•	our failure to keep pace with the demands of our customers for new products and services;

•	the lack of long-term experience with human consumption of some of our products with innovative ingredients;

•	significant fluctuations in our cash flows and profitability caused by external factors;

•	increases in the frequency and severity of insurance claims, particularly claims for which we are self-insured;

•	the failure of our franchisees to conduct their operations profitably;

•	our inability to attract new franchisees or limitations from franchise regulations;

•	economic, political and other risks associated with our international operations;

•	our reliance on suppliers for raw materials and other products;

•	our reliance on our manufacturing operations to produce the products we sell;

•	the failure to adequately protect or enforce our intellectual property rights against competitors; and

•	the impact of our substantial indebtedness on our growth prospects.

      All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

USE OF PROCEEDS

      We will not receive any cash proceeds from the exchange offer. Any old preferred shares that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

CAPITALIZATION

      The following table sets forth our capitalization as of March 31, 2004. The table below should be read in conjunction with “Unaudited Pro Forma Consolidated Financial Data,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock,” “Description of Certain Indebtedness” and our consolidated financial statements and related notes included elsewhere in this prospectus.

As of
March 31,
2004
(in millions)
Debt:
Senior credit facility(1)	$284.3
Mortgage and capital leases	14.0
Senior subordinated notes	215.0

Total debt	$513.3

Cumulative exchangeable preferred stock, $0.01 par value; 100,000 shares authorized, 100,000 shares issued and outstanding	$103.5
Stockholders’ equity:
Common stock, $0.01 par value; 100,000,000 shares authorized, 29,854,663 shares issued and outstanding	0.3
Paid-in-capital	178.3
Retained earnings	13.1
Accumulated other comprehensive income (loss)	(0.1)

Total stockholders’ equity	191.6

Total capitalization	$808.4

(1)	The senior credit facility consists of a $75.0 million revolving credit facility and a $285.0 million term loan facility. As of March 31, 2004, no amounts had been drawn on the revolving credit facility. Total availability under the revolving credit facility was $67.0 million, after giving effect to $8.0 million outstanding letters of credit.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

      The unaudited pro forma consolidated statements of operations for the year ended December 31, 2003 and for the three months ended March 31, 2004 give effect to the Acquisition as if it was consummated on January 1, 2003. The unaudited pro forma consolidated financial data do not purport to represent what our results of operations would have been if the Acquisition had occurred as of the dates indicated, nor are they indicative of results for any future periods. The unaudited pro forma consolidated financial data have been prepared giving effect to the Acquisition as a purchase in accordance with SFAS No. 141, “Business Combinations.”

      The unaudited pro forma consolidated financial data are presented for informational purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements including the notes thereto included elsewhere in this prospectus.

GNC CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003
(In thousands)

	Combined	Acquisition
	Historical(1)	Adjustments(2)		Pro Forma

Revenues	$1,429,497	$—		$1,429,497
Cost of sales, including costs of warehousing, distribution and occupancy	998,440	(26,899	)(a)	971,541

Gross profit	431,057	26,899		457,956
Compensation and related benefits	251,709	—		251,709
Advertising and promotion	38,927	—		38,927
Other selling, general and administrative	76,036	(9,807	)(b)	66,229
Other income	(10,063)	—		(10,063)
Impairment of goodwill and intangible assets	709,367	—		709,367

Operating (loss) income	(634,919)	36,706		(598,213)
Interest expense, net	123,898	(91,959	)(c)	31,939

(Loss) income before income taxes	(758,817)	128,665		(630,152)
Income tax benefit (expense)	174,250	(46,963	)(d)	127,287

Net (loss) income	$(584,567)	$81,702		$(502,865)

(1)	The combined historical amounts represent the period ended December 4, 2003 combined with the 27 days ended December 31, 2003.

(2)	Reflects adjustments attributable to the Acquisition.

(a)	Represents adjustments as a result of the asset valuations recorded at December 5, 2003 to reflect the application of purchase accounting under SFAS No. 141, “Business Combinations” for the Acquisition.

Inventory	$(430)
Property, plant and equipment	(26,469)

$(26,899)

(b)	Represents the following adjustments to other selling, general and administrative expenses:

Amortization of intangibles (i)	$(4,378)
Management fees (ii)	1,375
Research and development (iii)	(4,978)
Transaction fees and expenses (iv)	(2,229)
Directors fees (v)	403

$(9,807)

(i)	Represents a reduction of the historical amortization recorded during the period as a result of a reduction in the book value of intangible assets, to reflect the application of purchase accounting under SFAS No. 141, “Business Combinations” for the Acquisition.

(ii)	Represents management fees that would have been paid to Apollo Management V, L.P. for the twelve months ended December 31, 2003 under the management agreement entered into in connection with the Acquisition.

(iii)	Represents adjustments to eliminate expenses allocated to us from related subsidiaries of Numico. We have not assumed these obligations subsequent to the Acquisition.

(iv)	Represents the elimination of fees and expenses directly related to the Acquisition.

(v)	Represents adjustments to reflect differences in fees that we paid to our directors prior to the Acquisition and what we would have paid to our directors for the twelve months ended December 31, 2003 giving effect to the Acquisition.

Twelve Months
Ended
December 31,
2003

Pre-Acquisition director fees	$(97)
Post-Acquisition director fees	500

$403

(c)	Reflects the difference between the interest expense associated with the pre-Acquisition indebtedness and the indebtedness incurred in connection with the Acquisition. A portion of the post-Acquisition debt is based on a variable interest rate. A 1/8% change in interest rates would increase or decrease our annual interest cost by $356.

(d)	Reflects the pro forma tax effect of above adjustments at an estimated combined statutory rate of 36.5%.

GNC CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2004
(In thousands)

		Acquisition
	Historical	Adjustments(1)		Pro Forma

Revenues	$372,555	$—		$372,555
Cost of sales, including costs of warehousing, distribution and occupancy	247,143	(1,291	)(a)	245,852

Gross profit	125,412	1,291		126,703
Compensation and related benefits	61,100	—		61,100
Advertising and promotion	12,556	—		12,556
Other selling, general and administrative	17,823	—		17,823
Other income	(193)	—		(193)

Operating income	34,126	1,291		35,417
Interest expense, net	8,694	—		8,694

Income before income taxes	25,432	1,291		26,723
Income tax expense	(9,244)	(471	)(b)	(9,715)

Net income	$16,188	$820		$17,008

(1)	Reflects adjustments attributable to the Acquisition.

(a)	Represents the reduction of adjustments to inventory valuations recorded at December 5, 2003 to reflect the application of purchase accounting under SFAS No. 141, “Business Combinations” for the Acquisition.

(b)	Reflects the pro forma tax effect of above adjustment at an estimated combined statutory rate of 36.5%.

SELECTED CONSOLIDATED FINANCIAL DATA

      The selected consolidated financial data presented below for the period from: (i) February 7, 1999 to August 7, 1999 and as of August 7, 1999, and (ii) August 8, 1999 to December 31, 1999 and as of December 31, 1999 are derived from our unaudited consolidated financial statements and accompanying notes not included in this prospectus. The selected consolidated financial data for the period from February 7, 1999 to August 7, 1999 represent the period in 1999 prior to the purchase of General Nutrition Companies, Inc. by Royal Numico, N.V. The selected consolidated financial data for the period from August 8, 1999 to December 31, 1999 represent the period in 1999 that General Nutrition Companies, Inc. was owned by Royal Numico, N.V.

      The selected consolidated financial data presented below as of and for the year ended December 31, 2000 and as of December 31, 2001, are derived from our audited consolidated financial statements and accompanying notes not included in this prospectus. The selected consolidated financial data presented below for the year ended December 31, 2001 and as of and for the year ended December 31, 2002 are derived from our audited consolidated financial statements and accompanying notes included elsewhere in this prospectus. The selected consolidated financial data as of and for the years ended December 31, 2000, 2001 and 2002 represent calendar years during which General Nutrition Companies, Inc. was owned by Royal Numico, N.V.

      On December 5, 2003, Centers, our wholly owned subsidiary, acquired 100% of the outstanding equity interests of General Nutrition Companies, Inc. from Numico USA, Inc. in a business combination accounted for under the purchase method of accounting. As a result, the financial data presented for 2003 include a predecessor period from January 1, 2003 through December 4, 2003 and a successor period from December 5, 2003 through December 31, 2003. The selected consolidated financial data presented below for (i) the period from January 1, 2003 to December 4, 2003 and as of December 4, 2003, and (ii) the 27 days ended December 31, 2003 and as of December 31, 2003 are derived from our audited consolidated financial statements and accompanying notes included elsewhere in this prospectus. The selected consolidated financial data for the period from January 1, 2003 to December 4, 2003 represent the period in 2003 that General Nutrition Companies, Inc. was owned by Royal Numico, N.V. The selected consolidated financial data for the 27 days ended December 31, 2003 represent the period of operations in 2003 subsequent to the Acquisition.

      As a result of the Acquisition, the consolidated statements of operations for the successor periods includes the following: interest and amortization expense resulting from the senior credit facility and issuance of the senior subordinated notes, amortization of intangible assets related to the Acquisition, and management fees that did not exist prior to the Acquisition. Further, as a result of purchase accounting, the fair values of our assets on the date of Acquisition became their new cost basis. Results of operations for the successor periods are affected by the newly established cost basis of these assets.

      The selected consolidated financial data presented below as of and for the three months ended March 31, 2003 and March 31, 2004 are derived from our unaudited consolidated financial statements and accompanying notes included elsewhere in this prospectus and include, in the opinion of management, all adjustments necessary for a fair presentation of our financial position and operating results for such periods and as of such dates. Our results for interim periods are not necessarily indicative of our results for a full year’s operations. General Nutrition Companies, Inc. was owned by Royal Numico, N.V. for the three months ended March 31, 2003.

      You should read the following financial information together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Predecessor						Successor	Predecessor	Successor

	Period from
	February 7,	Period from				Period from		Three	Three
	1999	August 8,				January 1,		Months	Months
	to	1999 to	Year Ended December 31,			2003 to	27 Days Ended	Ended	Ended
	August 7,	December 31,				December 4,	December 31,	March 31,	March 31,
	1999	1999	2000	2001	2002	2003	2003	2003	2004

(dollars in millions)
Statement of Operations Data:
Revenues:
Retail	$513.1	$376.3	$1,075.7	$1,123.1	$1,068.6	$993.3	$66.2	$266.4	$279.6
Franchising	134.0	98.4	273.4	273.1	256.1	241.3	14.2	59.7	64.2
Manufacturing/ Wholesale	62.8	51.3	96.3	112.9	100.3	105.6	8.9	25.0	28.8

Total revenues	709.9	526.0	1,445.4	1,509.1	1,425.0	1,340.2	89.3	351.1	372.6
Cost of sales, including costs of warehousing, distribution and occupancy	525.5	361.8	953.2	1,013.3	969.9	934.9	63.6	241.2	247.2

Gross profit	184.4	164.2	492.2	495.8	455.1	405.3	25.7	109.9	125.4
Compensation and related benefits	117.0	67.6	231.8	246.6	245.2	235.0	16.7	59.9	61.1
Advertising and promotion	31.6	21.9	47.2	41.9	52.1	38.4	0.5	16.8	12.6
Other selling, general and administrative	23.8	40.7	146.1	140.7	86.0	70.9	5.1	21.3	17.8
Other expense (income) (1)	—	—	99.9	(3.4)	(216.3)	(10.1)	—	0.3	(0.2)
Impairment of goodwill and intangible assets(2)	—	—	—	—	222.0	709.4	—	—	—

Operating income (loss)	12.0	34.0	(32.8)	70.0	66.1	(638.3)	3.4	11.6	34.1
Interest expense, net	24.8	54.8	142.6	140.0	136.3	121.1	2.8	32.3	8.7

(Loss) income before income taxes	(12.8)	(20.8)	(175.4)	(70.0)	(70.2)	(759.4)	0.6	(20.7)	25.4
Income tax (benefit) expense	(16.7)	(4.5)	(25.3)	(14.1)	1.0	(174.5)	0.2	1.7	9.2

Net income (loss) before cumulative effect of accounting change	3.9	(16.3)	(150.1)	(55.9)	(71.2)	(584.9)	0.4	(22.4)	16.2
Loss from cumulative effect of accounting change, net of tax(3)	—	—	—	—	(889.7)	—	—	—	—

Net income (loss)(4)	$3.9	$(16.3)	$(150.1)	$(55.9)	$(960.9)	$(584.9)	$0.4	$(22.4)	$16.2

Balance Sheet Data (at end of period):
Cash and cash equivalents	$2.1	$20.3	$10.5	$16.3	$38.8	$9.4	$33.2	$47.4	$68.1
Working capital(5)	178.1	365.5	215.2	140.8	153.6	96.2	199.6	139.3	228.8
Total assets	1,151.8	3,357.9	3,216.5	3,071.8	1,878.3	1,038.1	1,024.9	1,815.7	1,072.0
Total debt	851.2	1,968.4	1,892.1	1,883.3	1,840.1	1,747.4	514.2	1,764.9	513.3
Cumulative redeemable exchangeable preferred stock	—	—	—	—	—	—	100.5	—	103.5
Stockholders’ equity and deficit	112.9	667.1	523.1	469.0	(493.8)	(1,077.1)	177.3	(515.6)	191.6
Other Data:
Net cash provided by operating activities			$100.0	$75.8	$111.0	$92.9	$4.7	$91.6	$48.5
Net cash (used in) investing activities			$(42.0)	$(48.1)	$(44.5)	$(31.5)	$(740.0)	$(6.8)	$(13.3)
Net cash (used in) provided by financing activities			$(66.9)	$(21.6)	$(44.3)	$(90.8)	$759.2	$(75.4)	$(0.2)
EBITDA(6)	$52.1	$55.0	$91.8	$192.0	$(765.5)	$(579.2)	$5.7	$27.0	$43.4
Ratio of earnings to fixed charges(7)	—	—	—	—	—	—	—	—	1.91
Capital expenditures(8)	$63.6	$38.4	$31.6	$29.2	$51.9	$31.0	$1.8	$7.0	$5.3
Number of stores (at end of period):
Company-owned stores(9)	2,721	2,793	2,842	2,960	2,898	2,757	2,748	2,879	2,684
Franchised stores(9)	1,522	1,584	1,718	1,821	1,909	1,978	2,009	1,936	2,008
Store-within-a-store locations(9)	157	311	544	780	900	988	988	979	987
Same store sales growth
Domestic company- owned(10)	(1.1% )	1.8%	6.5%	1.7%	(6.6% )	(0.4% )
Domestic franchised(11)	4.3%	5.4%	3.9%	3.4%	(3.2% )	0.2%

(1)	Other expense for 2000 represents an expense associated with the reduction of the market value of certain equity investments. Other income for 2001, 2002 and the period ended December 4, 2003 includes $3.6 million, $214.4 million, and $7.2 million respectively, received from legal settlement proceeds that we collected from a raw material pricing settlement.

(2)	On January 1, 2002, we adopted SFAS No. 142, which requires that goodwill and other intangible assets with indefinite lives no longer be subject to amortization, but instead are to be tested at least annually for impairment. For the periods ended December 31, 2002 and December 4, 2003, we recorded impairment charges of $222.0 million (pre-tax), and $709.4 million (pre-tax), respectively, for goodwill and other intangibles as a result of decreases in expectations regarding growth and profitability.

(3)	Upon adoption of SFAS No. 142, we recorded a one-time impairment charge of $889.7 million, net of tax to reduce the carrying amount of goodwill and other intangibles to their implied fair value.

(4)	A table outlining the impact of the adoption of SFAS No. 142 on the reported net loss as a result of the non-amortization of goodwill beginning on January 1, 2002 is included in note 5 to our consolidated financial statements included elsewhere in this prospectus.

(5)	Working capital represents current assets less current liabilities.

(6)	EBITDA as used herein represents net income (loss) before interest expense, net, income tax (benefit) expense, depreciation and amortization. EBITDA includes (a) non-cash goodwill and intangible impairment losses of $222.0 million (pre-tax) and $709.4 million (pre-tax) incurred in the year ended December 31, 2002 and for the period January 1, 2003 to December 4, 2003, respectively and (b) a loss from cumulative effect of an accounting change of $889.7 million, net of tax, for the year ended December 31, 2002. We present EBITDA because we consider it a useful analytical tool for measuring our ability to service our debt and generate cash for other purposes. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, our calculation of EBITDA may not be comparable to other similarly titled measures of other companies. The following table reconciles EBITDA to net (loss) income as determined in accordance with GAAP for the periods indicated:

		Predecessor					Successor	Predecessor	Successor

	Period from	Period from				Period from		Three	Three
	February 7,	August 8,				January 1,		Months	Months
	1999 to	1999 to	Year Ended December 31,			2003 to	27 Days Ended	Ended	Ended
	August 7,	December 31,				December 4,	December 31,	March 31,	March 31,
	1999	1999	2000	2001	2002	2003	2003	2003	2004
(in millions)
Net income (loss)	$3.9	$(16.3)	$(150.1)	$(55.9)	$(960.9)	$(584.9)	$0.4	$(22.4)	$16.2
Interest expense, net	24.8	54.8	142.6	139.9	136.4	121.1	2.8	32.3	8.7
Income tax (benefit) expense	(16.7)	(4.5)	(25.3)	(14.1)	1.0	(174.5)	0.2	1.7	9.2
Depreciation and amortization	40.1	21.0	124.6	122.1	58.0	59.1	2.3	15.4	9.3

EBITDA(a)	$52.1	$55.0	$91.8	$192.0	$(765.5)	$(579.2)	$5.7	$27.0	$43.4

(a)	EBITDA includes impairment charges that were incurred upon the testing of goodwill and other intangibles, in accordance with SFAS No. 142 for the fiscal period ending December 31, 2002 and December 4, 2003.

(7)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” include net income (loss) before income tax and fixed charges. “Fixed charges” include interest, whether expensed or capitalized, amortization of debt expense, the portion of rental expense that is representative of the interest factor in these rentals and the preferred dividend requirements. Earnings were insufficient to cover fixed charges by $12.8 million in the period ended August 7, 1999, $20.9 million in the period ended December 31, 1999, and by $175.4 million, $70.0 million, $70.2 million, and $759.4 million for the years ended December 31, 2000, 2001, 2002 and the period ended December 4, 2003, respectively, $0.8 million for the period from December 5, 2003 to December 31, 2003, and $20.7 million for the three months ended March 31, 2003.

(8)	Capital expenditures for 2002 included approximately $13.9 million incurred in connection with our store reset and upgrade program and approximately $74.7 million of capital expenditures in 1999 to construct our manufacturing facility in Anderson, South Carolina.

(9)	The following table summarizes our stores for the periods indicated:

		Predecessor					Successor	Predecessor	Successor

	Period from	Period from				Period from		Three	Three
	February 7,	August 8,				January 1,		Months	Months
	1999 to	1999 to	Year Ended December 31,			2003 to	27 Days Ended	Ended	Ended
	August 7,	December 31,				December 4,	December 31,	March 31,	March 31,
	1999	1999	2000	2001	2002	2003	2003	2003	2004

Company-Owned Stores
Beginning of period balance	2,608	2,721	2,793	2,842	2,960	2,898	2,757	2,898	2,748
Store openings	133	89	160	220	117	80	4	18	23
Store closings	(20)	(17)	(111)	(102)	(179)	(221)	(13)	(37)	(87)

End of period balance	2,721	2,793	2,842	2,960	2,898	2,757	2,748	2,879	2,684

Franchised Stores
Beginning of period balance	1,422	1,522	1,584	1,718	1,821	1,909	1,978	1,909	2,009
Store openings	145	93	257	291	182	186	33	49	33
Store closings	(45)	(31)	(123)	(188)	(94)	(117)	(2)	(22)	(34)

End of period balance	1,522	1,584	1,718	1,821	1,909	1,978	2,009	1,936	2,008

Store-within-a- store
Beginning of period balance	—	157	311	544	780	900	988	900	988
Store openings	157	154	233	237	131	93	—	79	1
Store closings	—	—	—	(1)	(11)	(5)	—	—	(2)

End of period balance	157	311	544	780	900	988	988	979	987

(10)	Domestic company-owned same store sales growth is for our company-owned stores only. Same store sales are calculated on a calendar year basis. The calculation of same store sales growth excludes the net sales of a store for any period if the store was not open during the same period of the prior year. When a store’s square footage has been changed as a result of reconfiguration or relocation in the same mall, the store continues to be treated as a same store. Company-owned same store sales were calculated on a 13 four-week period basis in 1999 and 2000 and on a calendar basis for 2001, 2002 and 2003, and for each of the three months ended March 31, 2003 and 2004. As of December 31, 1999, 2000, 2001, 2002 and 2003 we had 2,680, 2,715, 2,829, 2,761 and 2,613 domestic company-owned stores, respectively, and as of March 31, 2003 and 2004 we had 2,741 and 2,549 domestic company-owned stores, respectively.

(11)	Domestic franchised same store sales growth is calculated to exclude the net sales of a store for any period if the store was not open during the same period of the prior year. When a store’s square footage has been changed as a result of reconfiguration or relocation in the same mall, the store continues to be treated as a same store. Domestic franchised same store sales were calculated on a 13 four-week period basis in 1999 and 2000 and on a calendar basis for 2001, 2002 and 2003, and for each of the three months ended March 31, 2003 and 2004. As of December 31, 1999, 2000, 2001, 2002 and 2003, we had 1,328, 1,396, 1,364, 1,352 and 1,355 domestic franchised stores, respectively, and as of March 31, 2003 and 2004 we had 1,368 and 1,335 domestic franchised stores, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. The discussion in this section contains forward-looking statements that involve risks and uncertainties. See “Risk Factors” included elsewhere in this prospectus for a discussion of important factors that could cause actual results to differ materially from those described or implied by the forward-looking statements contained herein. Please refer to “Special Note Regarding Forward-Looking Statements” included elsewhere in this prospectus.

      On December 5, 2003, Centers, our wholly owned subsidiary, acquired 100% of the outstanding equity interests of General Nutrition Companies, Inc. from Numico USA, Inc. for an aggregate purchase price of $747.4 million, consisting of $733.2 million in cash payable and the assumption of $14.2 million of mortgage indebtedness. In this prospectus, we refer to this acquisition as the “Acquisition.” Simultaneously with the closing of the Acquisition, Centers entered into a new senior credit facility with a syndicate of lenders, consisting of a $285.0 million term loan facility and a $75.0 million revolving credit facility. Centers borrowed the full amount of the term loan facility to fund a portion of the Acquisition purchase price, but made no borrowings under the revolving credit facility. We have guaranteed Centers’ obligations under the senior credit facility. Centers also issued $215.0 million of 8 1/2% senior subordinated notes to fund a portion of the Acquisition purchase price. In addition, our Principal Stockholder, certain of our directors, members of our management and other employees made an equity contribution of $277.5 million in exchange for 29,566,666 shares of our common stock and, in the case of our Principal Stockholder, 100,000 shares of our preferred stock. We contributed the full amount of the equity contribution to Centers to fund a portion of the Acquisition. Our Principal Stockholder subsequently resold all of our preferred stock to other institutional investors.

      The following discussion gives effect to the Acquisition. As a result, our consolidated financial statements reflect our financial position as of December 31, 2003 and March 31, 2004 and our results of operations and cash flows for the 27 days ended December 31, 2003 and the three months ended March 31, 2004, and the financial position of our predecessor entity, on a carve-out basis, as of December 31, 2002 and its results of operations and cash flows for the years ended December 31, 2001 and 2002, the period from January 1, 2003 to December 4, 2003 and the three months ended March 31, 2003. See “— Critical Accounting Policies — Basis of Presentation” below.

Overview

      We are the largest global specialty retailer of nutritional supplements, which include sports nutrition products, diet products, VMHS (vitamins, minerals and herbal supplements) and specialty supplements. We derive our revenues principally from product sales through our company-owned stores, franchise activities and sales of products manufactured in our facilities to third parties. We sell products through a worldwide network of more than 5,600 locations operating under the GNC brand name.

      Revenues are derived from our three business segments, Retail, Franchise and Manufacturing/ Wholesale, primarily as follows:

•	Retail revenues are generated by sales to consumers at our company-owned stores.

•	Franchise revenues are generated primarily from:

        (1) product sales to our franchisees;

        (2) royalties on franchise retail sales;

        (3) franchise fees, which are charged for initial franchise awards, renewals and transfers of franchises; and

        (4) sale of company-owned stores to franchisees.

•	Manufacturing/ Wholesale revenues are generated through sales of manufactured products to third parties, generally for third-party private label brands, and the sale of our proprietary and third-party products to Rite Aid and drugstore.com.

      Our performance is affected by trends that affect the nutritional supplements industry generally. Current trends affecting our business include the aging population, rising healthcare costs, increasing focus on fitness and increasing incidence of obesity. Changes in these trends and other factors, which we may not foresee, may also impact our business. Our business allows us to respond to changing consumer preferences and drive revenues by emphasizing new product development, introducing targeted third-party products, and adjusting our product mix. Some of the trends that have impacted our business include the following:

•	Historically, our primary product sales have been in the sports nutrition and VMHS categories. Sales of sports nutrition products have been driven largely by the increasing focus on fitness and the introduction of new products. Sales of VMHS products have been driven largely by the aging population and rising healthcare costs. Within this category, herbal supplement sales tend to be more significantly impacted by publicity and changes in consumer trends.

•	Sales of diet products are generally more sensitive to consumer trends, resulting in higher volatility than our other products. In 1999, our diet category began to grow more rapidly with the introduction of ephedra products, which reached a high point in 2001 and began to decline in the second half of 2002. Although we instructed our locations to cease sales of ephedra beginning in early 2003, our introduction of low carbohydrate and other ephedra substitute products in 2003 partially offset these declines in the first half of 2003, and resulted in increased sales in the diet product category in the second half of 2003. However, in the first quarter of 2004, we experienced a decline in sales in our diet category, we believe in large part because the availability of low carbohydrate products has expanded in the marketplace. Although we expect to launch new diet products in 2004, we expect sales in the diet category will remain below our 2003 levels throughout 2004.

Other factors that have impacted our business include:

•	Changes to Store Base. During the 1990s, we embarked on a plan to significantly increase our store base, including expansion from suburban shopping malls into secondary malls and strip mall locations and by adding international franchise locations. Additionally, in 1999, we entered into a strategic alliance with Rite Aid to open our store-within-a-store locations. In 2003, in addition to our normal store closings, we identified 117 underperforming stores to be closed in the near future. We subsequently reduced this number to 107 stores, as the others became cash flow positive. As of March 31, 2004, we had closed 68 of these stores and expect to close the remaining stores by the end of 2004. We expect to continue to look for real estate opportunities in the United States to expand our store base; however, we believe the primary store expansion opportunity in the near term will be through international franchising.

•	Changes to Pricing. In the fourth quarter of 2002, we thoroughly reviewed our proprietary product pricing and determined that our single unit pricing was not competitive with other market participants. A primary reason for higher single unit pricing was the creation of artificially high single unit prices to compensate for our BOGO (Buy One Get One half price) pricing. As a result of the review, we repriced most of our proprietary products and eliminated BOGO pricing in December of 2002. After the elimination of BOGO, we found that, although customers bought single units instead of two units, the shorter cycle time between customer visits led to a corresponding increase in transaction counts and an increase in product sales, particularly in our VMHS product category. We believe that our repricing strategy was one of the key drivers of our improved comparable stores sales growth and profitability during the second half of 2003.

Purchase Accounting

      On December 5, 2003, Centers, our wholly owned subsidiary, acquired 100% of the outstanding equity interests of General Nutrition Companies, Inc. from Numico USA, Inc. in a business combination accounted for under the purchase method of accounting. As a result, the financial data presented for 2003 include a predecessor period from January 1, 2003 through December 4, 2003 and a successor period from December 5, 2003 through December 31, 2003. As a result of the Acquisition, the consolidated statements of operations for the successor periods includes the following: interest and amortization expense resulting from the senior credit facility and the issuance of the senior subordinated notes, amortization of intangible assets related to the Acquisition and management fees that do not exist prior to the Acquisition. Further, as a result of purchase accounting, the fair values of our assets on the date of Acquisition became their new cost basis. Results of operations for the successor periods are affected by the newly established cost basis of these assets. We allocated the Acquisition consideration to the tangible and intangible assets acquired and liabilities assumed by us based upon their respective fair values as of the date of the Acquisition and resulted in a significant change in our annual depreciation and amortization expenses.

Critical Accounting Policies

      You should review the significant accounting policies described in the notes to our consolidated financial statements under the heading “Summary of Significant Accounting Policies” included elsewhere in this prospectus, in particular:

      Use of Estimates. Certain amounts in our financial statements require management to use estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Our accounting policies are described in the notes to financial statements under the heading “Summary of Significant Accounting Policies” included elsewhere in this prospectus. Our critical accounting policies and estimates are described in this section. An accounting estimate is considered critical if:

•	the estimate requires management to make assumptions about matters that were uncertain at the time the estimate was made;

•	different estimates reasonably could have been used; or

•	changes in the estimate that would have a material impact on our financial condition or our results of operations are likely to occur from period to period.

      Management believes that the accounting estimates used are appropriate and the resulting balances are reasonable. However, actual results could differ from the original estimates, requiring adjustments to these balances in future periods. See “Risk Factors” for a discussion of some of the risks that could affect us in the future.

      Revenue Recognition. We operate primarily as a retailer, through company-owned and franchised stores, and to a lesser extent, as a wholesaler. We apply the provisions of Staff Accounting Bulletin No. 104, “Revenue Recognition.” We recognize revenues in our Retail segment at the moment a sale to a customer is recorded. Gross revenues are reduced by customer returns. We recognize revenues on product sales to franchisees and other third parties when the risk of loss, title and insurable risks have transferred to the franchisee or third party. We recognize revenues from franchise fees at the time a franchised store opens or at the time of franchise renewal or transfer, as applicable. The majority of our retail revenues are received as cash or cash equivalents. The majority of our franchise revenues are billed to the franchisees with varying terms for payment. An allowance for receivables due from third parties is recorded, as necessary, based on facts and circumstances.

      Inventories. Where necessary, we provide estimated allowances to adjust the carrying value of our inventory to the lower of cost or net realizable value. These estimates require us to make approximations about the future demand for our products in order to categorize the status of such inventory items as slow moving, obsolete or in excess of need. These future estimates are subject to the ongoing accuracy of management’s forecasts of market conditions, industry trends and competition. We are also subject to volatile changes in specific product demand as a result of unfavorable publicity, government regulation and rapid changes in demand for new and improved products or services.

      Accounts Receivables and Allowance for Doubtful Accounts. We offer financing to qualified domestic franchisees with the initial purchase of a franchise location. The notes are demand notes, payable monthly over periods of five to seven years. We also generate a significant portion of our revenue from ongoing product sales to franchisees and third-party customers. An allowance for doubtful accounts is established based on regular evaluations of our franchisees’ and third-party customers’ financial health, the current status of trade receivables and any historical write-off experience. We maintain both specific and general reserves for doubtful accounts. General reserves are based upon our historical bad debt experience, overall review of our aging of accounts receivable balances, general economic conditions of our industry or the geographical regions and regulatory environments of our third-party customers and franchisees.

      Impairment of Long-Lived Assets. Long-lived assets, including fixed assets and intangible assets with finite useful lives, are evaluated periodically by us for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. If the sum of the undiscounted future cash flows is less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. These estimates of cash flow require significant management judgment and certain assumptions about future volume, revenue and expense growth rates, foreign exchange rates, devaluation and inflation. As such, this estimate may differ from actual cash flows.

      Self-Insurance. Prior to the Acquisition, General Nutrition Companies, Inc. was included as an insured under several of Numico’s global insurance policies. Subsequent to the Acquisition, we procured insurance independently for such areas as general liability, product liability, director and officer liability, property insurance, and ocean marine insurance. We are self-insured with respect to our medical benefits. As part of this coverage, we contract with national service providers to provide benefits to our employees for all medical, dental, vision and prescription drug services. We then reimburse these service providers as claims are processed from our employees. We maintain a specific stop loss provision of $200,000 per incident, with a maximum limit up to $2.0 million per participant, per benefit year, respectively. We have no additional liability once a participant exceeds the $2.0 million ceiling. Our liability for medical claims is included as a component of accrued payroll and related liabilities and was $3.0 million, $3.0 million and $3.5 million as of March 31, 2004, December 31, 2003 and December 31, 2002, respectively. We are also self-insured for worker’s compensation coverage in the State of New York with a stop loss of $250,000. Our liability for worker’s compensation in New York was not significant as of March 31, 2004, December 31, 2003 and December 31, 2002. We are also self-insured for physical damage to our tractors, trailers and fleet vehicles for field personnel use. We also are self-insured for any physical damages that may occur at the corporate store locations. Our associated liability for this self-insurance was not significant as of March 31, 2004, December 31, 2003 and December 31, 2002.

      Goodwill and Indefinite-Lived Intangible Assets. On an annual basis, we perform a valuation of the goodwill and indefinite lived intangible assets associated with our operating segments. To the extent that the fair value associated with the goodwill and indefinite-lived intangible assets is less than the recorded value, we write down the value of the asset. The valuation of the goodwill and indefinite-lived intangible assets is affected by, among other things, our business plan for the future, and estimated results of future operations. Changes in the business plan or operating results that are different than the estimates used to develop the valuation of the assets result in an impact on their valuation.

      Basis of Presentation. Our consolidated financial statements for the 27 days ended December 31, 2003 include the accounts of General Nutrition Centers, Inc. and its wholly owned subsidiaries. Included in this period are fair value adjustments to assets and liabilities, including inventory, goodwill, other intangible assets and property, plant and equipment. Also included is the corresponding effect these adjustments had to cost of sales, depreciation, and amortization expenses.

      Our consolidated financial statements for the period ending December 4, 2003, and the periods ending December 31, 2002 and 2001 presented herein have been prepared on a carve-out basis and reflect our consolidated financial position, results of operations and cash flows in accordance with GAAP. In order to depict our financial position, results of operations and cash flows on a stand-alone basis, our financial statements reflect amounts that have been pushed down from Numico USA, Inc. (together with its parent company, Royal Numico N.V., “Numico”), to us prior to the consummation of the Acquisition. As a result of recording these amounts, our predecessor’s consolidated financial statements for these periods may not be indicative of the results that would be presented if we had operated as an independent, stand-alone entity.

      In the accompanying discussion of results of operations, the period ended December 4, 2003 and the 27 days ended December 31, 2003 have been combined for comparability to the year ending December 31, 2002.

      The following is a discussion of our related party transactions with Numico and other affiliates during the periods presented:

      We sell products to formerly affiliated companies, including Rexall Sundown, Inc., through our Manufacturing/ Wholesale segment. Numico acquired Rexall in June 2000 and sold it July 2003. During this period, our sales to Rexall constituted sales to a related party and are included in revenue in our Manufacturing/ Wholesale segment. We have continued to sell products to Rexall after the disposition pursuant to an agreement with them expiring in July 2005, subject to early termination provisions. The appropriate cost of sales related to affiliate sales is also included in our consolidated financial statements. Also included in the cost of sales is a significant portion of raw materials and packaging materials purchased from Rexall and Numico’s subsidiary, Nutraco S.A.

      We operate a fleet of distribution vehicles that deliver products to our company-owned and franchised stores and delivers products for certain other third party customers and vendors. The revenues associated with third party deliveries are recognized as a reduction of transportation costs in our consolidated financial statements.

      General Nutrition Companies, Inc., our indirect subsidiary, entered into a management service agreement with Numico in 2002. This management agreement included charges for strategic planning, certain information technology expenses, product and material management, group business process, human resources, legal, tax, regulatory and management reporting. Upon consummation of the Acquisition, this agreement was terminated.

      Numico also allocated a portion of its research and development charges to us under a research activities agreement. These research and development activities included ongoing scientific and medical research, support and advice on strategic research objectives, design and development of new products, organization and management of clinical trials, updates on the latest technological and scientific developments and updates on regulatory issues. Upon consummation of the Acquisition, this agreement was terminated.

      Numico purchased certain global insurance policies covering several types of insurance, and allocated these charges to us. We obtained stand-alone insurance policies with coverage appropriate for our business upon consummation of the Acquisition.

Results of Operations

      The information presented below as of and for the years ended December 31, 2001 and 2002, the period ended December 4, 2003 and the 27 days ended December 31, 2003 was derived from our audited consolidated financial statements and accompanying notes. In the table below and in the accompanying discussion, the 27 days ended December 31, 2003 and the period ended December 4, 2003 have been combined for discussion purposes. The information presented below as of and for the three months ended March 31, 2003 and 2004 was derived from our unaudited consolidated financial statements included elsewhere in this prospectus, which, in the opinion of management, include all adjustments necessary for a fair presentation of our financial position and operating results for such periods and as of such dates.

Results of Operations

	Predecessor						Successor				Predecessor		Successor

(dollars in millions and					Period from						Three		Three
percentages expressed	Year Ended December 31,				January 1,		27 Days		Combined		Months		Months
as a percentage					2003 to		Ended		Year Ended		Ended		Ended
of net revenues)					December 4,		December 31,		December 31,		March 31,		March 31,
	2001		2002		2003		2003		2003		2003		2004

Revenues:
Retail	$1,123.1	74.4%	$1,068.6	75.0%	$993.3	74.1%	$66.2	74.1%	$1,059.5	74.1%	$266.4	75.9%	$279.6	75.0%
Franchise	273.1	18.1	256.1	18.0	241.3	18.0	14.2	15.9	255.5	17.9	59.7	17.0	64.2	17.2
Manufacturing/ Wholesale	112.9	7.5	100.3	7.0	105.6	7.9	8.9	10.0	114.5	8.0	25.0	7.1	28.8	7.7

Total net revenues	1,509.1	100.0	1,425.0	100.0	1,340.2	100.0	89.3	100.0	1,429.5	100.0	351.1	100.0	372.6	100.0
Operating expenses:
Consolidated cost of sales, including costs of warehousing, distribution and occupancy	1,013.3	67.1	969.9	68.1	934.9	69.8	63.6	71.2	998.5	69.8	241.2	68.7	247.2	66.3
Compensation and related benefits	246.6	16.3	245.2	17.2	235.0	17.5	16.7	18.7	251.7	17.6	60.0	17.1	61.1	16.4
Advertising and promotion	41.9	2.8	52.1	3.7	38.4	2.9	0.5	0.6	38.9	2.7	16.7	4.8	12.6	3.4
Other selling, general and administrative expenses	66.2	4.4	75.9	5.3	62.8	4.7	4.8	5.4	67.6	4.7	19.1	5.4	16.8	4.5
Amortization expense	74.5	4.9	10.1	0.7	8.1	0.6	0.3	0.3	8.4	0.6	2.2	0.6	1.0	0.3
Other (income) expense	(3.4)	(0.2)	(216.3)	(15.2)	(10.1)	(0.8)	—	—	(10.1)	(0.7)	0.3	0.1	(0.2)	(0.1)
Impairment of goodwill and intangible assets	—	—	222.0	15.6	709.4	52.9	—	—	709.4	49.6	—	—	—	—

Total operating expenses	1,439.1	95.4	1,358.9	95.4	1,978.5	147.6	85.9	96.2	2,064.4	144.4	339.5	96.7	338.5	90.8
Operating income (loss)
Retail	89.2	7.9	86.8	8.1	79.1	8.0	6.6	10.0	85.7	8.1	16.4	6.2	35.4	12.7
Franchise	46.3	17.0	65.4	25.5	63.7	26.4	2.4	16.9	66.1	25.9	16.2	27.1	17.1	26.6
Manufacturing/ Wholesale	29.9	26.5	25.8	25.7	24.3	23.0	1.4	15.7	25.7	22.4	6.9	27.6	8.2	28.5

Sub total segment operating income	165.4	11.0	178.0	12.5	167.1	12.5	10.4	11.6	177.5	12.4	39.5	11.3	60.7	16.3
Unallocated corporate and other costs:
Warehousing & distribution costs	40.9		40.3		40.7		3.4		44.1		10.2	—	12.7	—
Corporate overhead costs	54.5		63.9		66.8		3.6		70.4		17.7	—	13.9	—
Other costs	—		7.7		697.9		—		697.9		—	—	—	—

Sub total unallocated corporate and other costs	95.4		111.9		805.4		7.0		812.4		27.9		26.6

Total operating income (loss)	70.0	4.6%	66.1	4.6%	(638.3)	(47.6)%	3.4	3.8%	(634.9)	(44.4)%	11.6	3.3%	34.1	9.2%
Interest expense, net	140.0		136.3		121.1		2.8		123.9		32.3		8.7

(Loss) income before income taxes	(70.0)		(70.2)		(759.4)		0.6		(758.8)		(20.7)		25.4
Income tax benefit (expense)	14.1		(1.0)		174.5		(0.2)		174.3		(1.7)		(9.2)

Net (loss) income before cumulative effect of accounting change	(55.9)		(71.2)		(584.9)		0.4		(584.5)		(22.4)		16.2
Loss from cumulative effect of accounting change	—		(889.7)		—		—		—		—		—

Net (loss) income	(55.9)		(960.9)		(584.9)		0.4		(584.5)		(22.4)		16.2
Other comprehensive income (loss)	1.8		(1.8)		1.6		0.3		1.9		0.6		(0.4)

Comprehensive (loss) income	$(54.1)		$(962.7)		$(583.3)		$0.7		$(582.6)		$(21.8)		$15.8

      As discussed in the segments footnote to the financial statements, we evaluate segment operating results based on several indicators. The primary key performance indicators are revenues and operating income or loss for each segment. Revenues and operating income or loss, as evaluated by management, exclude certain items that are managed at the consolidated level, such as distribution and transportation costs, impairments, and other corporate costs. The following discussion compares the revenues and the operating income or loss by segment, as well as those items excluded from the segment totals.

      We calculate our same store sales growth to exclude the net sales of a store for any period if the store was not open during the same period of the prior year. When a store’s square footage has been changed as a result of reconfiguration or relocation in the same mall, the store continues to be treated as a same store. Company-owned same store sales are calculated on a calendar year basis. Domestic franchised same store sales have been calculated on a calendar basis for all periods presented.

Comparison of Three Months Ended March 31, 2004 and March 31, 2003

Revenues

      Consolidated. Our consolidated net revenues increased $21.5 million, or 6.1%, to $372.6 million during the three months ended March 31, 2004 compared to $351.1 million during the same period in 2003. The increase was the result of increases in each of our segments.

      Retail. Revenues in our Retail segment increased $13.2 million, or 5.0%, to $279.6 million during the three months ended March 31, 2004 compared to $266.4 million during the same period in 2003. This increase was the result of increased sales in vitamins, sports, gold card and health and beauty aid products, offset by reduced sales of diet products. Sales in the diet category increased in 2003, primarily from increased sales of products low in carbohydrates (“low carb”). Since that time the availability of low carb product selections have been significantly expanded in the market place. As a result, we believe that sales in our diet category will remain below our 2003 sales levels for all of 2004.

      Franchise. Revenues in our Franchise segment increased $4.5 million, or 7.5%, to $64.2 million during the three months ended March 31, 2004 compared to $59.7 million during the same period in 2003. This increase was attributable to additional product sales to franchisees of $7.0 million in the three months ended March 31, 2004, compared with the same period in the previous year, increases in royalty and other revenue accounts of $0.5 million, offset by reduced revenue from sales of corporate stores to franchisees of $3.0 million.

      Manufacturing/ Wholesale. Revenues in our Manufacturing/ Wholesale segment increased $3.8 million, or 15.2%, to $28.8 million, during the three months ended March 31, 2004 compared to $25.0 million during the same period in 2003. This revenue increase was primarily due to increased utilization of available manufacturing capacity to produce additional products for third-party customers.

Cost of Sales

      Consolidated cost of sales, which includes product costs, costs of warehousing and distribution and occupancy costs, as a percentage of net revenues, was 66.3% during the three months ended March 31, 2004 compared to 68.7% during the same period of the prior year. Consolidated costs of sales increased $6.0 million, or 2.5%, to $247.2 million during the three months ended March 31, 2004 compared to $241.2 million during the same period in 2003.

      Consolidated product costs as a percentage of net revenues dropped from 50.6% in the three months ended March 31, 2003 to 50.1% in the same period in 2004, as a result of higher sales of vitamin/ herbal supplements, which generally have higher margins, and relatively lower sales of diet products, which generally have lower margins. Product costs increased $9.0 million, or 5.1%, to $186.7 million during the three months ended March 31, 2004 compared to $177.7 million during the same period in 2003, as a result of the sales increase.

      Consolidated warehousing and distribution costs increased $2.9 million, or 26.9%, to $13.7 million during the three months ended March 31, 2004 compared to $10.8 million during the same period in 2003.

This increase was primarily due to a decrease of $2.7 million in income generated from providing trucking services for our vendors and former affiliates. This income offset our total transportation expenses.

      Consolidated occupancy costs decreased $5.9 million, or 11.2%, to $46.8 million during the three months ended March 31, 2004 compared to $52.7 million during the same period in 2003. This decrease was primarily due to a decrease of $5.0 million in depreciation expense due to the revaluation of our assets under purchase accounting at the sale date of December 4, 2003. The additional decrease of $0.9 million is from changes in rent and rent-related operational accounts, including decreases from stores that were closed during the three months ended March 31, 2004 as part of our store closing program.

Selling, General and Administrative Expenses

      Our consolidated selling, general and administrative expenses, including compensation and related benefits, advertising and promotion expenses and other selling, general and administrative expenses, and amortization expense, as a percentage of net revenues, were 24.6% during the three months ended March 31, 2004, compared to 27.9% for the same period during 2003. Selling, general and administrative expenses decreased $6.5 million, or 6.6%, to $91.5 million during the three months ended March 31, 2004 from $98.0 million during the same period in 2003.

      Consolidated compensation and related benefits increased $1.1 million, or 1.8%, to $61.1 million during the three months ended March 31, 2004 compared to $60.0 million during the same period in 2003. The increase was primarily due to an increase in incentive accruals and commission payments of $1.9 million and an increase in full time and part time wages of $0.4 million, offset by decreases in health insurance and workers’ compensation expense of $1.3 million, and other wage related expenses of $0.3 million.

      Consolidated advertising and promotion expenses decreased $4.1 million, or 24.6%, to $12.6 million during the three months ended March 31, 2004 compared to $16.7 million during the same period in 2003. This decrease was primarily due to decreased media advertising of $4.2 million in the three months ended March 31, 2004 compared with the same period in 2003, when we were running campaigns on national television to promote our revised pricing strategy after the elimination of BOGO. Other increases amounted to $0.1 million.

      Consolidated other selling, general and administrative expenses including amortization expense, decreased $3.5 million, or 16.4%, to $17.8 million during the three months ended March 31, 2004 compared to $21.3 million during the same period in 2003. The primary reasons for the decrease were the lack of costs incurred in connection with the Acquisition of $1.7 million, reduced bad debt expense of $1.4 million, and reduced amortization expense of $0.8 million, offset by a $0.4 million increase in other selling and administrative accounts.

Other (Income) Expense

      We generated other income of $0.2 million in the three months ended March 31, 2004 compared to expense of $0.3 million during the same period in 2003. This increase was primarily due to currency translation adjustments recognized in both periods.

Operating Income (Loss)

      Consolidated. As a result of the foregoing, operating income as a percentage of net revenues was 9.2% during the three months ended March 31, 2004, compared to 3.3% during the same period of the prior year. Operating income increased $22.5 million, or 194.0%, to $34.1 million during the three months ended March 31, 2004 compared to operating income of $11.6 million during the same period in 2003.

      Retail. Operating income increased $19.0 million, or 115.9%, to $35.4 million for the three months ended March 31, 2004 compared to $16.4 million for the same period in 2003. This increase was a result of increased margin from sales increases, decreased occupancy expenses due to a reduction in depreciation from the revaluation of our assets under purchase accounting, and a reduction in rent costs related to our store closings.

      Franchise. Operating income increased $0.9 million, or 5.6%, to $17.1 million for the three months ended March 31, 2004 compared to $16.2 million for the same period in 2003. Income increased due to a reduction in bad debt expense of $1.3 million, offset by a decrease in margin of $0.5 million, and a decrease in other costs of $0.1 million.

      Manufacturing/ Wholesale. Operating income increased $1.3 million, or 18.8%, to $8.2 million for the three months ended March 31, 2004 compared to $6.9 million for the same period in 2003. Income increased due to improved absorption of costs at our manufacturing facility.

      Warehousing & Distribution Costs. Unallocated warehousing and distribution costs increased $2.5 million, or 24.5%, to $12.7 million for the three months ended March 31, 2004 compared to $10.2 million for the same period in 2003. This increase in costs was primarily a result of decreased income from trucking services provided to our vendors and former affiliates.

      Corporate Costs. Operating expense decreased $3.8 million, or 21.5%, to $13.9 million for the three months ended March 31, 2004 compared to $17.7 million for the same period in 2003. This decrease resulted from a reduction in accounting and legal costs incurred in connection with the Acquisition of $1.7 million, a reduction of currency translation expenses of $1.7 million, and other expense reductions of $0.5 million.

Interest Expense

      Interest expense decreased $23.6 million, or 73.1%, to $8.7 million during the three months ended March 31, 2004 compared to $32.3 million during the same period in 2003. This decrease was primarily attributable to a new debt structure after the Acquisition.

Income Tax Benefit (Expense)

      We recognized $9.2 million consolidated income tax expense during the three months ended March 31, 2004 and $1.7 million income tax expense during the three months ended March 31, 2003. Included in the increased tax expense for the quarter ending March 31, 2004 is an increase in gross profit of $15.6 million, a decrease in operating expenses of $6.7 million and a decrease of $23.6 million in interest expense. The effective tax rate as of March 31, 2004 was 36.2%. The effective tax rate as of March 31, 2003 was (8.2%), which primarily resulted from a valuation allowance on deferred tax assets associated with interest expense on the related party pushdown debt from Numico. We believed that as of March 31, 2003 it was unlikely that future taxable income would be sufficient to realize the tax assets associated with the interest expense on the related party pushdown debt from Numico. Thus, a valuation allowance of $8.7 million was recorded. According to the purchase agreement, Numico has agreed to indemnify the Company for any subsequent tax liabilities arising from periods prior to the acquisition.

Net Income (Loss)

      Net income for the three months ended March 31, 2004 increased $38.6 million, or 172.3%, to a net income of $16.2 million compared to a net loss of $22.4 million for the three months ended March 31, 2003.

Other Comprehensive Income (Loss)

      We recognized a $0.4 million loss in the three months ended March 31, 2004 compared to $0.6 million income in the three months ended March 31, 2003. The amounts recognized in each period resulted from foreign currency translation adjustments related to the investment in our Canadian subsidiary and receivables due from such subsidiary.

     Comparison of Year Ended December 31, 2003 and 2002

Revenues

      Consolidated. Our consolidated net revenues increased $4.5 million, or 0.3%, to $1,429.5 million during the twelve months ended December 31, 2003 compared to $1,425.0 million during the same period in

2002. This increase occurred in our Manufacturing/ Wholesale segment and was offset with decreases in the Retail and Franchise segments.

      Retail. Revenues in our Retail segment decreased $9.1 million, or 0.9%, to $1,059.5 million during the twelve months ended December 31, 2003 compared to $1,068.6 million during the same period in 2002. This decrease was primarily attributable to declines in 2003 sales of products containing ephedra, which we discontinued selling in June 2003, offset by sales of additional products in the diet category and the closing of 150 stores, net. For the twelve months ended December 31, 2003 and December 31, 2002, sales of ephedra products were $35.2 million and $182.9 million, respectively. At the beginning of December 2002, we repriced most of our proprietary products and eliminated BOGO pricing. As a result of eliminating BOGO pricing in December 2002, the average ticket price per transaction for company-owned stores decreased by 3.7% during the twelve months ended December 31, 2003 compared to the same period in 2002. Transaction counts, however, rose by 3.9% during this same period. Company-owned same store sales growth improved to 0.1% during the twelve months ended December 31, 2003.

      Franchise. Revenues in our Franchise segment decreased $0.6 million, or 0.2%, to $255.5 million during the twelve months ended in December 31, 2003 compared to $256.1 million during the same period in 2002. The decrease was caused by a reduction in product sales to our franchisees of approximately $7.2 million, offset by increases in revenues from sales of company-owned stores to franchisees of $4.8 million and increases in royalties, franchise fees and other revenue of $1.8 million. A portion of the decrease in product sales was attributable to declines in sales to franchisees of products containing ephedra in 2003. Same store sales growth for our U.S. franchised stores improved to 0.8% for the twelve months ended December 31, 2003.

      Manufacturing/Wholesale. Revenues in our Manufacturing/Wholesale segment increased $14.2 million, or 14.2%, to $114.5 million, during the twelve months ended December 31, 2003 compared to $100.3 million during the same period in 2002. This revenue increase was primarily due to the increased utilization of available manufacturing capacity for additional third-party customers.

Cost of Sales

      Our consolidated cost of sales, which includes product costs, costs of warehousing and distribution and occupancy costs, as a percentage of net revenues, was 69.8% during the twelve months ended December 31, 2003 compared to 68.1% during the same period of the prior year. Consolidated cost of sales increased $28.6 million, or 2.9%, to $998.5 million during the twelve months ended December 31, 2003 compared to $969.9 million during the same period in 2002.

      Consolidated product costs increased $21.4 million, or 3.0%, to $739.2 million during the twelve months ended December 31, 2003 compared to $717.8 million during the same period in 2002. The increased cost was primarily due to our increasing sales of energy and meal replacement bars in the diet and sports nutrition products categories. These products carry lower margins than other products within these categories or within the VMHS category.

      Consolidated warehousing and distribution costs increased $4.0 million, or 9.3%, to $46.9 million during the twelve months ended December 31, 2003 compared to $42.9 million during the same period in 2002. This increase was primarily due to an increase in the number of tractors, trailers and drivers required to provide trucking services to an affiliate, Rexall. Due to the sale of the Rexall business in July 2003 by Numico, the revenue from freight deliveries declined significantly. In September 2003, we began to reduce the fleet to match these freight requirements.

      Consolidated occupancy costs increased $3.2 million, or 1.5%, to $212.4 million during the twelve months ended December 31, 2003 compared to $209.2 million during the same period in 2002. This increase was primarily due to increased depreciation of approximately $4.5 million at our company-owned stores related to our store reset and upgrade program that was completed in the fourth quarter of 2002, and disposal costs of $2.9 million for company-owned stores that were closed during this same period. Additionally, common area maintenance charges related to the stores increased. These increases were offset by decreases in base and percentage rent charges and other occupancy related accounts.

Selling, General and Administrative Expenses

      Our consolidated selling, general and administrative expenses, including compensation and related benefits, advertising and promotion expenses, other selling, general and administrative expenses and amortization expense, as a percentage of net revenues, were 25.6% during the twelve months ended December 31, 2003, compared to 26.9% for the same period during 2002. Selling, general and administrative expenses decreased $16.7 million, or 4.4%, to $366.6 million during the twelve months ended December 31, 2003 from $383.3 million during the same period in 2002.

      Consolidated compensation and related benefits increased $6.5 million, or 2.7%, to $251.7 million during the twelve months ended December 31, 2003 compared to $245.2 million during the same period in 2002. The increase was primarily due to increased health insurance and workers’ compensation expense of $1.2 million, change in control and retention bonuses of $8.7 million, non-cash charges for stock compensation of $6.4 million, and increased incentives and commissions of $7.3 million. These increases were offset by a reduction in base wages, severance costs, and other wage related expenses of $17.1 million.

      Consolidated advertising and promotion expenses decreased $13.2 million, or 25.3%, to $38.9 million during the twelve months ended December 31, 2003 compared to $52.1 million during the same period in 2002. This decrease was primarily due to decreased direct marketing to our Gold Card members of $21.7 million for the twelve months ended December 31, 2003 compared to $26.9 million during the same period in 2002. The remaining reduction in advertising was due to the elimination of our NASCAR sponsorship and a significant reduction in media spending, as we did not repeat the advertising done in the third and fourth quarters of 2002, to announce a grand reopening of GNC after the store reset was completed.

      Consolidated other selling, general and administrative expenses, including amortization expense, decreased $10.0 million, or 11.6%, to $76.0 million during the twelve months ended December 31, 2003 compared to $86.0 million during the same period in 2002. The decrease was primarily due to reductions in operational accounts, including a decrease in bad debt expense of $4.3 million, a decrease in charges for insufficient funds checks presented at the stores of $0.9 million, a decrease in travel and entertainment expenses of $0.6 million, and a $1.2 million aggregate reduction in all other operating accounts. Additionally, there was a decrease in amortization expense of $3.0 million, for the twelve months ended December 31, 2003 compared with the same period in 2002.

Other (Income) Expense

      Our consolidated other income decreased $206.2 million, or 95.3%, to $10.1 million during the twelve months ended December 31, 2003 compared to $216.3 million during the same period in 2002. This decrease was primarily due to a decrease in income from non-recurring legal settlement proceeds that we received related to raw material pricing litigation of $7.2 million during the twelve months ended December 31, 2003 compared to $214.4 million during the same period in 2002, currency translation adjustments expense of $2.9 million and income of $3.2 million during these same periods, respectively, and a recognized gain of $5.0 million on the sale of marketable securities in the twelve months ended December 31, 2002.

Impairment of Goodwill and Intangible Assets

      In October 2003, Numico entered into an agreement to sell the company for a purchase price that indicated a potential impairment of our long-lived assets. Accordingly, management initiated an evaluation of the carrying value of goodwill and indefinite-lived intangible assets as of September 30, 2003. As a result of this evaluation, an impairment charge of $709.4 million (net of tax) was recorded for goodwill and other indefinite-lived intangibles in accordance with SFAS No. 142.

Operating Income (Loss)

      Consolidated. Consolidated operating loss as a percentage of sales was (44.4)% during the year ended 2003 compared to 4.6% during the same period of the prior year. Consolidated operating income decreased $701.0 million, generating a loss of $634.9 million during the twelve months ended December 31, 2003 compared with income of $66.1 million during the same period in 2002. For the 27 days ended December 31, 2003, we generated operating income of $3.4 million.

      Retail. Operating income decreased $1.1 million, or 1.3%, to $85.7 million during the twelve months ended December 31, 2003 compared to $86.8 million in the same period in 2002. Retail margins were down $15.2 million, primarily due to decreased sales of products containing ephedra, and sales mix changes. This decrease was offset with reduced spending in advertising of $12.8 million, reduced selling, general and administrative expenses of $7.1 million, and increased wages of $5.8 million.

      Franchise. Operating income increased $0.7 million, or 1.1%, to $66.1 million during the twelve months ended December 31, 2003 compared to $65.4 million in the same period in 2002. Franchise margins decreased $4.3 million, or 5.0%, as we provided additional incentives to our franchisees to purchase products at discounted prices. This margin decrease was offset with a decrease in selling, general and administrative expenses of $4.7 million, primarily due to a decrease in bad debt expense related to the franchisee receivables and note portfolio.

      Manufacturing/Wholesale. Operating Income decreased $0.1 million, or 0.4%, to $25.7 million during the twelve months ended December 31, 2003 compared to $25.8 million in the same period in 2002.

      Warehousing & Distribution Costs. As reported in the cost of sales discussion, unallocated warehousing and distribution costs increased $3.8 million, or 9.4%, to $44.1 million for the twelve months ended December 31, 2003 compared to $40.3 million during the same period in 2002.

      Corporate Costs. Operating expense increased $6.5 million, or 10.2%, to $70.4 million during the twelve months ended December 31, 2003 compared to $63.9 million in the same period in 2002. The primary reason for this increase was an increase in change in control, retention, and incentive expense and health insurance costs in 2003.

      Other. Other costs increased $690.2 million to $697.9 million during the twelve months ended December 31, 2003, compared to $7.7 million in the same period in 2002. Included in these costs were $709.4 million and $222.0 million impairment charges for 2003 and 2002, respectively, and $7.2 million and $214.4 million income in 2003 and 2002, respectively, for settlement income related to a raw material pricing settlement.

Interest Expense

      Consolidated interest expense decreased $12.4 million, or 9.1%, to $123.9 million during the twelve months ended December 31, 2003 compared to $136.3 million during the same period in 2002. This decrease was primarily due to a reduced outstanding principal balance of $1,750.0 million at December 4, 2003 compared to $1,825.0 million in 2002, and a new debt structure after the Acquisition. The actual interest expense for the 27 days ended December 31, 2003 was $2.8 million. If the Numico debt of $1,750.0 million had remained in place for those 27 days, interest expense would have been $9.7 million for the 27 days ended December 31, 2003.

Income Tax Benefit (Expense)

      We recognized a $174.3 million consolidated income tax benefit during the twelve months ended December 31, 2003 and a $1.0 million income tax expense during the twelve months ended December 31, 2002. The increased benefit recognized was primarily due to the additional impairment of deductible intangible assets recognized during the period. Additionally, differences between the federal statutory tax rate and our effective tax rate were primarily due to the impairment charge for non-deductible goodwill and a valuation allowance against interest expense.

Loss from Cumulative Effect of Accounting Change

      We adopted SFAS No. 142 on January 1, 2002, which requires that goodwill and other intangible assets with indefinite lives no longer be subject to amortization, but instead are to be tested at least annually for impairment. Upon adoption of SFAS No. 142, we recorded a one-time, non-cash charge of $889.7 million, net of tax, to reduce the carrying amount of goodwill and other intangibles to their implied fair value. The impairment resulted from several factors, including the declining performance by us and the overall industry, increased competition, diminished contract manufacturing growth, and differences in the methods of determining impairments under SFAS No. 142 compared to the previously applicable accounting guidance.

Net Income (Loss)

      As a result of the foregoing, consolidated net loss for the twelve months ended December 31, 2003 decreased $376.4 million to a net loss of $584.5 million compared to a net loss of $960.9 million for the twelve months ended December 31, 2002. For the 27 day period subsequent to the Acquisition which ended December 31, 2003, we generated net income of $0.4 million.

Other Comprehensive Income (Loss)

      We recognized $1.9 million in other comprehensive income in the twelve months ended December 31, 2003 compared to a $1.8 million other comprehensive loss in the twelve months ended December 31, 2002. The entire $1.9 million of income during the twelve months ended December 31, 2003 is a result of foreign currency translation adjustments related to the investment in our Canadian subsidiary and receivables due from such subsidiary. During the twelve months ended December 31, 2002, an unrealized loss in marketable equity securities of $3.3 million was recognized, net of tax benefit of $1.2 million, and an additional $0.3 million in currency exchange translation income.

Comparison of Years Ended December 31, 2002 and 2001

Revenues

      Our consolidated net revenues decreased $84.1 million, or 5.6%, to $1,425.0 million during 2002 compared to $1,509.1 million during 2001. This decrease occurred in each of our three business segments and was primarily attributable to a decline in sales of products containing ephedra.

      Retail. Revenues in our Retail segment decreased $54.5 million, or 4.9%, to $1,068.6 million during 2002 compared to $1,123.1 million during 2001. This decrease was primarily attributable to a decline in sales of products containing ephedra. Sales of ephedra products at company-owned stores during 2002 and 2001 were $182.9 million and $222.4 million, respectively. Company-owned same store sales growth decreased to (6.3)% in 2002 as a result of negative publicity related to ephedra in the second half of 2002 and decreased traffic in company-owned stores. The decrease in revenues was also attributable to the fact that we had 62 fewer company-owned stores at the end of 2002 compared to 2001.

      Franchise. Revenues in our Franchise segment decreased $17.0 million, or 6.2%, to $256.1 million during 2002 compared to $273.1 million during the same period in 2001. The decrease was primarily related to a reduction in product sales to our franchisees of approximately $16.5 million. Part of the reason for this decrease was additional discounts of $4.7 million offered to the franchisees in 2002 to reflect the better pricing that we were able to obtain from our vendors, which in turn helps the franchisees maintain better product margins. Sales of ephedra products to the franchisees decreased $4.1 million, or 9.0%, to $42.8 million in 2002 compared to $46.9 million in 2001. The remainder of the decrease was primarily due to reduced levels of retail sales at the franchised stores. Same store sales growth for our U.S. franchised stores decreased to (3.2)% in 2002.

      Manufacturing/Wholesale. Revenues in our Manufacturing/ Wholesale segment decreased $12.6 million, or 11.2%, to $100.3 million, during 2002 compared to $112.9 million during 2001. The decrease was primarily the result of Numico’s acquisition of Rexall, which led to a reduction of manufacturing orders by Rexall competitors. In addition, sales to Rite Aid decreased $6.4 million, or 17.5%, during 2002 compared to

2001. This decrease was attributable to our opening fewer Rite Aid store-within-a-store locations in 2002, which led to fewer orders to initially fill the store locations and fewer replenishment product orders as Rite Aid balanced their inventory levels. We opened 131 and 237 GNC store-within-a-store Rite Aid locations in 2002 and 2001, respectively.

Cost of Sales

      Our consolidated cost of sales, which includes product costs, costs of warehousing and distribution and occupancy costs, as a percentage of net revenues, was 68.1% in 2002 compared to 67.1% in 2001. Consolidated cost of sales decreased $43.4 million, or 4.3%, to $969.9 million during 2002 compared to $1,013.3 million during 2001.

      Product costs decreased $48.1 million, or 6.3%, to $717.8 million during 2002 compared to $766.1 million during 2001. The decrease was primarily due to lower revenues.

      Warehousing and distribution costs decreased $0.2 million, or 0.5%, to $42.9 million during 2002 compared to $43.2 million during 2001. This decrease was attributable to additional revenues generated from Rexall transportation contracts, which directly offsets transportation expenses. These expenses otherwise remained constant.

      Occupancy costs increased $5.1 million, or 2.5%, to $209.2 million during 2002 compared to $204.1 million during 2001. This increase was primarily attributable to higher store maintenance costs, increased store lease expense due to renewals on existing stores, and increased common area maintenance costs. These increased costs were offset by a decrease in utilities and percentage rent, which is based upon retail store sales.

Selling, General and Administrative Expenses

      Our selling, general and administrative expenses, including compensation and related benefits, advertising and promotion expenses and other selling, general and administrative expenses, as a percentage of net revenues, were 26.9% during 2002 compared to 28.4% during 2001. Selling, general and administrative expenses decreased $45.9 million, or 10.7%, to $383.3 million during 2002 compared to $429.2 million during 2001.

      Compensation and related benefits decreased $1.4 million, or 0.6%, to $245.2 million during 2002 from $246.6 million during 2001. The decrease includes $16.7 million less in non-cash compensation expense in 2002 compared to 2001. This expense was related to the Numico management stock purchase plan. When excluded from compensation and benefits, these expenses actually increased $18.1 million, due primarily to a $13.2 million allocation charge from Numico for management services, increased severance costs of $3.6 million as a result of a workforce reduction in 2002 and a $3.3 million increase in healthcare costs. These increases were offset by reductions in bonus and incentive payments.

      Advertising and promotion expenses increased $10.2 million, or 24.3%, to $52.1 million during 2002 compared to $41.9 million during 2001. The increase was primarily due to the elimination of our cooperative advertising program in 2001 that resulted in $8.6 million in refunds of unused advertising monies contributed by us.

      Other selling, general and administrative expenses increased $9.7 million, or 14.7%, to $75.9 million during 2002 compared to $66.2 million during 2001. Bad debt expense accounted for an $8.0 million increase for 2002 compared to 2001.

      Amortization expense decreased $64.4 million, or 86.4%, to $10.1 million during 2002 compared to $74.5 million during 2001. In connection with the adoption of SFAS No. 142 on January 1, 2002, we assigned an indefinite life to the Brand intangible asset and goodwill, which were both previously amortized over a 40 year period, resulting in a reduction in amortization expense related to such assignment of $31.7 million and $27.1 million, respectively. The remaining decreases in the amortization expense were attributable to our Gold Card intangible asset, which was fully amortized on a declining scale basis during

2002, and our third-party customer list intangible asset, which had a change in estimable life from seven years in 2001 to six years in 2002.

Other (Income) Expense

      Other income increased $212.9 million to $216.3 million during 2002 compared to $3.4 million in 2001. This increase was primarily due to the receipt of $214.4 million in non-recurring legal settlement proceeds that we received related to raw material pricing litigation, compared to $3.6 million in legal settlement proceeds that we received in 2001 and a gain of $5.0 million on the sale of marketable securities in 2002, offset by a currency translation adjustment in both years.

Impairment of Goodwill and Intangible Assets

      In 2002, deterioration in market conditions and financial results caused a decrease in expectations regarding growth and profitability. Accordingly, management initiated an evaluation of the carrying value of its goodwill and indefinite-lived intangible assets as of December 31, 2002. As a result of this evaluation, an impairment charge of $222.0 million (pre-tax) was recorded for goodwill and other indefinite-lived intangible assets in accordance with SFAS No. 142.

Operating Income (Loss)

      Consolidated. Consolidated operating income as a percentage of sales was 4.6% during the year ended December 31, 2002, compared to 4.6% during the same period of the prior year. Consolidated operating income decreased $3.9 million, or 5.6%, to $66.1 million during 2002 compared to $70.0 million during 2001.

      Retail. Operating income decreased $2.4 million or 2.7% during 2002 compared to the same period in 2001. The primary reason for the decrease was increased advertising costs due to additional advertising run in 2002 to promote the grand reopening after the store reset was completed.

      Franchise. Operating income increased $19.1 million or 41.3% during 2002 compared to the same period in 2001. This increase was primarily due to increased amortization expense in 2001 related to intangible assets.

      Manufacturing/Wholesale. Operating income decreased $4.1 million, or 13.7%, during 2002 compared to the same period in 2001. This was due to decreased third party revenue contracts in 2002, as we focused on supplying the retail and franchised stores, and affiliated parties, which were acquired by our parent, Numico.

      Corporate Costs. Expenses increased $9.4 million, or 17.2%, during 2002 compared to the same period in 2001. This increase was primarily due to an internal charge for administrative expenses from our parent, Numico, and severance costs in 2002 due to a reduction in workforce at the corporate headquarters.

      Other. Other costs increased $7.7 million during 2002 compared to the same period in 2001. Included in these costs were $222.0 million impairment charges in 2002 and $214.4 million income in 2002 for settlement income related to a raw material pricing settlement.

Interest Expense

      Interest expense decreased $3.7 million, or 2.6%, to $136.3 million during 2002 compared to $140.0 million during 2001. This decrease was primarily due to a lower principal balance outstanding as of the end of 2002 under a loan agreement entered into by Numico at the time it acquired us. This debt has been allocated to us for accounting purposes and was eliminated upon consummation of the Acquisition.

Income Tax Benefit (Expense)

      We recognized $1.0 million of income tax expense during 2002 and a $14.1 million income tax benefit during 2001. The additional expense recognized was primarily related to additional income from the raw material pricing litigation recognized during 2002, and a valuation allowance recognized against interest expense in 2001. Additionally, differences between the federal statutory rate and our effective tax rate were primarily due to the amortization of non-deductible goodwill in both years and a valuation allowance against interest expense in 2001.

Loss from Cumulative Effect of Accounting Change

      We adopted SFAS No. 142 on January 1, 2002, which requires that goodwill and other intangible assets with indefinite lives no longer be subject to amortization, but instead are to be tested at least annually for impairment. Upon adoption of SFAS No. 142, we recorded a one-time, non-cash charge of $889.7 million, net of taxes, to reduce the carrying amount of goodwill and other intangibles to their implied fair value. The impairment resulted from several factors including our declining performance, and overall industry declines, increased competition, and diminished contract manufacturing growth.

Net Income (Loss)

      As a result of the foregoing, consolidated net loss increased $905.0 million to a net loss of $960.9 million during 2002 compared to a net loss of $55.9 million during 2001. When the charge for the cumulative effect of accounting change of $889.7 million is excluded from 2002, the net loss increased $15.3 million.

Other Comprehensive Income (Loss)

      We recognized a $2.1 million unrealized depreciation in a marketable equity security during 2002, offset by an unrealized foreign currency gain of $0.3 million, compared to a $2.1 million unrealized appreciation in a marketable equity security during 2001, offset by an unrealized foreign currency exchange loss of $0.4 million.

Liquidity and Capital Resources

      At March 31, 2004, we had $68.1 million in cash and cash equivalents and $228.8 million in working capital compared with $47.4 million in cash and cash equivalents and $139.3 million in working capital at March 31, 2003. The $89.5 million increase in working capital was primarily driven by reductions in current maturities net of debt incurred in connection with the Acquisition.

      Historically, we have funded our operations through internally generated cash. Cash provided by operating activities was $48.4 million and $91.6 million during the three months ended March 31, 2004, and March 31, 2003, respectively. The primary reason for the change in each period was changes in working capital accounts. Receivables decreased approximately $60.0 million during the three months ended March 31, 2003 compared to the decrease in receivables of approximately $1.0 million in the three months ended March 31, 2004. The key drivers of the receivables changes for the three months ended March 31, 2003, were the receipt of $134.8 million in January 2003 of proceeds from a litigation settlement, offset by an increase in a related party receivable of approximately $75.0 million. In the three months ended March 31, 2004, inventory increased $31.8 million as we introduced new products into the stores and distribution centers. Accordingly, in the three months ended March 31, 2004, accounts payable increased $36.8 million, mostly as a result of the increased inventory purchases. Interest payable increased $32.4 million in the three months ended March 31, 2003 compared to an increase of $4.6 million in the three months ended March 31, 2004. Subsequent to March 31, 2004, we received a cash payment from Numico of $15.7 million resulting from the working capital purchase price adjustment related to the Acquisition purchase price. This payment included $3.0 million related to the election to have the Acquisition treated for tax purposes under Section 338(h)(10) of the U.S. tax code.

      Cash provided by operating activities was $97.6 million, $111.0 million and $75.8 million during the years ended December 31, 2003, 2002, and 2001, respectively. The primary reason for the change in each year was changes in working capital accounts. Receivables decreased in 2003 due to the receipt of $134.8 million in January 2003 from legal settlement proceeds relating to raw material pricing litigation, offset by an increase in receivables of $12.7 million due to the recording of a purchase price adjustment due from Numico related to the Acquisition, and a decrease in receivables of $70.6 million due from Numico, which was generated from periodic cash sweeps to our former parent since the beginning of 2003. Receivables increased $132.6 million in 2002 primarily due to the recording of a raw material pricing settlement receivable of $134.8 million. Accounts payable increased in 2002 due to the recording of various amounts due from General Nutritional Companies, Inc. to Numico, and an affiliated purchasing subsidiary, Nutraco. In 2001, inventory decreased $46.3 million and accounts payable decreased by $48.2 million. Goodwill and intangible asset amortization was $75.9 million for the year, as SFAS No. 142 was not adopted until January 1, 2002.

      We used cash from investing activities of approximately $13.3 million and $6.8 million for the three months ended March 31, 2004 and March 31, 2003, respectively. We used $7.7 million in 2004 to pay for transaction fees related to the Acquisition. The other primary use for cash in each of these periods was for capital expenditures for improvements at company-owned stores. We used cash from investing activities of approximately $771.5 million, $44.5 million, and $48.1 million for the twelve months ended December 31, 2003, 2002, and 2001, respectively. We used $738.1 million to acquire General Nutrition Companies, Inc. from Numico in 2003. This $738.1 million was reduced by approximately $12.7 million for a purchase price adjustment received in April 2004, and increased by $7.8 million for other acquisition costs, for a net purchase price of $733.2 million. Excluding the $738.1 million cash used to acquire the company in 2003, the primary use of cash in each year was for improvements to the retail stores, and on-going maintenance and improvements at our manufacturing facility. The decrease in cash used for investing activities in the twelve months ended December 31, 2003 compared to the same period in 2002 was the result of a decrease of $19.1 million in capital expenditures in 2003 and the receipt of $7.4 million in proceeds from the sale of marketable securities in 2002. The decrease in cash used for investing activities when comparing 2002 to 2001 was due to a decrease in franchised store purchases in 2002 compared with 2001, offset by higher capital expenditures. In 2001, we had an active franchise store buyback program in place, and repurchased or acquired 125 stores, compared with 59 in 2002. Additionally, we used $2.0 million of cash to purchase and install a warehouse management software system, and $1.8 million of cash to purchase a customer relationship software system.

      We used cash in financing activities of approximately $0.2 million and $75.4 million for the three months ended March 31, 2004, and March 31, 2003, respectively. In the first quarter of 2004, we issued common stock and received proceeds of $1.6 million, used $1.0 million to pay down debt on our term loan facility and mortgage, and had a decrease of $0.8 million in cash overdrafts. In the first quarter of 2003, we used $75.0 million to pay down debt to related parties, $0.2 million to pay down debt to third parties, and had a $0.2 million reduction in cash overdrafts.

      We generated cash from financing activities of approximately $668.4 million for the twelve months ended December 31, 2003. The primary use of cash in the period ended December 4, 2003 was principal payments on debt of our former parent, of which we were a guarantor. In the 27 days ended December 31, 2003, the primary source of cash was from borrowings under Centers’ senior credit facility of $285.0 million, proceeds from the issuance of shares of our common stock of $177.5 million and of preferred stock of $100.0 million, and proceeds from Centers’ issuance of its senior subordinated notes of $215.0 million. We used cash in financing activities of approximately $44.3 million and $21.6 million for the twelve months ended December 31, 2002 and 2001, respectively, primarily to repay debt to related parties. We generated $62.3 million of cash through borrowings from related parties in 2001.

      In connection with the Acquisition, Centers entered into a senior credit facility, consisting of a $285.0 million term loan facility and a $75.0 million revolving credit facility. Centers borrowed the full amount under the term loan facility in connection with the closing of the Acquisition. Borrowings under the senior credit facility bear interest at a rate per annum of equal to (1) the higher of (x) the prime rate and (y) the federal funds effective rate, plus 0.5% per annum, or (2) the Eurodollar rate, plus in each case, an applicable margin, and, in the case of revolving loans, such rates per annum may be decreased if our leverage ratio is decreased. In addition, we are required to pay an unused commitment fee equal to 0.5% per year. The term loan facility matures on December 5, 2009 and the revolving credit facility matures on December 5,

2008. The revolving credit facility allows for $50 million to be used as collateral for outstanding letters of credit, of which $8.0 million was used at March 31, 2004, leaving $67.0 million of this facility available for future borrowing. This facility contains customary covenants including financial tests (including maximum total leverage, minimum fixed charge coverage ratio and maximum capital expenditures) and places certain other limitations on us concerning our ability to incur additional debt, guarantee other obligations, grant liens on assets, make investments, acquisitions or mergers, dispose of assets, make optional payments or modifications of other debt instruments, and pay dividends or other payments on capital stock. See Note 9 of our consolidated financial statements included elsewhere in this prospectus.

      On December 5, 2003, Centers issued $215.0 million aggregate principal amount of senior subordinated notes in connection with the Acquisition. The senior subordinated notes mature in 2010 and bear interest at the rate of 8 1/2% per annum. In addition, our Principal Stockholder and certain of our directors, members of our management and other employees made an equity contribution of $277.5 million in exchange for 29,566,666 shares of our common stock and, in the case of our Principal Stockholder, 100,000 shares of our Series A preferred stock. The proceeds of the equity contribution were contributed to Centers to fund a portion of the acquisition price. In addition, we sold shares of our common stock for $200,000 to one of our new outside directors shortly after consummation of the Acquisition and subsequently sold shares of our common stock for approximately $1.7 million to certain members of our management. The proceeds of all of such sales were contributed by us to Centers.

      We expect to fund our operations through internally generated cash and, if necessary, from borrowings under our subsidiary’s $75.0 million revolving credit facility. We expect our primary uses of cash in the near future will be debt service requirements, working capital requirements and capital expenditures. We anticipate that cash generated from operations, together with amounts available under our revolving credit facility, will be sufficient to meet our future operating expenses, capital expenditures and debt service obligations during the next twelve months. However, our ability to make scheduled payments of principal on, to pay interest on, or to refinance our indebtedness and to satisfy our other debt obligations will depend on our future operating performance which will be affected by general economic, financial and other factors beyond our control.

     Capital Expenditures

      Capital expenditures were $5.3 million and $7.0 million during the three months ended March 31, 2004, and March 31, 2003, respectively. Capital expenditures were $32.8 million, $51.9 million and $29.2 million in 2003, 2002, and 2001, respectively. The primary use of cash in each year was for improvements to our retail stores, and on-going maintenance and improvements of our manufacturing facility. During 2002, we completed a $23.5 million store reset and upgrade program, $6.1 million of which was funded by our franchisees. Of the $17.4 million paid by us, $13.9 million was capitalized and $3.5 million was expensed. As of March 31, 2004, we expected our remaining store-related maintenance capital expenditures to be approximately $11.3 million and our total capital expenditures to be approximately $33.0 million for 2004.

Contractual Obligations

      The following table summarizes our future minimum non-cancelable contractual obligations at March 31, 2004.

		Payments due by period

		Less than	1-3	4-5	After
Contractual Obligations	Total	1 year	years	years	5 years

	(In millions)
Long-term debt obligations	$513.3	$3.8	$7.9	$8.2	$493.4
Operating lease obligations	373.6	98.8	144.9	81.0	48.9
Purchase obligations(1)	28.6	21.3	7.3	—	—

	$915.5	$123.9	$160.1	$89.2	$542.3

(1)	Consists of inventory purchase commitments and advertising commitments.

Off-Balance Sheet Arrangements

      As of March 31, 2004 and 2003 and December 31, 2003, 2002 and 2001, we had no relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements, or other contractually narrow or limited purposes. We are, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

      We have a balance of unused advertising barter credits on account with a third party advertising agency. These available credits are not recognized as assets in the accompanying financial statements because their fair value cannot be reasonably estimated. The credits can be used to offset the cost of cable advertising. As of March 31, 2004 and December 31, 2003, the available credit balance was $13.5 million and $16.6 million, respectively. However, no value was attributed to these credits at December 5, 2003.

Effects of Inflation

      Inflation generally affects us by increasing costs of raw materials, labor and equipment. We do not believe that inflation had any material effect on our results of operations in the periods presented in our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

      Market risk represents the risk of changes in the value of market risk sensitive instruments caused by fluctuations in interest rates, foreign exchange rates and commodity prices. Changes in these factors could cause fluctuations in the results of our operations and cash flows. In the ordinary course of business, we are primarily exposed to foreign currency and interest rate risks. We do not use derivative financial instruments in connection with these market risks.

      Foreign Exchange Rate Market Risk. We are subject to the risk of foreign currency exchange rate changes in the conversion from local currencies to the U.S. dollar of the reported financial position and operating results of our non-U.S. based subsidiaries. We are also subject to foreign currency exchange rate changes for purchases and services that are denominated in currencies other than the U.S. dollar. The primary currencies to which we are exposed to fluctuations are the Canadian Dollar and the Euro. The fair value of our net foreign investments and our foreign denominated payables would not be materially affected by a 10% adverse change in foreign currency exchange rates for the periods presented.

      Interest Rate Market Risk. A portion of our debt is subject to changing interest rates. Although changes in interest rates do not impact our operating income, the changes could affect the fair value of such debt and related interest payments. As of March 31, 2004, we had fixed rate debt of $229.0 million and variable rate debt of $284.3 million. Fluctuations in market rates have not had a significant impact on our results of operations in recent years because, in general, our contracts with vendors limit our exposure to increases in product prices. We are not exposed to price risks except with respect to product purchases. We do not enter into futures or swap contracts at this time. Based on our variable rate debt balance as of March 31, 2004, a 1% change in interest rates would increase or decrease our annual interest cost by $2.8 million.

Recently Issued Accounting Pronouncements

      In December 2003, the FASB revised SFAS No. 132. The revised standards relate to additional disclosures about pension plans and other postretirement benefit plans. We had previously adopted the disclosure requirements of SFAS No. 132. The adoption of this revised standard did not have a material impact on our consolidated financial position or results of operations.

      In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It is effective for reporting years beginning after June 15, 2002. The adoption of this standard did not have a material impact on our consolidated financial position or results of operations. As the operation of our manufacturing facility and distribution centers constitutes a material portion of our business, other obligations may arise in the future. Since these operations have indeterminate lives, an asset retirement obligation cannot be reasonably estimated. Therefore, any additional liabilities associated with potential obligations cannot be estimated and thus, have not been accrued for in the accompanying financial statements.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This statement applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS No. 144. It is effective for transactions after December 31, 2002. The adoption of this standard did not have a material impact on our consolidated financial position or results of operations.

      In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation clarifies existing guidance relating to a guarantor’s accounting for and disclosure of, the issuance of certain types of guarantees. FIN No. 45 requires that, upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. FIN No. 45 is effective on a prospective basis for guarantees issued or modified after December 31, 2002, except for the disclosure provisions which were adopted by us for the year ended December 31, 2002. The adoption of the remaining provisions of FIN No. 45 did not have a material impact on our consolidated financial position or results of operations.

      In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51.” This interpretation addresses the consolidation of variable interest entities (“VIEs”) and its intent is to achieve greater consistency and comparability of reporting between business enterprises. It defines the characteristics of a business enterprise that qualifies as a primary beneficiary of a variable interest entity. In December 2003, the FASB issued a modification to FIN 46, titled FIN 46R. FIN 46R delayed the effective date for certain entities and also provided technical clarifications related to Implementation Issues. In summary, a primary beneficiary is a business enterprise that is subject to the majority of the risk of loss from the VIE, entitled to receive a majority of the VIE’s residual returns, or both. The implementation of FIN No. 46 has been deferred for non-public entities. For non-public entities, such as us, FIN No. 46 requires immediate application to all VIEs created after December 31, 2003. For all other VIEs, we are required to adopt FIN No. 46 by no later than the beginning of the first period beginning after December 15, 2004. FIN No. 46 also requires certain disclosures in financial statements regardless of the date on which the VIE was created if it is reasonably possible that the business enterprise will be required to disclose the activity of the VIE once the interpretation becomes effective. We adopted FIN No. 46 on January 1, 2004 and determined that it does not have an impact.

      In April 2003, the FASB issued SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies the accounting for and reporting of derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. SFAS No. 149 is effective for contracts entered into after June 30, 2003. As of December 4, 2003, we have not identified any financial instruments that fall within the scope of SFAS No. 149, thus the adoption of SFAS No. 149 did not have a material impact on the accompanying consolidated financial statements or results of operations.

      In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This statement clarifies and defines how certain financial instruments that have both the characteristics of liabilities and equity be accounted for. Many of these instruments that were previously classified as equity will now be recorded as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and must be adopted for financial statements issued after June 15, 2003. As of December 31, 2003, we have not identified any financial instruments that fall within the scope of SFAS No. 150, thus the adoption of SFAS No. 150 does not have a material impact on the accompanying consolidated financial statements or results of operations.

      In December 2003, the Securities and Exchange Commission issued SAB No. 104 “Revenue Recognition.” This SAB revises or rescinds certain portions of interpretative guidance included in Topic 13 of the codification of staff accounting bulletins. These changes make SAB 104 guidance consistent with current accounting regulations promulgated under U.S. generally accepted accounting principles. As stated in the Revenue Recognition accounting policy, we have adopted SAB No. 104 for all periods presented herein. The adoption of SAB No. 104 did not have a material impact on the accompanying consolidated financial statements or results of operations.

BUSINESS

      We are the largest global specialty retailer of nutritional supplements, which include sports nutrition products, diet products, vitamins, minerals and herbal supplements (VMHS) and specialty supplements. We derive our revenues principally from product sales through our company-owned stores, franchise activities and sales of products manufactured in our facilities to third parties. On December 5, 2003, we acquired from Numico USA, Inc., 100% of the outstanding equity interests of General Nutrition Companies, Inc., a company that opened its first health food store in 1935 and today sells products through a worldwide network of more than 5,600 locations operating under the GNC brand name. The GNC brand name is one of the most widely recognized brands in the nutritional supplements industry. An estimated 84% of the U.S. population recognizes GNC as a source of health and wellness products. Our product mix, which is focused on high-margin, value-added nutritional products, is sold under our GNC proprietary brands, including Mega Men, Pro Performance, Total Lean and Preventive Nutrition, and under nationally recognized third-party brands, including Muscletech, EAS and Atkins. For the quarter ended March 31, 2004, we had net revenues of $372.6 million, operating income of $34.1 million and net income of $16.2 million.

      Net revenues for the twelve months ended March 31, 2004 were $1,451 million. The following charts illustrate, for the twelve months ended March 31, 2004, the percentage of our net revenues generated by our three business segments and the percentage of our net U.S. retail revenues generated by our product categories:

Net Revenues By Segment	Net U.S. Retail Revenues By Product Category

Business Overview

Retail Locations

      Our retail network represents the largest specialty retail store network in the nutritional supplements industry. As of March 31, 2004, there were 5,013 GNC locations in the United States and Canada and 666 franchised stores operating in other international locations under the GNC name. Of our U.S. and Canadian locations, 2,684 were company-owned stores, 1,342 were franchised stores and 987 were GNC store-within-a-store locations under our strategic alliance with Rite Aid. Our retail network in the United States was approximately nine times larger than that of our nearest specialty retail competitor as of March 31, 2004. Most of our U.S. stores are between 1,000 and 2,000 square feet and are located in shopping malls and strip shopping centers. In the fourth quarter of 2002, we completed a store reset and upgrade program. As a result, many of our stores have a modern and customer-friendly layout and promote our GNC Live Well theme.

Franchise Activities

      As of March 31, 2004, we had 1,342 franchised stores in the United States and Canada and 666 other international franchised stores. We generate income from franchise activities primarily through product sales to franchisees, royalties on franchise retail sales and franchise fees. To assist our franchisees in the successful operation of their stores and to protect our brand image, we offer a number of services to franchisees including training, site selection, construction assistance and accounting services. We believe that our franchise program enhances our brand awareness and market presence and will enable us to expand our store base internationally with limited capital expenditures by us. We enjoy strong relationships with our franchisees, as evidenced by our franchisee renewal rate of over 98% between 2000 and 2003. Our franchise program has been recognized numerous times by several publications as one of the top franchise programs in the country.

Store-Within-a-Store Locations

      To increase brand awareness and promote access to customers who may not frequent specialty nutrition stores, we entered into a strategic alliance with Rite Aid to open our GNC store-within-a-store locations. As of March 31, 2004, we had 987 store-within-a-store locations. Through this strategic alliance, we generate revenues from sales to Rite Aid of our products at wholesale prices, the manufacture of Rite Aid private label products and retail sales of consignment inventory. We are Rite Aid’s sole supplier for the PharmAssure vitamin brand and a number of Rite Aid private label supplements. We recently extended our alliance with Rite Aid through April 30, 2009, with its commitment to open 300 new store-within-a-store locations by December 31, 2006.

Products

      We offer a wide range of high-quality nutritional supplements sold under our GNC proprietary brand names, including Mega Men, Pro Performance, Total Lean and Preventive Nutrition, and under nationally recognized third-party brand names, including Muscletech, EAS and Atkins. Sales of our proprietary brands at our company-owned stores represented approximately 43% of our net retail product revenues for the twelve months ended March 31, 2004. We generally have higher gross margins on sales of our proprietary brands than on sales of third-party brands. We develop our proprietary products independently at our own facilities and through collaborative efforts with our suppliers. In addition, we have arrangements with several of our suppliers that enable us to be the preferred distributor of a number of third-party products. We believe that new products are a key driver of customer traffic and purchases, and we are committed to developing new and innovative products for the nutritional supplements industry. We launched 42 new proprietary products during the twelve months ended March 31, 2004. At March 31, 2004, we had over 50 new products under development for launch in the remainder of 2004.

Marketing

      We market our proprietary brands of nutritional products through an integrated marketing program that includes television, print and radio media, storefront graphics, direct mailings to members of our Gold Card program and point of purchase materials. Our Gold Card program is a key component of our marketing strategy and entitles members to discount offers and other benefits. With 4.7 million Gold Card members as of March 31, 2004, we believe that our Gold Card program builds customer loyalty and serves to make us a destination retailer. We also benefit from product advertising paid for entirely by third-party vendors, which that promotes their products and identifies our locations as a place to purchase their products.

Manufacturing and Distribution

      With our state-of-the-art manufacturing and distribution facilities supporting our retail stores, we are a low-cost, vertically integrated producer and supplier of high-quality nutritional supplements. We operate two manufacturing facilities in South Carolina and three distribution centers located in Pennsylvania, South Carolina and Arizona. Although we utilize our facilities primarily for the production of our proprietary products that are sold at GNC locations, we have available capacity to produce products for sale to third-party customers. By controlling the production and distribution of our proprietary products, we can better control costs, protect product quality, monitor delivery times and maintain appropriate inventory levels.

Industry Overview

      The U.S. nutritional supplements retail industry is large and highly fragmented, with no single industry participant accounting for more than 10% of total industry retail sales in 2002, the most recent period for which information is available. Participants include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, mail order companies and a variety of other smaller participants. The nutritional supplements sold through these channels are divided into four major product categories: sports nutrition products, diet products, VMHS and specialty supplements. Most supermarkets, drugstores and mass merchants have narrow nutritional supplement product offerings, limited primarily to simple vitamins and herbs, with less knowledgeable sales associates than specialty retailers. We believe that these merchants’ share of the nutritional supplements market over the last five years has remained relatively constant.

      During the 1990s, our industry underwent a period of rapid expansion. From 1990 to 2002, industry retail sales grew at a compound annual growth rate of 10.0%, with the most rapid growth in the early 1990s. Total retail sales in the industry reached approximately $18.8 billion in 2002 and were estimated to grow at a compound annual growth rate of 3.7% from that time through 2008. Several demographic, healthcare and lifestyle trends are expected to drive the continued growth of the nutritional supplements industry. These trends include:

•	Aging Population: The average age of the U.S. population is increasing. U.S. Census Bureau data indicates that the number of Americans age 55 or older is expected to increase by 19% from 2003 to 2010. We believe that consumers over the age of 55 are significantly more likely to use VMHS products than younger persons.

•	Rising Healthcare Costs and Use of Preventive Measures: Healthcare related costs have increased substantially in the United States. According to a leading healthcare provider, private health insurance premiums increased an average of 13.9% from 2002 to 2003. To reduce medical costs and avoid the complexities of dealing with the healthcare system, many consumers take preventive measures, including alternative medicines and nutritional supplements.

•	Increasing Focus on Fitness: The number of Americans belonging to health clubs has grown 23% from 29.5 million in 1998 to 36.3 million in 2002, according to the most recent trend report published by the International Health, Racquet & Sportsclub Association. We believe that fitness-oriented consumers are interested in taking sports nutrition products to increase energy, endurance and strength during exercise.

•	Increasing Incidence of Obesity: According to a 2002 study by the National Heart, Lung and Blood Institute, 61% of adults ages 20-74 are either overweight or obese. Obesity may lead to more serious health conditions, such as diabetes, heart disease and high blood pressure. An estimated 46% of adults in the United States are dieting, according to a 2003 Gallup Study of Dieting and the Market for Diet Products and Services.

Competitive Strengths

      We believe we are well positioned to capitalize on the emerging demographic, healthcare and lifestyle trends affecting our industry and to grow our revenues due to the following competitive strengths:

      Unmatched Specialty Retail Footprint. Our retail network in the United States was approximately nine times larger than that of our nearest specialty retail competitor as of March 31, 2004. The size of our retail network provides us with advantages within the fragmented nutritional supplements industry. For instance, our scale helps us to attract industry-leading vendors to sell their products in our locations, often on a preferred basis. Our extensive retail footprint in established territories also provides us with broad distribution capabilities that are difficult to replicate. Through our multiple store formats located across the United States, large franchise operations and extensive international store base, we are not dependent on any single store format or geographic location.

      Strong Brand Recognition. We have strong brand recognition within the nutritional supplements industry. According to a September 2003 Parker Awareness Tracking Study Report, an estimated 84% of the U.S. population recognizes the GNC brand name as a source of health and wellness products. We utilize extensive marketing and advertising campaigns through television, print and radio media, storefront graphics, Gold Card membership communications and point of purchase materials to strengthen our established brand name and reinforce our broad consumer recognition.

      Ability to Leverage Existing Retail Infrastructure. Our incremental retail sales result in disproportionate increases in operating income as we leverage the largely fixed cost nature of our retail operations and our high retail gross product margins. Our existing store base, stable size of our workforce and established distribution network can support higher sales volume without adding significant incremental costs.

      Extensive Product Selection. We offer an extensive mix of brands and products, including approximately 2,200 SKUs across multiple categories. This variety provides our customers with a vast selection of products to fit their specific needs and provides us with an advantage over drugstores, supermarkets and mass merchants who offer a more limited product selection. Our products include powders, bars, tablets, meal replacements, shakes and teas. With a broad range of products, our success does not depend on any one specific product or vendor. During the twelve months ended March 31, 2004, no single product accounted for more than 4.5% of our company-owned store sales.

      Innovative New Product Development. We believe that new products are a key driver of customer traffic and purchases. Interactions with our customers and raw materials vendors help us identify changes in consumer trends that, in turn, influence our development, manufacturing and marketing of new products. In March 2003, we integrated our previously decentralized product development function, creating dedicated development teams that conduct extensive market research and use scientific methods and third-party product testing to formulate new value-added products geared to specific nutritional concerns, such as heart health, digestive function and women’s health issues. This initiative has led to a meaningful increase in new product development activity. We launched 42 new proprietary products during the twelve months ended March 31, 2004, which generated $22.4 million of our net revenues during this period. At March 31, 2004, we had over 50 new products under development for launch in the remainder of 2004.

      Strong Cash Flow Generation. Our established retail infrastructure enables us to convert a high percentage of our net revenues into cash flow from operations. By combining our high cash flow from operations, low maintenance capital expenditures, franchise model for expansion, modest working capital requirements and significant plant capacity, we believe that we can generate significant cash flow to reduce our debt and continue to improve our profitability.

      Gold Card Program Customer Base. Our Gold Card program, with 4.7 million members as of March 31, 2004, has been a core promotional program for over ten years and continues to be a key driver of customer sales. During the twelve months ended March 31, 2004, 58% of U.S. company-owned store sales were generated from purchases by customers using Gold Cards. The Gold Card program also gives us access to a large database of nutritional supplement consumers and allows us to analyze consumers’ product buying patterns and develop cross-selling and up-selling opportunities. We cultivate customer loyalty through a combination of discount offers and targeted marketing efforts aimed toward our Gold Card members. We believe that our Gold Card program serves to make us a destination retailer.

      Value-Added Customer Service. Our sales associates are trained to provide guidance to customers with respect to the broad selection of products sold in our stores. We believe this level of customer service provides us with an advantage over supermarkets, drugstores and mass merchants. Our sales associates are prepared to educate customers about product features and direct them to products that will address their specific requests. In 2002, we instituted the “GNC University,” an online training program for our sales associates at our company-owned stores and for sales associates at participating franchised locations. We provide additional education and training materials through a monthly newsletter detailing new products and through interactive training modules. We also provide a wide range of nutritional information in numerous forms, including signage, brochures, and touch screen computers enabling customers to make informed purchases.

      Vertically Integrated Operational Capabilities. Our vertically integrated manufacturing, distribution and retail capabilities differentiate us from many of our competitors. Our state-of-the-art manufacturing facilities and distribution centers, combined with our retail footprint, enable us to better control costs and protect product quality. We are also better able to monitor delivery times and to maintain appropriate inventory levels for our proprietary products by controlling production scheduling and distribution.

      Experienced Management Team. Our senior management team is comprised of experienced retail executives who have, on average, been employed with us for over 14 years. Our board of directors is comprised of executives with significant experience in the retail industry.

Business Strategy

      As the largest global specialty retailer of nutritional supplements, our goal is to further capitalize on the trends affecting our industry by pursuing the following initiatives:

•	leverage our unmatched specialty retail footprint to obtain additional third-party preferred distributor arrangements and position ourselves to be first-to-market with new and innovative products;

•	utilize our integrated product development capabilities to formulate new value-added products and shift our product mix to emphasize our proprietary products, which typically have higher gross product margins;

•	use our extensive Gold Card customer database to encourage customer loyalty, facilitate direct marketing, and increase cross-selling and up-selling opportunities;

•	grow our international store network by expanding our international franchise presence, which requires minimal capital expenditures;

•	continue to increase utilization of our available manufacturing capacity to produce products for sale to third-party vendors; and

•	leverage our existing store base, work force and distribution network as we generate incremental sales.

      We believe that implementation of these strategies will enable us to drive sales growth, enhance our profitability and generate strong cash flow from operations.

Business Segments

      We generate revenues primarily from our three business segments, Retail, Franchise and Manufacturing/ Wholesale. The following chart outlines our business segments and the historical contribution to our consolidated revenues by those segments, after intercompany eliminations. For a description of operating income (loss) by business segment, our total assets by business segment, total revenues by geographic area, and total assets by geographic area, see note 23 to our consolidated financial statements included elsewhere in this prospectus.

	Predecessor						Successor		Predecessor		Successor

					Period from				Three		Three
	Year Ended December 31,				January 1,		27 Days		Months		Months
					2003 to		Ended		Ended		Ended
					December 4,		December 31,		March 31,		March 31,
	2001		2002		2003		2003		2003		2004

(dollars in millions)
Retail	$1,123.1	74.4%	$1,068.6	75.0%	$993.3	74.1%	$66.2	74.1%	$266.4	75.9%	$279.6	75.1%
Franchise	273.1	18.1	256.1	18.0	241.3	18.0	14.2	15.9	59.7	17.0	64.2	17.2
Manufacturing/ Wholesale	112.9	7.5	100.3	7.0	105.6	7.9	8.9	10.0	25.0	7.1	28.8	7.7

Total	$1,509.1	100.0%	$1,425.0	100.0%	$1,340.2	100.0%	$89.3	100.0%	$351.1	100.0%	$372.6	100.0%

Retail

      Our Retail segment generates revenues from sales of products to customers at our company-owned stores in the United States and Canada.

     Locations

      As of December 31, 2003, we operated 2,684 company-owned stores across 50 states and in Canada, Puerto Rico and Washington DC. Most of our U.S. company-owned stores are between 1,000 and 2,000 square feet and are located primarily in shopping malls and strip shopping centers. Traditional mall and strip mall locations typically generate a large percentage of our total retail sales. All of our company-owned stores follow one of two consistent formats, one for mall locations and one for strip shopping center locations. Our store graphics are periodically redesigned to better identify with our GNC customers and provide product information to allow the consumer to make educated decisions regarding product purchases and usage. Our product labeling is consistent within our product lines and the stores are designed to present a unified approach to packaging with emphasis on added information for the consumer. In addition, in the fourth quarter of 2002 we completed a store reset and upgrade program for all of our company-owned stores to create a more modern and customer-friendly layout, while promoting our GNC Live Well theme. As part of the store reset and upgrade program, we redesigned our floor layouts to create one-stop stations where our customers can locate a variety of products to address their specific needs.

     Products

      We offer a wide range of high-quality nutritional supplements sold under our GNC proprietary brand names, including, Mega Men, Pro Performance, Total Lean and Preventive Nutrition, and under nationally recognized third-party brand names, including Muscletech, EAS and Atkins. We operate in four major nutritional supplement categories: sports nutrition products, diet products, VMHS and specialty supplements. We offer an extensive mix of brands and products, including approximately 2,200 SKUs across multiple categories. This variety is designed to provide our customers with a vast selection of products to fit their specific needs. Sales of our proprietary brands at our company-owned stores represented approximately 43% of our net retail product revenues for the twelve months ended March 31, 2004.

      Products are delivered to our retail stores through our distribution operations located in Leetsdale, Pennsylvania; Anderson, South Carolina; and Phoenix, Arizona. Our distribution centers support our company-owned stores as well as franchised stores and Rite Aid locations. Our distribution fleet delivers raw materials and components to our manufacturing facilities and delivers our finished goods and third-party products through our distribution centers to our company-owned and domestic franchised stores on a weekly and biweekly basis, depending on sales volume of the store. Each of our distribution centers has a quality control department that monitors products received from our vendors to determine if they meet our requirements.

      Based on data collected from our point of sale systems (POS), below is a comparison of our domestic retail product sales by major product category and the respective percentage of our retail supplement sales for the period shown:

	Year Ended December 31,						Three Months		Three Months
							Ended		Ended
							March 31,		March 31,
	2001		2002		2003(1)		2003		2004

(dollars in millions)
Sports Nutrition Products	287.5	26.5%	288.7	28.1%	300.9	29.8%	77.8	30.4%	81.5	30.6%
Diet Products	289.2	26.7%	267.1	26.0%	265.6	26.3%	66.4	25.9%	61.7	23.2%
VMHS	273.1	25.2%	252.8	24.6%	238.4	23.6%	62.6	24.4%	63.7	23.9%
Specialty Supplements	148.9	13.7%	139.8	13.6%	126.6	12.5%	32.3	12.6%	33.3	12.5%
Other	85.0	7.8%	77.8	7.6%	78.4	7.8%	17.1	6.7%	26.0	9.8%

Total	1,083.7	100.0%	1,026.2	100.0%	1,009.9	100.0%	256.2	100.0%	266.2	100.0%

(1)	2003 data calculated on a combined basis, by adding data for the period from January 1, 2003 through December 4, 2003 to data for the 27 days ended December 31, 2003.

Sports Nutrition Products

      Sports nutrition products are designed to be taken in conjunction with an exercise and fitness regimen. Our target consumer for sports nutrition products is the 18-49 year old male. We typically offer a broad selection of sports nutrition products, such as protein and weight gain powders, sports drinks, sports bars, and high potency vitamin formulations, including GNC brands such as Pro Performance and popular third-party products such as NO2®.

Diet and Weight Management Products

      Diet products consist of various formulas designed to supplement the diet and exercise plans of weight conscious consumers. Our target consumer for diet products is the 18-49 year old female. We typically offer a variety of diet products, including pills, meal replacements, shakes, diet bars and teas. Our retail stores offer our proprietary and third-party products suitable for different diet and weight management approaches, including low-carbohydrate products and products designed to increase thermogenesis and metabolism. We also offer several ephedra-free diet products, including our Total Lean and our Body AnswersTM product lines.

VMHS

      We sell vitamins and minerals in single nutrient and multi-nutrient form and in different potency levels. Our vitamin and mineral products are available in tablets, soft gelatin and hard-shell capsules and powder forms. Many of our special vitamin and mineral formulations, such as Mega Men and Ultra Mega®, are only available at GNC locations. In addition to our selection of VMHS products with unique formulations, we also offer the full range of standard “alphabet” vitamins. We sell herbal supplements in various solid dosage and soft gelatin capsules, tea and liquid forms. We have consolidated our traditional herbal offerings under a single umbrella brand, Herbal Plus®. In addition to the Herbal Plus line, we offer a full line of whole food-based supplements and top selling herb and natural remedy products. Our target consumers for VMHS are women over the age of 35.

Specialty Supplements

      Specialty supplements is a catch-all category for nutritional supplements that do not fit within the bounds of the other nutritional supplement categories. Specialty supplements include glucosamine and melatonin products, as well as products that are designed to provide nutritional support to specific areas of the body. Our target consumers for specialty supplements are women over the age of 35. Many of our specialty supplements have ingredients unique to our formulations that are not available at other outlets. Our specialty supplements particularly emphasize recent third party research and available literature regarding the positive benefits from certain ingredients. Our comprehensive Preventive Nutrition product line includes Heart AdvanceTM, a product designed to support healthy heart and blood vessel function, Triple CleanseTM, a product designed to support healthy digestive function, and Fast Flex, a product designed to provide comprehensive joint support. Our specialty supplements are located in designated wall areas that include information and other products that offer a comprehensive solution to meet a customer’s particular nutritional concerns.

Product Development

      We believe a key driver of customer traffic and purchases is the introduction of new products. According to the 2003 Parker Awareness Tracking Study, 49% of consumers surveyed rated the availability of “new, innovative products” as extremely or very important when making purchase decisions and rated this as one of our competitive strengths. We identify changing customer trends through interactions with our customers and leading industry vendors to assist in the development, manufacturing and marketing of our new products. We develop proprietary products independently and through the collaborative effort of our dedicated development team. During 2003, we targeted our product development efforts on sports nutrition products, diverse diet products and specialty supplements, including ephedra-free and low-carbohydrate weight management products and new sports formulas and delivery systems. We launched 42 new proprietary products during the twelve months ended March 31, 2004. At March 31, 2004, we had over 50 new products under development for launch during the remainder of 2004.

Franchise

      Our Franchise segment is comprised of our domestic and international franchise operations. Our Franchise segment generates revenues from franchise activities primarily through product sales to franchisees, royalties on franchise retail sales and franchise fees.

      As a means of enhancing our operating performance and building our store base, we began opening franchised locations in 1988. As of March 31, 2004, there were 2,008 franchised stores operating, including 1,342 stores in the United States and Canada and 666 stores operating in other international locations. Approximately 88% of our franchises in the United States as of March 31, 2004 were in strip mall shopping centers and are typically between 1,200 and 1,800 square feet. The international franchised stores are smaller, typically an average of 750 square feet and, depending upon the country and cultural preferences, are located in mall, strip mall shopping center, street or store-within-a-store locations. All of our franchised stores in the United States were recently reset in the same manner as our company-owned stores. Typically, our international stores have a store format and signage similar to our U.S. franchised stores. To assist our franchisees in the successful operation of their stores and to protect our brand image, we offer site selection, construction assistance, accounting services and a three-part training program, which consists of classroom instruction, training in a company-owned location and actual on-site training after the franchised store opens. We enjoy strong relationships with our franchisees, as evidenced by our franchisee renewal rate of over 98% between 2000 and 2003. In addition, we do not have heavy reliance on any single franchise operator in the United States, as the largest franchisee owns and/or operates 11 store locations.

      All of our franchised stores in the United States offer both our proprietary products and third-party products, with a product selection similar to that of our company-owned stores. Our international franchised stores offer a more limited product selection than our franchised stores in the United States. Products are distributed to our franchised stores in the United States through our distribution centers and transportation fleet in the same manner as our company-owned stores.

Franchises in the United States

      Franchise revenues from our franchisees in the United States accounted for approximately 85% of our franchise revenues for the 12 months ended March 31, 2004. In 2004, new franchisees in the United States are required to pay an initial fee of $40,000 for a franchise license. Existing GNC franchise operators may purchase an additional franchise license for a fee of $30,000. We typically offer limited financing to qualified franchisees in the United States for terms up to five years. Once a store is established, franchisees are required to pay us a continuing royalty of 6% of sales and contribute 3% of sales to a national advertising fund. Our standard franchise agreements for the United States are effective for a ten-year period with two five-year renewal options. At the end of the initial term and each of the renewal periods, the renewal fee is 33% of the franchisee fee that is then in effect. The franchise renewal option is at our election for all franchise agreements executed after December 1995. Our franchisees in the United States receive limited geographical exclusivity and are required to follow the GNC store format.

      Franchisees must meet certain minimum standards and duties prescribed by our franchise operations manual and we conduct periodic field visit reports to ensure our minimum standards are maintained. Generally, we enter into a five-year lease with two five-year renewal options with landlords for our franchised locations in the United States. This allows us to secure space at cost-effective rates, which we sublease to our franchisees at cost. By subleasing to our franchisees, we have greater control over the location and have greater bargaining power for lease negotiations than an individual franchisee typically would have, and we can elect not to renew subleases for underperforming locations. If a franchisee does not meet specified performance and appearance criteria, the franchise agreement specifies the procedures under which we are permitted to terminate the franchise agreement. In these situations, we may take possession of the location, inventory, and equipment, and operate the store as a company-owned store or re-franchise the location. Our U.S. franchise agreements and operations in the United States are regulated by the FTC. See “— Government Regulation — Franchise Regulation.”

International Franchises

      Franchise revenues from our international franchises accounted for approximately 15% of our franchise revenues for the 12 months ended March 31, 2004. In 2004, new international franchisees were required to pay an initial fee of $20,000 for a franchise license for each store and continuing royalty fees of 5% of sales. Our franchise program has enabled us to expand into international markets with limited capital expenditures. We expanded our international presence from 457 international franchised locations at the end of 2001 to 666 international locations as of March 31, 2004, without incurring any capital expenditures related to such expansion. Our international franchised stores generate sales per square foot of store space comparable to domestic store locations. However, we typically generate less revenues from franchises outside the United States due to lower international royalty rates and a smaller percentage of products that are purchased by the franchisees from us.

      Franchisees in international locations enter into development agreements with us for either full size stores or a store-within-a-store at a host location. The development agreement grants the franchisee the right to develop a specific number of stores in a territory, often an entire country. The international franchisee then enters into a franchise agreement for each location. The full-size store franchise agreement has an initial ten-year term with two five-year renewal options. At the end of the initial term and each of the renewal periods, the international franchisee has the option to renew the agreement at 33 1/3% of the franchise fee that is then in effect. Franchise agreements for international store-within-a-store locations have an initial term of five years, with two five-year renewal options. At the end of the initial term and each of the renewal periods, the international franchisee of a store-within-a-store location has the option to renew the agreement for 50% of the franchise fee that is then in effect. Our international franchisees often receive exclusive franchising rights to the entire country franchised, excluding military bases. Our international franchisee must meet minimum standards and duties similar to our U.S. franchisees and our international franchise agreements and international operations may be regulated by various state, local and international laws. See “— Government Regulation — Franchise Regulation.”

Manufacturing/Wholesale

      Our Manufacturing/ Wholesale segment is comprised of our manufacturing operations in South Carolina and our wholesale sales business. This segment supplies our Retail and Franchise segments as well as various third parties with finished products. Our Manufacturing/ Wholesale segment generates revenues through sales of manufactured products to third parties, generally for third-party private label brands, and the sale of our proprietary and third-party brand products to Rite Aid and drugstore.com.

Manufacturing

      Our state-of-the-art manufacturing and distribution facilities support our Retail and Franchise segments and enable us to control the production and distribution of our proprietary products, better control costs, protect product quality, monitor delivery times and maintain appropriate inventory levels. We operate two main manufacturing facilities, one in Greenville, South Carolina and one in Anderson, South Carolina. We utilize our plants primarily for the production of proprietary products. Our manufacturing operations are designed to allow low-cost production of a variety of products of different quantities, sizes and packaging configurations while maintaining strict levels of quality control. Our manufacturing procedures are designed to promote consistency and quality in our finished goods. We conduct sample testing on raw materials and finished products, including weight, purity and microbiological testing. Our manufacturing facilities also service our wholesale operations, including the manufacture and supply of Rite Aid private label products for distribution to Rite Aid locations. We also use our available capacity at these facilities to produce products for sale to third-party customers. Our distribution fleet delivers raw materials and components to our manufacturing facilities and delivers our finished goods and third-party products to our distribution centers.

Wholesale

Store-Within-a-Store Locations

      To increase brand awareness and promote access to customers who may not frequent specialty nutrition stores, we entered into a strategic alliance with Rite Aid to open GNC store-within-a-store locations. As of March 31, 2004, we had 987 store-within-store locations. Through this strategic alliance, we generate revenues from sales to Rite Aid of our products at wholesale prices, the manufacture of Rite Aid private label products and retail sales of consignment inventory. We are Rite Aid’s sole supplier for the PharmAssure vitamin brand and a number of Rite Aid private label supplements. We recently extended our alliance with Rite Aid through April 30, 2009, with its commitment to open 300 new store-within-a-store locations by December 31, 2006.

Distribution Agreement with drugstore.com

      We have an Internet distribution agreement with drugstore.com, inc. Through this strategic alliance, drugstore.com became the exclusive Internet retailer of our proprietary products, the PharmAssure vitamin brand and certain other nutritional supplements. The initial term of the agreement expires in July 2009, subject to early termination provisions, and the exclusivity period expires in June 2005. This alliance allows us to access a larger customer base, who may not otherwise live close to, or have the time to visit, a GNC store. We generate revenues from the distribution agreement with drugstore.com through sales of our proprietary and third-party products on a wholesale basis and through retail sales of certain other products on a consignment basis.

      Our wholesale operations, including our Rite Aid and drugstore.com wholesale operations, are supported by our Anderson distribution center. Products are delivered to our store-within-a-store locations in a manner similar to our company-owned stores.

Competition

      The U.S. nutritional supplements retail industry is a large, highly fragmented and growing industry, with no single industry participant accounting for more than 10% of total industry retail sales. Competition is based primarily on price, quality and assortment of products, customer service, marketing support and availability of new products.

      We compete with publicly owned and privately owned companies, which are highly fragmented in terms of geographical market coverage and product categories. We compete with other specialty retailers, including

Vitamin World and Vitamin Shoppe®, supermarkets, drugstores, mass merchants, multi-level marketing organizations, mail order companies and a variety of other smaller participants. In addition, the market is highly sensitive to the introduction of new products, including various prescription drugs, which may rapidly capture a significant share of the market. In the United States, we also compete with supermarkets, drugstores and mass merchants with heavily advertised national brands manufactured by large pharmaceutical and food companies, as well as with the Nature’s Bounty and Nature’s Wealth brands, sold by Vitamin World and other retailers. Our international competitors also include large international pharmacy chains and major international supermarket chains as well as other large U.S.-based companies with international operations. Our wholesale and manufacturing operations also compete with other wholesalers and manufacturers of third-party nutritional supplements such as Tree of Life and Leiner Health Products.

Trademarks And Other Intellectual Property

      We believe trademark protection is particularly important to the maintenance of the recognized brand names under which we market our products. We own or have rights to material trademarks or trade names that we use in conjunction with the sale of our products, including the GNC brand name. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. We protect our intellectual property rights through a variety of methods, including trademark, patent and trade secret laws, as well as confidentiality agreements and proprietary information agreements with vendors, employees, consultants and others who have access to our proprietary information. Protection of our intellectual property often affords us the opportunity to enhance our position in the marketplace by precluding our competitors from using or otherwise exploiting our technology and brands. We are also a party to several intellectual property license agreements relating to certain of our products. For example, several of our products are covered by patents which we license from Royal Numico, N.V. The scope and duration of our intellectual property protection varies throughout the world by jurisdiction and by individual product.

Insurance And Risk Management

      We purchase insurance to cover standard risks in the nutritional supplements industry, including policies to cover general and products liability, workers compensation, auto liability and other casualty and property risks. Our insurance rates are based on our safety record as well as trends in the insurance industry. We also maintain workers compensation insurance and auto insurance policies that are retrospective in that the cost per year will vary depending on the frequency and severity of claims in the policy year. Prior to the Acquisition, we were covered by certain of Numico USA, Inc.’s insurance policies. Following the consummation of the Acquisition, we obtained our own insurance policies to replace those policies that were covered by Numico USA, Inc.’s policies, including policies for general and products liability. We currently maintain products liability insurance with a deductible/retention of $1.0 million per claim with an aggregate cap on retained losses of $10.0 million, and general liability insurance with a deductible/retention of $100,000 per occurrence with an aggregate cap on retained losses of $600,000.

      We face an inherent risk of exposure to product liability claims in the event that, among other things, the use of our products results in injury. With respect to product liability coverage, we expect to carry insurance coverage typical of our industry and product lines. Our coverage involves self-insured retentions with primary and excess liability coverage above the retention amount. We have the ability to refer claims to our vendors and their insurers to pay the costs associated with any claims arising from such vendors’ products. Our insurance covers such claims that are not adequately covered by a vendor’s insurance and provides for excess secondary coverage above the limits provided by our product vendors.

      We self-insure certain property and casualty risks due to our analysis of the risk, the frequency and severity of a loss, and the cost of insurance for the risk. We believe that the amount of self-insurance is not significant and will not have an adverse impact on our performance.

Employees

      As of March 31, 2004, we had a total of 5,196 full-time and 9,055 part-time employees, of whom approximately 12,413 were employed in our Retail segment; 40 were employed in our Franchise segment;

1,269 were employed in our Manufacturing/ Wholesale segment; 529 were employed in corporate support functions. None of our employees belongs to a union or is a party to any collective bargaining or similar agreement. We consider our relationships with our employees to be good.

Properties

      In our Retail segment, there were 2,684 company-owned stores operating in the United States and Canada as of March 31, 2004. All but one of our stores are located on leased premises that typically range in size from 1,000 to 2,000 square feet. In our Franchise segment, substantially all of our 1,342 franchised stores in the United States and Canada are located on premises we lease, and then sublease to our respective franchisees. All of our 666 franchised stores in other international locations are owned or leased directly by our franchisees. No single store is material to our operations.

      As of March 31, 2004, our company-owned and franchised stores in the United States and Canada (excluding store-within-a-store locations) and our other international franchised stores consisted of:

	Company-
	Owned
United States and Canada	Retail	Franchise	International	Franchise

Alabama	32	14	Aruba	2
Alaska	6	5	Australia	36
Arizona	45	15	Bahamas	3
Arkansas	18	6	Brazil	15
California	206	181	Brunei	1
Colorado	47	29	Cayman Islands	1
Connecticut	39	9	Chile	45
Delaware	8	10	Columbia	1
District of Columbia	6	3	Costa Rica	5
Florida	226	121	Dominican Republic	12
Georgia	88	63	Ecuador	13
Hawaii	20	2	El Salvador	8
Idaho	9	5	Guatemala	12
Illinois	87	76	Honduras	1
Indiana	49	35	Hong Kong	3
Iowa	24	10	Indonesia	22
Kansas	19	14	Israel	16
Kentucky	37	11	Japan	8
Louisiana	39	7	Kuwait	4
Maine	9	0	Lebanon	5
Maryland	55	30	Malaysia	17
Massachusetts	54	12	Mexico	167
Michigan	80	49	Panama	5
Minnesota	59	16	Peru	12
Mississippi	19	8	Philippines	42
Missouri	46	23	Saudi Arabia	32
Montana	5	3	Singapore	62
Nebraska	5	19	South Africa	8
Nevada	12	10	South Korea	15
New Hampshire	17	5	Taiwan	14
New Jersey	74	60	Thailand	29
New Mexico	21	2	Turkey	18
New York	153	61	U.S. Virgin Islands	2
North Carolina	84	47	Venezuela	30
North Dakota	6	0
Ohio	104	66
Oklahoma	31	7
Oregon	22	11
Pennsylvania	134	54
Puerto Rico	25	0
Rhode Island	12	1
South Carolina	30	27
South Dakota	5	0
Tennessee	42	37
Texas	201	93
Utah	23	8
Vermont	5	0
Virginia	86	31
Washington	49	23
West Virginia	25	3
Wisconsin	47	12
Wyoming	4	1
Canada	135	7

Total	2,684	1,342	Total	666

      In our Manufacturing/ Wholesale segment, we lease facilities for manufacturing, packaging, warehousing, and distribution operations. The majority of our manufacturing of GNC proprietary products occurs at a 230,000 square foot facility in Greenville, South Carolina. We also lease a 630,000 square foot complex located in Anderson, South Carolina, for packaging, materials receipt, lab testing, warehousing, and distribution. Both the Greenville and Anderson facilities are leased on a long-term basis pursuant to “fee-in-lieu-of-taxes” arrangements with the counties in which the facilities are located, but we retain the right to purchase each of the facilities at any time during the lease for $1.00, subject to a loss of tax benefits. We also lease a 210,000 square foot distribution center in Leetsdale, Pennsylvania and a 112,000 square foot distribution center in Phoenix, Arizona. We conduct additional manufacturing that we perform for wholesalers or retailers of third-party products, as well as certain additional warehousing at a leased facility located in New South Wales, Australia.

      We also lease four small regional sales offices in Clearwater, Florida; Fort Lauderdale, Florida; Laguna Hills, California; and Mississauga, Ontario. None of the regional sales offices is larger than 5,000 square feet. Our 253,000 square foot corporate headquarters in Pittsburgh, Pennsylvania is owned by Gustine Sixth Avenue Associates, Ltd., a Pennsylvania limited partnership, of which General Nutrition, Incorporated, one of our subsidiaries, is a 50% limited partner. The partnership’s ownership of the land and buildings, and the partnership’s interest in the ground lease to General Nutrition, Incorporated, are all encumbered by a mortgage in the original principal amount of $17.9 million, with an outstanding balance of $13.9 million as of March 31, 2004.

Environmental

      We are subject to numerous federal, state, local and foreign environmental laws and regulations governing our operations, including the handling, transportation and disposal of our products, and our non-hazardous and hazardous substances and wastes, as well as emissions and discharges into the environment, including discharges to air, surface water and groundwater. Failure to comply with such laws and regulations could result in costs for corrective action, penalties or the imposition of other liabilities. Changes in laws or the interpretation thereof or the development of new facts could also cause us to incur additional capital and operation expenditures to maintain compliance with environmental laws and regulations. We also are subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment without regard to fault or knowledge about the condition or action causing the liability. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of previously owned or operated properties, or properties to which substances or wastes were sent by current or former operations at our facilities. The presence of contamination from such substances or wastes could also adversely affect our ability to sell or lease our properties, or to use them as collateral for financing. From time to time, we have incurred and are incurring costs and obligations for correcting environmental noncompliance matters and for remediation at or relating to certain of our properties. We believe we have complied with, or are currently complying with, our environmental obligations to date and that such liabilities will not have a material adverse effect on our business or financial performance. However, we cannot assure you that future liabilities and obligations will not have a material adverse effect on our business operations or financial condition.

Legal Proceedings

      We are from time to time engaged in litigation. We regularly review all pending litigation matters in which we are involved and establish reserves deemed appropriate by management for these litigation matters. However, some of these matters are material and an adverse outcome in these matters could have a material impact on our financial condition and operating results.

      As a manufacturer and retailer of nutritional supplements and other consumer products that are ingested by consumers or applied to their bodies, we have been and are currently subjected to various product liability claims. Although the effects of these claims to date have not been material to us, it is possible that current and future product liability claims could have a material adverse impact on our financial condition and operating results. We currently maintain product liability insurance with a deductible/retention of $1.0 million per claim with an aggregate cap on retained loss of $10 million per claim. We generally seek to obtain contractual indemnification from parties that supply raw materials for our products or that manufacture or market products we sell, and to be added as additional insured under these parties’ insurance policies. We are also entitled to indemnification by Royal Numico, N.V. and Numico USA, Inc. for certain losses arising from claims related to products containing ephedra or Kava Kava sold prior to December 5, 2003. Any such indemnification or insurance is limited by its terms and any such indemnification, as a practical matter, is limited to the creditworthiness of the indemnifying party and its insurer, and the absence of significant defenses by the insurers. See “Risk Factor — Risks Relating to Our Business and Operations — Products Liability — We may incur material products liability and products recall costs.”

      Ephedra (Ephedrine Alkaloids). As of June 18, 2004, we have been named as a defendant in 118 cases involving the sale of third-party products that contain ephedra. Ephedra products have been the subject of adverse publicity and regulatory scrutiny in the United States and other countries relating to alleged harmful effects, including the deaths of several individuals. In early 2003, we instructed all of our locations to stop selling products containing ephedra that were manufactured by GNC or one of our affiliates. Subsequently, we instructed all of our locations to stop selling any products containing ephedra by June 30, 2003. In April 2004, the FDA banned the sale of products containing ephedra. All claims to date have been tendered to the third-party manufacturer or to our insurer and we have incurred no expense to date with respect to litigation involving ephedra products. Furthermore, we are entitled to indemnification by Royal Numico N.V. and Numico USA, Inc. for certain losses arising from claims related to products containing ephedra sold prior to December 5, 2003.

      Pro-Hormone/Androstenedione. On July 29, 2001, substantially identical class action lawsuits were filed in the state courts of the States of Florida, New York, New Jersey, Pennsylvania and Illinois against us and various manufacturers of products containing pro-hormones, including androstenedione. On March 20, 2004, a similar lawsuit was filed in California. Plaintiffs allege that we have distributed or published periodicals that contain advertisements claiming that the various pro-hormone products promote muscle growth. The complaint alleges that we knew the advertisements and label claims promoting muscle growth were false, but nonetheless continued to sell the products to consumers. We have tendered these cases to the various manufacturers for defense and indemnification. Based upon the information available to us at the present time, we believe that these matters will not have a material adverse effect upon our liquidity, financial condition or results of operations.

      “Best By” Litigation. In November 2001, substantially identical class action lawsuits were filed in the state courts of the States of Florida, Connecticut and Pennsylvania alleging that we have engaged in a continuous practice of including false and misleading “best by” dates on our product labels and/or selling products after the expiration of the purported “best by” dates. By agreement of the parties, the Connecticut and Pennsylvania actions have been stayed pending the outcome of the Florida case. The Florida case was submitted to mediation but no resolution was obtained. In April 2004, the plaintiffs in the Florida case abandoned the lawsuit. The plaintiffs in the Connecticut and Pennsylvania actions have not taken any subsequent action to move the case forward. Furthermore, we are entitled to indemnification by Royal Numico N.V. and Numico USA, Inc. for certain losses arising from all claims related to this litigation. Based upon the information available to us at the present time, we believe that these matters will not have a material adverse effect upon our liquidity, financial condition or results of operations.

      California Wage Claim. On November 2, 2001, Matthew Capelouto, a former store manager in California, filed a putative class action lawsuit in the Superior Court of California, Orange County. The lawsuit alleges that we misclassified store managers at our company-owned stores in California as exempt from overtime requirements and/or required them to work off the clock, and failed to pay them overtime, in violation of California’s wage and hour laws. On October 23, 2003, an amended complaint was filed, adding another named plaintiff, Lamar Wright, as well as claims for failure to provide required meal periods and rest periods for GNC managers at company-owned stores in California. On May 13, 2004, we entered into an agreement in principal to settle the claims of the putative class members, without admitting any liability, for a total payment of approximately $4.6 million, inclusive of class counsel’s attorneys’ fees, costs and expenses, plus up to $20,000 of the costs of settlement administration. The settlement is subject to approval by the court and the plaintiff’s class. Moreover, we have the right to rescind the settlement if more than 10% of the putative class members opt out of the settlement.

      Wage and Hour Claim. On or about May 10, 2004, seven former employees brought an action in the United States District Court for the Southern District of New York on behalf of themselves and a purported class of other similarly situated former employees employed by GNC within the last six years and who allegedly worked but were not paid overtime for hours worked in excess of 40 hours per week. The complaint is brought under the federal Fair Labor Standards Act and New York State Labor Law. Based on the information available to us at the present time, we believe that this matter will not have a material adverse effect upon our liquidity, financial condition or results of operations.

Government Regulation

Product Regulation

Domestic

      The processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to regulation by one or more federal agencies, including the Food and Drug Administration (“FDA”), the Federal Trade Commission (“FTC”), the Consumer Product Safety Commission, the United States Department of Agriculture and the Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities in which our products are sold. Pursuant to the Federal Food, Drug, and Cosmetic Act (“FDCA”), the FDA regulates the processing, formulation, safety, manufacture, packaging, labeling and distribution of dietary supplements, (including vitamins, minerals, herbs) and over-the-counter drugs. The FTC has jurisdiction to regulate the advertising of these products.

      The FDCA has been amended several times with respect to dietary supplements, in particular by the Dietary Supplement Health and Education Act of 1994 (“DSHEA”). DSHEA established a new framework governing the composition, safety, labeling and marketing of dietary supplements. “Dietary supplements” are defined as vitamins, minerals, herbs, other botanicals, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, metabolites, constituents, extracts or combinations of such dietary ingredients. Generally, under DSHEA, dietary ingredients that were on the market prior to October 15, 1994 may be used in dietary supplements without notifying the FDA. “New” dietary ingredients (i.e., dietary ingredients that were “not marketed in the United States before October 15, 1994”) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been “present in the food supply as an article used for food” without being “chemically altered.” A new dietary ingredient notification must provide the FDA evidence of a “history of use or other evidence of safety” establishing that use of the dietary ingredient “will reasonably be expected to be safe.” A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient. There is no certainty that the FDA will accept any particular evidence of safety for any new dietary ingredient. The FDA’s refusal to accept such evidence could prevent the marketing of such dietary ingredients.

      The FDA issued a consumer warning in 1996, followed by proposed regulations in 1997, covering dietary supplements that contain ephedra or its active substance, ephedrine alkaloids. In February 2003, the Department of Health and Human Services, announced a series of actions that the Department of Health and Human Services and the FDA plan to execute with respect to products containing ephedra, including the solicitation of evidence regarding the significant or unreasonable risk of illness or injury from dietary supplements containing ephedra and the immediate execution of a series of actions against ephedra making unsubstantiated claims about sports performance enhancement. In addition, many states proposed regulations and three states enacted laws restricting the promotion and distribution of ephedra-containing dietary supplements. The botanical ingredient ephedra was formerly used in several third party and private label dietary supplement products. In January 2003, we began focusing our diet category on products that would replace ephedra products. In early 2003, we instructed all of our locations to stop selling products containing ephedra that were manufactured by GNC or one of our affiliates. Subsequently, we instructed all of our locations to stop selling any products containing ephedra by June 30, 2003. Sales of products containing ephedra amounted to approximately $35.2 million, or 3.3% of our retail sales, in 2003 and approximately $182.9 million, or 17.1% of our retail sales, in 2002. In February 2004, the FDA issued a final regulation declaring dietary supplements containing ephedra illegal under the FDCA because they present an unreasonable risk of illness or injury under the conditions of use recommended or suggested in labeling, or if no conditions of use are suggested or recommended in labeling, under ordinary conditions of use. The rule took effect on April 12, 2004 and bans the sale of dietary supplement products containing ephedra. Similarly, the FDA issued a consumer advisory in 2002 with respect to dietary supplements that contain the ingredient Kava, and the FDA is currently investigating adverse effects associated with ingestion of this ingredient. One of our former subsidiaries, Nutra Manufacturing, Inc. (f/k/a Nutricia Manufacturing USA, Inc.), manufactured products containing Kava Kava from December 1995 until August 2002. All stores were instructed to stop selling products containing Kava Kava in December 2002. The FDA could take similar actions against other products or product ingredients which it determines present an unreasonable health risk to consumers.

      DSHEA permits “statements of nutritional support” to be included in labeling for dietary supplements without FDA premarket approval. Such statements must be submitted to FDA within 30 days of marketing and must bear a label disclosure that “This statement has not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease.” Such statements may describe how a particular dietary ingredient affects the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well-being, but may not expressly or implicitly represent that a dietary supplement will diagnose, cure, mitigate, treat, or prevent a disease. A company that uses a statement of nutritional support in labeling must possess scientific evidence substantiating that the statement is truthful and not misleading. If the FDA determines that a particular statement of nutritional support is an unacceptable drug claim or an unauthorized version of a disease claim for a food product, or if the FDA determines that a particular claim is not adequately supported by existing scientific data or is false or misleading, we would be prevented from using the claim.

      In addition, DSHEA provides that so-called “third-party literature,” e.g., a reprint of a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits, may be used “in connection with the sale of a dietary supplement to consumers” without the literature being subject to regulation as labeling. Such literature must not be false or misleading; the literature may not “promote” a particular manufacturer or brand of dietary supplement; and a balanced view of the available scientific information on the subject matter must be presented. If the literature fails to satisfy each of these requirements, we may be prevented from disseminating such literature with our products, and any dissemination could subject our product to regulatory action as an illegal drug.

      We expect that the FDA will adopt in the near future the final regulations, proposed on March 13, 2003, regarding Good Manufacturing Practice in manufacturing, packing, or holding dietary ingredients and dietary supplements, authorized by DSHEA. Good Manufacturing Practice regulations will require dietary supplements to be prepared, packaged and held in compliance with strict rules, and will require quality control provisions similar to those in the Good Manufacturing Practice regulations for drugs. We or our third-party supplier or vendors may not be able to comply with the new rules without incurring substantial additional expenses.

      The FDA has broad authority to enforce the provisions of the FDCA applicable to dietary supplements, including powers to issue a public warning letter to a company, to publicize information about illegal products, to request a recall of illegal products from the market, and to request the Department of Justice to initiate a seizure action, an injunction action, or a criminal prosecution in the United States courts. The regulation of dietary supplements may increase or become more restrictive in the future.

      Legislation has been introduced in Congress to impose substantial new regulatory requirements for dietary supplements, e.g., S.722, S.1538, S.1780, H.R. 3377 and H.R. 3866. S.722 would impose adverse event reporting, postmarket surveillance requirements, FDA reviews of dietary supplement ingredients, and other requirements. H.R. 3377 would impose similar requirements as well as safety testing and records inspection. S.1538 would increase FDA appropriations to allow full implementation and enforcement of

DSHEA. S.1780 and H.R. 3866 would subject specified anabolic steroid substances currently used in some dietary supplements, such as “andro,” to the requirements of the Controlled Substances Act. The dietary supplement industry supports S.1538, S.1780, and H.R. 3866. If enacted, S.722 and H.R. 3377 could raise our costs and hinder our business.

      The FTC exercises jurisdiction over the advertising of dietary supplements. In recent years, the FTC has instituted numerous enforcement actions against dietary supplement companies for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. We continue to be subject to three consent orders issued by the FTC. In 1984, the FTC instituted an investigation of General Nutrition, Incorporated, one of our subsidiaries, alleging deceptive acts and practices in connection with the advertising and marketing of certain of its products. General Nutrition, Incorporated accepted a proposed consent order which was finalized in 1989, under which it agreed to refrain from, among other things, making certain claims with respect to certain of its products unless the claims are based on and substantiated by reliable and competent scientific evidence. We also entered into a consent order in 1970 with the FTC, which generally addressed “iron deficiency anemia” type products. As a result of routine monitoring by the FTC, disputes arose concerning its compliance with these orders, and with regard to advertising for certain hair care products. While General Nutrition, Incorporated believes that, at all times, it operated in material compliance with the orders, it entered into a settlement in 1994 with the FTC to avoid protracted litigation. As a part of this settlement, General Nutrition, Incorporated entered into a consent decree and paid, without admitting liability, a civil penalty in the amount of $2.4 million and agreed to adhere to the terms of the 1970 and 1989 consent orders and to abide by the provisions of the settlement document concerning hair care products. We do not believe that future compliance with the outstanding consent decrees will materially affect our business operations. In 2000, the FTC amended the 1970 order to clarify language in the 1970 order that was believed to be ambiguous and outmoded.

      The FTC continues to monitor our advertising and, from time to time, requests substantiation with respect to such advertising to assess compliance with the various outstanding consent decrees and with the Federal Trade Commission Act. Our policy is to use advertising that complies with the consent decrees and applicable regulations. We review all products brought into our distribution centers to assure that such products and their labels comply with the consent decrees. We also review the use of third-party point of purchase materials such as store signs and promotional brochures. Nevertheless, there can be no assurance that inadvertent failures to comply with the consent decrees and applicable regulations will not occur. Approximately 20% of the products sold by franchised stores are purchased by franchisees directly from other vendors and these products do not flow through our distribution centers. Although franchise contracts contain strict requirements for store operations, including compliance with federal, state, and local laws and regulations, we cannot exercise the same degree of control over franchisees as we do over our company-owned stores. As a result of our efforts to comply with applicable statutes and regulations, we have from time to time reformulated, eliminated or relabeled certain of our products and revised certain provisions of our sales and marketing program. We believe we are in material compliance with the various consent decrees and with applicable federal, state and local rules and regulations concerning our products and marketing program. Compliance with the provisions of national, state and local environmental laws and regulations has not had a material effect upon our capital expenditures, earnings, financial position, liquidity or competitive position.

Foreign

      Our products sold in foreign countries are also subject to regulation under various national, local, and international laws that include provisions governing, among other things, the processing, formulation, manufacturing, packaging, labeling, advertising and distribution of dietary supplements and over-the-counter drugs. Government regulations in foreign countries may prevent or delay the introduction, or require the reformulation, of certain of our products.

      We cannot determine what effect additional domestic or international governmental legislation, regulations or administrative orders, when and if promulgated, would have on our business in the future. New legislation or regulations may require the reformulation of certain products to meet new standards, require the recall or discontinuance of certain products not capable of reformulation, impose additional record keeping or require expanded documentation of the properties of certain products, expanded or different labeling, or scientific substantiation.

Franchise Regulation

      We must comply with regulations adopted by the FTC and with several state laws that regulate the offer and sale of franchises. The FTC’s Trade Regulation Rule on Franchising and certain state laws require that we furnish prospective franchisees with a franchise offering circular containing information prescribed by the Trade Regulation Rule on Franchising and applicable state laws and regulations.

      We also must comply with a number of state laws that regulate some substantive aspects of the franchisor-franchisee relationship. These laws may limit a franchisor’s business practices in a number of ways, including limiting the ability to:

•	terminate or not renew a franchise without good cause;

•	interfere with the right of free association among franchisees;

•	disapprove the transfer of a franchise;

•	discriminate among franchisees with regard to charges, royalties and other fees; and

•	place new stores near existing franchises.

      To date, these laws have not precluded us from seeking franchisees in any given area and have not had a material adverse effect on our operations. Bills intended to regulate certain aspects of franchise relationships have been introduced into Congress on several occasions during the last decade, but none have been enacted.

      Our international franchise agreements and franchise operations are regulated by various foreign laws, rules and regulations. To date, these laws have not precluded us from seeking franchisees in any given area and have not had a material adverse effect on our operations.

MANAGEMENT

      The following table sets forth certain information regarding our directors and executive officers as of March 31, 2004.

Name	Age	Position

Louis Mancini	58	President, Chief Executive Officer and Director
David R. Heilman	51	Executive Vice President and Chief Financial Officer
Joseph Fortunato	51	Executive Vice President and Chief Operating Officer
James M. Sander	47	Senior Vice President of Law, Chief Legal Officer and Secretary
Curtis J. Larrimer	48	Senior Vice President of Finance and Corporate Controller
Eileen D. Scott	51	Senior Vice President of Human Resources
Michael Locke	58	Senior Vice President of Manufacturing
J.J. Sorrenti	38	Senior Vice President and General Manager of Franchising
Reginald N. Steele	58	Senior Vice President of International Franchising
Susan Trimbo	48	Senior Vice President of Scientific Affairs
Margaret Alison Peet	41	Senior Vice President and National Sales Director
Tom Dowd	40	Senior Vice President of Stores
Lee Karayusuf	54	Senior Vice President of Distribution and Transportation
Peter P. Copses	45	Chairman of the Board of Directors
Andrew S. Jhawar	32	Director
George G. Golleher	56	Director
Mary Elizabeth Burton	51	Director
Robert J. DiNicola	56	Director
Edgardo A. Mercadante	48	Director
Joshua J. Harris	39	Director
Joseph W. Harch	50	Director

      Louis Mancini became our Chief Executive Officer and a member of our board of directors in December 2003 and our President in February 2004. From February 2003 until December 2003, Mr. Mancini served as Executive Vice President and Chief Marketing Officer of General Nutrition Companies, Inc. Mr. Mancini was President and Chief Executive Officer of Nutraceuticals Enterprises, LLC from March 2000 to January 2003. He was Chief Executive Officer of Omni Nutraceuticals from April 1999 to March 2000 and was its President and Chief Operating Officer from October 1998 to April 1999. Mr. Mancini was with General Nutrition Companies, Inc. from February 1977 until October 1998 and served in various positions during that time, including President from December 1995 until October 1998, Senior Vice President and General Manager from September 1988 until December 1995, Division Manager from June 1985 to October 1986 and Regional Sales Manager from July 1984 to June 1985.

      David R. Heilman became our Executive Vice President and Chief Financial Officer in December 2003. Since October 2000, Mr. Heilman has served as Executive Vice President and Chief Financial Officer of General Nutrition Companies, Inc. Mr. Heilman joined General Nutrition Companies, Inc. in December 1994 and served as its Vice President of Strategic Planning and Corporate Development from February 1995 until October 2000. During 1994, Mr. Heilman was a consultant with Meridian Group, a private investment banking concern, and from January 1990 to December 1993, Mr. Heilman served as the President of First Westinghouse Capital Corporation, a subsidiary of Westinghouse Financial Services. Mr. Heilman serves on the board of directors of the National Nutritional Foods Association.

      Joseph Fortunato became our Executive Vice President and Chief Operating Officer in December 2003. Since November 2001, Mr. Fortunato has served as Executive Vice President and Chief Operating Officer of General Nutrition Companies, Inc. From October 2000 until November 2001, Mr. Fortunato served as its Executive Vice President of Retail Operations and Store Development. Mr. Fortunato began his employment with General Nutrition Companies, Inc. in October 1990 and has held various positions, including Senior Vice President of Store Development and Operations from 1998 until 2000, Vice President of Financial Operations from 1997 until 1998 and Director of Financial Operations from 1990 until 1997.

      James M. Sander became our Senior Vice President, Chief Legal Officer and Secretary in December 2003. Since November 2001, Mr. Sander has served as Senior Vice President, Chief Legal Officer and Secretary of General Nutrition Companies, Inc. Mr. Sander served as Vice President, Chief Legal Officer and Secretary of General Nutrition Companies, Inc. and each of its subsidiaries and as a director of each of its subsidiaries from February 1993 until November 2001. From February 1989 until February 1993, Mr. Sander served as its Assistant General Counsel and Assistant Secretary. Prior to working at General Nutrition Companies, Inc., Mr. Sander was the Assistant Vice President and Corporate and Securities Counsel for Equimark Corporation from 1985 until 1988.

      Curtis J. Larrimer became our Senior Vice President of Finance and Corporate Controller in February 2004. Since August 2001, Mr. Larrimer has served as Senior Vice President of Finance and Corporate Controller of General Nutrition Companies, Inc. From January 1995 until August 2001, Mr. Larrimer served as its Vice President and Controller. He began his employment with General Nutrition, Incorporated in the Budgets and Taxes department in 1980 and has held various positions, including Controller of the Retail and Manufacturing/ Wholesale divisions and Assistant Corporate Controller, Vice President and Controller.

      Eileen D. Scott became our Senior Vice President of Human Resources in February 2004. Since January 2001, Ms. Scott has also been Senior Vice President of Human Resources and Customer Service of General Nutrition Companies, Inc. From May 1996 until January 2001, she was Vice President of Human Resources, and from October 1989 until May 1996 she was Director of Human Resources of General Nutrition Companies, Inc. Ms. Scott joined General Nutrition Companies, Inc. in August 1988 as Assistant Director, Human Resources. Prior to working for General Nutrition Companies, Inc., she was the Director of Compensation and Benefits at the Joseph Horne Company, a department store chain, and had held a variety of finance and human resources positions there from 1978 to 1988.

      Michael Locke became Senior Vice President of Manufacturing of General Nutrition Companies, Inc. in June 2003. From January 2000 until June 2003, Mr. Locke served as the head of North American Manufacturing Operations for Numico the former parent company of General Nutrition Centers, Inc. From 1994 until 1999, he served as Senior Vice President of Manufacturing of General Nutrition Companies, Inc., and from 1991 until 1993, he served as Vice President of Distribution. From 1986 until 1991, Mr. Locke served as Director of Distribution of General Nutrition Companies, Inc.

      J.J. Sorrenti became Senior Vice President and General Manager of Franchising of General Nutrition Companies, Inc. in April 2003. From December 2000 until April 2003, Mr. Sorrenti served as Senior Vice President of Retail Stores of General Nutrition Companies, Inc. From October 2000 until December 2000, he served as Vice President for Franchise Operations of GNC Franchising, LLC. From October 1999 through October 2000, Mr. Sorrenti was the Chief Operating Officer of the franchise division of Nevada Bob’s Golf in Dallas, Texas. From January 1994 through October 1999, he served as Director of Operations of GNC Franchising, Inc.

      Reginald N. Steele became Senior Vice President of International Franchising of General Nutrition Companies, Inc. in April 2001. Mr. Steele started as a Vice President of General Nutrition International Inc. in March 1994. From 1992 through March 1994, Mr. Steele was Executive Vice President and Chief Operating Officer of the Coffee Beanery, Ltd., a 300-unit gourmet coffee store retailer. From 1989 to 1992, Mr. Steele was employed as Senior Vice President of Franchising for Shoney’s Restaurants Inc., a casual dining restaurant company. From 1985 to 1989 Mr. Steele was the Vice President and Executive Vice President of Franchise Operations for Arby’s, Inc., a 2,600-unit fast food chain.

      Susan Trimbo, Ph.D. became Senior Vice President of Scientific Affairs of General Nutrition Companies, Inc. in August 2001. Dr. Trimbo joined General Nutrition Companies, Inc. in June 1999 as Vice President of Scientific Affairs and, between July 2000 and July 2003, she also provided oversight for all of our former parent company’s, Numico USA, Inc.’s, North American nutritional supplement businesses. Prior to joining General Nutrition Companies, Inc., Dr. Trimbo worked for Wyeth Consumer Healthcare on its Centrum vitamin business from January 1997 until June 1999 and for Clintec, a Nestle S.A./ Baxter Healthcare Medical Nutrition venture, from January 1985 until January 1997.

      Margaret Alison Peet became Centers’ Senior Vice President and National Sales Director in January 2004. Ms. Peet was formerly founder and Managing Director of Health and Diet Centre Limited, a UK-based nutritional supplements chain, which was acquired by General Nutrition Companies, Inc. in 1995. Ms. Peet was Managing Director from June 1984 until March 2003 when Diet Centre Limited was sold. At that time Ms. Peet founded Healthy Inspirations Limited, a consulting firm that worked with retailers and manufacturers to formulate initiatives designed to increase market share until she rejoined General Nutrition Companies, Inc. in January 2004. Ms. Peet is also a Director of Healthy Inspirations Limited.

      Tom Dowd became Senior Vice President of Stores of General Nutrition Companies, Inc. in March 2003. From March 2001 until March 2003, Mr. Dowd was President of Contract Supplement Manufacturing Co., an unaffiliated product consulting company. From May 2000 until March 2001, Mr. Dowd was Senior Vice President of Retail Sales and was Division Three Vice President of General Nutrition Companies, Inc. from December 1998 to May 2000. From March 2001 until March 2003, he was also President of Healthlabs, LLC.

      Lee Karayusuf became Senior Vice President of Distribution and Transportation of General Nutrition Companies, Inc. in December 2000 with additional responsibility for its then affiliates, Rexall Sundown and Unicity. Mr. Karayusuf served as Director of Transportation of General Nutrition Companies, Inc. from December 1991 until March 1994 and Vice President of Transportation and Distribution from 1994 until December 2000. Prior to working at General Nutrition Companies, Inc. in 1991, Mr. Karayusuf was responsible for transportation operations for Daily Juice Company.

      Peter P. Copses has been Chairman of our board of directors since November 2003. Mr. Copses is a founding senior partner at Apollo Advisors, L.P. (“Apollo Advisors”), a private securities investment fund, and has served as an officer of certain affiliates of Apollo Advisors since 1990. Prior to that time, from 1986 to 1990, Mr. Copses was initially an investment banker at Drexel Burnham Lambert Incorporated, and subsequently at Donaldson, Lufkin & Jenrette Securities Corporation, an investment bank. Mr. Copses is also a Director of Rent-A-Center, Inc., Zale Corporation, Compass Minerals International, Inc. and Resolution Performance Products Inc.

      Andrew S. Jhawar has been a member of our board of directors since November 2003. Mr. Jhawar is a partner of Apollo Advisors, where he has been employed since February 2000. Prior to joining Apollo Advisors, Mr. Jhawar was an investment banker at Donaldson, Lufkin & Jenrette Securities Corporation from July 1999 until January 2000 and at Jefferies & Company, Inc. from August 1993 until December 1997. Mr. Jhawar is also a Director of Rent-A-Center, Inc.

      George G. Golleher has been a member of our board of directors since December 2003. Mr. Golleher is a business consultant and private equity investor. From March 1998 to May 1999, Mr. Golleher served as President, Chief Operating Officer and director of Fred Meyer, Inc. a food and drug retailer. In May 1999, Fred Meyer, Inc. merged with Kroger Company. Prior to joining Fred Meyer, Inc., Mr. Golleher served for 15 years with Ralphs Grocery Company until March 1998, ultimately as the Chief Executive Officer and Vice Chairman of the Board. Mr. Golleher is currently also Chairman of the Board of American Restaurant Group, Inc., a director of Rite Aid Corporation and director and Chief Executive Officer of Simon Worldwide, Inc.

      Mary Elizabeth Burton has been a member of our board of directors since December 2003. Since July 1992, Ms. Burton has served as the Chairman and Chief Executive Officer of BB Capital, Inc., a management services and advisory company, which she owns since July 1992. From June 1998 until April 1999, Ms. Burton served as the Chief Executive Officer of The Cosmetic Center, Inc., a specialty retailer of cosmetics and fragrances. From July 1991 to June 1992, Ms. Burton also served as the Chief Executive Officer of PIP Printing, Inc., a leading business printing franchise chain. In addition, Ms. Burton was the Chief Executive Officer of Supercuts, Inc. from September 1987 until May 1991, as well as having served in various other senior executive level capacities in the retailing industry. Ms. Burton currently also serves on the boards of directors of Staples, Inc., The Sports Authority, Inc., Rent-A-Center, Inc., Zale Corporation and Aeropostale, Inc.

      Robert J. DiNicola has been a member of our board of directors since December 2003. Mr. DiNicola is a 32-year veteran of the retail industry. He currently serves as the Chairman of the Board of Zale Corporation. He relinquished his position as Chief Executive Officer in July 1999, retired from Zale Corporation the following year and rejoined the company in February 2001 as Chairman of the Board and Chief Executive Officer. From 1991 to 1994, prior to joining Zale Corporation, Mr. DiNicola served as the Chairman and Chief Executive Officer of the Bon Marche, a division of Federated Department Stores. From 1989 to 1991, Mr. DiNicola was a general merchandising manager of Rich’s, a division of Federated Department Stores.

      Edgardo A. Mercadante has been a member of our board of directors since December 2003. Since January 1997, Mr. Mercadante has served as Chairman and Chief Executive Officer of Familymeds Group, Inc., a company that operates specialty clinic-based pharmacies and vitamin centers. From 1991 until 1996, Mr. Mercadante was President and Chief Executive Officer of APP, Inc., a pharmacy benefit management company, which he co-founded in 1991. Additionally from 1987 to 1996, Mr. Mercadante was President and Chief Executive Officer of Arrow Corp., a franchise pharmacy retailer. From 1987 to 1991, Mr. Mercadante was Chief Operating Officer of Appell Management Corp., a company that established licensed pharmacy outlets in supermarkets. From 1980 to 1986, Mr. Mercadante was a Division Manager at Rite Aid Corporation. Mr. Mercadante is also a Director of ProHealth Physicians, MediBank and Familymeds Group, Inc.

      Joshua J. Harris has been a member of our board of directors since December 2003. Mr. Harris is a founding senior partner at Apollo Advisors and has served as an officer of certain affiliates of Apollo Advisors since 1990. Prior to 1990, Mr. Harris was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated, an investment bank. Mr. Harris is also a Director of Compass Minerals International, Inc., Pacer International, Inc., Quality Distribution Inc., Resolution Performance Products Inc., United Agri Products, Inc. and Nalco Company.

      Joseph W. Harch has been a member of our board of directors since February 2004. Mr. Harch was a practicing Certified Public Accountant from 1974 until 1979 and has been in the securities business since 1979. Mr. Harch founded Harch Capital Management, Inc. (HCM) in 1991. At HCM, Mr. Harch has worked as a research analyst, investment strategist and portfolio manager for HCM’s high yield fixed income and equity accounts and is currently chairman of HCM’s board of directors. Between 1979 and 1991, Mr. Harch was a senior investment banker with the firms of Bateman Eichler, Hill Richards, Prudential Bache Securities, Drexel Burnham Lambert Incorporated and Donaldson, Lufkin & Jenrette, Inc. From October 1988 through February 1990, Mr. Harch was the National High Yield Sales Manager at Drexel Burnham Lambert Incorporated, where he managed its high yield sales force and syndicate and was responsible for new account development and origination. Mr. Harch is also a Director of Nobel Learning Communities, Inc. and Spring Group PLC.

Board Composition

      Our board of directors consists of nine members, elected annually, with each director holding office for a one-year term. Pursuant to our stockholders’ agreement, so long as Apollo Investment V and its affiliates own at least 2,100,000 shares of common stock and subject to the rights of the holders of shares of any series of preferred stock, Apollo Investment V has the right to nominate all of the members of our board of directors. Each stockholder party to the stockholders’ agreement has agreed to vote all of the shares of common stock owned or held of record by them in favor of the Apollo Investment V nominees.

Board Committees

      Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors currently has an audit committee and a compensation committee.

Audit Committee

      The audit committee selects, on behalf of our board of directors, an independent public accounting firm to be engaged to audit our financial statements, discusses with the independent auditors their independence and reviews and discusses the audited financial statements with the independent auditors and management. Ms. Burton and Messrs. Mercadante and Harch are the members of our audit committee. All of the audit committee members are independent directors, Mr. Mercadante is the audit committee chairman and Mr. Harch has been designated as the audit committee’s financial expert.

Compensation Committee

      The compensation committee reviews and either approves, on behalf of our board of directors, or recommends to the board of directors for approval the annual salaries and other compensation of our executive officers and individual stock and stock option grants. The compensation committee also provides assistance and recommendations with respect to our compensation policies and practices and assists with the administration of our compensation plans. Mr. Copses is the chairman of our compensation committee, and the other members of our compensation committee are Messrs. DiNicola and Golleher.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      Our board of directors, and that of Centers, have formed compensation committees that have identical membership and are each currently comprised of Messrs. Copses, DiNicola and Golleher. Mr. Copses, the Chairman of each compensation committee, was an executive officer of ours from our inception in November 2003 and of Centers from its inception in October 2003, in each case until his resignation as an executive officer in February 2004 following consummation of the Acquisition. Mr. Copses is also a founding Senior Partner at Apollo, an affiliate of our Principal Stockholder. He serves as Chairman of our board of directors and our compensation committee, and as Chairman of the board of directors and the compensation committee of Centers. Except as described above, no member of the compensation committee has ever been an executive officer of ours or our subsidiaries or been an affiliate of ours or one of our affiliates. In the year ended December 31, 2003, no other executive officer of ours served as a director or member of the compensation committee of another entity, one of whose executive officers served on our board of directors or compensation committee.

Compensation Of Directors

      For their service as members of our board of directors, each non-employee director receives an annual retainer of $40,000 and a stipend of $2,000 for each board meeting attended in person or $500 for each meeting attended telephonically. Additionally, non-employee directors serving on board committees received a stipend of $2,000 for each meeting attended in person or $500 for each meeting attended telephonically. We also have granted each of our non-employee directors 25,000 fully vested options to purchase shares of our common stock.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth certain information concerning compensation paid to our chief executive officer and our four most highly compensated executive officers (collectively, the “named executive officers”) for services rendered in all capacities to us during the year ended December 31, 2003:

					Long-term
					Compensation
	Annual Compensation
					Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Options/SARs(3)	Compensation(4)

Louis Mancini	2003	$285,577	$201,308	$99,009	458,000	$450,000
President, Chief Executive Officer and Director
David Heilman	2003	$284,231	$179,396	$44,380	310,333	$1,048,777
Executive Vice President and Chief Financial Officer
Joseph Fortunato	2003	$308,846	$195,705	$52,853	310,333	$899,999
Executive Vice President and Chief Operating Officer
Susan Trimbo	2003	$208,494	$99,022	$36,994	54,300	$528,476
Senior Vice President of Scientific Affairs — Centers
Reginald Steele	2003	$199,504	$95,328	$38,297	54,300	$601,504
Senior Vice President of International Franchising — Centers
Michael Meyers	2003	$525,000	$933,175	$54,118	35,000	$4,143,973
Former President, Former Chief Executive Officer(5)

(1)	Incentive compensation is based on performance in the year shown but determined and paid the following year. For Mr. Mancini and Mr. Meyers, respectively, the amount also includes incentives of $30,000 and $516,615, determined and paid in year 2003.

(2)	Includes cash amounts received by the persons listed in this table for (a) supplemental retirement purposes in the following amounts: Mr. Mancini $21,125; Mr. Heilman $14,138; Mr. Fortunato $14,138; Ms. Trimbo $13,596; Mr. Steele $13,596 and Mr. Meyers $14,845; and (b) professional assistance and personal life and disability insurance in the following amounts. Mr. Mancini $15,503; Mr. Heilman $14,845; Mr. Fortunato $14,845 Ms. Trimbo $4,759; Mr. Steele $4,759; and Mr. Meyers $14,845; (c) relocation expenses in the following amount for Mr. Mancini $38,399.

(3)	Includes stock appreciation rights (“SARs”) granted by the former owner, Royal Numico, NV in the following amounts: Mr. Mancini 15,000; Mr. Heilman 15,000; and Mr. Fortunato 15,000; Ms. Trimbo 10,000; Mr. Steele 10,000 and Mr. Meyers 35,000. The SARs have an exercise price of € 10.71 and are based upon the market price of Royal Numico N.V. common stock.

(4)	Includes payments received by the individuals listed in this table in connection with the Acquisition for (a) retention bonuses in the following amounts: Mr. Mancini $150,000; Mr. Heilman $151,250; Mr. Fortunato $165,000; and Mr. Meyers $2,100,000; (b) change in control bonuses in the following amounts: Mr. Mancini $300,000; Mr. Heilman $302,500; and Mr. Fortunato; $330,000; Ms. Trimbo $208,494; Mr. Steele $201,536 and Mr. Meyers $1,050,000; (c) Numico stock purchase plan loan forgiveness under the Numico 1999 Management Stock Purchase Plan in the following amounts:

Mr. Heilman — $595,027; Mr. Fortunato — $404,999; Ms. Trimbo — $319,982; Mr. Steele — $399,968; and Mr. Meyers — $899,973; and (d) a success bonus of $100,000 for Mr. Meyers.

(5)	Mr. Meyers served as President, Chief Executive Officer and Director of General Nutrition Companies, Inc., our predecessor, prior to the consummation of the Acquisition. Concurrently with the consummation of the Acquisition, Mr. Meyers resigned as Chief Executive Officer and Director of General Nutrition Companies, Inc. and its affiliates.

Option/ SARs Grants In Last Fiscal Year

	Individual Grants

	Number of	Percent of Total			Assumed Rates of
	Securities	Options/SARs			Stock Price Appreciation
	Underlying	Granted to	Exercise of		for Option Term(2)
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted	Fiscal Year(1)	($/Share)	Date	5%	10%

Louis Mancini	443,000	17	$6.00/share	12/5/2010	$1,082,073	$2,521,690
David Heilman	295,333	11.3	$6.00/share	12/5/2010	$721,381	$1,681,125
Joseph Fortunato	295,333	11.3	$6.00/share	12/5/2010	$721,381	$1,681,125
Susan Trimbo	53,160	1.7	$6.00/share	12/5/2010	$108,207	$252,169
Reginald Steele	44,300	1.7	$6.00/share	12/5/2010	$108,207	$252,169
Michael Meyers	—	—	N/A	N/A	—	—

(1)	Based on 2,604,974 options granted as of December 5, 2003 to employees and directors under our 2003 Omnibus Stock Incentive Plan. Under the terms of the option agreements, options vest 25% annually. None of the options were exercised in 2003.

(2)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC. Our actual stock price appreciation over the 7 year option term will likely differ from these assumed rates.

      In addition, we may from time to time give our executive officers additional benefits, none of which we believe to be material.

Stock-Based Option Plans

      2003 Omnibus Stock Incentive Plan. The 2003 Omnibus Stock Incentive Plan was adopted by our board of directors on December 4, 2003 and approved by our stockholders on January 20, 2004 for the benefit of our officers, directors, employees, consultants and advisors. This plan provides for the grant of stock options, restricted stock, stock appreciation rights, deferred stock and performance shares. An award may consist of one arrangement or two or more of them in tandem or in the alternative. An aggregate of 4,000,000 shares of common stock was reserved for issuance under this plan. As of March 31, 2004, we had granted options to purchase an aggregate of 2,604,974 shares of common stock under this plan. The terms of the plan provide that the board of directors may amend or terminate the plan at any time, provided, however, that certain amendments require approval of our stockholders. Further, no such action may be taken, which adversely affects any rights under outstanding awards without the holder’s consent.

      In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting our common stock, an equitable substitution or proportionate adjustment shall be made in (1) the aggregate number of shares reserved for issuance under this plan, (2) the kind, number and option price of shares subject to outstanding options granted under this plan, and (3) the kind, number and purchase price of shares subject to outstanding awards of restricted stock as may be determined in good faith by the administrator of the plan. The administrator may make such other substitutions or adjustments as may be determined in good faith and may provide for the cancellation of any outstanding awards and payment in cash or other property therefor.

Employment Agreements

      We entered into employment agreements with Messrs, Mancini, Heilman, Fortunato and Steele and Ms. Trimbo in connection with the Acquisition. The agreements provide for an employment term up to December 31, 2005, subject to automatic annual one-year renewals commencing on October 31, 2004 and each October 31st thereafter, unless we or the executive provides 30 days’ advance notice of termination. The agreements also provide for an annual base salary of $525,000 for Mr. Mancini, $350,000 for each of Messrs. Heilman and Fortunato, $201,536 for Mr. Steele and $208,000 for Ms. Trimbo. Such salary is subject to annual review by the board of directors or compensation committee.

      The executives are entitled to certain annual performance bonus payments pursuant to the terms of their employment agreements. The bonus payments for Messrs. Mancini, Heilman and Fortunato are based upon a range of annual target levels of EBITDA and cash flow generation goals set by the board of directors or compensation committee. Such bonus is payable in an amount within a range of 50% to 120% of Mr. Mancini’s annual base salary and 40% to 100% of Mr. Heilman’s and Mr. Fortunato’s annual base salaries, all of which are dependent upon meeting or exceeding EBITDA and cash flow generation goals for the applicable year. Such bonus is payable only if the executive is employed by us on the last day of the bonus period. The bonus payments for Mr. Steele and Ms. Trimbo are in an amount to be determined by the Compensation Committee in its discretion.

      Pursuant to the terms of the employment agreements and our 2003 Omnibus Stock Option Plan, Messrs. Heilman and Fortunato were each granted an option to purchase 295,333 shares of Common Stock, Mr. Mancini was granted on option to purchase 443,000 shares, Ms. Trimbo was granted an option to purchase 53,160 shares and Mr. Steele was granted an option to purchase 44,300 shares, all at an exercise price of $6 per share. The options vest in equal parts, annually, over a four year period on each anniversary of the effective date of the Acquisition. In the event of a change of control of us, all options granted to Messrs. Mancini, Heilman, Fortunato and Steele and Ms. Trimbo shall accelerate and become fully vested and exercisable. Change of control is defined under the employment agreements to mean (i) the occurrence of an event including a merger or consolidation of us, if following the transaction, any person or group becomes the beneficial owner (directly or indirectly) of more than 50% of the voting power of our equity interests or any successor company provided that Apollo and certain related parties do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors and further provided that the transfer of 100% of our voting stock to an entity that has an ownership structure identical to ours prior to such transfer, such that we become a wholly owned subsidiary of such entity, shall not be treated as a change of control, (ii) the sale, lease, transfer, conveyance or other disposition of substantially all of our assets and those of our subsidiaries taken as a whole, (iii) after an initial public offering of our capital stock, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors, together with any new directors whose election by such board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors then in office; or (iv) we dissolve or adopt a plan of complete liquidation.

      The employment agreements also provide for certain benefits upon termination of the executive’s employment. Upon death or disability, the executive (or his or her estate) shall be entitled to the executive’s current base salary (less any payments made under company-sponsored disability benefit plans) for the remainder of his or her employment period, plus a pro rata share of his or her annual bonus based on actual employment. With respect to Messrs. Mancini, Heilman and Fortunato the bonus payment will be made provided that bonus targets are met for the year of such termination. With respect to Mr. Steel and Ms. Trimbo, such bonus payments are subject to the discretion of the compensation committee. Upon termination of employment by us without cause or voluntarily by the executive for good reason, the executive is entitled to salary continuation for the remainder of his employment period, a pro rata share of bonus based on actual employment (provided that bonus targets are met for the year of such termination or subject to the discretion of the compensation committee, as the case may be) and continuation of certain welfare benefits and perquisites through the remainder of the employment term or during the continuation of base salary for the 2-year period following a change of control (further described as follows). If such termination occurs upon or within 6 months following a change of control, we will continue to pay the executive’s base salary for a 2 year period following such date of termination. The executive may, in such circumstances, elect a lump sum payment based upon a present value discount rate equal to 6% per year. Payment of benefits following termination by us without cause or voluntarily by the executive for good reason will be contingent upon execution of a written release by the executive. “Good Reason” is defined in the employment agreements to mean (i) our failure to comply with a material obligation imposed by the employment agreement, (ii) assignment of duties or responsibilities to the executive which are materially inconsistent with his positions, duties, responsibilities, titles or offices in effect on the date of the Acquisition, (iii) reduction in base salary, or (iv) requiring the executive to be based at any office or location more than 75 miles from our principal office. “Cause” is defined in the employment agreements to mean (i) a material failure by the executive to comply with any material obligation under the employment agreement (ii) conviction of, or pleading guilty or nolo contendere to, or being indicted for any felony (iii) theft, embezzlement, or fraud, (iv) engaging in an activity that gives rise to a material conflict of interest that is not cured within 10 days of written notice and a demand to cure, or (v) the misappropriation of any material business interest.

      The employment agreements provide that, upon termination for cause or voluntary resignation by the executive, the executive shall be entitled to all unpaid salary and benefits accrued to the date of such termination. Such termination is subject to 30 days’ advance notice to the other party and, in the case of termination for cause, provides the executive with an opportunity to cure within a 30-day period following receipt of such notice.

      The employment agreements and stock option agreements provide that stock options which are not exercisable as of the date of termination of employment shall expire and options which are exercisable as of such date will remain exercisable for a 90-day period (180 days in the event of the executive’s death). Stock of ours held by the executive is subject to a call right by us for a period of 180 days (270 days in the case of death) from the date of termination. Such call right is for an amount equal to the product of (x) all shares held by such executive and (y) the fair market value of the stock, as determined by our board of directors. Messrs. Mancini, Heilman and Fortunato have the right under their employment agreements to request that the Board of Directors obtain a fairness opinion from a nationally recognized accounting firm or investment bank chosen by us, to review the Board’s fair market value determination of the common stock. If such fairness opinion validates the fair market determination of the Board, the gross purchase price paid to the executive for such shares shall be reduced by 10% (excluding such other tax or withholding as may be required by applicable law).

      The employment agreements further provide that if any payment to the executive would be subject to or result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, then the amount of such payments shall be reduced to the highest amount that may be paid by us without subjecting such payment to the excise tax. The executive shall have the right to designate those payments or benefits that shall be reduced or eliminated. Notwithstanding the foregoing, in the employment agreements for Messrs. Mancini, Heilman and Fortunato, the reduction shall not apply if the executive would, on a net after-tax basis, receive less compensation than if the payment were not so reduced. All determinations with regard to such excise tax and any reduction in connection with payments to the executive shall be made by any nationally recognized accounting firm that acts as our outside auditors at the time of such determination.

      The employment agreements set forth certain terms of confidentiality concerning trade secrets and confidential or proprietary information which may not be disclosed by the executive except as required by court order or applicable law. The agreements further provide certain non-competition and non-solicitation provisions which restrict the executive and certain relatives from engaging in activities which compete against our interests during the term of his employment and for the longer of the first anniversary of the date of termination of employment or the period during which the executive receives termination payments.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Issuances and Purchases of Common and Preferred Stock to and from our Principal Stockholder and Certain Directors, Members of Management and Other Employees

      On December 5, 2003, in order to fund a portion of the purchase price for the Acquisition, we issued and sold 29,566,666 shares of our common stock for $6 per share, for an aggregate purchase price of $177.5 million to our Principal Stockholder and certain of our directors, members of management and other employees. In the issuance, 28,743,333 shares of our common stock were sold to our Principal Stockholder, for an aggregate purchase price of $172.5 million, and 823,333 shares of our common stock were sold to certain of our directors, members of management and other employees, for an aggregate purchase price of $4.9 million. We also sold 100,000 shares of our Series A preferred stock for $1,000 per share, for an aggregate purchase price of $100 million to our Principal Stockholder.

Management and Advisory Services

      Immediately prior to the consummation of the Acquisition, we entered into a management agreement with Apollo Management V, which controls our Principal Stockholder. Three of our directors, Peter P. Copses, Joshua J. Harris and Andrew S. Jhawar, are partners of Apollo Management V. Under this management agreement, Apollo Management V agreed to provide certain management services to us in exchange for a fee of $1.5 million per year, plus reimbursement of expenses. Apollo Management V may provide additional services to us from time to time pursuant to the management agreement, including financial advisory and investment banking services in connection with certain transactions for which we will pay customary fees and expenses. Under the management agreement, we agreed to provide customary indemnification. In addition, on December 5, 2003, we incurred a transaction fee of $7.5 million (plus reimbursement of expenses) to Apollo Management V for financial advisory services rendered in connection with the Acquisition, which was paid in January 2004.

Stockholders’ Agreement

      Upon consummation of the Acquisition, we entered into a stockholders’ agreement with each of our stockholders, which includes certain of our directors, employees and our Principal Stockholder. The stockholders’ agreement gives Apollo Investment V, an affiliate of Apollo Management V, the right to nominate all of the members of our board of directors and, until the occurrence of certain events, the right to vote all shares of our common stock and preferred stock subject to the stockholders’ agreement on all matters. In addition, the stockholders’ agreement contains registration rights that require us to register common stock held by the stockholders party thereto in the event we register for sale, either for our own account or the account of others, shares of our common stock. See “Description of Capital Stock — Stockholders’ Agreement.”

      For a discussion of related party transactions prior to the Acquisition, see Note 22 to our consolidated financial statements contained elsewhere in this prospectus.

PRINCIPAL STOCKHOLDERS

      The following table shows information with respect to the beneficial ownership of our common stock as of March 31, 2004 for:

•	each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors;

•	each our named executive officers; and

•	all of our directors and officers as a group.

      Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable as of March 31, 2004, or will become exercisable within 60 days thereafter are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

	Shares Beneficially Owned
	Prior to the Offering

	Number of	Percentage
Name of Beneficial Owners(1)	Shares	Ownership(%)

Greater than 5% Stockholders, Directors and Named Executive Officers
Apollo Advisors V, L.P.(1)(3)(4)	28,743,333	95.24
Mary Elizabeth Burton(1)(4)(5)	158,333	*
Robert J. DiNocola(1)(4)(7)	91,667	*
George G. Golleher(1)(4)(8)	105,000	*
Edgardo A. Mercadante(2)(4)(11)	78,333	*

Peter P. Copses(1)(3)(4)(6)	28,768,333	95.32
Joseph Fortunato(2)(4)	62,500	*
Joshua J. Harris(1)(3)(4)(9)	28,768,333	95.32
David Heilman(2)(4)	62,500	*
Andrew S. Jhawar(1)(3)(4)(10)	28,813,333	95.47
Louis Mancini(2)(4)	100,000	*
Joseph W. Harch(2)(12)	25,000	*
Reginald Steele(2)(4)	18,750	*
Susan Trimbo(2)(4)	11,250	*
All Officers and Directors as a Group(3)(13)	29,574,166	97.99

*	Less than 1% of the outstanding shares.

(1)	c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.

(2)	c/o GNC Corporation, 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222.

(3)	Represents shares held by GNC Investors, LLC, our Principal Stockholder, which is a special purpose entity that was created in connection with the Acquisition. Apollo Advisors V, L.P. (“Apollo Advisors V”), through its affiliates, owns approximately 76% of our Principal Stockholder. Apollo Management V, L.P. (“Apollo Management V”) is the manager of our Principal Stockholder. Apollo Management V has sole dispositive power over the shares. Pursuant to a stockholders’ agreement, Apollo Investment V has sole voting power over the shares. Apollo Advisors V is the general partner, and Apollo Management V is the manager, of Apollo Investment V. Messrs. Leon Black and John Hannan are the principal executive officers and directors of the general partners of Apollo Management V and Apollo Advisors V, and each of Messrs. Black and Hannan, except to the extent of his direct pecuniary interest expressly disclaims beneficial ownership of the indicated shares. Apollo Advisors V has no pecuniary interest in the remaining interests of our Principal Stockholder.

(4)	On December 5, 2003, in connection with the Acquisition, we entered into a stockholders’ agreement with each of our common stockholders. Pursuant to the stockholders’ agreement, each stockholder agreed to give Apollo Investment V a voting proxy to vote with respect to certain matters as set forth in the stockholders’ agreement. As a result, Apollo Investment V may be deemed to be the beneficial owner of the shares of common stock held by the parties to the stockholders’ agreement. Apollo Investment V expressly disclaims beneficial ownership of such shares of common stock held by each of the parties to the stockholders’ agreement, except to the extent of its pecuniary interest in our Principal Stockholder.

(5)	Includes options to purchase 75,000 shares of our common stock.

(6)	Includes options to purchase 25,000 shares of our common stock and 28,743,333 shares of common stock beneficially owned by Apollo Advisors V, as to which Mr. Copses, a director of the company and partner of Apollo Advisors V, expressly disclaims beneficial ownership, except to the extent of his direct pecuniary interest.

(7)	Includes options to purchase 50,000 shares of our common stock.

(8)	Includes options to purchase 55,000 shares of our common stock.

(9)	Includes options to purchase 25,000 shares of our common stock and 28,743,333 shares of common stock beneficially owned by Apollo Advisors V, as to which Mr. Harris, a director of the company and partner of Apollo Advisors V, expressly disclaims beneficial ownership, except to the extent of his direct pecuniary interest.

(10)	Includes options to purchase 25,000 shares of our common stock and 28,743,333 shares of common stock beneficially owned by Apollo Advisors V, as to which Mr. Jhawar, a director of the company and partner of Apollo Advisors V, expressly disclaims beneficial ownership, except to the extent of his direct pecuniary interest.

(11)	Includes options to purchase 45,000 shares of our common stock.

(12)	Includes options to purchase 25,000 shares of our common stock.

(13)	Includes 28,743,333 shares held by our Principal Stockholder.

THE EXCHANGE OFFER

Terms Of The Exchange Offer; Period For Tendering Old Preferred Stock

      Subject to terms and conditions detailed in this prospectus, we will accept for exchange shares of old preferred stock that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. When we refer to the term expiration date, we mean 5:00 p.m., New York City time,                     , 2004, the 21st business day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time that the exchange offer is open. In such event, the term expiration date means the latest time and date to which the exchange offer is extended.

      As of the date of this prospectus, 100,000 shares of old preferred stock are outstanding. We are sending this prospectus, together with the letter of transmittal, to all holders of old preferred stock that we are aware of on the date of this prospectus.

      We expressly reserve the right, at any time, to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any shares of old preferred stock, by giving oral or written notice of an extension to the holders of shares of the old preferred stock as described below. During any extension, all old preferred stock previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old preferred stock not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

      We expressly reserve the right to amend or terminate the exchange offer, and not to exchange any old preferred stock, upon the occurrence of any of the conditions of the exchange offer specified under “— Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old preferred stock as promptly as practicable. In the case of any extension, we will issue a notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures For Tendering Old Preferred Stock

      Your tender to us of old preferred stock as set forth below and our acceptance of old preferred stock will constitute a binding agreement between us and you upon the terms and subject to the conditions detailed in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old preferred stock for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal, to U.S. Bank National Association, as exchange agent, at the address set forth below under “— Exchange Agent” on or prior to the expiration date. In addition, either:

•	certificates representing shares of old preferred stock must be received by the exchange agent along with the letter of transmittal, or

•	a timely confirmation of a book-entry transfer, which we refer to in this prospectus as a book-entry confirmation, of old preferred stock, if this procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below must be received by the exchange agent prior to the expiration date, with the letter of transmittal or an agent’s message in place of the letter of transmittal, or the holder must comply with the guaranteed delivery procedures described below.

      The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

      The method of delivery of old preferred stock, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or certificates representing shares of old preferred stock should be sent to us.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the shares of old preferred stock surrendered for exchange are tendered:

•	by a holder of the old preferred stock who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an Eligible Institution (as defined below).

      In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (we refer to each such entity as an Eligible Institution in this prospectus). If shares of old preferred stock are registered in the name of a person other than the signer of the letter of transmittal, the shares of old preferred stock surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

      We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility, including time of receipt, and acceptance of shares of old preferred stock tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular shares of old preferred stock not properly tendered or to not accept any particular shares of old preferred stock which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular shares of old preferred stock either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender shares of old preferred stock in the exchange offer. Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular shares of old preferred stock either before or after the expiration date, including the letter of transmittal and the instructions thereto, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares of old preferred stock for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of shares of old preferred stock for exchange, and no one will be liable for failing to provide such notification.

      If the letter of transmittal is signed by a person or persons other than the registered holder or holders of shares of old preferred stock, such shares of old preferred stock must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the certificates for the shares of old preferred stock.

      If the letter of transmittal or any shares of old preferred stock or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

      By tendering shares of old preferred stock, you represent to us that, among other things:

•	the shares of new preferred stock acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new preferred stock, whether or not such person is the holder; and

•	neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the new preferred stock.

      In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in or does not intend to engage in a distribution of the new preferred stock.

      If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of the shares of new preferred stock to be acquired pursuant to the exchange offer, you or any such other person:

•	could not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      Each broker-dealer that receives shares of new preferred stock for its own account in exchange for shares of old preferred stock, where the shares of old preferred stock were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new preferred stock. See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Old Preferred Stock for Exchange; Delivery of New Preferred Stock

      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all shares of old preferred stock properly tendered and will issue the shares of new preferred stock promptly after acceptance of the old preferred stock. See “— Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered shares of old preferred stock for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

      The holder of each share of old preferred stock accepted for exchange will receive a share of new preferred stock with accumulated dividends equal to the accumulated dividends on the surrendered share of old preferred stock.

      In all cases, the issuance of shares of new preferred stock for shares of old preferred stock that are accepted for exchange will only be made after timely receipt by the exchange agent of:

•	certificates for such shares of old preferred stock or a timely book-entry confirmation of such shares of old preferred stock into the exchange agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and

•	all other required documents.

      If any tendered shares of old preferred stock are not accepted for any reason set forth in the terms and conditions of the exchange offer or if the shares of old preferred stock are submitted for more shares than the holder desires to exchange, the unaccepted or non-exchanged shares of old preferred stock will be returned without expense to the tendering holder or, in the case of shares of old preferred stock tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, the non-exchanged shares of old preferred stock will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

      For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the shares of old preferred stock at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of shares of old preferred stock by causing DTC to transfer such shares of old preferred stock into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of shares of old preferred stock may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “— Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

      If you desire to tender your old preferred stock and your old preferred stock is not immediately available, or time will not permit your old preferred stock or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

•	prior to the expiration date, the exchange agent received from such Eligible Institution a notice of guaranteed delivery, substantially in the form we provide, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth your name and address, the number of shares of old preferred stock tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered shares of old preferred stock, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such Eligible Institution with the exchange agent, and

•	the certificates for all physically tendered shares of old preferred stock, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

      Except as otherwise provided in this prospectus, you may withdraw tenders of shares of old preferred stock at any time before 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address set forth below under “— Exchange Agent” and before acceptance of your tendered shares of old preferred stock for exchange by us. Any notice of withdrawal must:

•	specify the name of the person having tendered the shares of old preferred stock to be withdrawn;

•	identify the shares of old preferred stock to be withdrawn, including, if applicable, the stock certificate number or numbers, and the number and aggregate liquidation preference of shares;

•	be signed by the person having tendered the shares of old preferred stock to be withdrawn in the same manner as the original signature on the letter of transmittal by which these securities were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the transfer agent for the old preferred stock to register the transfer of these securities into the name of the person having made the original tender and withdrawing the tender;

•	specify the name in which any of these shares of new preferred stock are to be registered, if this name is different from that of the person having tendered the shares of old preferred stock to be withdrawn;

•	contain a statement that the holder is withdrawing its election to have such shares of old preferred stock exchanged; and

•	if applicable because the shares of old preferred stock have been tendered though the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited, if different than that of the person having tendered the shares of old preferred stock to be withdrawn.

      We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility, including time of receipt, of such notices. Any shares of old preferred stock so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any shares of old preferred stock tendered for exchange but not exchanged for any reason will be returned to the holder without cost to the holder, or, in the case of shares of old preferred stock tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, the shares of old preferred stock will be credited to an account maintained with DTC for the old preferred stock as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn shares of old preferred stock may be re-tendered by following one of the procedures described under “— Procedures for Tendering Old Preferred Stock” above at any time on or prior to the expiration date.

Conditions To The Exchange Offer

      Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue shares of new preferred stock in exchange for, any shares of old preferred stock and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old preferred stock:

•	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

•	an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer;

•	we shall not have received all governmental approvals that we deem necessary to consummate the exchange offer; or

•	there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

      The conditions stated above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

      In addition, we will not accept for exchange any shares of old preferred stock tendered, and we will not issue shares of new preferred stock in exchange for any such old preferred stock, if at such time any stop order by the SEC is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part.

Exchange Agent

      U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

U.S. Bank National Association, Exchange Agent

By Hand, Overnight Delivery or by Mail:
60 Livingston Avenue
St. Paul, Minnesota 55107-2292
Attention: Specialized Finance
By Facsimile Transmission
(for Eligible Institutions only):
(651) 495-8097
Confirm by Telephone:
(800) 934-6802

      DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

      The principal solicitation is being made by mail by U.S. Bank National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

      Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

      We will record the new preferred stock at the same carrying value as the old preferred stock, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new preferred stock.

Transfer Taxes

      You will not be obligated to pay any transfer taxes in connection with the tender of old preferred stock in the exchange offer unless you instruct us to register new preferred stock in the name of, or request that old preferred stock not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any potentially applicable transfer tax.

Consequences of Exchanging or Failing To Exchange Old Preferred Stock

      If you do not exchange your old preferred stock for new preferred stock in the exchange offer, your old preferred stock will continue to be subject to the provisions of the amended and restated certificate of designation relating to the old preferred stock regarding transfer and exchange of the old preferred stock and the restrictions on transfer of the old preferred stock described in the legend on your certificates. These transfer restrictions are required because the old preferred stock was issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old preferred stock may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old preferred stock under the Securities Act.

      Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new preferred stock would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of shares of new preferred stock, as set forth below. However, any purchaser of shares of new preferred stock who is one of our “affiliates” as defined in Rule 405 under the Securities Act or who intends to participate in the exchange offer for the purpose of distributing the new preferred stock:

•	will not be able to rely on the interpretation of the SEC’s staff;

•	will not be able to tender its shares of old preferred stock in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new preferred stock unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

      We do not intend to seek our own interpretation regarding the exchange offer, and there can be no assurance that the SEC’s staff would make a similar determination with respect to the new preferred stock as it has in other interpretations to other parties, although we have no reason to believe otherwise.

      Each broker-dealer that receives shares of new preferred stock for its own account in exchange for shares of old preferred stock, where the old preferred stock was acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new preferred stock. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

DESCRIPTION OF NEW PREFERRED STOCK AND EXCHANGE NOTES

      This description of the securities offered has four parts:

•	New Preferred Stock;

•	Exchange Notes;

•	Registration Rights, Liquidated Damages; and

•	Certain Definitions.

      You should read all four parts of this Description of New Preferred Stock and Exchange Notes for a description of the instruments governing the securities, the form in which the securities are expected to be issued and certain mechanics for trading of the securities. Although this description is provided for reference, you are strongly encouraged to read the amended and restated certificate of designation governing the new preferred stock, the registration rights agreement and the indenture governing the exchange notes for the complete terms and provisions of the securities being offered.

      You can find the definitions of certain terms used in this description of the new preferred stock and the exchange notes under the heading “Certain Definitions.” In this description, the terms “the Company,” “we,” “us,” and “our” refer only to GNC Corporation and not to any of its subsidiaries. The registered holder of new preferred stock will be treated as the owner of such new preferred stock for all purposes. Only registered holders will have rights under the amended and restated certificate of designation.

New Preferred Stock

      The following description is a summary of the material provisions of the new preferred stock and is qualified in its entirety by reference to our restated certificate of incorporation, as amended, and the amended and restated certificate of designation creating the new preferred stock. The restated certificate of incorporation and the amended and restated certificate of designation, and not this description, define your rights as holders of new preferred stock.

General

      Our restated certificate of incorporation, as amended, authorizes our board of directors to issue up to 500 million shares of our preferred stock, par value $0.01 per share. Other than 100,000 shares of old preferred stock, we currently do not have any shares of preferred stock outstanding. Subject to the limitations prescribed by our amended and restated certificate of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to determine the designation, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. The new preferred stock is a series of preferred stock.

      On December 5, 2003, we sold 100,000 shares of old preferred stock to GNC Investors, LLC for $100 million. Of the 110,000 designated shares of Series A preferred stock, 100,000 shares (plus any shares issued in payment of accumulated dividends prior to the closing of this offering) are being offered in this offering. Subject to certain conditions, at our option, we may exchange the new or old preferred stock for exchange notes.

      As of the date of the offering and issuance of the new preferred stock, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the certificate of designation.

Transfer Restriction for Foreign Persons

      The certification of designation governing the new preferred stock prohibits transfers of the new preferred stock to any person or entity that would not be considered a United States person under the Code without the prior written consent of the Company. Any transfer made in violation of this provision will be void ab initio, the transfer will not be recognized by the Transfer Agent and the purchaser of such shares will not receive any of the rights (including the right to receive dividends and redemption payments) with respect to such stock. Any dividends or redemption payments received by such a non-United States person who acquires the new preferred stock in violation of the certificate of designation will be deemed to be held by such persons in trust for the Company.

Ranking

      The new preferred stock will rank, with respect to dividend distributions and distributions upon our liquidation, winding-up or dissolution (i) senior to our common stock and to each other class of capital stock or series of preferred stock created after the new preferred stock by our board of directors the terms of which do not expressly provide that it ranks on parity with the new preferred stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company (collectively referred to with our common stock as “Junior Securities”); and (ii) subject to certain conditions, on a parity with the old preferred stock and any class of capital stock or series of preferred stock created after the new preferred stock by our board of directors, the terms of which expressly provide that such class or series will rank on a parity with the new preferred stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company (collectively referred to as “Parity Securities”). Our creditors will have priority over the new preferred stock with respect to claims or assets. In addition, creditors and stockholders of our subsidiaries will have priority over the new preferred stock with respect to claims on the assets of such subsidiaries. Other than as described herein, the new preferred stock will not restrict the issuance of new classes of Junior Securities and Parity Securities; provided that we may not issue any new class of Parity Securities (or amend the provisions of any existing class of capital stock to make such class of capital stock Parity Securities) without the approval of the holders of at least a majority of the shares of new preferred stock then outstanding, voting or consenting, as the case may be, together as one class, unless any such Parity Securities are Disqualified Stock and the Company would be permitted to Incur Indebtedness pursuant to the first paragraph of the covenant described under “— Limitation of Indebtedness;” provided further, however, that without the approval of the holders of the new preferred stock we may issue and have outstanding shares of Parity Securities issued from time to time in exchange for, or the proceeds of which are used to redeem or repurchase, any or all of the shares of new preferred stock or other Parity Securities.

Dividends

      Holders of the new preferred stock as of each record date (as described below) will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available therefor, dividends on the new preferred stock at a rate per year (the “Dividend Rate”) equal to 12% of the sum of (i) $1,000 per share of new preferred stock (the “Liquidation Preference”) plus (ii) accumulated dividends and Liquidated Damages on a share not paid in cash. All dividends will be cumulative, whether or not declared, on a daily basis from the date of issuance of the old preferred stock and will be payable quarterly in arrears on December 1, March 1, June 1 and September 1 of each year, commencing on September 1, 2004. The record date with respect to such dividends will be each immediately preceding November 15, February 15, May 15 and August 15. The Company may, at its option, pay dividends in cash at any time. Cash dividends paid by us in excess of the current quarterly dividend from time to time will be applied to reduce amounts of accumulated and unpaid dividends and accumulated Liquidated Damages, if any. On March 1, 2009, if all accumulated dividends accruing after December 1, 2008 are not paid in full in cash, then the Dividend Rate will increase by 100 basis points. After March 1, 2009, the Dividend Rate will increase by 100 basis points at the end of each subsequent four-quarter period during which all accumulated and unpaid dividends accruing after December 1, 2008 are not paid in full in cash. Once all accumulated dividends accruing after December 1, 2008 are paid in full in cash, the Dividend Rate will return to 12%.

Dividends on the new preferred stock will be computed on the basis of a 360-day year comprised of twelve 30-day months. Our operations are conducted through our subsidiaries and, therefore, we will depend on the cash flow of our subsidiaries to pay dividends on the new preferred stock. However, the terms of the Senior Credit Agreement, under which we are a guarantor, and the 2010 Indenture restrict the ability of our subsidiaries to make such distributions to us in cash and will prohibit such payments in certain instances. Other future agreements may contain similar or more burdensome restrictions. See “Description of Other Indebtedness — Senior Credit Facility.”

      On and after December 1, 2008, no full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends accruing from and after December 1, 2008 have been or contemporaneously are declared and paid in full or are declared and a sum in cash sufficient for such payment is set apart for such payment on the new preferred stock. If full dividends are not so paid, the new preferred stock will share cash dividends pro rata with the Parity Securities. On and after December 1, 2008, no dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities in additional shares of Junior Securities), and no Junior Securities or Parity Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full cumulative dividends accruing from December 1, 2008 have not been paid on the new preferred stock.

      Unpaid dividends accumulating on the new preferred stock for any past dividend period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on a date, not more than 45 days prior to the payment thereof, as may be fixed by our board of directors.

Optional Redemption

      Upon not less than 30 nor more than 90 days’ notice, we may redeem the new preferred stock (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time, in whole or from time to time in part, at our option, at the following redemption prices (expressed as a percentage of Liquidation Preference) plus an amount in cash equal to all accumulated dividends not paid in cash (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date) and Liquidated Damages, if any, if redeemed during the 12-month period beginning December 1 of each of the years set forth below:

Year	Percentage

2003	112.000%
2004	110.286%
2005	108.571%
2006	106.857%
2007	105.143%
2008	103.429%
2009	101.714%
2010 and thereafter	100.000%

      In the event of partial redemptions of new preferred stock, the shares to be redeemed will be determined pro rata or by lot, as determined by us, except that we may redeem such shares held by any holders of fewer than 100 shares (or shares held by holders who would hold less than 100 shares as a result of such redemption), without regard to any pro rata redemption requirement.

      The terms of the Senior Credit Agreement and the 2010 Indenture, directly or indirectly, restrict our ability to transfer cash to us to redeem the new preferred stock and our ability otherwise to redeem the new preferred stock. Future agreements to which we or our subsidiaries are parties may contain similar or more burdensome restrictions. See “Description of Other Indebtedness — Senior Credit Facility.”

Procedure for Optional Redemption

      On and after a redemption date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accumulate on shares of new preferred stock called for redemption and all rights of holders of such shares will terminate, except for the right to receive the redemption price, without interest. If a notice of redemption is given as provided in the succeeding sentence and the funds necessary for redemption (including an amount in respect of all dividends and Liquidated Damages, if any, that will accumulate to the redemption date) is segregated and irrevocably set apart by the Company, in trust for the benefit of the holders of the shares called for redemption, then dividends shall cease to accumulate on the redemption date on the shares to be redeemed and, at the close of business on the day when such funds are segregated and set apart, the holders of the shares to be redeemed shall cease to be stockholders of the Company and shall be entitled only to receive the redemption price for such shares. The Company will send a written notice of redemption by first class mail to each holder of record of shares of new preferred stock not less than 30 days nor more than 60 days prior to the date fixed for such redemption. Shares of new preferred stock issued and reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may, with any and all other authorized but unissued shares of preferred stock of the Company, be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of shares of new preferred stock must be in compliance with the certificate of designation.

Repurchase at the Option of Holder

      On December 1, 2011, each holder of shares of new preferred stock will have the right to require us to redeem all or a portion of the new preferred stock at a purchase price of 100% of the Liquidation Preference thereof, plus all accumulated dividends and Liquidated Damages, if any, not paid in cash to the date of repurchase, in accordance with the procedures set forth in the certificate of designation.

      In addition, if we experience specific kinds of changes of control, we will be required to repurchase the new preferred stock as described below under “Change of Control.”

      The terms of the Senior Credit Agreement and the 2010 Indenture, directly or indirectly, restrict our ability to transfer money to us to repurchase the new preferred stock and our ability otherwise to purchase the new preferred stock. Future agreements to which we or our subsidiaries are parties may contain similar or more burdensome restrictions. See “Description of Other Indebtedness — Senior Credit Facility.”

Exchange

      The Company may at its option exchange all but not less than all of the then-outstanding shares of new preferred stock into exchange notes on any date; provided that on the date of such exchange (i) immediately after giving pro forma effect to such exchange, the Company would have had a Leverage Ratio equal to or less than 3.5 to 1; (ii) such exchange would comply with the DGCL; (iii) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the indenture governing the exchange notes) would exist under the indenture governing the exchange notes, no default or event of default would exist under the Senior Credit Agreement or the 2010 Notes Indenture, and no default or event of default under any other material instrument governing Indebtedness of the Company or any Restricted Subsidiary outstanding at the time would be caused thereby; (iv) the indenture governing the exchange notes has been qualified under the Trust Indenture Act, if such qualification is required at the time of exchange; (v) the Company has delivered a written opinion of legal counsel, dated the date of the exchange, to the effect that the conditions set forth in clauses (ii) and (iv) have been satisfied; and (vi) the Company has delivered an Officer’s Certificate, dated the date of the exchange, to the effect that the conditions set forth in clauses (i) and (iii) have been satisfied. The Company intends to comply with the provisions of Rule 13e-4 promulgated pursuant to the Exchange Act in connection with the exchange, to the extent applicable.

      Each holder of outstanding shares of new preferred stock will be entitled to receive, subject to the second succeeding sentence, $1.00 of principal amount of exchange notes for each $1.00 of (i) Liquidation

Preference of, and (ii) accumulated dividends and Liquidated Damages, if any, not paid in cash on, new preferred stock held by it upon the exchange. The exchange notes will be issued in registered form, without coupons. Exchange notes issued in exchange for new preferred stock will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts of less than $1,000 so that each holder of new preferred stock will receive certificates representing the entire amount of exchange notes to which such holder’s shares of new preferred stock entitle such holder, provided that the Company may pay cash in lieu of issuing an exchange note in a principal amount of less than $1,000 to the extent necessary. The Company will send a written notice of exchange by mail to each holder of record of shares of new preferred stock not less than 30 nor more than 60 days before the date fixed for such exchange. On and after the exchange date, dividends will cease to accrue on the outstanding shares of new preferred stock exchanged, and all rights of holders of such new preferred stock (except the right to receive the exchange notes, an amount in cash equal to the accumulated dividends and Liquidated Damages, if any, to the exchange date to the extent not already paid in cash or paid in the form of exchange notes issued upon exchange of the new preferred stock, and, if the Company so elects, cash in lieu of any exchange note that is in an amount that is not an integral multiple of $1,000) will terminate. The Person entitled to receive the exchange notes issuable upon such exchange will be treated for all purposes as the registered holder of such exchange notes. See “— Exchange Notes.”

      The Company will send, by first class mail at least 30, but not more than 90, days before the exchange date, to each holder of new preferred stock at the holder’s registered address a notice of the Company’s intention to exchange, stating:

(1) the exchange date;

(2) the instructions determined by the Company, consistent with the provisions described under this “— Exchange” section, that a holder must follow in order to have its shares of new preferred stock exchanged; and

(3) that dividends on the shares of new preferred stock to be exchanged will cease to accrue on the exchange date.

      The senior credit facility of Centers restricts the exchange of the new preferred stock. Any future agreements relating to indebtedness to which the Company or any of its subsidiaries become a party may contain similar or more burdensome restrictions. See “Description of Other Indebtedness — Senior Credit Facility.”

Liquidation Preference

      Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of the new preferred stock will initially be entitled to be paid, out of the assets of the Company legally available for distribution, the Liquidation Preference per share plus an amount in cash equal to all accumulated dividends and Liquidated Damages, if any, not previously paid in cash thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, the common stock of the Company. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the funds available to pay the new preferred stock and all other Parity Securities are not sufficient to pay such securities in full, the holders of the new preferred stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full Liquidation Preference and accumulated dividends and Liquidated Damages, if any, not previously paid in cash, to which each is entitled. After payment of the full amount of the Liquidation Preferences and accumulated dividends and Liquidated Damages, if any, not previously paid in cash, to which they are entitled, the holders of shares of new preferred stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

      The certificate of designation for the new preferred stock will not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the new preferred stock, although such Liquidation Preference will be substantially in excess of the par value of such shares of new preferred stock. In addition, the Company is not aware of any provision of DGCL or any controlling decision of the courts of the State of Delaware (the state of incorporation of the Company) that requires a restriction upon the surplus of the Company solely because the Liquidation Preference of the new preferred stock will exceed its par value. Consequently, we do not expect there to be any restriction upon the surplus of the Company solely because the Liquidation Preference of the new preferred stock will exceed the par value or any remedies available to holders of the new preferred stock before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company to an amount less than the difference between the Liquidation Preference of the new preferred stock and its par value.

Voting Rights

      Holders of the new preferred stock will have no voting rights with respect to general corporate matters, except as provided by Delaware law or as set forth in the certificate of designation. The certificate of designation will provide that if (i) dividends accruing after December 1, 2008 on, and Liquidated Damages (to the extent permitted by the Senior Credit Agreement and the 2010 Indenture to be paid in cash on the dividend payment date following the date incurred) with respect to, the new preferred stock are in arrears and not paid in cash for four consecutive quarterly periods, (ii) the Company fails to redeem or repurchase the new preferred stock when required to do so by the certificate of designation (whether or not the Company is permitted to do so by the terms of the Senior Credit Agreement or any other obligation of the Company), (iii) the Company fails to make an offer to purchase all of the outstanding shares of new preferred stock following a Change of Control (whether or not the Company is permitted to do so by the terms of the Senior Credit Agreement or any other obligation of the Company) or fails to purchase shares of new preferred stock from holders who elect to have such shares repurchased pursuant to the Change of Control Offer (whether or not the Company is permitted to do so by the terms of the Senior Credit Agreement or any other obligation of the Company), (iv) a breach or violation of any of the provisions described under the caption “— Certain Covenants” occurs and the breach or violation continues for a period of 60 days or more after the Company receives notice thereof specifying the default from holders of 25% of the share of new preferred stock then outstanding, or (v) a default under any mortgage, indenture governing the exchange notes or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the certificate of designation, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is then existing a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more at any time, then in the case of each of clause (i) through (v) above, the number of directors constituting the board of directors of the Company will be increased by two and the holders of the majority of the then-outstanding shares of new preferred stock, voting separately as a class, shall have the right to elect two directors. Each such event described in any of clauses (i) through (v) above is referred to herein as a “Voting Rights Triggering Event.” Voting rights arising as a result of a Voting Rights Triggering Event will continue until such time as all dividends in arrears accruing after December 1, 2008 on, and Liquidated Damages (to the extent permitted to be paid in cash on the dividend payment date following the date incurred) with respect to, the new preferred stock are paid in full in cash, and any other failure, breach or default referred to in any of clauses (i) through (v) above is remedied or waived by the holders of at least a majority of the shares of new preferred stock then outstanding, at which time the term of any directors previously elected as described in this paragraph shall terminate.

      In addition, the certificate of designation will provide that, except as stated above under “— Ranking,” the Company will not authorize any class of Parity Securities without the affirmative vote or consent of holders of at least a majority of the shares of new preferred stock then outstanding that are entitled to vote thereon, voting or consenting, as the case may be, as one class. The certificate of designation will also provide that the Company may not amend the certificate of designation so as to adversely affect the specified rights, preferences, privileges or voting rights of the holders of shares of new preferred stock, or, unless and to the extent permitted above under “— Ranking,” authorize the issuance of any additional shares of new preferred stock (other than in connection with the Company’s obligations under the registration rights agreement), without the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of new preferred stock that are entitled to vote thereon, voting or consenting, as the case may be, as one class. The certificate of designation will also provide that, except as set forth above, (a) the creation, authorization or issuance of any shares of Junior Securities or Parity Securities, (b) the decrease in the amount of authorized capital stock of any class, including any new preferred stock or (c) the increase in the amount of authorized capital stock of any class of Junior Securities or Parity Securities, in each case, shall not require the consent of the holders of new preferred stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of holders of shares of new preferred stock.

      Under the DGCL, holders of new preferred stock are entitled to vote as a class upon a proposed amendment to the certificate of incorporation of the Company, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

Change of Control

      Upon the occurrence of a Change of Control (as defined below), each holder will have the right to require the Company to repurchase all or any part of such holder’s shares of new preferred stock at a purchase price in cash equal to 101% of Liquidation Preference thereof, plus an amount in cash equal to all accumulated dividends and Liquidated Damages, if any, per share repurchased (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the repurchase date) to the date of repurchase, subject to the right of new preferred stock holders of record on a record date prior to the repurchase date to receive dividends on the relevant dividend payment date. The Company will not be obligated to purchase the shares of new preferred stock, however, if it has exercised its right to redeem all of the shares of new preferred stock as described under “— Optional Redemption.”

      Unless the Company has exercised its right to redeem all the shares of new preferred stock as described under “— Optional Redemption,” the Company is required, within 30 days following any Change of Control, or at the Company’s option, prior to such Change of Control, to mail a notice to each holder stating:

(1) that a Change of Control has occurred or will occur and that such holder has, or upon such occurrence will have, the right to require the Company to purchase such holder’s shares of new preferred stock at a purchase price in cash equal to 101% the Liquidation Preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends and Liquidated Damages, if any, per share repurchased (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the repurchase date) to the date of purchase, subject to the right of new preferred stock holders of record on a record date prior to the repurchase date to receive dividends on the relevant dividend payment date;

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the date of purchase, which will be no earlier than 30 days nor later than 90 days from the date such notice is mailed;

(4) the instructions determined by the Company, consistent with this covenant, that a holder must follow in order to have its shares of new preferred stock purchased; and

(5) that, if such offer is made prior to such Change of Control, payment is conditioned on the occurrence of such Change of Control.

      The Company will comply, to the extent applicable, with the requirements of Rule 13e-4 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of shares of new preferred stock pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant as a result of such compliance.

      The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the certificate of designation, but that could affect the Company’s capital structure or credit ratings.

      Prior to repurchasing any shares of new preferred stock pursuant to this “Change of Control” covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Indebtedness restricting such repurchase or obtain the requisite consents, if any, under all agreements governing such outstanding Indebtedness to permit the repurchase of new preferred stock required by this covenant. The occurrence of a Change of Control would constitute a default under the Senior Credit Agreement. Future Indebtedness may contain prohibitions of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the new preferred stock could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors — Funding Change of Control Offer — We may not have the ability to raise the funds necessary to finance the change of control offer required by the certificate of designation governing the new preferred stock or the indenture governing the exchange notes.”

      The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Subsidiaries. With respect to the disposition of property or assets, the phrase “all or substantially all” as used in the certificate of designation varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under Delaware law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to repurchase the new preferred stock as described above.

Certain Covenants

Limitation on Restricted Payments

      (A) The Company will not, and will not permit any Restricted Subsidiary to, take any of the following actions:

(i) declare or pay any dividend or make any other payment or distribution on account of any Junior Securities (other than dividends or distributions payable in Junior Securities (other than Disqualified Stock));

(ii) purchase, redeem, retire or otherwise acquire for value Junior Securities of the Company or of any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary; or

(iii) make any Restricted Investment (all such payments and other actions set forth in these clauses (i) through (iii) being collectively referred to as “Restricted Payments”),

if at the time the Company or its Restricted Subsidiary makes a Restricted Payment:

(1) any event or condition that is, or after notice or passage of time or both would be, a Voting Rights Triggering Event occurs and continues to occur or would result therefrom;

(2) all dividends on the new preferred stock that have accrued from December 1, 2008 and become payable have not been declared and paid in cash;

(3) the Company could not Incur at least $1.00 of additional Indebtedness under the first paragraph of the covenant described under “— Limitation on Indebtedness;” or

(4) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made after December 5, 2003 (excluding Restricted Payments permitted by clauses (1), (3), and (4) of paragraph (B) below) would exceed, without duplication, the sum of:

(a) 50% of the Consolidated Net Income of the Company accrued during the period, treated as one accounting period, from the beginning of the first fiscal quarter commencing after December 5, 2003 to the end of the most recent fiscal quarter ending before the date of such Restricted Payment for which consolidated financial statements of the Company are available, or, if such Consolidated Net Income is a deficit, then minus 100% of such deficit;

(b) 100% of the aggregate Net Cash Proceeds received by the Company since December 5, 2003 as a contribution to its common equity capital or from the issue or sale of Capital Stock of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Capital Stock (other than Capital Stock (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), less the amount of any such Net Cash Proceeds that are utilized for an Investment pursuant to clause (13) of the definition of “Permitted Investments;”

(c) in the case of the disposition or repayment of any Investment constituting a Restricted Investment, without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments, an amount equal to the lesser of the return of capital or similar repayment with respect to such Investment, or the initial amount of such Investment, in either case, less the cost of the disposition of such Investment;

(d) to the extent that any Unrestricted Subsidiary of the Company designated as such after December 5, 2003 is redesignated as a Restricted Subsidiary after December 5, 2003, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after December 5, 2003; and

(e) 50% of any dividends received by the Company or a Restricted Subsidiary after December 5, 2003 from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

(B) The provisions of paragraph (A) above will not prohibit the following actions:

(1) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of any Junior Securities of the Company made by exchange, including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares, for, or out of the proceeds of the substantially concurrent sale of, Junior Securities or Parity Securities of the Company, other than Disqualified Stock and other than Junior Securities or Parity Securities issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries; provided that the Net Cash Proceeds from such sale or exchange will be excluded in subsequent calculations of the amount of Restricted Payments;

(2) payment of dividends within 60 days after the date of declaration of such dividends, if at the date of declaration such dividend would have complied with paragraph (A) above;

(3) any purchase or redemption of any Junior Securities of the Company from employees or former employees of the Company and its Restricted Subsidiaries pursuant to the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management or in connection with the termination of employment in an aggregate amount after December 5, 2003 not in excess of $5 million in any fiscal year, plus any unused amounts under this clause from prior fiscal years;

(4) the payment of any dividend by a Restricted Subsidiary to the holders of all of its common equity interests on a pro rata basis;

(5) Restricted Payments not to exceed $50 million in the aggregate since December 5, 2003; provided that no more than $25 million of such Restricted Payments are made in any calendar year; provided further that, after giving pro forma effect to any such Restricted Payment, the Company would have had a Leverage Ratio of less than 2.5 to 1.00; and

(6) Restricted Payments not to exceed $35 million in the aggregate since December 5, 2003.

      (C) Notwithstanding the foregoing, all Restricted Payments made either in accordance with clauses (1) through (4) of paragraph (A) above or pursuant to the exemptions contained in clauses (B)(5) or (6) above shall not exceed $50 million in the aggregate.

      The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment-banking firm of national standing if the fair market value exceeds $20 million.

Limitation on Indebtedness

      The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company and any Restricted Subsidiary of the Company may incur Indebtedness if, on the date of the Incurrence of such Indebtedness, the Consolidated Coverage Ratio would be greater than 2.0 to 1.0.

      The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the Incurrence by the Company or any Restricted Subsidiary of additional Indebtedness and letters of credit under one or more Senior Credit Facilities (or the Mellon Letters of Credit) in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed the greater of (a) $400 million and (b) the amount of the Borrowing Base as of the date of such Incurrence, in each case less the aggregate amount of all commitment reductions with respect to any revolving credit borrowings under a Senior Credit Facility that have been made by the Company or any of its Restricted Subsidiaries resulting from or relating to the formation of any Receivables Subsidiary or the consummation of any Qualified Receivables Transaction;

(2) the Guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant;

(3) the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the exchange notes; and

(b) (i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause;

(4) the Incurrence by the Company of Indebtedness represented by the exchange notes to be issued under the indenture governing the exchange notes in exchange for the new preferred stock and, if applicable, the registered preferred stock and registered notes issued in exchange for the new preferred stock and the exchange notes, respectively, to be issued pursuant to the registration rights agreement;

(5) the Incurrence by any Restricted Subsidiary of Indebtedness represented by the notes issued on December 5, 2003 and the related note guarantees under the 2010 Notes Indenture and the registered notes and the related note guarantees issued in exchange therefor to be issued pursuant to the registration rights agreement dated as of December 5, 2003;

(6) the Incurrence by the Company and any Restricted Subsidiary of Indebtedness existing on December 5, 2003 (other than the Mellon Letters of Credit);

(7) the Incurrence by the Company or any of its Restricted Subsidiaries of Refinancing Indebtedness in exchange for, or the net proceeds of which are used (i) to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the certificate of designation to be Incurred under the first paragraph of this covenant or clauses (2), (4), (5), (6), (7), (8) or (15) of this paragraph or (ii) to refund, refinance, redeem or replace the new preferred stock and the exchange notes that may be issued hereunder;

(8) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of design, construction or improvement of property, plant or equipment used in the business of the Company or a Restricted Subsidiary, in an aggregate principal amount, including all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (8), not to exceed 2.5% of Consolidated Tangible Assets at any time outstanding measured at the time of Incurrence;

(9) the Incurrence by the Company or any Restricted Subsidiary of Hedging Obligations that are Incurred in the ordinary course of business and not for speculative purposes;

(10) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness evidenced by letters of credit issued in the ordinary course of business of the Company to secure workers’ compensation and other insurance coverage;

(11) the Incurrence by the Foreign Subsidiaries of Indebtedness if, at the time of Incurrence of such Indebtedness, and after giving effect thereto, the aggregate principal amount of all Indebtedness of the Foreign Subsidiaries Incurred pursuant to this clause (11) and then outstanding does not exceed the greater of (A) $30 million and (B) an amount equal to 50% of the consolidated book value of the inventories of the Foreign Subsidiaries measured at the time of Incurrence;

(12) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any other Restricted Subsidiary of the

Company or their assets (other than such Receivables Subsidiary and its assets and, as to the Company or any Restricted Subsidiary of the Company, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not Guaranteed by any such Person;

(13) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, letters of credit (not supporting Indebtedness for borrowed money), bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(14) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, adjustment of purchase price, earn out or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of the Company or any Restricted Subsidiary or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness Incurred pursuant to this clause (14) shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such dispositions; and

(15) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness, which may include Bank Indebtedness, in an aggregate principal amount not to exceed $35 million outstanding at any one time.

      For purposes of determining compliance with this “Limitation on Indebtedness” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its Incurrence, or later reclassify, all or a portion of such item of Indebtedness, in any manner that complies with this covenant. In addition, for purposes of determining compliance with this “Limitation on Indebtedness” covenant, the accrual of interest, the accretion or amortization of original issue discount, and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant; provided that the amount thereof shall be included in Consolidated Interest Expense of the Company as accrued.

      Notwithstanding the foregoing provisions of this covenant, if and to the extent Centers or its Restricted Subsidiaries (as defined in the 2010 Notes Indenture) would be permitted to Incur Indebtedness (as defined in the 2010 Notes Indenture) pursuant to the 2010 Notes Indenture (or any agreement or instrument governing any Indebtedness issued upon the refunding, refinancing or replacement thereof), Centers or such Restricted Subsidiaries, as the case may be, shall be permitted to Incur hereunder any Indebtedness permitted to be Incurred thereunder.

Merger and Consolidation

      Without the approval of holders of a majority of the outstanding shares of new preferred stock, voting as a single class, the Company will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or convey or transfer all or substantially all of its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(2) the new preferred stock will be converted into or exchanged for and will become shares of preferred stock of the Successor Company, if not the Company, having in respect of such Successor Company on a whole substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon that the new preferred stock had immediately prior to such transaction or series of transactions;

(3) immediately after giving effect to such transaction or series of transactions, no Voting Rights Triggering Event, and no event or condition that is, or after notice or passage of time or both would be, a Voting Rights Triggering Event, will have occurred and be continuing; and

(4) the Company will have delivered to the Transfer Agent an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such shares of the Successor Company comply with the certificate of designation; provided that:

(a) in giving such opinion such counsel may rely on such Officer’s Certificate as to any matters of fact, including without limitation as to compliance with the foregoing clauses; and

(b) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

      In addition, the Company will not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

      The provisions of this covenant do not prohibit any Restricted Subsidiary from consolidating with, merging into or transferring all or part of its properties and assets to the Company. Additionally, the Company may merge with an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction to realize tax or other benefits.

Designation of Unrestricted Subsidiaries

      The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Voting Rights Triggering Event; provided that in no event will a Subsidiary of the Company that owns or holds the right to use, license or sublicense the “GNC” brand be designated as an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described under “— Limitation on Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Voting Rights Triggering Event.

      Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced by a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described under “— Limitation on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under “— Limitation on Indebtedness,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under “— Limitation on Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Voting Rights Triggering Event would be in existence following such designation.

Limitation on Transactions with Affiliates

      Neither the Company nor any of its Restricted Subsidiaries will engage in any transaction or series of transactions, including the purchase, sale, lease or exchange of any property or the rendering of any service with any Affiliate of the Company (an “Affiliate Transaction”) on terms that:

(1) taken as a whole are less favorable to the Company or such Restricted Subsidiary than the terms that could be obtained at the time of such transaction in arm’s-length dealings with a nonaffiliate; and

(2) in the event such Affiliate Transaction involves an aggregate amount in excess of $15 million, is not in writing and has not been approved by a majority of the members of the Board of Directors having no material personal financial interest in such Affiliate Transaction. If there are no such Board members, then the Company must obtain a Fairness Opinion. A “Fairness Opinion” means an opinion from an independent investment banking firm, accounting firm or appraiser of national standing which indicates that the terms of such transaction are fair to the Company or such Restricted Subsidiary from a financial point of view.

      In addition, any Affiliate Transaction involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of $30 million will also require a Fairness Opinion.

      The provisions of the paragraphs above shall not prohibit the following actions:

(1) any Restricted Payment permitted by the covenant described under “— Limitation on Restricted Payments” or any Permitted Investment;

(2) the performance of the obligations of the Company or a Restricted Subsidiary under any employment contract, collective bargaining agreement, service agreement, employee benefit plan, related trust agreement, severance agreement or any other similar arrangement entered into in the ordinary course of business;

(3) payment of compensation, performance of indemnification or contribution obligations in the ordinary course of business;

(4) any issuance, grant or award of stock, options or other securities, to employees, officers or directors;

(5) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or any transaction between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(6) any other transaction arising out of agreements existing on December 5, 2003 and described in the “Certain Relationships and Related Party Transactions” section of this Offering Memorandum relating to the resale of the new preferred stock;

(7) transactions with suppliers or other purchasers or sellers of goods or services, in each case in the ordinary course of business and on terms no less favorable to the Company or the Restricted Subsidiary than those that could be obtained at such time in arm’s-length dealings with a nonaffiliate;

(8) the payment of rent due under the Master Lease, dated as of March 23, 1999, between Gustine Sixth Avenue Associates, Ltd. and General Nutrition, Incorporated, as in effect on the December 5, 2003 or as amended in compliance with the provisions of this covenant;

(9) so long as no event or condition that is, or after notice or passage of time or both would be, a Voting Rights Triggering Event has occurred and is continuing, (a) payment of annual management fees to the Permitted Holder in an aggregate amount not to exceed, during any consecutive 12-month period, $1.5 million, (b) the payment of fees to the Permitted Holder for financial advisory and investment banking services rendered to the Company and its Restricted Subsidiaries in connection with acquisitions, securities offerings and other financings and similar significant corporate transactions in customary and reasonable amounts for such transactions, (c) the payment of the $7.5 million structuring and transition services fee to the Permitted Holder, and (d) reimbursement of reasonable out-of-pocket expenses incurred by the Permitted Holder in connection with the services described in clauses (a), (b) and (c) above; provided that the foregoing payments and reimbursements are subordinated to the new preferred stock to the same extent as the exchange notes would be subordinated to Designated Senior Indebtedness (as defined in the indenture governing the exchange notes); provided furtherthat if any such event or condition prevents the payment of any such fees, the Company may pay such deferred fees at the time such event or condition is cured or waived; and

(10) any refinancing or replacement of the new preferred stock held by the Permitted Holder or any amendment of the terms of any such new securities that is not prohibited by any of the covenants contained in the certificate of designation.

Reporting Requirements

      Whether or not required by the SEC’s rules and regulations, so long as any shares of new preferred stock are outstanding, the Company will furnish to the holders of shares of new preferred stock, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports and, with respect to the annual information only, a report on the Company’s consolidated financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

      All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

      If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

      In addition, the Company agrees that, for so long as any shares of the new preferred stock remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, the Company will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Transfer Agent and Registrar

      LaSalle Bank National Association is the transfer agent (the “Transfer Agent”) and registrar for the new preferred stock.

Remedies

      The provisions set forth under “— Voting Rights” constitute the only remedy for a holder of new preferred stock as a result of a breach of any covenant of or obligation contained in the certificate of designation. No action taken by the Company that is prohibited or limited by the certificate of designation shall constitute an ultra vires act.

Additional Information

      Anyone who receives this offering memorandum may obtain a copy of the certificate of designation and registration rights agreement without charge by writing to General Nutrition Centers Holding Company, 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222; Attention: Secretary.

Book-Entry, Delivery and Form

      Except as described in the next paragraph, the new preferred stock will initially be issued in registered, global form (the “Global Shares”). The Global Shares will be deposited upon issuance with or on behalf of The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, for credit to an account of a direct or indirect participant in DTC as described below.

      DTC has advised the Company that DTC is a limited-purpose trust company created to hold shares for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Shares, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the Global Shares; and

(2) ownership of these interests in the Global Shares will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Shares).

      Investors are advised that the laws of some states require that certain Persons take physical delivery in definitive form of shares of new preferred stock that they own. Consequently, the ability to transfer beneficial interests in a Global Share to such Persons will be limited to such extent. For certain other restrictions on the transferability of the shares of new preferred stock, see “Notice to Investors.”

      So long as DTC or its nominee is the registered owner of any shares of new preferred stock, DTC or its nominee will be considered the sole holder under the certificate of designation of any shares evidenced by the Global Shares. Beneficial owners of shares evidenced by the Global Shares will not be considered the owners or holders of the shares under the certificate of designation for any purpose, including with respect to the giving of any directions, instructions or approvals. The Company will not have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the shares of new preferred stock.

      Payments in respect of the Liquidation Preference, dividends and Liquidated Damages, if any, on a Global Share registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder. Under the terms of the certificate of designation, the Company will treat the Persons in whose names the shares of new preferred stock, including the Global Shares, are registered as the owners of the shares for the purpose of receiving payments and for all other purposes. Consequently, neither the Company nor any agent of the Company has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Shares or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Shares; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the shares of new preferred stock (including Liquidation Preference and dividends), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of shares will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC or the Company. The Company will not be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the shares of new preferred stock, and the Company may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Certificated Shares

      Subject to certain conditions, any Person having a beneficial interest in a Global Share may, upon prior written request to the Company, exchange such beneficial interest for shares of new preferred stock in the form of registered definitive certificates (the “Certificated Shares”). Upon any such issuance, the Company is required to register such Certificated Shares in the name of, and cause the same to be delivered to, such Person or Persons (or their nominee). All Certificated Shares would be subject to the legend requirements described under “Notice to Investors.” In addition, if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Shares or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary;

(2) the Company, at its option, notifies the holders in writing that it elects to cause the issuance of the Certificated Shares; or

(3) there has occurred and is continuing a Voting Rights Triggering Event with respect to the shares of new preferred stock;

then, upon surrender by DTC or its nominee of its Global Share, shares of new preferred stock in such form will be issued to each Person that DTC or its nominee identify as being the beneficial owner of the related shares of new preferred stock.

      The Company will not be liable for any delay by DTC or its nominee in identifying the beneficial owners of shares of new preferred stock, and the Company may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

     Same Day Settlement and Payment

      The Company will make payments in respect of the shares of new preferred stock represented by the Global Shares (including Liquidation Preference, dividends and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments in respect of Liquidation Preference, dividends and Liquidated Damages, if any, with respect to Certificated Shares by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Shares or, if no such account is specified, by mailing a check to each such holder’s registered address. The shares of new preferred stock represented by the Global Shares are expected to be eligible to trade in The PORTALSM Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such shares of new preferred stock will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Shares will also be settled in immediately available funds.

Exchange Notes

      If the Company exchanges the new preferred stock for exchange notes, the exchange notes will be issued under an indenture between itself and U.S. Bank National Association (or another national bank selected by the Company), as trustee. The terms of the exchange notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

      The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. Although we believe that we have disclosed in this offering memorandum all the material provisions of the indenture, we urge you to read the indenture because it, and not this description, define your rights as holders of the exchange notes.

      The registered holder of an exchange note will be treated as the owner of such note for all purposes. Only registered holders will have rights under the indenture.

      The new credit facility of Centers restricts our ability to issue exchange notes.

General

      The exchange notes:

•	will be general unsecured obligations of the Company and will be limited in aggregate principal amount to (i) the Liquidation Preference of, plus (ii) the amount of any accumulated dividends and Liquidated Damages not otherwise paid in cash on, the new preferred stock exchanged on the date or dates on which any new preferred stock is exchanged for exchange notes, plus (iii) the amount of any interest that accretes to the principal amount of the exchange notes prior to December 1, 2008;

•	will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

•	will be structurally subordinated to all existing and future Indebtedness of the Company’s Subsidiaries;

•	will be pari passu in right of payment with any existing and future Senior Subordinated Indebtedness of the Company; and

•	will be senior in right of payment to any existing and future Subordinated Obligations of the Company.

      The indenture will permit the Company to incur additional debt, including additional senior debt, subject to certain restrictions, See “— Certain Covenants — Limitation on Indebtedness.”

      The operations of the Company are conducted through its Subsidiaries and, therefore, the Company depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the exchange notes. The notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company’s Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the Subsidiary’s liquidation or reorganization (and the consequent right of the holders of the exchange notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary’s creditors, except to the extent that the Company is itself recognized as a creditor of the Subsidiary, in which case the claims of the Company would still be subordinate in right of payment to any security in the assets of the Subsidiary and any Indebtedness of the Subsidiary senior to that held by the Company. As of March 31, 2004, the Company’s Subsidiaries had

approximately $513.3 million of Indebtedness and $250.0 million of trade payables and other liabilities. See “Risk Factors — Holding Company — We are a holding company and therefore depend on our subsidiaries to service our obligations under the securities and our other indebtedness” and “Risk Factors — Securities are Subordinate to Existing Debt and All Obligations of our Subsidiaries.”

      As of the date of the indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Principal, Maturity and Interest

      The Company will issue exchange notes in denominations of $1,000 and integral multiples of $1,000 (other than as described in “— New Preferred Stock  — Exchange”). The exchange notes will mature on December 1, 2011.

      Prior to December 1, 2008, the Company will have the option to (i) pay interest on the exchange notes in cash semi-annually in arrears on June 1 and December 1, commencing with the first such date after the date of exchange of the new preferred stock, at a rate of 12% per annum or (ii) have interest accrete to the principal amount of each exchange note at a rate of 12% per annum calculated on a semi-annual basis. Beginning on December 1, 2008 interest on the exchange notes will accrue at a rate of 12% per annum and will be payable in cash semi-annually in arrears on June 1 and December 1, commencing on June 1, 2009. The Company will make each interest payment to the holders of record of the exchange notes on the immediately preceding May 15 and November 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Exchange Notes

      If a holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Liquidated Damages, if any, on that holder’s exchange notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Exchange Notes

      The Trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the exchange notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

      A holder may transfer or exchange its exchange notes in accordance with the indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of exchange notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any exchange note selected for redemption. Also, the Company is not required to transfer or exchange any exchange note for a period of 15 days before a selection of exchange notes to be redeemed.

Optional Redemption

      Upon not less than 30 nor more than 90 days’ notice, we may redeem the exchange notes at any time, in whole or from time to time in part, at our option, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period commencing on December 1 of the years set forth below:

Year	Percentage

2003	112.000%
2004	110.286%
2005	108.571%
2006	106.857%
2007	105.143%
2008	103.429%
2009	101.714%
2010 and thereafter	100.000%

      The terms of the Senior Credit Agreement and the 2010 Indenture, directly or indirectly, restrict our ability to transfer cash to us to redeem the exchange notes and our ability otherwise to redeem the new preferred stock. Future agreements to which we or our subsidiaries are parties may contain similar or more burdensome restrictions. See “Description of Other Indebtedness  — Senior Credit Facility.”

Selection and Notice of Redemption

      In the event that less than all of the exchange notes are redeemed pursuant to an optional redemption, selection of the exchange notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. No exchange notes of $1,000 or less may be redeemed in part. Notices of redemption must be mailed by first-class mail at least 30, but not more than 90 days before the redemption date to each holder of exchange notes to be redeemed at the holder’s registered address.

      If any exchange note is to be redeemed in part only, the notice of redemption that relates to such exchange note must state the portion of the principal amount to be redeemed. A new exchange note in a principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original exchange note. On and after the redemption date, interest will cease to accrue on exchange notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the exchange notes funds in satisfaction of the applicable redemption price pursuant to the indenture.

Mandatory Redemption

      The Company is not required to make mandatory redemption or sinking fund payments with respect to the exchange notes.

Ranking

      The indebtedness evidenced by the exchange notes:

(1) is unsecured Senior Subordinated Indebtedness of the Company;

(2) is subordinated in right of payment, as set forth in the indenture, to the payment in full in cash when due of all existing and future Senior Indebtedness of the Company, including the Company’s obligations under the Senior Credit Facility;

(3) is structurally subordinated to all existing and future Indebtedness of the Company’s Subsidiaries;

(4) ranks pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company; and

(5) is senior in right of payment to all existing and future Subordinated Obligations of the Company.

      In the event that our secured creditors exercise their rights with respect to our pledged assets, the proceeds of the liquidation of those assets will first be applied to repay obligations secured by such assets before any unsecured Indebtedness, including the exchange notes, is repaid.

      Although the indenture contains limitations on the amount of additional Indebtedness which the Company may incur, under certain circumstances the amount of such indebtedness could be substantial, and such Indebtedness may be Senior Indebtedness or structurally senior to the exchange notes. See “— Certain Covenants — Limitation on Indebtedness” below.

      The Company may not pay principal of, premium, Liquidated Damages, if any, or interest on the exchange notes or make any deposit pursuant to the provisions described under “— Defeasance” below (except in Permitted Junior Securities or from the trust described under “— Defeasance”) and may not otherwise purchase, redeem or otherwise retire any exchange notes (collectively, “pay the exchange notes”) if:

(1) any Senior Indebtedness is not paid when due in cash; or

(2) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless (A) the default has been cured or waived and any such acceleration has been rescinded in writing or (B) such Senior Indebtedness has been paid in full in cash.

      If any other default occurs under any Designated Senior Indebtedness that permits the holders thereof to declare such Indebtedness due and payable, the Company will not be permitted to pay the exchange notes for a period (the “Payment Blockage Period”) beginning upon the receipt by the Trustee of written notice (a “Blockage Notice”) of such default from the Designated Senior Indebtedness Representative specifying an election to effect a Payment Blockage Period. This Payment Blockage Period will end on the earliest of:

(1) written notice to the Trustee to terminate the period by the person who gave the Blockage Notice;

(2) the discharge or repayment in full in cash of such Designated Senior Indebtedness;

(3) the date on which the default giving rise to the Blockage Notice is no longer continuing; and

(4) the date on which 179 days have passed following the delivery of the Blockage Notice.

      Unless the maturity of the Designated Senior Indebtedness has been accelerated, the Company will be permitted to resume payments on the exchange notes after the end of the Payment Blockage Period. Only one Blockage Notice may be given in a 360-day period, regardless of the number of defaults on the Designated Senior Indebtedness during that period. However, if a Blockage Notice is given by a holder of Designated Senior Indebtedness other than Bank Indebtedness during the 360-day period, a representative of Bank Indebtedness may give another Blockage Notice during the 360-day period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods in the aggregate are in effect exceed 179 days during any 360 consecutive day period.

      The holders of Senior Indebtedness are entitled to receive payment in full in cash of all obligations due in respect of Senior Indebtedness (including interest and fees after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Indebtedness) before the noteholders are entitled to receive any payment upon:

(1) any payment or distribution of the assets of the Company upon a total or partial liquidation, dissolution, reorganization or similar proceeding relating to the Company; or

(2) a bankruptcy, insolvency, receivership or similar proceeding relating to the Company.

      Until the Senior Indebtedness is paid in full in cash, any payment or distribution to which the noteholders would be entitled, but for the subordination provisions of the indenture, will be made to the holders of the Senior Indebtedness. If a distribution is made to the noteholders that should not have been made to them as a result of these subordination provisions, the noteholders are required to hold such a distribution in trust for the holders of the Senior Indebtedness and promptly pay it over to them.

      If payment of the exchange notes is accelerated because of an Event of Default, the Company is required to promptly notify the holders of the Designated Senior Indebtedness. The Company is not permitted to pay the exchange notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration. At that time, the Company may pay the exchange notes only if the subordination provisions of the indenture otherwise permit payment at that time.

      As a result of the subordination provisions in the indenture, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the noteholders in the event of insolvency.

Change of Control

      Upon the occurrence of a Change of Control (as defined below), each holder will have the right to require the Company to repurchase all or any part of such holder’s exchange notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, on the exchange notes repurchased to the date of repurchase. The Company will not be obligated to purchase the exchange notes, however, if it has exercised its right to redeem all of the exchange notes as described under “— Optional Redemption,” subject to the right of holders of exchange notes on a record date prior to the repurchase date to receive interest due on the relevant interest payment date.

      Unless the Company has exercised its right to redeem all the exchange notes as described under “— Optional Redemption,” the Company is required, within 30 days following any Change of Control, or at the Company’s option, prior to such Change of Control, to mail a notice to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred or will occur and that such holder has, or upon such occurrence will have, the right to require the Company to purchase such holder’s exchange notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, on the exchange notes repurchased to the date of repurchase, subject to the right of holders of exchange notes on a record date prior to the repurchase date to receive interest due on the relevant interest payment date;

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the date of purchase, which will be no earlier than 30 days nor later than 90 days from the date such notice is mailed;

(4) the instructions determined by the Company, consistent with this covenant, that a holder must follow in order to have its exchange notes purchased; and

(5) that, if such offer is made prior to such Change of Control, payment is conditioned on the occurrence of such Change of Control.

      The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant as a result of such compliance.

      The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

      Prior to repurchasing any exchange notes pursuant to this “Change of Control” covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior

Indebtedness or obtain the requisite consents, if any, under all agreements governing such outstanding Senior Indebtedness to permit the repurchase of exchange notes required by this covenant. The occurrence of a Change of Control would constitute a default under the Senior Credit Agreement. Future Senior Indebtedness may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the exchange notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors — Funding Change of Control Offer — We may not have the ability to raise the funds necessary to finance the change of control offer required by the certificate of designation governing the new preferred stock or the indenture governing the exchange notes.”

      The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Subsidiaries. With respect to the disposition of property or assets, the phrase “all or substantially all” as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to repurchase the exchange notes as described above.

Certain Covenants

      The indenture contains covenants, including, among others, the following:

Limitation on Indebtedness

      The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company and any Restricted Subsidiary of the Company may incur Indebtedness if, on the date of the Incurrence of such Indebtedness, the Consolidated Coverage Ratio would be greater than 2.0 to 1.0.

      The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the Incurrence by the Company or any Restricted Subsidiary of additional Indebtedness and letters of credit under one or more Senior Credit Facilities (or the Mellon Letters of Credit) in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed the greater of (a) $400 million less the aggregate amount of all Net Cash Proceeds of Asset Dispositions applied by the Company or any of its Restricted Subsidiaries since December 5, 2003 to permanently repay any term Indebtedness under a Senior Credit Facility or to permanently repay any revolving credit Indebtedness under a Senior Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described below under the caption “— Certain Covenants — Limitation on Sales of Assets” and (b) the amount of the Borrowing Base as of the date of such Incurrence, in each case less the aggregate amount of all commitment reductions with respect to any revolving credit borrowings under a Senior Credit Facility that have been made by the Company or any of its Restricted Subsidiaries resulting from or relating to the formation of any Receivables Subsidiary or the consummation of any Qualified Receivables Transaction;

(2) the Guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant;

(3) the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Restricted Subsidiary is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the exchange notes; and

(b)(i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause;

(4) the Incurrence by the Company of Indebtedness represented by the exchange notes to be issued in exchange for the new preferred stock under the indenture and, if applicable, the registered notes issued in exchange therefor to be issued pursuant to the registration rights agreement;

(5) the Incurrence by any Restricted Subsidiary of Indebtedness represented by the notes issued on December 5, 2003 and the related note guarantees under the 2010 Notes Indenture and the registered notes and the related note guarantees issued in exchange therefor to be issued pursuant to the registration rights agreement dated as of December 5, 2003;

(6) the Incurrence by the Company and any Restricted Subsidiary of Indebtedness existing on December 5, 2003 (other than the Mellon Letters of Credit);

(7) the Incurrence by the Company or any of its Restricted Subsidiaries of Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be Incurred under the first paragraph of this covenant or clauses (2), (4), (5), (6), (7), (8) or (15) of this paragraph;

(8) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of design, construction or improvement of property, plant or equipment used in the business of the Company or a Restricted Subsidiary, in an aggregate principal amount, including all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (8), not to exceed 2.5% of Consolidated Tangible Assets at any time outstanding measured at the time of Incurrence;

(9) the Incurrence by the Company or any Restricted Subsidiary of Hedging Obligations that are Incurred in the ordinary course of business and not for speculative purposes;

(10) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness evidenced by letters of credit issued in the ordinary course of business of the Company to secure workers’ compensation and other insurance coverage;

(11) the Incurrence by the Foreign Subsidiaries of Indebtedness if, at the time of Incurrence of such Indebtedness, and after giving effect thereto, the aggregate principal amount of all Indebtedness of the Foreign Subsidiaries Incurred pursuant to this clause (11) and then outstanding does not exceed the greater of (x) $30 million and (y) an amount equal to 50% of the consolidated book value of the inventories of the Foreign Subsidiaries measured at the time of Incurrence;

(12) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any other Restricted Subsidiary of the Company or their assets (other than such Receivables Subsidiary and its assets and, as to the Company or any Restricted Subsidiary of the Company, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not Guaranteed by any such Person;

(13) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, letters of credit (not supporting Indebtedness for borrowed money), bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(14) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, adjustment of purchase price, earn out or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of the Company or any Restricted Subsidiary or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness Incurred pursuant to this clause (14) shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such dispositions; and

(15) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness, which may include Bank Indebtedness, in an aggregate principal amount not to exceed $35 million outstanding at any one time.

      For purposes of determining compliance with this “Limitation on Indebtedness” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its Incurrence, or later reclassify, all or a portion of such item of Indebtedness, in any manner that complies with this covenant. In addition, for purposes of determining compliance with this “Limitation on Indebtedness” covenant, the accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant; provided that the amount thereof shall be included in Consolidated Interest Expense of the Company as accrued.

      The Company will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt. However, if any such Indebtedness ceases to be Non-Recourse Debt, then such event shall constitute an Incurrence of Indebtedness by the Company or a Restricted Subsidiary.

      Notwithstanding the foregoing provisions of this covenant, if and to the extent Centers or its Restricted Subsidiaries (as defined in the 2010 Notes Indenture) would be permitted to Incur Indebtedness (as defined in the 2010 Notes Indenture) pursuant to the 2010 Notes Indenture (or any agreement or instrument governing any Indebtedness issued upon the refunding, refinancing or replacement thereof), Centers or such Restricted Subsidiaries, as the case may be, shall be permitted to Incur hereunder any Indebtedness permitted to be Incurred thereunder.

Limitation on Layering

      The Company will not Incur any Indebtedness that is contractually subordinate in right of payment to any Senior Indebtedness, unless such Indebtedness is Senior Subordinated Indebtedness or is subordinated in right of payment to Senior Subordinated Indebtedness by contract.

      Unsecured Indebtedness is not considered subordinate to Secured Indebtedness merely because it is unsecured, and Indebtedness that is not Guaranteed by a particular person is not deemed to be subordinate to Indebtedness that is so guaranteed, merely because it is not Guaranteed. No Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

Limitation on Restricted Payments

      (A) The Company shall not, and shall not permit any Restricted Subsidiary to, take any of the following actions:

(i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Capital Stock in their capacity as such (other than dividends or distributions payable in Capital Stock (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company and other than payments of dividends on, and mandatory repurchases at Stated Maturity of, Disqualified Stock that was issued after the date of the indenture in compliance with the covenant described under “— Limitation on Indebtedness”);

(ii) purchase, redeem, retire or otherwise acquire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Capital Stock of the Company, of any direct or indirect parent of the Company or of any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary;

(iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligation before scheduled maturity, scheduled repayment or scheduled sinking fund payment; provided that this restriction does not apply to a purchase, repurchase, redemption or other acquisition made in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption or acquisition; or

(iv) make any Restricted Investment (all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”),

if at the time the Company or its Restricted Subsidiary makes a Restricted Payment:

(1) a Default occurs and continues to occur or would result therefrom;

(2) the Company could not Incur at least $1.00 of additional Indebtedness under the first paragraph of the covenant described under “— Limitation on Indebtedness;” or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made after December 5, 2003 (excluding Restricted Payments permitted by clauses (1), (2), (3), (5), and (6) of paragraph (B) below) would exceed, without duplication, the sum of:

(a) 50% of the Consolidated Net Income of the Company accrued during the period, treated as one accounting period, from the beginning of the first fiscal quarter commencing after December 5, 2003 to the end of the most recent fiscal quarter ending before the date of such Restricted Payment for which consolidated financial statements of the Company are available, or, if such Consolidated Net Income is a deficit, then minus 100% of such deficit;

(b) 100% of the aggregate Net Cash Proceeds received by the Company since December 5, 2003 as a contribution to its common equity capital or from the issue or sale of Capital Stock of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Capital Stock (other than Capital Stock (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), less the amount of any such Net Cash Proceeds that are utilized for an Investment pursuant to clause (13) of the definition of “Permitted Investments;”

(c) in the case of the disposition or repayment of any Investment constituting a Restricted Investment, without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments, an amount equal to the lesser of the return of capital or similar repayment with respect to such Investment, or the initial amount of such Investment, in either case, less the cost of the disposition of such Investment;

(d) to the extent that any Unrestricted Subsidiary of the Company designated as such after December 5, 2003 is redesignated as a Restricted Subsidiary after December 5, 2003, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after December 5, 2003; and

(e) 50% of any dividends received by the Company or a Restricted Subsidiary after December 5, 2003 from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

      (B) The provisions of paragraph (A) above will not prohibit the following actions:

(1) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Capital Stock of the Company or Subordinated Obligations made by exchange, including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares, for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company, other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries; provided that the Net Cash Proceeds or reduction of Indebtedness from such sale or exchange will be excluded in subsequent calculations of the amount of Restricted Payments;

(2) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company that is permitted to be Incurred by the covenant described under “— Limitation on Indebtedness;”

(3) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under “— Limitation on Sales of Assets;”

(4) payment of dividends within 60 days after the date of declaration of such dividends, if at the date of declaration such dividend would have complied with paragraph (A) above;

(5) any purchase or redemption of any shares of Capital Stock of the Company from employees or former employees of the Company and its Restricted Subsidiaries pursuant to the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management or in connection with the termination of employment in an aggregate amount after December 5, 2003 not in excess of $5 million in any fiscal year, plus any unused amounts under this clause from prior fiscal years;

(6) the payment of any dividend by a Restricted Subsidiary to the holders of all of its common equity interests on a pro rata basis;

(7) Restricted Payments not to exceed $50 million in the aggregate since December 5, 2003; provided that no more than $25 million of such Restricted Payments are made in any calendar year; provided further that, after giving pro forma effect to any such Restricted Payment, the Company would have had a Leverage Ratio of less than 2.5 to 1.00; and

(8) Restricted Payments not to exceed $35 million in the aggregate since December 5, 2003.

      (C) Notwithstanding the foregoing, all Restricted Payments of the type described in:

(a) clauses (A)(i), (ii), (iii) and (iv) above made either in accordance with clauses (1) through (4) of paragraph (A) above or pursuant to the exemptions contained in clauses (B)(7) or (8) above, and

(b) clauses (A)(i), (ii) and (iii) of the covenant described under “— new Preferred Stock — Certain Covenants — Limitation on Restricted Payments” made prior to the issuance of the exchange notes either in accordance with clauses (1) through (4) of paragraph (A) or pursuant to the exemptions contained in clauses (B)(5) or (6), in each case, of the covenant described under “— New Preferred Stock — Certain Covenants — Limitation on Restricted Payments,”

shall not exceed $50 million in the aggregate.

      The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $20 million.

Designation of Unrestricted Subsidiaries

      The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will a Subsidiary of the Company that owns or holds the right to use, license or sublicense the “GNC” brand be designated as an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described under “— Limitation on Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

      Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described under “— Limitation on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under “— Limitation on Indebtedness,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under “— Limitation on Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

      Neither the Company nor any Restricted Subsidiary will create or otherwise cause or permit to exist any consensual restriction on the ability of any Restricted Subsidiary to take the following actions:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2) make any loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its property or assets to the Company or any of its Restricted Subsidiaries.

However, this prohibition does not apply to:

(1) the Senior Credit Facility and any agreements governing Indebtedness existing on December 5, 2003, in each case, as in effect on December 5, 2003 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on December 5, 2003;

(2) the indenture and the exchange notes and the certificate of designation and the new preferred stock;

(3) the 2010 Notes Indenture and the notes issued on December 5, 2003 and the related note guarantees under the 2010 Notes Indenture;

(4) any restriction with respect to a Restricted Subsidiary that is either:

(a) pursuant to an agreement relating to any Indebtedness (i) Incurred by a Restricted Subsidiary before the date on which such Restricted Subsidiary was acquired by the Company, or (ii) of another Person that is assumed by the Company or a Restricted Subsidiary in connection with the acquisition of assets from, or merger or consolidation with, such Person and is outstanding on the date of such acquisition, merger or consolidation; provided that any restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to Indebtedness Incurred either as consideration in, or for the provision of any portion of the funds or credit support used to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company, or such acquisition of assets, merger or consolidation shall not be permitted pursuant to this clause (a); or

(b) pursuant to any agreement, not relating to any Indebtedness, existing when a Person becomes a Subsidiary of the Company or acquired by the Company or any of its Subsidiaries, that, in each case, is not created in contemplation of such Person becoming such a Subsidiary or such acquisition (it being understood for purposes of this clause (b) that if another Person is the Successor Company, any Subsidiary or agreement thereof shall be deemed acquired or assumed by the Company when such Person becomes the Successor Company), and, in the case of clause (a) and (b), which restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties or assets of the Person, so acquired;

(5) any restriction with respect to a Restricted Subsidiary pursuant to an agreement (a “Refinancing Agreement”) that effects a refinancing, extension, renewal or replacement of Indebtedness under an agreement referred to in this covenant (an “Initial Agreement”) or contained in any amendment to an Initial Agreement; provided that the restrictions contained in any such Refinancing Agreement or amendment are not materially more restrictive, taken as a whole, than the restrictions contained in the Initial Agreement or Agreements to which such Refinancing Agreement or amendment relates;

(6) any restriction that is a customary restriction on subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or on the assignment or transfer of any lease, license or other contract;

(7) any restriction by virtue of a transfer, agreement to transfer, option, right, or Lien with respect to any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the indenture;

(8) any restriction contained in mortgages, pledges or other agreements securing Indebtedness of the Company or a Restricted Subsidiary to the extent such restriction restricts the transfer of the property subject to such mortgages, pledges or other security agreements;

(9) any restriction with respect to a Restricted Subsidiary, or any of its property or assets, imposed pursuant to an agreement for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary, or the property or assets that are subject to such restriction, pending the closing of such sale or disposition;

(10) any restriction existing by reason of applicable law, rule, regulation or order;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) restrictions existing under Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary; or

(14) restrictions contained in Indebtedness incurred by a Foreign Subsidiary pursuant to clause (11) of the second paragraph of the covenant entitled “— Limitation on Indebtedness;” provided that such restrictions relate only to one or more Foreign Subsidiaries.

     Limitation on Sales of Assets

      Neither the Company nor any Restricted Subsidiary shall make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration, including relief from, or the assumption of another Person for, any liabilities, contingent or otherwise, at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition. The Board of Directors shall determine the fair market value, and their determination shall be conclusive, including as to the value of all non-cash consideration;

(2) at least 75% of the consideration for any Asset Disposition received by the Company or such Restricted Subsidiary is in the form of cash. For the purposes of this covenant, the following are deemed to be cash:

(a) Cash Equivalents;

(b) the assumption of Indebtedness of the Company, other than Disqualified Stock of the Company, or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(c) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary is released from any Guarantee, or is the beneficiary of any indemnity with respect to such Indebtedness which is secured by any letter of credit or Cash Equivalents, of such Indebtedness in connection with such Asset Disposition;

(d) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 60 days after the Asset Disposition;

(e) an amount equal to the fair market value of Indebtedness of the Company or any Restricted Subsidiary received by the Company or a Restricted Subsidiary as consideration for any Asset Disposition, determined at the time of receipt of such Indebtedness by the Company or such Restricted Subsidiary; and

(f) consideration consisting of Additional Assets;

(3) the Company or such Restricted Subsidiary applies an amount equal to 100% of the Net Available Cash from such Asset Disposition in the following manner:

(a) to the extent the Company or such Restricted Subsidiary elects, or is required by the terms of any Senior Indebtedness or other Indebtedness, other than Preferred Stock, to prepay, repay or purchase Senior Indebtedness or such Indebtedness, in each case other than the Indebtedness owed to the Company or a Restricted Subsidiary, within 365 days after the date of such Asset Disposition;

(b) to the extent of the balance of Net Available Cash, to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the date of such Asset Disposition, or, if such reinvestment in Additional Assets is a project that is authorized by the Board of Directors within such 365-day period, within 455 days from the date of such Asset Disposition;

(c) to the extent of the balance of such Net Available Cash remaining after application pursuant to clauses (a) or (b) above (the “Excess Proceeds”), to make an offer to purchase notes at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and, to the extent required by the terms thereof, any other Senior Subordinated Indebtedness subject to the agreements governing such other Indebtedness at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date and liquidated damages, if any; and

(d) to the extent of the balance of such Excess Proceeds after application pursuant to clauses (a), (b) or (c) above for any purpose not prohibited by the indenture.

      However, in connection with any prepayments, repayment or purchase of revolving credit Indebtedness pursuant to clauses (a) and (c) above, the Company or such Restricted Subsidiary will cause the related loan commitment, if any, to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

      Pending the final application of any Net Available Cash, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Available Cash in any manner that is not prohibited by the indenture.

      The provisions of this covenant do not require the Company or the Restricted Subsidiaries to apply any Net Available Cash in accordance with this covenant, except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $15 million.

      To the extent that the aggregate principal amount of the exchange notes and other Senior Subordinated Indebtedness tendered pursuant to an offer to purchase made in accordance with the third clause above exceeds the amount of Excess Proceeds, the Trustee will select the exchange notes and Senior Subordinated Indebtedness to be purchased on a pro rata basis, based on the aggregate principal amount thereof surrendered in such offer to purchase; provided that when such offer to purchase is complete, the amount of Excess Proceeds shall be reset to zero.

      The Company will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange notes pursuant to this covenant, in each case, to the extent applicable. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant as a result of such compliance.

      The Senior Credit Agreement restricts the Company from purchasing any exchange notes, and also provides that certain Asset Disposition events would constitute a default under such agreement. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company or any of its Restricted Subsidiaries becomes a party may contain similar restrictions and provisions. In the event an Asset Disposition resulting in Excess Proceeds occurs at a time when the Company is prohibited from purchasing exchange notes, the Company could seek the consent of its senior lenders to the purchase of exchange notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing exchange notes. In such case, the Company’s failure to purchase tendered exchange notes would constitute an Event of

Default under the indenture which would, in turn, constitute a default under such Senior Indebtedness. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of exchange notes.

     Limitation on Transactions with Affiliates

      Neither the Company nor any of its Restricted Subsidiaries will engage in any transaction or series of transactions, including the purchase, sale, lease or exchange of any property or the rendering of any service with any Affiliate of the Company (an “Affiliate Transaction”) on terms that:

(1) taken as a whole are less favorable to the Company or such Restricted Subsidiary than the terms that could be obtained at the time of such transaction in arm’s-length dealings with a nonaffiliate; and

(2) in the event such Affiliate Transaction involves an aggregate amount in excess of $15 million, is not in writing and has not been approved by a majority of the members of the Board of Directors having no material personal financial interest in such Affiliate Transaction. If there are no such Board members, then the Company must obtain a Fairness Opinion. A Fairness Opinion means an opinion from an independent investment banking firm, accounting firm or appraiser of national standing which indicates that the terms of such transaction are fair to the Company or such Restricted Subsidiary from a financial point of view.

      In addition, any transaction involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of $30 million will also require a Fairness Opinion.

      The provisions of the paragraphs above shall not prohibit the following actions:

(1) any Restricted Payment permitted by the covenant described under “— Limitation on Restricted Payments” or any Permitted Investment;

(2) the performance of the obligations of the Company or a Restricted Subsidiary under any employment contract, collective bargaining agreement, service agreement, employee benefit plan, related trust agreement, severance agreement or any other similar arrangement entered into in the ordinary course of business;

(3) payment of compensation, performance of indemnification or contribution obligations in the ordinary course of business;

(4) any issuance, grant or award of stock, options or other securities, to employees, officers or directors;

(5) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or any transaction between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(6) any other transaction arising out of agreements existing on December 5, 2003 and described in the “Certain Relationships and Related Party Transactions” section of this Offering Memorandum relating to the initial issuance of the new preferred stock;

(7) transactions with suppliers or other purchasers or sellers of goods or services, in each case in the ordinary course of business and on terms no less favorable to the Company or the Restricted Subsidiary than those that could be obtained at such time in arm’s-length dealings with a nonaffiliate;

(8) the payment of rent due under the Master Lease, dated as of March 23, 1999, between Gustine Sixth Avenue Associates, Ltd. and General Nutrition, Incorporated, as in effect on December 5, 2003 or as amended in compliance with the provisions of this covenant; and

(9) so long as no Default has occurred and is continuing, (a) payment of annual management fees to the Permitted Holder in an aggregate amount not to exceed, during any consecutive 12-month period, $1.5 million, (b) the payment of fees to the Permitted Holder for financial advisory and investment banking services rendered to the Company and its Restricted Subsidiaries in connection with acquisitions, securities offerings and other financings and similar significant corporate transactions in customary and reasonable amounts for such transactions, and (c) the payment of the $7.5 million structuring and transition services fee to the Permitted Holder, and (d) reimbursement of reasonable out-of-pocket expenses incurred by the Permitted Holder in connection with the services described in clauses (a), (b) and (c) above; provided that the foregoing payments and reimbursements are subordinated to the exchange notes to the same extent as the exchange notes are subordinated to Designated Senior Indebtedness; provided further that if any such Default prevents the payment of any such fees, the Company may pay such deferred fees at the time such Default is cured or waived.

     Limitation on the Sale or Issuance of Preferred Stock of Restricted Subsidiaries

      The Company will not sell any shares of Preferred Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary to issue or sell any shares of its Preferred Stock to any Person, other than to the Company or a Restricted Subsidiary.

     Limitation on Liens

      Neither the Company nor any Restricted Subsidiary will create or permit to exist any Lien, other than Permitted Liens, on any of its property or assets, including Capital Stock, whether owned on the date of the indenture or thereafter acquired, securing any Indebtedness that is not Senior Indebtedness (the “Initial Lien”), unless at the same time effective provision is made to secure the obligations due under the indenture and the exchange notes equally and ratably with such obligation for so long as such obligation is secured by such Initial Lien.

      Any such Lien created in favor of the exchange notes will be automatically and unconditionally released and discharged upon:

(1) the release and discharge of the Initial Lien to which it relates; or

(2) any sale, exchange or transfer to a non-affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary, or all or substantially all of the assets of any Restricted Subsidiary creating such Lien.

     Reporting Requirements

      Whether or not required by the SEC’s rules and regulations, so long as any exchange notes are outstanding, the Company will furnish to the holders of exchange notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

      All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

      If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

      In addition, the Company agrees that, for so long as any exchange notes remain outstanding, at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     Merger and Consolidation

      The Company will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or convey or transfer all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(2) the Successor Company, if not the Company, will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the exchange notes, the indenture and the registration rights agreement;

(3) immediately after giving effect to such transaction or series of transactions no Default or Event of Default exists; and

(4) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture; provided that:

(a) in giving such opinion such counsel may rely on such Officer’s Certificate as to any matters of fact, including without limitation as to compliance with the foregoing clauses; and

(b) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

      In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

      The Successor Company will be substituted for, and may exercise every right and power of, the Company under the indenture. Thereafter, the Company (if it is not the Successor Company) will be relieved of all obligations and covenants under the indenture, except that, in the case of a conveyance or transfer of less than all its assets, the Company will not be released from the obligation to pay the principal of and interest on the exchange notes.

      The provisions of this covenant do not prohibit any Restricted Subsidiary from consolidating with, merging into or transferring all or part of its properties and assets to the Company. Additionally, the Company may merge with an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction to realize tax or other benefits.

Defaults

      An Event of Default under the indenture is defined as:

(1) a default in any payment of interest on, or Liquidated Damages, if any, with respect to, any exchange note when due, whether or not such payment is prohibited by the provisions described under “— Ranking” above, continued for 30 days;

(2) a default in the payment of principal of, or premium, if any, on any exchange note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under “— Ranking” above;

(3) the failure by the Company or any of its Restricted Subsidiaries to comply with its obligations under the covenant described under “— Certain Covenants — Merger and Consolidation” above;

(4) the failure by the Company or any of its Restricted Subsidiaries to comply for 30 days after written notice from the Trustee or the holders of at least 25% in principal amount of the outstanding exchange notes with any of its obligations under the covenants described under “— Change of Control” or “— Certain Covenants — Limitation on Indebtedness,” “— Certain Covenants — Limitation on Restricted Payments,” or “— Certain Covenants — Limitation on Sales of Assets” above, in each case, other than a failure to purchase exchange notes;

(5) the failure by the Company or any of its Restricted Subsidiaries to comply with its other agreements contained in the exchange notes or the indenture for 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the outstanding exchange notes;

(6) the failure by the Company or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $20 million (the “Cross Acceleration Provision”);

(7) events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “Bankruptcy Provisions”); or

(8) the rendering of any judgment or decree for the payment of money in an amount, net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful, in excess of $20 million against the Company or a Significant Subsidiary that is not discharged, bonded or insured by a third Person if either an enforcement proceeding thereon is commenced, or such judgment or decree remains outstanding for a period of 90 days and is not discharged, waived or stayed (the “Judgment Default Provision”).

      The events listed above will constitute Events of Default regardless of their reasons, whether voluntary or involuntary or whether effected by operation of law or pursuant to any judgment, decree, order, rule or regulation of any administrative or governmental body.

      If an Event of Default, other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary, occurs and is continuing, either the Trustee, by notice to the Company, or the holders of at least a majority in principal amount of the outstanding notes, by notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all of such notes to be due and payable.

      Upon such a declaration, such principal and interest will be due and payable immediately; provided that so long as any Designated Senior Indebtedness is outstanding, such acceleration will not be effective until the earlier of (1) the acceleration of such Designated Senior Indebtedness and (2) five Business Days after the holders of such Designated Senior Indebtedness or the Representative thereof receive notice from the Company of the acceleration with respect to the payment of the exchange notes. If an Event of Default relating to events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary occurs and is continuing, the exchange notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the exchange notes and its consequences.

      Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium and Liquidated Damages, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the exchange notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the applicable exchange notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

      Subject to certain restrictions, the holders of a majority in principal amount of the exchange notes outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that:

(1) conflicts with law or the indenture;

(2) the Trustee determines is unduly prejudicial to the rights of any other holder; or

(3) would involve the Trustee in personal liability.

      Before taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

      The indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium and Liquidated Damages, if any, or interest on any exchange note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute a Default, its status and what action the Company is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the exchange notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of exchange notes by accepting an exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Amendments and Waivers

      Subject to certain exceptions, the indenture or the exchange notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the exchange notes then outstanding. Additionally, any past default on any provisions may be waived with the consent of the holders of a majority in principal amount of the exchange notes then outstanding. However, without the consent of each holder, no amendment, supplement or waiver may, among other things:

(1) reduce the principal amount of exchange notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or extend the time for payment of interest on any exchange note;

(3) reduce the principal amount of or extend the Stated Maturity of any exchange note;

(4) reduce the premium payable upon the redemption or repurchase of any exchange note or change the time at which any exchange note may be redeemed as described under “— Optional Redemption” above;

(5) make any exchange note payable in money other than that stated in the exchange note;

(6) make any change to the subordination provisions of the indenture that adversely affects the rights of any holder;

(7) make any change in the provisions of the indenture relating to the rights of holders of exchange notes to receive payment of principal of, and interest, premium or Liquidated Damages on, the exchange notes on or after the respective due dates expressed in the exchange notes or impair the rights of any holder of exchange notes to sue for the enforcement of any payment of principal of, or interest, premium or Liquidated Damages on, such holder’s exchange notes on or after the respective due dates; or

(8) make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

      Without the consent of any holder, the Company and the Trustee may amend or supplement the indenture or exchange notes in the following manner:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of the Company under the indenture;

(3) to provide for uncertificated exchange notes in addition to or in place of certificated exchange notes; provided, however, that the uncertificated exchange notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated exchange notes are described in Section 163(f)(2)(B) of the Code;

(4) to add Guarantees with respect to the exchange notes, to secure the exchange notes, to add to the covenants of the Company for the benefit of the noteholders or to surrender any right or power conferred upon the Company;

(5) to make any change that does not adversely affect the rights of any holder;

(6) to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA; or

(7) to conform the text of the indenture or the exchange notes to any provision of this Description of New Preferred Stock and Exchange Notes to the extent that such provision in this Description of New Preferred Stock and Exchange Notes was intended to be a verbatim recitation of a provision of the indenture or the exchange notes.

      However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness, or any group or representative thereof authorized to give a consent, consent to such change.

      The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the indenture becomes effective, the Company is required to mail to the applicable noteholders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all such noteholders, or any defect in such notice, will not impair or affect the validity of the amendment, supplement or waiver.

Defeasance

      The Company at any time may terminate all its obligations under the exchange notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the exchange notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the exchange notes. The Company at any time may terminate its obligations under the covenants described under “— Certain Covenants” (other than under “— Certain Covenants — Merger and Consolidation” except as set forth below), the operation of the Cross Acceleration Provision, the Bankruptcy Provisions with respect to Significant Subsidiaries and the Judgment Default Provision described under “— Defaults” above and the limitations contained in the third clause under “— Certain Covenants — Merger and Consolidation” above (“covenant defeasance”).

      The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default specified in clauses four, five, six, seven, but only with respect to certain bankruptcy events of a Significant Subsidiary, eight or nine under “— Defaults” above or because of the failure of the Company to comply with clause three or four under “— Certain Covenants — Merger and Consolidation” above.

      Either defeasance option may be exercised before any redemption date or the maturity date for the exchange notes. In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or Government Obligations, or a combination thereof, for the payment of principal of, and premium and Liquidated Damages, if any, and interest on, the applicable notes to redemption or maturity, as the case may be. Additionally, the Company must comply with other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax in the same amount and in the same manner and times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law since the date of the indenture.

Concerning the Trustee

      U.S. Bank National Association will serve as the Trustee for the exchange notes. The Trustee has been appointed by the Company as Registrar and Paying Agent with regard to the exchange notes.

Governing Law

      Both the indenture and the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York. Principles of conflicts of law will not apply to the extent that such principles would require the application of the law of another jurisdiction.

Additional Information

      Anyone who receives this offering memorandum may obtain a copy of the indenture and registration rights agreement without charge by writing to General Nutrition Centers Holding Company, 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222; Attention: Secretary.

Registration Rights; Liquidated Damages

      Holders of new preferred stock (except as described below) are not entitled to any registration rights with respect to the new preferred stock. The following description is a summary of the material provisions of the registration rights agreement with respect to the old preferred stock. It does not restate that agreement in its entirety. We urge you to read the proposed form of registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of shares of old preferred stock or the exchange notes, as applicable.

      Pursuant to the registration rights agreement, the Company agreed to file with the SEC the exchange offer registration statement on the appropriate form under the Securities Act with respect to a registered offer to exchange (a) all outstanding shares of the old preferred stock (including shares sold by the selling stockholder in subsequent offerings, if any) for new preferred stock having terms substantially identical to the old preferred stock (except that the new preferred stock will not contain terms with respect to transfer restrictions) or, (b) if the old preferred stock has been exchanged for exchange notes prior to the completion of the registered exchange offer with respect to the old preferred stock, the exchange notes for new exchange notes having terms substantially identical to the exchange notes (except that the new exchange notes will not contain terms with respect to transfer restrictions with respect to securities law compliance). Upon the effectiveness of the exchange offer registration statement, the Company will offer to the holders of old preferred stock pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their old preferred stock for new preferred stock or new exchange notes, as the case may be.

      If:

           (1) The Company is not:

(a) permitted to file the exchange offer registration statement; or

(b) permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2) any holder of Transfer Restricted Securities notifies us prior to the 20th Business Day following consummation of the exchange offer that:

(a) it was prohibited by law or SEC policy from participating in the exchange offer; or

(b) it may not resell the new preferred stock or new exchange notes, as applicable, acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns old preferred stock acquired directly from the Company or an affiliate of the Company,

the Company will file with the SEC a shelf registration statement to cover resales of the old preferred stock or the exchange notes, as applicable, by holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

      We will use all commercially reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

      For the purposes of the preceeding paragraphs, “Transfer Restricted Securities” means each share of old preferred stock or exchange note, as applicable, until the earliest to occur of:

(1) the date on which such security has been exchanged by a person other than a broker-dealer for new preferred stock or new exchange notes, as the case may be, in the exchange offer;

(2) following the exchange by a broker-dealer in the exchange offer of such security for new preferred stock or new exchange notes, as the case may be, the date on which such new security is sold to a purchaser who receives from that broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

(3) the date on which such security has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

(4) the date on which such security is distributed to the public pursuant to Rule 144 under the Securities Act or is eligible to be sold pursuant to Rule 144(k) under the Securities Act.

      The registration rights agreement provides that:

(1) the Company will file an exchange offer registration statement with the SEC on or prior to 195 days after the closing of the offering of old preferred stock;

(2) the Company will use all commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 250 days after the closing of the offering of old preferred stock;

(3) unless the exchange offer would not be permitted by applicable law or SEC policy, the Company will

(a) commence the exchange offer, and

(b) use all commercially reasonable efforts to issue, on or prior to 30 Business Days, or longer, if required by the federal securities laws, after the date on which the exchange offer registration statement was declared effective by the SEC, shares of new preferred stock or new exchange notes, as the case may be, in exchange for all shares of old preferred stock or exchange notes, as the case may be, tendered prior thereto in the exchange offer; and

(4) if obligated to file the shelf registration statement, the Company will use all commercially reasonable efforts to file the shelf registration statement with the SEC on or prior to 45 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 120 days after such obligation arises.

      In exchange for each share of old preferred stock surrendered to us in the exchange offer, the surrendering holder will receive shares of new preferred stock having a liquidation preference equal to that of the surrendered old preferred stock.

      Dividends on the new preferred stock will accumulate from:

           (1) the later of (x) the last dividend payment date on which dividends were paid in cash on the old preferred stock surrendered or (y) if the old preferred stock is surrendered for exchange on a date in a period which is after a dividend record date but before the dividend payment date on which dividends will be paid, the date of such dividend payment date, or

           (2) the date of issuance of the old preferred stock, if no dividend has been paid in cash.

      In exchange for each exchange note surrendered to us in the exchange offer, the surrendering holder will receive new exchange notes having a principal amount equal to that of the surrendered old exchange notes.

      Interest on the new exchange notes will accrue from:

           (1) the latter of (x) the last interest payment date on which interest was paid on the exchange notes surrendered or (y) if the old exchange notes are surrendered for exchange on a date in a period which is after an interest payment record date but before the interest payment date on which interest will be paid, the date of such interest payment date, or

           (2) the date of issuance of the old exchange notes, if no interest has been paid.

      If:

(1) the Company fails to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

(2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the“Effectiveness Target Date”); or

(3) once the shelf registration statement or the exchange offer registration statement is declared effective by the SEC, we fail to consummate the exchange offer within 30 Business Days of the Effectiveness Target Date with respect to the exchange offer registration statement; or

(4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then Liquidated Damages will accumulate on the shares of Series A preferred stock or accrue on the exchange notes, as the case may be, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in the form of a 0.25% per annum increase of the Dividend Rate of the Series A preferred stock shares held by each holder or a 0.25% per annum interest rate on the principal amount of the exchange notes, as the case may be. The Liquidated Damages will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum aggregate amount of Liquidated Damages of 1.00% per annum for all Registration Defaults. The Liquidated Damages, which will be determined on a daily basis, will cease accumulating on such shares or accruing on such exchange notes, as the case may be, on the day the Registration Default has been cured.

      All accrued Liquidated Damages will be paid by the Company on the next scheduled dividend payment date or interest payment date, as applicable (unless payment of such amount in cash is then prohibited by the Senior Credit Agreement or the 2010 Indenture, in which case such Liquidated Damages shall accumulate or accrue, as applicable), to the global securityholder or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

      Holders of shares of old preferred stock or exchange notes, as applicable, will be required to make certain representations to the Company (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their securities included in the shelf registration statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring old preferred stock, a holder is deemed to have agreed to indemnify the Company against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of shares of old preferred stock or exchange notes, as applicable, will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from the Company.

Certain Definitions

      Set forth below are certain defined terms used in the certificate of designation and the indenture. You should refer to the certificate of designation and the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

      “2010 Notes Indenture” means the indenture, dated as of December 5, 2003, among Centers, the guarantors party thereto and U.S. Bank National Association, as trustee, relating to Centers’ 8  1/2% Senior Subordinated Notes due 2010.

      “Acquisition” means the acquisition of General Nutrition Companies, Inc. pursuant to the Acquisition Agreement.

      “Acquisition Agreement” means the Purchase Agreement, dated October 16, 2003, among Royal Numico N.V., Numico USA, Inc. and Apollo Centers Holding, Inc., as amended and in effect on December 5, 2003.

      “Additional Assets” means

(l) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; provided that such Restricted Subsidiary is primarily engaged in a Related Business;

(3) Capital Stock of any Person that at such time is a Restricted Subsidiary, acquired from a third party; provided that such Restricted Subsidiary is primarily engaged in a Related Business; and

(4) Capital Stock or Indebtedness of any Person which is primarily engaged in a Related Business; provided, however, for purposes of the covenant described under “— Exchange Notes — Certain Covenants — Limitation on Sales of Assets,” the aggregate amount of Net Available Cash permitted to be invested pursuant to this clause (4) shall not exceed at any one time outstanding 2.5% of Consolidated Tangible Assets.

      “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. No Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

      “Apollo” means Apollo Management V, L.P. and its Affiliates or any entity controlled thereby or any of the partners thereof.

      “Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary, other than directors’ qualifying shares, property or other assets, each referred to for the purposes of this definition as a “disposition,” by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction, other than:

(1) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2) a disposition of inventory, equipment, obsolete assets or surplus personal property in the ordinary course of business;

(3) the sale of Cash Equivalents in the ordinary course of business;

(4) a transaction or a series of related transactions in which the fair market value of the assets disposed of, in the aggregate, does not exceed $2 million;

(5) the sale or discount, with or without recourse, and on commercially reasonable terms, of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(6) the licensing of intellectual property in the ordinary course of business;

(7) for purposes of the covenant described under “— Exchange Notes — Certain Covenants — Limitation on Sales of Assets” only, a disposition subject to the covenant described under “— Exchange Notes — Certain Covenants — Limitation on Restricted Payments;”

(8) a disposition of property or assets that is governed by the provisions described under “— Exchange Notes — Merger and Consolidation;”

(9) the sale of franchisee accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (9), notes received in exchange for the transfer of franchisee accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction;

(10) the transfer of franchise accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction;

(11) any surrender or waiver of contract rights or the settlement release or surrender of contract, tort or other litigation claims in the ordinary course of business;

(12) the granting of Liens (and foreclosure thereon) not prohibited by the indenture;

(13) the closure and disposition of retail stores or distribution centers and any sales of a store owned by the Company or a Restricted Subsidiary to a franchisee, in each case in the ordinary course of business; and

(14) any sublease of real property by the Company or any Restricted Subsidiary to a franchisee in the ordinary course of business.

      “Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption (including, in the case of the new preferred stock, the redemption required on December 1, 2011 upon election of the holders thereof) or similar payment with respect to such Indebtedness or Preferred Stock multiplied by the amount of such payment by

(2) the sum of all such payments.

      “Bank Indebtedness” means any and all amounts, whether outstanding on December 5, 2003 or thereafter Incurred, payable under or in respect of the Senior Credit Facility and all obligations under Specified Hedging Obligations (as defined in the Senior Credit Agreement), including, without limitation, principal, premium, if any, interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings, penalties, fees, charges, expenses, indemnifications, damages, reimbursement obligations, Guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

      “Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

      “Borrowing Base” means, as of any date, an amount equal to:

(1) 75% of the face amount of all accounts receivable owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 60 days past due; provided, however, that any franchise accounts receivable owned by a Receivables Subsidiary, or that the Company or any of its Subsidiaries has agreed to transfer to a Receivables Subsidiary, shall be excluded for purposes of determining such amount; plus

(2) 50% of the book value of all inventory, net of reserves, owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

      “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City.

      “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

      “Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

      “Cash Equivalents” means any of the following:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Senior Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

      “Centers” means General Nutrition Centers, Inc.

      “Change of Control” means:

(1) any event occurs the result of which is that any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than any Permitted Holder or its Related Parties, becomes the beneficial owner, as defined in Rules l3d-3 and l3d-5 under the Exchange Act (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire within one year) directly or indirectly, of more than 50% of the Voting Stock of the Company or a Successor Company, as defined below, including, without limitation, through a merger or consolidation or purchase of Voting Stock of the Company; provided that the Permitted Holders or their Related Parties do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors; provided further that the transfer of 100% of the Voting Stock of the Company to a Person that has an ownership structure identical to that of the Company prior to such transfer, such that the Company becomes a Wholly Owned Subsidiary of such Person, shall not be treated as a Change of Control for purposes of the certificate of designation and the indenture;

(2) after an Equity Offering that is an initial public offering of Capital Stock of the Company, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors, together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors then in office;

(3) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons other than a Permitted Holder or a Related Party of a Permitted Holder; or

(4) the adoption of a plan relating to the liquidation or dissolution of the Company.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Consolidated Coverage Ratio” as of any date of determination means the ratio of

(1) the aggregate amount of EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, to

(2) Consolidated Interest Expense of the Company for such four fiscal quarters; provided, however, that:

(a) if the Company or any Restricted Subsidiary:

(i) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period, except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on:

(A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or

(B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation, and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, or

(ii) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness, in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(b) if since the beginning of such period the Company or any Restricted Subsidiary has made any Asset Disposition of any company or any business or any business segment, the EBITDA for such period shall be reduced by an amount equal to the EBITDA, if positive, directly attributable to the company, business or business segment that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA, if negative, directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period, and, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale;

(c) if since the beginning of such period the Company or any Restricted Subsidiary, by merger or otherwise, has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company or any business or any group of assets, including any such acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with Regulation S-X of the Securities Act, as if such Investment or acquisition occurred on the first day of such period; and

(d) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period, has made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (b) or (c) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with Regulation S-X of the Securities Act, as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

      For purposes of this definition, whenever pro forma effect is to be given to an Asset Disposition, Investment or acquisition of assets, or any transaction governed by the provisions described under “— new Preferred Stock — Certain Covenants — Merger and Consolidation” or “— Exchange Notes — Certain Covenants — Merger and Consolidation,” as applicable, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, defeased or otherwise discharged in connection therewith, the pro forma calculations in respect thereof shall be as determined in good faith by a responsible financial or accounting officer of the Company, based on reasonable assumptions. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated at a fixed rate as if the rate in effect on the date of determination had been the applicable rate for the entire period, taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months. If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a fixed or floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be computed by applying, at the option of the Company or such Restricted Subsidiary, either a fixed or floating rate. If any Indebtedness which is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

      “Consolidated Interest Expense” means, as to any Person, for any period, the total consolidated interest expense of such Person and its Restricted Subsidiaries determined in accordance with GAAP, minus, to the extent included in such interest expense, amortization or write-off of financing costs plus, to the extent Incurred by such Person and its Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

(1) interest expense attributable to Capitalized Lease Obligations determined as if such lease were a capitalized lease, in accordance with GAAP;

(2) amortization of debt discount;

(3) interest in respect of Indebtedness of any other Person that has been Guaranteed by such Person or any Restricted Subsidiary, but only to the extent that such interest is actually paid by such Person or any Restricted Subsidiary;

(4) non-cash interest expense;

(5) net costs associated with Hedging Obligations;

(6) the product of:

(a) Preferred Stock cash dividends made in respect of all Preferred Stock of Restricted Subsidiaries of such Person and Disqualified Stock of such Person held by Persons other than such Person or a Restricted Subsidiary, multiplied by

(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; and

(7) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest to any Person, other than the referent Person or any Subsidiary thereof, in connection with Indebtedness Incurred by such plan or trust; provided, however, that as to the Company, there shall be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary.

      For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by such Person and its Subsidiaries with respect to Interest Rate Agreements.

      “Consolidated Net Income” means, as to any Person, for any period, the consolidated net income (loss) of such Person and its Subsidiaries after preferred stock dividends, determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not (as to the Company) a Restricted Subsidiary and, as to any other Person, an unconsolidated Person, except that:

(a) the referent Person’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the referent Person or a Subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (3) below, and

(b) the net loss of such Person shall be included to the extent of the aggregate Investment of the referent Person or any of its Restricted Subsidiaries in such Person;

(2) any net income (loss) of any Restricted Subsidiary, as to the Company, or of any Subsidiary, as to any other Person, if in either case such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company, except that:

(a) such Person’s equity in the net income of any such Subsidiary for such period shall be included in Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Subsidiary during such period to such Person or another Subsidiary as a dividend, subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause, and

(b) the net loss of such Subsidiary shall be included in determining Consolidated Net Income;

(3) any extraordinary gain or loss (together with any provision for taxes related thereto);

(4) the cumulative effect of a change in accounting principles;

(5) any reduction to the Consolidated Net Income of any Person caused by the amount, if any, of (a) non-cash charges relating to the exercise of options and (b) non-cash losses (or minus non-cash gains) from foreign currency translation;

(6) any decrease in net income caused by the increase in the book value of assets as a result of the Acquisition as reflected on the Company’s balance sheet solely as a result of the application of SFAS No. 141;

(7) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with any asset sale (other than in the ordinary course of business);

(8) costs related to the closing of stores in connection with the Acquisition as described in this offering memorandum; and

(9) costs incurred by the Company relating to an election made under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign income tax laws), as provided in the Acquisition Agreement, in an amount not to exceed $10 million.

      “Consolidated Tangible Assets” means, as of any date of determination, the total assets, less goodwill and other intangibles, other than patents, trademarks, copyrights, licenses and other intellectual property, shown on the balance sheet of the Company and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP less all write-ups, other than write-ups in connection with acquisitions, subsequent to December 5, 2003 in the book value of any asset, except any such intangible assets, owned by the Company or any of its Restricted Subsidiaries.

      “Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement or arrangement, including derivative agreements or arrangements, as to which such Person is a party or a beneficiary.

      “Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

      “Designated Senior Indebtedness” means

(1) the Bank Indebtedness;

(2) upon and after a consolidation or merger of the Company with and into Centers or of Centers with and into the Company, Indebtedness represented by the notes and related note guarantees under the 2010 Indenture; and

(3) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by the Company in the instrument evidencing or governing such Indebtedness as “Designated Senior Indebtedness” for purposes of the indenture.

      “DGCL” means the Delaware General Corporation Law, as in effect from time to time.

      “Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock; or

(3) is redeemable at the option of the holder thereof, in whole or in part;

in the case of clauses (1), (2) and (3), on or prior to the 91st day after December 1, 2011. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company or a Restricted Subsidiary to repurchase such Capital Stock upon the occurrence of a change of control or asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company or such Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under “— New Preferred Stock — Certain Covenants — Limitation on Restricted Payments” or “— New Preferred Stock — Certain Covenants — Limitation on Restricted Payments,” as applicable.

      “Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that Guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

      “EBITDA” means, as to any Person, for any period, the Consolidated Net Income for such period, plus the following to the extent included in calculating such Consolidated Net Income:

(1) income tax expense;

(2) Consolidated Interest Expense (including the amortization of any debt issuance costs to the extent such costs are included in the calculation of Consolidated Interest Expense);

(3) depreciation expense;

(4) amortization expense (including the amortization of any debt issuance costs to the extent such costs are included in the calculation of Consolidated Interest Expense);

(5) other non-cash charges or non-cash losses; and

(6) any fees or expenses paid in connection with the Acquisition as described in this offering memorandum.

      “Equity Offering” means any issuance or sale of Capital Stock (other than Disqualified Stock and other than to the Company or any of its Subsidiaries), or a contribution to the equity capital (other than by a Subsidiary of the Company), of the Company, in each case, that results in net proceeds to the Company of at least $100 million.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect on December 5, 2003, for purposes of the definitions of the terms “Consolidated Coverage Ratio,” “Consolidated Interest Expense,” “Consolidated Net Income” and “EBITDA,” all defined terms in the certificate of designation or the indenture, as the case may be, to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and as in effect from time to time, for all other purposes of the certificate of designation or the indenture, as the case may be, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the certificate of designation or the indenture, as the case may be, shall be computed in conformity with GAAP.

      “Government Obligations” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness or such other obligation of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise; or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposits made in the ordinary course of business.

      The term “Guarantee” used as a verb has a correlative meaning.

      “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

      “Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary, whether by merger, consolidation, acquisition or otherwise, shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Any Indebtedness issued at a discount, including Indebtedness on which interest is payable through the issuance of additional Indebtedness, shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

      “Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of Indebtedness of such Person for borrowed money if and to the extent it would appear as a liability upon the consolidated balance sheet of such Person prepared in accordance with GAAP;

(2) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments if and to the extent it would appear as a liability upon the consolidated balance sheet of such Person prepared in accordance with GAAP;

(3) all reimbursement obligations of such Person, including reimbursement obligations in respect of letters of credit or other similar instruments, the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except Trade Payables, which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto or the completion of such services if and to the extent it would appear as a liability upon the consolidated balance sheet of such Person prepared in accordance with GAAP;

(5) all Capitalized Lease Obligations of such Person;

(6) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock or, if such Person is a Subsidiary of the Company, any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends, the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if such Capital Stock has no fixed price, to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors of the issuer of such Capital Stock;

(7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(a) the fair market value of such asset at such date of determination; and

(b) the amount of such Indebtedness of such other Persons;

(8) all Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net Hedging Obligations of such Person, such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time.

      The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the certificate of designation or the indenture, as the case may be, or otherwise in accordance with GAAP.

      “Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, including derivative agreements or arrangements, as to which such Person is party or a beneficiary; provided, however, any such agreements entered into in connection with the exchange notes shall not be included.

      “Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of.

      “Leverage Ratio” means, on any date of determination, the ratio of:

(1) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis as of such date, to

(2) the aggregate amount of EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available; provided, however, that:

(a) if since the beginning of such period the Company or any Restricted Subsidiary has made any Asset Disposition of any company or any business or any business segment, the EBITDA for such period shall be reduced by an amount equal to the EBITDA, if positive, directly attributable to the company, business or business segment that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA, if negative, directly attributable thereto for such period;

(b) if since the beginning of such period the Company or any Restricted Subsidiary, by merger or otherwise, has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company or any business or any business segment, including any such acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA for such period shall be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with Regulation S-X of the Securities Act, as if such Investment or acquisition occurred on the first day of such period; and

(c) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period, has made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (a) or (b) above if made by the Company or a Restricted Subsidiary during such period, EBITDA for such period shall be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with Regulation S-X of the Securities Act, as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement or lease in the nature thereof.

      “Liquidated Damages” means the liquidated damages then owing under the registration rights agreement.

      “Mellon Letters of Credit” means the letter of credit facility between Mellon Bank, N.A. and General Nutrition, Incorporated existing on December 5, 2003 and the letters of credit issued thereunder.

      “Moody’s” means Moody’s Investors Service, Inc., and its successors.

      “Net Available Cash” from an Asset Disposition means cash payments received, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form, therefrom, in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, including, without limitation, fees and expenses of legal counsel, accountants and financial advisors, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or to any other Person, other than the Company or any Restricted Subsidiary, owning a beneficial interest in the assets disposed of in such Asset Disposition; and

(4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

      “Net Cash Proceeds” means, with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any Restricted Subsidiary;

(a) provides any Guarantee or credit support of any kind, including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness; or

(b) is directly or indirectly liable, as a guarantor or otherwise; and

(2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

      “Officer” means the Chief Executive Officer, President, Chief Financial Officer, any Vice President, Controller, Secretary or Treasurer of the Company.

      “Officer’s Certificate” means a certificate signed by at least one Officer.

      “Opinion of Counsel” means a written opinion from legal counsel satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

      “Permitted Holder” means Apollo.

      “Permitted Investment” means:

(1) any Investment by the Company or any Restricted Subsidiary in a Restricted Subsidiary, the Company or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2) any Investment by the Company or any Restricted Subsidiary in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3) any Investment by the Company or any Restricted Subsidiary in Cash Equivalents;

(4) any Investment by the Company or any Restricted Subsidiary in receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) any Investment by the Company or any Restricted Subsidiary in securities or other Investments received as consideration in sales or other dispositions of property or assets made in compliance with the covenant described under “— Exchange Notes — Certain Covenants — Limitation on Sales of Assets;”

(6) any Investment by the Company or any Restricted Subsidiary in securities or other Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(7) Investments in existence or made pursuant to legally binding written commitments in existence on December 5, 2003;

(8) any Investment by the Company or any Restricted Subsidiary in Hedging Obligations, which obligations are Incurred in compliance with the covenant described under “— New Preferred Stock — Certain Covenants — Limitations on Indebtedness” or “— Exchange Notes — Certain Covenants — Limitations on Indebtedness,” as applicable;

(9) any Investment by the Company or any Restricted Subsidiary in pledges or deposits:

(a) with respect to leases or utilities provided to third parties in the ordinary course of business; or

(b) otherwise described in the definition of “Permitted Liens;”

(10) Investments in a Related Business in an amount not to exceed $35 million (measured at the time each such Investment is made without giving effect to subsequent changes in value) in the aggregate at any time outstanding (after giving effect to any such Investments that are returned to the Company or any Restricted Subsidiary, including through redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary);

(11) loans by the Company or any Restricted Subsidiary to franchisees in an aggregate principal amount not to exceed $75 million at any one time outstanding;

(12) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Capital Stock of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Company or a Restricted Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction;

(13) any Investment in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or an employee stock ownership plan or similar trust) of Capital Stock of the Company (other than Disqualified Stock); provided that the amount of any Net Cash Proceeds that are utilized for any such Investment will be excluded from clause 3(b) of the first paragraph set forth under “— New Preferred Stock — Certain Covenants — Restricted Payments” or “— Exchange Notes — Certain Covenants — Restricted Payments,” as applicable; provided, however, that the value of any non-cash net proceeds shall be as conclusively determined by the Board of Directors in good faith, except that in the event the value of any non-cash net proceeds shall be $20 million or more, the value shall be as determined in writing by an independent investment banking firm of nationally recognized standing;

(14) any sublease of real property to a franchisee, any advertising cooperative with franchisees and any trade credit extended to franchisees, in each case in the ordinary course of business;

(15) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates; and

(16) any Investments representing amounts held for employees of the Company and its Restricted Subsidiaries under the Company’s or any Restricted Subsidiary’s deferred compensation plan; provided that the amount of such Investments (excluding income earned thereon) shall not exceed the amount otherwise payable to such employees the payment of which was deferred under such plan and any amounts matched by the Company under such plan.

      “Permitted Junior Securities” means (1) common equity interests in the Company or (2) debt or preferred equity securities of the Company issued pursuant to a plan of reorganization consented to by each class of Senior Indebtedness; provided that all such securities are subordinated to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the exchange notes are subordinated to Senior Indebtedness under the indenture.

      “Permitted Liens” means:

(1) Liens on properties or assets of the Company or any Restricted Subsidiary securing Senior Indebtedness that was permitted by the terms of the indenture to be incurred;

(2) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not be reasonably expected to have a material adverse effect on the Company and its Restricted Subsidiaries, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;

(3) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(4) pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security legislation and/or similar legislation or other insurance-related obligations, including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(5) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts, other than for borrowed money, obligations and deposits for or under or in respect of utilities, leases, licenses, statutory obligations, surety, judgment and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(6) easements, including reciprocal easement agreements, rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(7) Liens existing on, or provided for underwritten arrangements existing on, December 5, 2003, or, in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on December 5, 2003, securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, that secured, or under such written arrangements could secure, the original Indebtedness;

(8) Liens securing Hedging Obligations Incurred in compliance with the covenant described under “— New Preferred Stock — Certain Covenants — Limitation on Indebtedness” or “— Exchange Notes — Certain Covenants — Limitation on Indebtedness,” as applicable;

(9) Liens arising out of judgments, decrees, orders or awards in respect of which the Company or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or the period within which such appeal or proceedings may be initiated shall not have expired and Liens arising from final judgments only to the extent, in an amount and for a period not resulting in an Event of Default with respect thereto;

(10) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company, or at the time the Company or a Restricted Subsidiary acquires such property or assets; provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary, or such acquisition of such property or assets, and that such Liens are limited to all or part of the same property or assets, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, that secured, or, under the written arrangements under which such Liens arose, could secure, the obligations to which such Liens relate;

(11) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(12) Liens securing the exchange notes;

(13) Liens securing the notes or the related note guarantees under the 2010 Notes Indenture;

(14) Liens on assets of the Company or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

(15) Liens securing Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement, in whole or in part, of any other obligation secured by, any other Permitted Liens; provided that any such new Lien is limited to all or part of the same property or assets, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, that secured, or, under the written arrangements under which the original Lien arose, could secure, the obligations to which such Liens relate;

(16) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(17) Liens to secure Indebtedness permitted by clause (8) of the second paragraph of the covenant described under “— New Preferred Stock — Certain Covenants — Limitation on Indebtedness” or “— Exchange Notes — Certain Covenants — Limitation on Indebtedness,” as applicable; provided that (a) any such Lien attaches to such assets concurrently with or within 180 days after the acquisition, construction or capital improvement thereof, (b) such Lien attaches solely to the assets so acquired, constructed or improved in such transaction and (c) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such assets;

(18) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods in the ordinary course of business;

(19) licenses of intellectual property granted in the ordinary course of business;

(20) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(21) Liens in favor the Company or any Restricted Subsidiary.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      “Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes, however designated, that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

      “Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any franchise accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such franchise accounts receivable, all contracts and all guarantees or other obligations in respect of such franchise accounts receivable, proceeds of such franchise accounts receivable and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving franchise accounts receivable.

      “Receivables Subsidiary” means a Restricted Subsidiary that engages in no activities other than in connection with the financing of franchise accounts receivable and that is designated by the Board of Directors (as provided below) as a Receivables Subsidiary:

(1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(a) is guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction);

(b) is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction; or

(c) subjects any property or asset of the Company or any Restricted Subsidiary (other than franchise accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction;

(2) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing franchise accounts receivable; and

(3) with which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

      “Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend, including pursuant to any defeasance or discharge mechanism (collectively, “refinances,” and “refinanced” shall have a correlative meaning), any Indebtedness existing on December 5, 2003 or Incurred in compliance with the certificate of designation or the indenture, as the case may be, including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary, to the extent permitted in the indenture, and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary, including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced; provided that, for purposes of this clause (1), the new preferred stock shall have a Stated Maturity of December 1, 2011;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) if the Indebtedness being refunded, refinanced, replaced, renewed, repaid, extended, defeased or discharged is Subordinated Obligations, such Refinancing Indebtedness is subordinated in right of payment to the exchange notes on terms at least as favorable to the holders of exchange notes as those contained in the documentation governing the Indebtedness being refunded, refinanced, replaced, renewed, repaid, extended, defeased or discharged;

(4) such Refinancing Indebtedness is Incurred in an aggregate principal amount, or if issued with original issue discount, an aggregate issue price, that is equal to or less than the aggregate principal amount, or if issued with original issue discount, the aggregate accreted value, then outstanding of the Indebtedness being refinanced, plus fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such Refinancing Indebtedness; provided further, however, that Refinancing Indebtedness shall not include:

(a) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Company; or

(b) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(5) if the Indebtedness being refunded, refinanced, replaced, renewed, repaid, extended, defeased or discharged is Indebtedness of the Company, such Refinancing Indebtedness is Incurred by the Company.

      “Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged on December 5, 2003 or that are reasonably related or incidental thereto.

      “Related Party” means:

(1) any controlling equityholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).

      “Representative” means the Trustee, agent or representative, if any, for an issue of Senior Indebtedness.

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

      “SEC” means the Securities and Exchange Commission.

      “Secured Indebtedness” means any Indebtedness of the Company or its Subsidiaries secured by a Lien.

      “Senior Credit Agreement” means the credit agreement dated December 5, 2003, among Centers, the Company, the banks and other financial institutions party thereto from time to time, Lehman Commercial Paper Inc., as administrative agent, JPMorgan Chase Bank, as syndication agent, and the other parties thereto, as such agreement may be assumed by any successor in interest, and as such agreement may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with Centers, or any subsidiary of Centers as borrower, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or otherwise).

      “Senior Credit Facility” means the collective reference to the Senior Credit Agreement, any Loan Documents, as defined therein, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, intellectual property security agreement, mortgages, letter of credit applications and other security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time, whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or otherwise. Without limiting the generality of the foregoing, the term “Senior Credit Facility” shall include any agreement:

(1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby;

(2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder;

(3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder; or

(4) otherwise altering the terms and conditions thereof.

      “Senior Indebtedness” means the following obligations of the Company, whether outstanding on the date of the indenture or thereafter Incurred, without duplication:

(1) Bank Indebtedness; and

(2) all obligations consisting of the principal of and premium and liquidated damages, if any, and accrued and unpaid interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company regardless of whether post-filing interest is allowed in such proceeding, on, and fees and other amounts owing in respect of, all other Indebtedness of the Company, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that the obligations in respect of such Indebtedness are not senior in right of payment to the exchange notes;

provided, however, that Senior Indebtedness will not include:

(a) any obligations of the Company to any Subsidiary or any other Affiliate of the Company, or any such Affiliate’s Subsidiaries;

(b) any liability for Federal, state, foreign, local or other taxes owed or owing by the Company;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business, including Guarantees thereof or instruments evidencing such liabilities;

(d) any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior to any other Indebtedness, Guarantee or obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations of the Company;

(e) Indebtedness that is represented by redeemable Capital Stock; or

(f) that portion of any Indebtedness that is Incurred in violation of the indenture; provided that Indebtedness under the Senior Credit Facility will not cease to be Senior Indebtedness under this clause (f) if the lenders of such Indebtedness obtained a certificate from an Officer of the Company as of the date of Incurrence of such Indebtedness to the effect that such Indebtedness was permitted to be Incurred by the certificate of designation or the indenture, as applicable.

      If any Designated Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the U.S. Code or any applicable state fraudulent conveyance law, such Designated Senior Indebtedness nevertheless will constitute Senior Indebtedness.

      “Senior Subordinated Indebtedness” means the exchange notes and any other Indebtedness of the Company, whether outstanding on the date of the indenture or thereafter Incurred, that:

(1) specifically provides that such Indebtedness is to rank pari passu in right of payment with the exchange notes; and

(2) is not expressly subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company that is not Senior Indebtedness.

      “Significant Subsidiary” means:

(1) any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on December 5, 2003; and

(2) any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

      “S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred.

      “Subordinated Obligation” means any Indebtedness of the Company, whether outstanding on the date of the indenture or thereafter Incurred, which is expressly subordinate or junior in right of payment to the exchange notes pursuant to a written agreement.

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

      “Successor Company” shall have the meaning assigned thereto in clause (1) under “— New Preferred Stock — Certain Covenants — Merger and Consolidation” or “— Exchange Notes — Certain Covenants — Merger and Consolidation,” as applicable.

      “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.

      “Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

      “Trustee” means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

      “Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the indenture.

      “Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

      The Board of Directors may designate any Subsidiary of the Company, including any newly acquired or newly formed Subsidiary of the Company, to be an Unrestricted Subsidiary unless at the time of such designation such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $100,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $100,000, then such designation would be permitted under “— New Preferred Stock — Certain Covenants — Limitation on Restricted Payments” or “— Exchange Notes — Certain Covenants — Limitation on Restricted Payments,” as applicable.

      The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(a) the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the covenant described under “— New Preferred Stock — Certain Covenants — Limitation on Indebtedness” or “— Exchange Notes — Certain Covenants — Limitation on Indebtedness,” as applicable; and

(b) no Default or Event of Default shall have occurred and be continuing.

      Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company’s Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

      “Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

      “Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company all the Capital Stock of which, other than directors’ qualifying shares, is owned by the Company or another Wholly Owned Subsidiary.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facility

      As part of the Acquisition, our subsidiary, Centers entered into a senior credit facility provided by a syndicate of lenders arranged by Lehman Brothers Inc. and J.P. Morgan Securities Inc. The senior credit facility consists of a $285.0 million term loan facility and a $75.0 million revolving credit facility. The term loan facility matures on December 5, 2009, and the revolving credit facility matures on December 5, 2008.

      Interest Rate; Fees. All borrowings under the senior credit facility bear interest, at our option, at a rate per annum equal to (i) the higher of (x) the prime rate and (y) the federal funds effective rate, plus one half percent (0.50%) per annum plus, in each case applicable margins of 2.00% per annum for the term loan facility and 2.00% per annum for the revolving credit facility or (ii) the Eurodollar rate plus applicable margins of 3.00% per annum for the term loan facility and 3.00% per annum for the revolving credit facility, which rates, in the case of revolving loans, may be decreased if our leverage ratio is decreased. In addition to paying interest on outstanding principal under the senior credit facility, Centers is required to pay a commitment fee to the lenders in respect of unutilized loan commitments at a rate of 0.50% per annum.

      Guarantees; Security. Centers’ obligations under the senior credit facility are guaranteed by us and by each of our domestic subsidiaries. In addition, the senior credit facility is secured by first priority security interests in substantially all of Centers’ existing and future assets and the existing and future assets of our subsidiary guarantors, except that only up to 65% of the capital stock of our first-tier foreign subsidiaries has been pledged in favor of the senior credit facility.

      Prepayment; Reduction. The senior credit facility permits all or any portion of the loans outstanding thereunder to be prepaid at any time and commitments thereunder to be terminated in whole or in part at our option without premium or penalty. Centers is required to repay amounts borrowed under the term loan facility in nominal quarterly installments for the first five years and thereafter in substantial quarterly installments until the maturity date of the term loan facility.

      Subject to certain exceptions, the senior credit facility requires that 100% of the net proceeds from certain asset sales, casualty insurance, condemnations and debt issuances, 50% of the net proceeds from certain equity offerings and 75% of excess cash flow for each fiscal year (reducing to 50% when our consolidated total debt to consolidated EBITDA is less than or equal to 3.00 to 1.00 and greater than 2.50 to 1.00 and 25% when our consolidated total debt to consolidated EBITDA is less than or equal to 2.50 to 1.00) must be used to pay down outstanding borrowings.

      Covenants. The senior credit facility contains customary covenants, including financial tests (including maximum total leverage, minimum fixed charge coverage ratio and maximum capital expenditures) and certain other limitations on our and certain of our subsidiaries’ ability to incur additional debt, guarantee other obligations, grant liens on assets, make investments or acquisitions, dispose of assets, make optional payments or modifications of other debt instruments, pay dividends or other payments on capital stock, engage in mergers or consolidations, enter into sale and leaseback transactions, enter into arrangements that restrict our ability to pay dividends or grant liens, engage in transactions with affiliates and change the passive holding company status of our parent.

8 1/2% Senior Subordinated Notes due 2010

      On December 5, 2003, Centers completed a private offering of $215.0 million of its 8 1/2% senior subordinated notes due December 1, 2010. The senior subordinated notes were issued under an indenture among Centers, certain of our subsidiaries and U.S. Bank National Association, as trustee. We have not guaranteed Centers’ obligations under these senior subordinated notes.

      Interest Rate. Interest on the senior subordinated notes accrues at the rate of 8 1/2% per annum and is payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2004.

      Optional Redemption. Prior to December 1, 2006, Centers may redeem up to 35% of the aggregate principal amount of the senior subordinated notes at a redemption price of 108.500% of the principal amount, plus accrued and unpaid interest to the redemption date with net cash proceeds of one or more equity offerings or contributions to its equity capital, in each case, that results in net proceeds to Centers of at least $100 million. Centers may redeem all or part of the senior subordinated notes on or after December 1, 2007 at specified redemption prices.

      Guarantees; Ranking. The senior subordinated notes are general unsecured obligations of Centers and are guaranteed on a senior subordinated basis by certain of our domestic subsidiaries. The senior subordinated notes rank equally with Centers’ future senior subordinated indebtedness, and junior to its senior indebtedness, including indebtedness under its senior secured credit facility.

      Covenants. The indenture governing the senior subordinated notes contains certain limitations and restrictions on Centers’ and certain of its subsidiaries’ ability to incur additional indebtedness beyond certain levels, dispose of assets, grant liens on assets, make investments or acquisitions, engage in mergers or consolidations, enter into arrangements that restrict their ability to pay dividends or grant liens and engage in transactions with affiliates. In addition, the indenture restricts Centers’ and certain of its subsidiaries’ ability to declare or pay dividends to their stockholders, including us.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the anticipated material United States federal income tax consequences to a holder of old preferred shares relating to the exchange of old preferred shares for new preferred shares. This summary is based upon existing United States federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as preferred shares held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and foreign or domestic tax-exempt organizations (including private foundations)), or to persons that hold the old preferred shares as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-United States tax considerations. Each prospective investor is urged to consult his tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the acquisition, ownership, and disposition of the new preferred shares.

Exchange of Old Preferred Shares for New Preferred Shares

      An exchange of old preferred shares for new preferred shares pursuant to the exchange offer will be ignored for United States federal income tax purposes. Consequently, a holder of old preferred shares will not recognize gain or loss, for United States federal income tax purposes, as a result of exchanging old preferred shares for new preferred shares pursuant to the exchange offer. The holding period of the new preferred shares will be the same as the holding period of the old preferred shares and the tax basis in the new preferred shares will be the same as the adjusted tax basis in the old preferred shares as determined immediately before the exchange.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives new preferred shares for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new preferred shares. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new preferred shares received in exchange for old preferred shares where such old preferred shares were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2004, all dealers effecting transactions in the new preferred shares may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of new preferred shares by broker-dealers. New preferred shares received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transaction:

•	in the over-the-counter market,

•	in negotiated transactions,

•	through the writing of options on the new preferred shares, or

•	a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

      Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new preferred shares. Any broker-dealer that resells new preferred shares that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new preferred shares may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit from any such resale of new preferred shares and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Any broker-dealer that resells new preferred shares that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of those new preferred shares may be deemed to be an underwriter within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new preferred shares. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      Furthermore, any broker-dealer that acquired any of the old preferred shares directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

      For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old preferred shares) other than commissions or concessions of any broker-dealer and will indemnify the holders of the old preferred shares (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The validity of the new preferred shares will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

      The consolidated financial statements of GNC Corporation and its subsidiaries as of December 31, 2003 and the period from December 5, 2003 through December 31, 2003 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of General Nutrition Companies, Inc. and its subsidiaries as of December 31, 2002 and for the period from January 1, 2003 through December 4, 2003, and for each of the two years in the period ended December 31, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a registration statement on Form S-4 (including the exhibits, schedules, and amendments to the registration statement) we have filed with the SEC under the Securities Act with respect to the new preferred shares. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the new preferred shares, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the more complete description of the matter involved.

      We are not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The certificate of designation governing the preferred shares requires that we furnish certain reports required under the Exchange Act to the holders of the preferred shares and, upon consummation of this exchange offer, that we file such reports with the SEC. See “Description of the New Preferred Stock and Exchange Notes — Certain Covenants — Reporting Requirements.”

      Upon the effectiveness of the registration statement, we will become subject to the reporting and information requirements of the Exchange Act and, as a result, will file periodic and current reports, proxy statements, and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC. The SEC maintains an Internet site that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

GNC CORPORATION AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm	F-2
Consolidated balance sheets as of December 31, 2002 and December 31, 2003	F-4
Consolidated statements of operations and comprehensive income for years ended December 31, 2001 and December 31, 2002, and for the periods from January 1, 2003 through December 4, 2003 and the 27 days ended December 31, 2003
F-5
Consolidated statements of stockholder’s (deficit) equity for years ended December 31, 2001 and December 31, 2002 and for the periods from January 1, 2003 through December 4, 2003 and the 27 days ended December 31, 2003
F-6
Consolidated statements of cash flows for years ended December 31, 2001 and December 31, 2002 and the periods from January 1, 2003 through December 4, 2003 and the 27 days ended and December 31, 2003	F-7
Notes to Consolidated Financial Statements	F-9
Consolidated balance sheets as of December 31, 2003 and March 31, 2004 (unaudited)	F-56
Unaudited consolidated statements of operations for the three months ended March 31, 2003 and 2004	F-57
Unaudited consolidated statement of stockholder’s (deficit) equity as of March 31, 2004	F-58
Unaudited consolidated statements of cash flows for the three months ended March 31, 2003 and 2004	F-59
Notes to Unaudited Consolidated Financial Statements	F-60

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Supervisory Board of Royal Numico N.V.

and the Stockholder of General Nutrition Companies, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and comprehensive income, of stockholder’s equity and of cash flows presents fairly, in all material respects, the financial position of General Nutrition Companies, Inc., and its subsidiaries (the “Company”) at December 31, 2002, and the results of their operations and their cash flows for the period from January 1, 2003 through December 4, 2003, and for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under item 21(b), represents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 5 to the consolidated financial statements, the Company changed its method of accounting for goodwill and intangible assets in 2002.

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
March 1, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

GNC Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations and comprehensive income, of stockholders’ equity and of cash flows presents fairly, in all material respects, the financial position of GNC Corporation and its subsidiaries (the “Company”) at December 31, 2003, and the results of their operations and their cash flows for the period from December 5, 2003 through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under item 21(b), represents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
May 17, 2004

GNC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	Predecessor	Successor

	December 31,	December 31,
	2002	2003

Current assets:
Cash and cash equivalents	$38,765	$33,176
Receivables, net (Note 1)	208,334	87,984
Inventories (Note 2)	285,622	256,000
Deferred tax assets (Note 17)	20,291	15,946
Other current assets (Note 3)	26,826	33,507

Total current assets	579,838	426,613
Long-term assets:
Goodwill, net (Note 5)	248,838	83,089
Brands, net (Note 5)	666,000	212,000
Other intangible assets, net (Note 5)	70,469	32,667
Property, plant and equipment, net (Note 4)	284,638	201,280
Deferred financing fees, net	—	19,796
Deferred tax assets (Note 17)	—	15,289
Other long-term assets (Note 6)	28,527	34,160

Total long-term assets	1,298,472	598,281

Total assets	$1,878,310	$1,024,894

Current liabilities:
Accounts payable (Note 7)	$121,992	$88,263
Accrued payroll and related liabilities	18,745	33,277
Accrued income taxes	37,156	438
Accrued interest	—	1,799
Current portion, long-term debt (Note 9)	175,906	3,830
Other current liabilities (Note 8)	72,465	99,402

Total current liabilities	426,264	227,009
Long-term liabilities:
Deferred tax liabilities (Note 17)	251,261	—
Long-term debt (Note 9)	1,664,172	510,374
Other long-term liabilities	30,365	9,796

Total long-term liabilities	1,945,798	520,170
Total liabilities	2,372,062	747,179
Commitments and contingencies (Note 18)
Cumulative redeemable exchangeable preferred stock, $0.01 par value, 500,000,000 shares authorized, issued and outstanding 100,000 shares (liquidation preference of $112,000,000)	—	100,450
Stockholders’ (deficit) equity:
Common stock, $0.01 par value, 1,000 shares authorized, issued and outstanding at December 31, 2002, and 100,000,000 shares authorized, issued and outstanding 29,566,666 shares at December 31, 2003	—	296
Paid-in-capital	690,955	176,667
Retained (deficit) earnings	(1,183,231)	—
Accumulated other comprehensive (loss) income (Note 11)	(1,476)	302

Total stockholders’ (deficit) equity	(493,752)	177,265

Total liabilities and stockholders’ (deficit) equity	$1,878,310	$1,024,894

The accompanying notes are an integral part of the consolidated financial statements.

GNC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands)

	Predecessor			Successor

	Twelve Months Ended			27 Days
	December 31,		Period Ended	Ended
			December 4,	December 31,
	2001	2002	2003	2003

Revenue	$1,509,144	$1,424,976	$1,340,209	$89,288
Cost of sales, including costs of warehousing, distribution and occupancy	1,013,392	969,908	934,860	63,580

Gross profit	495,752	455,068	405,349	25,708
Compensation and related benefits	246,639	245,165	234,990	16,719
Advertising and promotion	41,870	52,026	38,413	514
Other selling, general and administrative	140,747	86,048	70,938	5,098
Other (income) expense	(3,476)	(216,284)	(10,085)	22
Impairment of goodwill and intangible assets (Note 5)	—	222,000	709,367	—

Operating income (loss)	69,972	66,113	(638,274)	3,355
Interest expense, net (Note 9)	139,930	136,353	121,125	2,773

(Loss) income before income taxes	(69,958)	(70,240)	(759,399)	582
Income tax (benefit) expense (Note 17)	(14,099)	996	(174,478)	228

Net (loss) income before cumulative effect of accounting change	(55,859)	(71,236)	(584,921)	354
Loss from cumulative effect of accounting change, net of tax (Note 5)	—	(889,621)	—	—

Net (loss) income	(55,859)	(960,857)	(584,921)	354
Other comprehensive income (loss) (Note 11)	1,745	(1,853)	1,603	302

Comprehensive (loss) income	$(54,114)	$(962,710)	$(583,318)	$656

The accompanying notes are an integral part of the consolidated financial statements.

GNC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

(In thousands)

			Retained	Other	Total
	Common	Additional	(Deficit)	Comprehensive	Stockholders’
	Stock	Paid-In-Capital	Earnings	(Loss)/Income	(Deficit) Equity

Predecessor
Balance At January 1, 2001	$—	$690,955	$(166,515)	$(1,368)	$523,072
Net loss	—	—	(55,859)	—	(55,859)
Unrealized appreciation on marketable securities, net of tax	—	—	—	2,145	2,145
Foreign currency translation	—	—	—	(400)	(400)

Balance At December 31, 2001	$—	$690,955	$(222,374)	$377	$468,958
Net loss	—	—	(960,857)	—	(960,857)
Unrealized (depreciation) on marketable securities, net of tax	—	—	—	(2,145)	(2,145)
Foreign currency translation	—	—	—	292	292

Balance At December 31, 2002	$—	$690,955	$(1,183,231)	$(1,476)	$(493,752)
Net loss	—	—	(584,921)	—	(584,921)
Foreign currency translation	—	—	—	1,603	1,603

Balance At December 4, 2003	$—	$690,955	$(1,768,152)	$127	$(1,077,070)

Successor
Issuance of common stock	$296	$177,204	$—	$—	$177,500
Preferred stock dividends	—	(534)	(354)	—	(888)
Amortization of preferred stock issuance costs	—	(3)	—	—	(3)
Net income	—	—	354	—	354
Foreign currency translation	—	—	—	302	302

Balance At December 31, 2003	$296	$176,667	$—	$302	$177,265

The accompanying notes are an integral part of the consolidated financial statements.

GNC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Predecessor			Successor

	Twelve Months Ended
	December 31,		Period Ended	27 Days Ended
			December 4,	December 31,
	2001	2002	2003	2003

Cash Flows From Operating Activities:
Net (loss)/income	$(55,859)	$(960,857)	$(584,921)	$354
Depreciation expense	46,137	46,461	50,880	1,950
Loss from cumulative effect of accounting change, net of tax	—	889,621	—	—
Impairment of goodwill and intangible assets	—	222,000	709,367	—
Amortization of goodwill and intangible assets	75,940	11,536	8,171	303
Amortization of deferred financing fees	—	—	—	224
Inventory non-cash decrease	25,256	33,911	27,701	2,237
Changes in stock-based compensation	14,582	(2,030)	—	—
Stock appreciation rights compensation	—	—	4,347	—
Increase in allowance for doubtful accounts	1,815	5,285	1,953	767
Gain on sale of marketable securities	—	(5,043)	—	—
Increase in net deferred taxes	(24,469)	(44,908)	(197,629)	(210)
Changes in assets and liabilities:
(Increase) decrease in receivables	(2,940)	(132,581)	57,933	2,119
Decrease (increase) in inventory, net	46,263	(11,695)	1,258	1,581
Decrease in franchise notes receivable, net	7,995	8,069	1,546	1,326
(Increase) decrease in other assets	(1,080)	9,125	(5,597)	(10,977)
(Decrease) increase in accounts payable	(48,183)	18,800	(3,245)	(5,342)
(Decrease) increase in accrued taxes	(2,422)	25,541	5,638	438
(Decrease) increase in interest payable	(3,853)	—	—	1,799
(Decrease) increase in accrued liabilities	(3,378)	(2,200)	15,466	8,119

Net Cash Provided By Operating Activities	75,804	111,035	92,868	4,688

	Predecessor			Successor

	Twelve Months Ended
	December 31,		Period Ended	27 Days Ended
			December 4,	December 31,
	2001	2002	2003	2003

Cash Flows From Investing Activities:
Capital expenditures	(29,183)	(51,899)	(31,020)	(1,827)
Proceeds from disposal of assets	6,179	4,254	2,760	24
Store acquisition costs	(21,863)	(4,055)	(3,193)	(81)
Investments, loans and advances to investees	(3,280)	(200)	—	—
Acquisition of General Nutrition Companies, Inc.	—	—	—	(738,117)
Proceeds from sale of marketable securities	—	7,443	—	—

Net Cash Used In Investing Activities	(48,147)	(44,457)	(31,453)	(740,001)

Cash Flows From Financing Activities:
Issuance of preferred stock	—	—	—	100,000
Issuance of common stock	—	—	—	177,500
(Decrease) increase in cash overdrafts	(12,797)	(1,112)	1,915	1,735
Short-term borrowings — related party	62,341	—	—	—
Payments on short-term debt — related party	(20,000)	(42,341)	—	—
Payments on long-term debt — related party	(50,000)	—	(91,794)	—
Payments on long-term debt — third parties	(1,132)	(847)	(887)	—
Borrowings from senior credit facility	—	—	—	285,000
Proceeds from senior subordinated notes	—	—	—	215,000
Deferred financing fees	—	—	—	(20,020)

Net Cash (Used)/ Provided By Financing Activities	(21,588)	(44,300)	(90,766)	759,215

Effect of exchange rates on cash	(231)	175	12	(152)

Net increase (decrease) in cash	5,838	22,453	(29,339)	23,750
Beginning balance, cash	10,474	16,312	38,765	9,426

Ending balance, cash	$16,312	$38,765	$9,426	$33,176

The accompanying notes are an integral part of the consolidated financial statements.

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summary Of Significant Accounting Policies

      General Nature of Business. GNC Corporation (the “Company”) formerly General Nutrition Centers Holding Company, a Delaware corporation, is a leading specialty retailer of vitamin, mineral and herbal supplements, diet and sports nutrition products and specialty supplements. The Company is also a provider of personal care and other health related products. The Company’s organizational structure is vertically integrated as the operations consist of purchasing raw materials, formulating and manufacturing products, and selling the finished products through its retail, franchising and manufacturing/wholesale segments. The Company operates primarily in three business segments: Retail, Franchising and Manufacturing/ Wholesale. Corporate retail store operations are located in North America and Puerto Rico. Franchise stores are located in the United States and Canada and 34 international markets. The Company operates a manufacturing facility in South Carolina and distribution centers in Arizona, Pennsylvania and South Carolina. The Company also operates a smaller manufacturing facility in Australia. The Company manufactures the majority of its branded products, but also merchandises various third-party products. Additionally, the Company licenses the use of its trademarks and trade names. The processing, formulation, packaging, labeling and advertising of the Company’s products are subject to regulation by one or more federal agencies, including the Food and Drug Administration (“FDA”), Federal Trade Commission (“FTC”), Consumer Product Safety Commission, United States Department of Agriculture and the Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities in which the Company’s products are sold.

      Acquisition of the Company. In August 1999, General Nutrition Companies, Inc. (GNCI) was acquired by Numico Investment Corp. (“NIC”), which subsequent to the acquisition, was merged into GNCI. NIC was a wholly owned subsidiary of Numico U.S. L.P., which was merged into Nutricia USA, Inc. (“Nutricia”) in 2000. Nutricia (now known as Numico USA, Inc.) is a wholly owned subsidiary of Koninklijke (Royal) Numico N.V. (“Numico”), a Dutch public company headquartered in Zoetermeer, Netherlands. The results of GNCI were reported as part of the consolidated Numico financial statements from August 1999 to December 4, 2003.

      On October 16, 2003, the Company entered into a purchase agreement (the “purchase agreement”) with Numico and Numico USA, Inc. to acquire 100% of the outstanding equity interest of GNCI from Numico USA Inc., a subsidiary of Numico (the “Acquisition”). The purchase equity contribution was made by GNC Investors, LLC, (“GNC LLC”) an affiliate of Apollo Management, L.P. (“Apollo”), together with additional institutional investors and certain management of the Company. The equity contribution from GNC LLC was recorded on the Company’s books. The Company utilized this equity contribution to purchase the investment in General Nutrition Centers, Inc. (“Centers”), a wholly owned subsidiary. The transaction closed on December 5, 2003 and was accounted for under the purchase method of accounting. The net purchase price was $733.2 million, which was paid from total proceeds via a combination of cash, and the proceeds from the issuance of senior subordinated notes and borrowings under a senior credit facility, and is summarized herein. Apollo and certain institutional investors, through GNC LLC and the Company, contributed a cash equity investment of $277.5 million to Centers. In connection with the Acquisition on December 5, 2003, Centers also issued $215.0 million aggregate principal amount of its 8 1/2% senior subordinated notes due 2010, resulting in net proceeds to Centers of $207.1 million. In addition, Centers obtained a new secured senior credit facility consisting of a $285.0 million term loan facility and a $75.0 million revolving credit facility. Centers borrowed the entire $285.0 million under the term loan facility to fund a portion of the Acquisition price, which netted proceeds to Centers of $275.8 million. These total proceeds were reduced by certain debt issuance and other transaction costs. Subject to certain limitations in accordance with the purchase agreement, Numico and Numico USA, Inc. agreed to indemnify Centers on losses arising from, among other items, breaches of representations, warranties, covenants and other certain liabilities relating to the business of GNCI, arising prior to December 5, 2003 as well as any losses payable in connection with certain litigation including ephedra related claims. Centers utilized these proceeds to purchase GNCI with the remainder of $19.8 million used to fund operating capital.

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In conjunction with the Acquisition, fair value adjustments were made to the Company’s financial statements as of December 5, 2003. As a result of the Acquisition and fair values assigned by the appraisal specialist, the accompanying financial statements as of December 31, 2003 reflect adjustments made in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. The following table summarizes the fair values assigned at December 5, 2003 to the Company’s assets and liabilities in connection with the acquisition.

      Fair value Opening Balance Sheet at December 5, 2003:

(In thousands)
Assets:
Current assets	$438,933
Goodwill	83,089
Other intangible assets	244,970
Property, plant and equipment	201,287
Other assets	54,426

Total assets	1,022,705

Liabilities:
Current liabilities	217,033
Long-term debt	513,217
Other liabilities	14,955

Total liabilities	745,205

GNC Corporation’s investment in General Nutrition Centers, Inc.	$277,500

      Basis of Presentation. The accompanying financial statements for the period from December 5, 2003 to December 31, 2003 include the accounts of the Company and its wholly owned subsidiaries. Included in this period are fair value adjustments to assets and liabilities, including inventory, goodwill, other intangible assets and property, plant and equipment. Also included is the corresponding effect these adjustments had to cost of sales, depreciation and amortization expenses. Accordingly, the accompanying financial statements for the periods prior to the Acquisition are labeled as “Predecessor” and the periods subsequent to the Acquisition are labeled as “Successor”.

      For the period from August 8, 1999 to December 4, 2003 the consolidated financial statements of GNCI were prepared on a carve-out basis and reflect the consolidated financial position, results of operations and cash flows in accordance with accounting principles generally accepted in the United States of America. The financial statements for this period reflected amounts that were pushed down from Nutricia and Numico in order to depict the financial position, results of operations and cash flows of GNCI based on these carve-out principles. As a result of the acquisition, all related party term debt was settled in full. As a result of recording these amounts, the financial statements of GNCI may not be indicative of the results that would be presented if GNCI had operated as an independent, stand-alone entity. See Note 22 for further discussion of GNCI’s related party transactions with Nutricia, Numico and other related entities.

      The Company’s normal reporting period is based on a 52-week calendar year. Therefore, the Predecessor results of operations presented in the accompanying financial statements for the period from January 1, 2003 to December 4, 2003 are not necessarily indicative of the results that would be expected for the full reporting year. In the opinion of management, all material adjustments consisting of normal recurring transactions, necessary to reflect a fair presentation of the financial statements, have been included.

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Certain reclassifications have been made to the financial statements to ensure consistency in reporting and conformity between prior year and current year amounts.

      The following is a summary of the significant accounting policies adopted by the Company. There have been no significant changes in accounting policies since the Acquisition.

      Principles of Consolidation. The consolidated financial statements include the accounts of the Company and all of its subsidiaries. The equity method of accounting is used for investment ownership ranging from 20 to 50 percent. Investment ownership of less than 20 percent is accounted for on the cost method. All intercompany transactions have been eliminated in consolidation.

      Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Accordingly, these estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Some of the most significant estimates pertaining to the Company include the valuation of inventories, the allowance for doubtful accounts, income tax valuation allowances and the recoverability of long-lived assets. On a continual basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

      Revenue Recognition. The Company operates predominately as a retailer, through company-owned and franchised stores, and to a lesser extent through wholesale operations. For all years and periods presented herein, the Company has complied with and adopted Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition”.

      The Retail segment recognizes revenue at the moment a sale to a customer is recorded. These revenues are recorded via the Company’s point of sale system. Gross revenues are netted (decreased) by actual customer returns and an allowance for expected customer returns. The Company records a reserve for expected customer returns based on management’s estimate, which is derived from historical return data. Revenue is deferred on sales of the Company’s Gold Cards and subsequently amortized over 12 months. The length of the amortization period is determined based on matching the discounts associated with the Gold Card program to the revenue deferral during the twelve month membership period. For an annual fee, the card provides customers with a 20% discount on all products purchased, both on the date the card is purchased and certain specified days of every month. The Company also defers revenue for sales of gift cards until such time the gift cards are redeemed for products.

      The Company’s Franchise segment generates revenues from franchise fees (see Note 14 Franchise Revenue), product sales to franchisees, royalties, and interest income on the financing of the franchise locations. The franchisees purchase a majority of the products they sell from the Company at wholesale prices. Revenue on product sales to franchisees is recognized when risk of loss, title and insurable risks have transferred to the franchisee. Franchise fees are recognized by the Company at the time of a franchise store opening. Interest on the financing of franchisee notes receivable is recorded as it becomes due and payable. In accordance with the American Institute of Certified Public Accountants Statement of Position No. 01-6, “Accounting by Certain Entities That Lend to or Finance the Activities of Others”, the franchisee financing activity is further discussed in Note 6 Other Long-Term Assets. Gains from the sale of company-owned stores to franchisees are recognized in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 66, “Accounting for Sales of Real Estate”. This standard requires gains on sales of corporate stores to franchisees to be deferred until certain criteria are satisfied regarding the collectibility of the related receivable and the seller’s remaining obligations. Remaining sources of franchise income, including royalties, are recognized as earned.

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Manufacturing/Wholesale segment sells product primarily to the other Company segments, third party customers and historically to certain related parties. Revenue is recognized when risk of loss, title and insurable risks have transferred to the customer. All intercompany transactions have been eliminated in the enclosed consolidated financial statements.

      The Company also has a consignment arrangement with certain customers and revenue is recognized when products are sold to the ultimate customer.

      Vendor Allowances. The Company receives allowances from various vendors based on either sales or purchase volumes. In accordance with Emerging Issues Task Force (“EITF”) No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor”, the Company has properly included this consideration received from vendors in cost of sales.

      Distribution and Shipping Costs. The Company charges franchisees and third party customers shipping and transportation costs and reflects these charges in revenue. The costs that are associated with these charges are included in cost of goods sold.

      Research and Development. Research and development costs arising from internally generated projects are expensed by the Company as incurred. The Company recorded $0.1 million in research and development costs for the 27 days ended December 31, 2003. GNCI recorded research and development amounts charged by Numico directly to expense during the Predecessor period. Research and development costs, recorded by GNCI, for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001 were $5.1, $6.1 and $5.3 million respectively. These costs are included in Other selling, general and administrative costs in the accompanying financial statements. See Note 22 Related Party Transactions.

      Cash and Cash Equivalents. The Company considers cash and cash equivalents to include all cash and liquid deposits and investments with a maturity of three months or less. Cash requirements are met utilizing funds provided by the Company’s operations. Overnight investments in certain sweep accounts generate interest income earned from cash.

      Investment Securities. The Company’s investments consisted of equity securities that were classified as available-for-sale. In accordance with SFAS No. 115, “Accounting for Certain Investments for Debt and Equity Securities”, these securities were stated at fair value based on quoted market prices. Unrealized gains and losses were recorded, net of applicable taxes, as a separate component of stockholders’ equity (deficit) in other comprehensive income. The investment balance of $5.7 million as of December 31, 2001 represented stock purchased, in July 1999, in connection with a business cooperation agreement with a leading on-line drugstore entity. In accordance with an agreement entered into at the time of the investment, the shares were subject to a mandatory holding period that prohibited the immediate sale of the stock. For the year ended December 31, 2001, an unrealized pre-tax gain was recorded on these investment securities of $3.3 million. For the year ended December 31, 2002, a realized pre-tax gain of $5.0 million was recognized upon the sale of all of the investment securities.

      Inventories. Cost is determined using a standard costing system which approximates actual costs. Inventories are stated at the lower of cost or market on a FIFO (first in, first out) basis. Inventory components consist of raw materials, finished product and packaging supplies. The Company reviews its inventory levels in order to identify slow moving and short dated products, expected length of time for product sell through and future expiring product. Upon analysis, the Company has established certain valuation allowances to reserve for such inventory. When allowances are considered necessary, after such reviews, the inventory balances are adjusted and reflected net in the accompanying financial statements.

      Accounts Receivable and Allowance for Doubtful Accounts. The Company sells product to its franchisees and, to a lesser extent, various third parties. See Note 1 Receivables, for the components of accounts receivable. To determine the allowance for doubtful accounts, factors that affect collectability from

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company’s franchisees or customers include their financial strength, payment history, reported sales and the overall retail economy. The Company establishes an allowance for doubtful accounts for franchisees based on an assessment of the franchisees’ operations which includes analysis of their current year to date operating cash flows, retail sales levels, and status of amounts due to the Company, such as rent, interest and advertising. An allowance for international franchisees is calculated based on unpaid, unsecured amounts associated with their receivable balance. An allowance for receivable balances due from third parties is recorded, if considered necessary, based on facts and circumstances. These allowances are deducted from the related receivables and reflected net in the accompanying financial statements.

      Notes Receivable. The Company offers financing to qualified franchisees in connection with the initial purchase of a franchise store. The notes offered by the Company to its franchisees are demand notes, payable monthly over a period ranging from five to seven years. Interest accrues principally at an annual rate that ranges from 11.25% to 13.75%, based on the amount of initial deposit, and is payable monthly. Allowances for these receivables are recorded in accordance with the Company’s policy described in the Accounts Receivable and Allowance for Doubtful Accounts policy.

      Property, Plant and Equipment. Property, plant and equipment expenditures are recorded at cost. Depreciation and amortization are recorded using the straight-line method over the estimated useful life of the property. Fixtures are depreciated over three to eight years, and equipment is generally depreciated over ten years. Computer equipment and software costs are generally depreciated over three years. Amortization of improvements to retail leased premises is recorded using the straight-line method over the estimated useful life of the improvements, or over the life of the related leases, whichever period is shorter. Buildings are depreciated over 40 years and building improvements are depreciated over the remaining useful life of the building. The Company records tax depreciation in conformity with the provisions of applicable tax law.

      Expenditures that materially increase the value or clearly extend the useful life of property, plant and equipment are capitalized in accordance with the policies outlined above. Repair and maintenance costs incurred in the normal operations of business are expensed as incurred. Gains from the sale of property, plant and equipment are recorded in current operations. Periodically, the Company receives varying amounts of reimbursements from landlords to compensate the Company for costs incurred in the construction of stores. Improvements to the leased premises which are recorded by the Company as fixed assets are reduced by the amount of these reimbursements.

      The Company recorded depreciation expense of property, plant and equipment of $2.0 million for the 27 days ended December 31, 2003. GNCI recorded $50.9, $46.5 and $46.1 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively.

      Goodwill and Intangible Assets. Goodwill represents the excess of purchase price over the fair value of identifiable net assets of acquired entities. In June 2001, the FASB issued SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Intangible Assets”. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations after June 30, 2001 and provides guidance on the initial recognition and measurement of goodwill and intangible assets resulting from business combinations. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. The Company adopted SFAS No. 142 as of January 1, 2002. Prior to 2002, goodwill and other intangible assets were amortized over periods not exceeding 40 years. Other intangible assets with finite lives are amortized on a straight-line basis over periods not exceeding 20 years. The Company records goodwill upon the acquisition of franchisee stores when the acquisition price exceeds the fair value of the identifiable assets acquired and liabilities assumed of the store. This goodwill is accounted for in accordance with the above policy. See Note 5 Goodwill and Intangible Assets.

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Impairment of Long-Lived Assets. In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets”. SFAS No. 144 supercedes SFAS No. 121, “Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed of”, and the provisions required by Accounting Principles Board Opinion (“APB”) No. 30, “Reporting Results of Operations and Discontinued Events and Extraordinary Items”. SFAS No. 144 is based on the framework established by SFAS No. 121, but also includes provisions requiring that assets held for sale be presented separately in the consolidated balance sheet and broadens the reporting of discontinued operations. SFAS No. 144 was effective for the year beginning January 1, 2002. This standard requires that certain assets be reviewed for impairment and if impaired, be re-measured at fair value whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The adoption of SFAS No. 144 had no effect in the Company’s financial statements.

      Advertising Expenditures. The Company recognizes advertising, promotion and marketing program expenses as they are incurred. Television production costs are recognized during the period the commercial initially airs. The Company administers national advertising funds on behalf of its franchisees. In accordance with the franchisee contracts, the Company collects advertising funds from the franchisees and utilizes the proceeds to coordinate various advertising and marketing campaigns. The Company previously participated with its franchisees in a cooperative advertising program that was discontinued as of January 2001. The Company recorded $0.5 million in advertising expense for the 27 days ended December 31, 2003. GNCI recorded advertising expense of $38.4, $52.0 and $41.9 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively.

      The Company has a balance of unused advertising barter credits on account with a third party advertising agency. These available credits are not recognized as assets in the accompanying financial statements because their fair value cannot be reasonably estimated. The credits can be used to offset the cost of cable advertising. As of December 31, 2003, and December 31, 2002 the available credit balance was $16.6 and $18.8 million, respectively.

      Leases. The Company has various operating leases for Company owned and franchised store locations and equipment. Store leases generally include amounts relating to base rental, percent rent and other charges such as common area maintenance fees and real estate taxes. The Company leases its warehouse facilities in Pennsylvania and Arizona. The Company also has operating leases for their fleet of distribution tractors and trailers and fleet of field management vehicles. The expense associated with leases that have escalating payment terms is recognized on a straight-line basis over the life of the lease. We also lease a 630,000 square foot complex located in Anderson, South Carolina, for packaging, materials receipt, lab testing, warehousing, and distribution. Both the Greenville and Anderson facilities are leased on a long-term basis pursuant to “fee-in-lieu-of-taxes” arrangements with the counties in which the facilities are located, but we retain the right to purchase each of the facilities at any time during the lease for $1.00, subject to a loss of tax benefits. We also lease a 210,000 square foot distribution center in Leetsdale, Pennsylvania and a 112,000 square foot distribution center in Phoenix, Arizona. We conduct additional manufacturing that we perform for wholesalers or retailers of third-party products, as well as certain additional warehousing at a leased facility located in New South Wales, Australia. See Note 16 Long-Term Lease Obligations.

      Pre-Opening Expenditures. The Company recognizes the cost associated with the opening of new stores as incurred. These costs are charged to expense and are not material for the periods presented. Franchise store pre-opening costs are incurred by the franchisees.

      Deferred Financing Fees. Costs related to the financing of the senior credit facility and senior subordinated notes were capitalized and are being amortized over the term of the respective debt utilizing the straight line method. Accumulated amortization at December 31, 2003 is $0.2 million.

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Income Taxes. The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. As prescribed by SFAS No. 109, the Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. See Note 17 Income Taxes.

      For the period from December 5, 2003 to December 31, 2003 the Company will file a consolidated federal income tax return. For state income tax purposes, the Company will file on both a consolidated and separate return basis in the states in which it conducts business.

      For the period ended December 4, 2003 and the years ended December 31, 2002 and 2001, GNCI was a member of a consolidated filing group for federal income tax purposes. The filing group included GNCI, Nutricia and two other U.S. based affiliates, Rexall Sundown, Inc. (“Rexall”) and Unicity Network, Inc. (“Unicity”), both also wholly owned by Numico. An informal tax sharing agreement existed among the members of the consolidated filing group that provided for each entity to be responsible for a portion of the consolidated tax liability equal to the amount that would have been determined on a separate return basis. The agreement also provided for each company to be paid for any decreases in the consolidated federal income tax liability resulting from the utilization of deductions, losses and credits from current or prior years that were attributable to each entity. The current and deferred tax expense for the period ended December 4, 2003 and the years ended December 31, 2002 and 2001 are presented in the accompanying consolidated financial statements and was determined as if GNCI were a separate taxpayer. For state income tax purposes, the Company files on both a consolidated and separate return basis in the states in which they conduct business. Amounts due to Numico for taxes were settled in conjunction with the acquisition. According to the purchase agreement, Numico has agreed to indemnify the Company for any subsequent tax liabilities arising from periods prior the Acquisition.

      Self-Insurance. Prior to the Acquisition, GNCI was included as an insured under several of Numico’s global insurance policies. Subsequent to the Acquisition, the Company has procured insurance independently for such areas as general liability, product liability, directors and officers liability, property insurance, and ocean marine insurance. The Company is self-insured with respect to its medical benefits. As part of this coverage, the Company contracts with national service providers to provide benefits to its employees for all medical, dental, vision and prescription drug services. The Company then reimburses these service providers as claims are processed from Company employees. The Company maintains a specific stop loss provision of $200,000 per incident. The Company’s liability for medical claims is included as a component of accrued payroll and related liabilities and was $3.0 and $3.5 million as of December 31, 2003 and December 31, 2002, respectively. The Company carries general product liability insurance with a deductible of $1.0 million per claim with an aggregate cap on retained losses of $10.0 million. The Company is self-insured for its worker’s compensation coverage in the State of New York with a stop loss of $250,000. The Company’s liability for worker’s compensation in New York was not significant as of December 31, 2003 and December 31, 2002. The Company is self-insured for physical damage to the Company’s tractors, trailers and fleet vehicles for field personnel use. The Company is self-insured for any physical damages that may occur at the corporate store locations. The Company’s associated liability for this self-insurance was not significant as of December 31, 2003 and December 31, 2002.

      Stock Compensation. In accordance with APB No. 25, “Accounting for Stock issued to Employees”, the Company accounts for stock-based employee compensation using the intrinsic value method of accounting. For the period from December 5, 2003 to December 31, 2003, stock compensation represents shares of the Company’s stock issued pursuant to the GNC Corporation 2003 Omnibus Stock Incentive Plan (See Note 21). The common stock associated with this plan is not traded on any exchange. Stock

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

compensation for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001 represents shares of Numico stock under the Numico 1999 Share Option Plan. SFAS No. 123, “Accounting for Stock-based Compensation”, prescribes that companies utilize the fair value method of valuing stock based compensation and recognize compensation expense accordingly. It does not require, however, that the fair value method be adopted and reflected in the financial statements. As an alternative, pro forma information is to be disclosed in the accompanying footnotes to reflect results as if SFAS No. 123 had been adopted. The Company has elected to continue accounting for stock-based compensation using the intrinsic value method and has disclosed the additional information required by SFAS No. 123 in Note 21, “Stock-Based Compensation Plans.” The Company has adopted the disclosure requirements of SFAS No. 148 “Accounting for Stock Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123” by illustrating compensation costs in the following table.

      Had compensation costs for stock options been determined using the fair market value method of SFAS No. 123, the effect on net (loss) income for each of the periods presented would have been as follows:

	Predecessor			Successor

	Twelve Months Ended
	December 31,		Period Ended	27 Days Ended
			December 4,	December 31,
	2001	2002	2003	2003

	(in thousands)
Net (loss) income as reported	$(55,859)	$(960,857)	$(584,921)	$354
Less: total stock based employee compensation costs determined using fair value method, net of related tax effects	(1,682)	(657)	(215)	(560)

Adjusted net (loss) income	$(57,541)	$(961,514)	$(585,136)	$(206)

      Foreign Currency Translation. For all foreign operations, the functional currency is the local currency. In accordance with SFAS No. 52, “Foreign Currency Translation”, assets and liabilities of those operations, denominated in foreign currencies, are translated into U.S. dollars using period-end exchange rates, and income and expenses are translated using the average exchange rates for the reporting period. Gains or losses resulting from foreign currency transactions are included in results of operations. In accordance with SFAS No. 130, “Reporting Comprehensive Income”, translation adjustments are recorded as a separate component of stockholders’ equity (deficit) in other comprehensive income. For the 27 days ended December 31, 2003, the foreign currency translation amount was $0.3 million.

      Investment in Equity Investees. During 2000, GNCI made an investment of $1.0 million in a vitamin company. GNCI made additional advances of $8.0 million to this company during 2000 and 2001. These advances were comprised of $5.5 million in investments (see Note 6 Other Long-Term Assets) and $3.5 million in accounts receivable. Due to subsequent changes in facts and circumstances, the Company assessed the realizability of this investment and established a reserve for the entire amount of the investment and advances in 2002. As of the Acquisition on December 5, 2003, no value was attributed to this investment.

      Comprehensive Income. Comprehensive Income is composed of net income, adjusted for changes in other comprehensive income items such as foreign currency translation adjustments and unrealized gains or losses in certain investments in debt and equity securities. In accordance with SFAS No. 130, “Reporting Comprehensive Income”, the Company has identified and reported comprehensive income in the Consolidated Statement of Stockholders’ (Deficit) Equity and in a separate note. See Note 11 Other Comprehensive Income.

      New Accounting Pronouncements. In December 2003, the FASB revised SFAS No. 132. The revised standards relate to additional disclosures about pension plans and other postretirement benefit plans. GNCI

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

had previously adopted the disclosure requirements of SFAS No. 132. The adoption of this revised standard did not have a material impact on the Company’s consolidated financial position or results of operations.

      In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It is effective for reporting years beginning after June 15, 2002. The adoption of this standard did not have a material impact on its consolidated financial position or results of operations. As the operation of the Company’s manufacturing facility and distribution centers constitute a material portion of the Company’s business, other obligations may arise in the future. Since these operations have indeterminate lives, an asset retirement obligation cannot be reasonably estimated. Therefore, any additional liabilities associated with potential obligations cannot be estimated and thus, have not been accrued for in the accompanying financial statements.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. This statement applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS No. 144. It is effective for transactions after December 31, 2002. The adoption of this standard did not have a material impact on the Company’s consolidated financial position or results of operations.

      In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. This interpretation clarifies existing guidance relating to a guarantor’s accounting for and disclosure of, the issuance of certain types of guarantees. FIN No. 45 requires that, upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. FIN No. 45 is effective on a prospective basis for guarantees issued or modified after December 31, 2002, except for the disclosure provisions which were adopted by the Company for the year ended December 31, 2002. The adoption of the remaining provisions of FIN No. 45 did not have a material impact on the Company’s consolidated financial position or results of operations.

      In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51”. This interpretation addresses the consolidation of variable interest entities (“VIEs”) and its intent is to achieve greater consistency and comparability of reporting between business enterprises. It defines the characteristics of a business enterprise that qualifies as a primary beneficiary of a variable interest entity. In December 2003, the FASB issued a modification to FIN 46, titled FIN 46R. FIN 46R delayed the effective date for certain entities and also provided technical clarifications related to implementation issues. In summary, a primary beneficiary is a business enterprise that is subject to the majority of the risk of loss from the VIE, entitled to receive a majority of the VIE’s residual returns, or both. The implementation of FIN No. 46 has been deferred for non-public entities. For non-public entities, such as the Company, FIN No. 46 requires immediate application to all VIEs created after December 31, 2003. For all other VIEs, the Company is required to adopt FIN No. 46 by no later than the beginning of the first period beginning after December 15, 2004. FIN No. 46 also requires certain disclosures in financial statements regardless of the date on which the VIE was created if it is reasonably possible that the business enterprise will be required to disclose the activity of the VIE once the interpretation becomes effective. The Company adopted FIN No. 46 on January 1, 2004 and determined that it did not have an impact to its financial statements.

      In April 2003, the FASB issued SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies the accounting for and reporting of derivative instruments, including certain derivative instruments embedded in other contracts and hedging

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

activities. SFAS No. 149 is effective for contracts entered into after June 30, 2003. As of December 31, 2003, the Company has not identified any financial instruments that fall within the scope of SFAS No. 149, thus the adoption of SFAS No. 149 does not have a material impact on the accompanying consolidated financial statements or results of operations.

      In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This statement clarifies and defines how certain financial instruments that have both the characteristics of liabilities and equity be accounted for. Many of these instruments that were previously classified as equity will now be recorded as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and must be adopted for financial statements issued after June 15, 2003. As of December 31, 2003, the Company has not identified any financial instruments that fall within the scope of SFAS No. 150, thus the adoption of SFAS No. 150 does not have a material impact on the accompanying consolidated financial statements or results of operations.

      In December 2003, the Securities and Exchange Commission issued SAB No. 104 “Revenue Recognition”. This SAB revises or rescinds certain portions of interpretative guidance included in Topic 13 of the codification of staff accounting bulletins. These changes make SAB 104 guidance consistent with current accounting regulations promulgated under U.S. generally accepted accounting principles. As stated in the Revenue Recognition accounting policy, the Company has adopted SAB No. 104 for all periods presented herein. The adoption of SAB No. 104 did not have a material impact on the accompanying consolidated financial statements or results of operations.

Note 1.	Receivables

      Receivables at each respective period consisted of the following:

	Predecessor	Successor

	December 31,	December 31,
	2002	2003

	(In thousands)
Settlement receivable	$134,800	$—
Trade receivables	59,277	77,481
Related party receivables	12,058	—
Contingent purchase price receivable	—	12,711
Other	12,628	5,536
Allowance for doubtful accounts	(10,429)	(7,744)

	$208,334	$87,984

      The settlement receivable was held in escrow for GNCI as of December 31, 2002. The entire balance was received in January 2003. The Contingent purchase price receivable is per the purchase agreement and was settled in 2004. See Note 22 Related Party Transactions.

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2.	Inventories

      Inventories at each respective period consisted of the following:

	Predecessor	Successor

	December 31,	December 31,
	2002	2003

	(In thousands)
Finished product ready for sale	$253,419	$235,607
Unpackaged bulk product and raw materials	43,225	35,615
Packaging supplies	3,690	3,652
Less: reserves	(14,712)	(18,874)

	$285,622	$256,000

Note 3.	Other Current Assets

      Other current assets at each respective period consisted of the following:

	Predecessor	Successor

	December 31,	December 31,
	2002	2003

	(In thousands)
Current portion of franchise notes receivable	$9,200	$7,635
Less: allowance for doubtful accounts	(734)	(971)
Prepaid rent	11,774	11,525
Other current assets	6,586	15,318

	$26,826	$33,507

Note 4.	Property, plant and equipment

      Property, plant and equipment at each respective period consisted of the following:

	Predecessor	Successor

	December 31,	December 31,
	2002	2003

	(In thousands)
Land, buildings and improvements	$80,010	$59,655
Machinery and equipment	114,117	57,110
Leasehold improvements	77,876	35,560
Furniture and fixtures	94,373	39,990
Software	21,154	8,964
Construction in progress	2,816	1,951

Total property, plant and equipment	$390,346	$203,230
Less: accumulated depreciation	(105,708)	(1,950)

Net property, plant and equipment	$284,638	$201,280

      General Nutrition Incorporated, a subsidiary of the Company, is a 50% limited partner in a partnership that owns and manages the building that houses the Company’s corporate headquarters. The Company occupies the majority of the available lease space of the building. The general partner is responsible for the operation and management of the property and reports the results of the partnership to the Company. The

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company has consolidated the limited partnership, net of elimination adjustments, in the accompanying financial statements. No minority interest has been reflected in the accompanying financial statements as the partnership has sustained cumulative net losses from inception through December 31, 2003.

Note 5.	Goodwill and Intangible Assets

      As described in the Summary of Significant Accounting Policies, Goodwill and Intangible Assets, GNCI adopted SFAS No. 142 on January 1, 2002. As a result, for subsequent periods including the Successor period, the Company no longer amortizes goodwill and brands. SFAS No. 142 requires that goodwill and other intangible assets with indefinite lives no longer be subject to amortization, but instead are to be tested at least annually for impairment. To accomplish this, GNCI identified its reporting units and their respective carrying values based on the carrying value of the assets and liabilities underlying each. The Company consulted with an independent appraisal firm and determined the fair value of each reporting unit and compared these values to the carrying value. The fair value of each reporting unit was estimated by discounting its projected future cash flows at an appropriately determined discount rate for GNCI. The carrying amount of each reporting unit exceeded its fair value upon adoption of the new standard, thus indicating a transitional impairment charge was necessary. The transitional impairment resulted from several factors including the declining performance of GNCI and the overall industry, increased competition and diminished contract manufacturing growth. Therefore, upon adoption of SFAS No. 142, GNCI recorded a one-time, non-cash charge of $1.06 billion (pre-tax) to reduce the carrying amount of goodwill and other intangibles to their implied fair value. This charge is reflected as a cumulative effect of a change in accounting principle in the accompanying financial statements.

      During 2002, deterioration in market conditions and financial results caused further decrease in expectations regarding growth and profitability. As of December 31, 2002, GNCI recorded an additional impairment charge of $222.0 million (pre-tax) for goodwill and other intangibles in accordance with SFAS No. 142.

      During 2003, increased competition from the mass market, negative publicity by the media on certain supplements, and increasing pressure from the Federal Trade Commission on the industry as a whole caused a further decrease in expectations regarding growth and profitability. Accordingly, management initiated an evaluation of the carrying value of its long-lived intangible assets. As a result of valuations performed by an independent appraisal specialist, as of September 30, 2003, GNCI recorded an additional impairment charge of $709.4 million (pre-tax) for goodwill and other intangibles in accordance with SFAS No. 142.

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As stated in the Summary of Significant Accounting Policies, Acquisition of the Company section, fair value adjustments were made to the Company’s Successor financial statements as of December 5, 2003. The following table summarizes the Company’s goodwill activity, including the changes in the net book value of Goodwill arising from the Acquisition:

			Manufacturing/
	Retail	Franchising	Wholesale	Total

	(In thousands)
Predecessor
Balance at January 1, 2002	$387,775	$483,709	$138,202	$1,009,686

Impairment recognized upon adoption of SFAS No. 142	(265,180)	(252,803)	(134,582)	(652,565)
Additional impairment recognized during 2002	(90,000)	(20,000)	—	(110,000)
Goodwill recorded related to franchisee store purchases	1,717	—	—	1,717

Balance at December 31, 2002	34,312	210,906	3,620	248,838

Additional impairment recognized during 2003	(34,312)	(199,435)	(3,620)	(237,367)
Goodwill recorded related to franchisee store purchases	914	—	—	914

Balance at December 4, 2003	$914	$11,471	$—	$12,385

Successor
Balance at December 5, 2003	$19,086	$63,563	$440	$83,089

Balance at December 31, 2003	$19,086	$63,563	$440	$83,089

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Brand intangibles were previously amortized over 40 years. Upon the adoption of SFAS No. 142 on January 1, 2002, brands were assigned an indefinite life and are no longer subject to amortization. Intangible assets other than goodwill consisted of the following at each respective period. Differences in the cost basis of the intangibles between periods were primarily a result of impairment charges as previously discussed.

		Retail	Franchise	Operating
	Gold Card	Brand	Brand	Agreements	Other	Total

	(in thousands)
Predecessor
Balance at January 1, 2002	$2,725	$740,801	$449,494	$75,632	$3,648	$1,272,300

Franchise impairment recognized upon adoption of SFAS No. 142	—	—	(121,494)	—	—	(121,494)
Retail impairment recognized upon adoption of SFAS No. 142	—	(290,801)	—	—	—	(290,801)
Amortization expense	(2,725)	—	—	(7,411)	(1,400)	(11,536)
Additional franchise impairment recognized during 2002	—	—	(22,000)	—	—	(22,000)
Additional retail impairment recognized during 2002	—	(90,000)	—	—	—	(90,000)

Balance at December 31, 2002	$—	$360,000	$306,000	$68,221	$2,248	$736,469

Amortization expense	—	—	—	(6,873)	(1,298)	(8,171)
Additional franchise impairment recognized during 2003	—	—	(149,000)	—	—	(149,000)
Additional retail impairment recognized during 2003	—	(323,000)	—	—	—	(323,000)

Balance at December 4, 2003	$—	$37,000	$157,000	$61,348	$950	$256,298

Successor
Balance at December 5, 2003	$2,570	$49,000	$163,000	$30,400	$—	$244,970
Amortization expense	(85)	—	—	(218)		(303)

Balance at December 31, 2003	$2,485	$49,000	$163,000	$30,182	$—	$244,667

      As stated in the Summary of Significant Accounting Policies, Acquisition of the Company section, utilizing an independent appraisal specialist, fair value adjustments were made to the Company’s financial statements as of December 5, 2003. In connection with the acquisition, fair values were assigned to various other intangible assets. The Company’s brands were assigned a fair value representing the longevity of the Company name and general recognition of the product lines. The Gold Card program was assigned a fair value representing the underlying customer listing, for both the Retail and Franchise segments. The retail agreements were assigned a fair value reflecting the opportunity to expand the Company stores within a major

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

drug store chain and on military facilities. A fair value was assigned to the agreements with the Company’s franchisees, both domestic and international, to operate stores for a contractual period. Fair values were assigned to the Company’s manufacturing and wholesale segments for production and continued sales to certain customers.

      The following table represents future estimated amortization expense of intangible assets with definite lives:

Estimated
Amortization
Years Ending December 31,	Expense

(in thousands)
2004	$4,014
2005	3,843
2006	3,457
2007	2,943
Thereafter	18,410

Total	$32,667

      Prior to the adoption of SFAS No. 142, GNCI amortized goodwill over periods not exceeding 40 years. The following table outlines the impact of SFAS No. 142 on the reported net (loss) income as a result of the non-amortization of goodwill beginning on January 1, 2002:

	Predecessor
				Successor

	Twelve Months Ended			27 Days
	December 31,		Period Ended	Ended
			December 4,	December 31,
	2001	2002	2003	2003

	(in thousands)
(Loss) income before cumulative effect of accounting change	$(55,859)	$(71,236)	$(584,921)	$354
Add back brand amortization	31,652	—	—	—
Add back goodwill amortization	26,508	—	—	—

Adjusted income (loss) before cumulative effect of accounting change (net of tax)	2,301	(71,236)	(584,921)	354
Loss from cumulative effect of accounting change (net of tax)	—	(889,621)	—	—

Adjusted net income (loss)	$2,301	$(960,857)	$(584,921)	$354

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6.	Other Long-Term Assets

      Other assets at each respective period consisted of the following:

	Predecessor	Successor

	December 31,	December 31,
	2002	2003

	(In thousands)
Long-term franchise notes receivable	$25,921	$30,078
Investment in and advances to equity investees	5,480	—
Long-term deposit	269	9,070
Other	3,386	1,287
Allowance for doubtful accounts	(6,529)	(6,275)

	$28,527	$34,160

      Included in investments in and advances to equity investees is a note receivable resulting from an investment in a vitamin company. GNCI had previously provided an allowance for the remaining balance of this receivable. GNCI made total investments and advances to the equity investee of $5.5 million; $2.0 million in 2000 and $3.5 million in 2001, which was fully reserved in 2002. As of December 5, 2003, no value was attributed to this investment. The Company had outstanding receivable balances of $4.3 and $4.0 million as of December 31, 2003 and December 31, 2002 which have also been fully reserved at each respective period. Included in long term deposits at December 31, 2003 are $4.4 million in cash collateralized letters of credit deposits, $4.0 million in cash collateral insurance deposits, and $0.6 million in other deposits.

      Annual maturities of the Company’s long-term financing receivables at December 31, 2003 are as follows:

Year Ending	Receivables

(In thousands)
2004	$7,635
2005	6,798
2006	6,333
2007	5,952
2008 and thereafter	10,995

Total	$37,713

Note 7.	Accounts Payable

      Accounts payable at each respective period consisted of the following:

	Predecessor	Successor

	December 31,	December 31,
	2002	2003

	(In thousands)
Trade payables	$37,951	$88,263
Related party payables	84,041	—

Total	$121,992	$88,263

      As of December 31, 2003, the Related party payable was settled in full in conjunction with the Acquisition. See Note 22 Related Party Transactions.

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8.	Other Current Liabilities

      Other current liabilities at each respective period consisted of the following:

	Predecessor	Successor

	December 31,	December 31,
	2002	2003

	(In thousands)
Deferred revenue	$29,354	$31,077
Accrued occupancy	4,415	4,352
Accrued acquisition costs	—	7,750
Accrued store closing costs	—	7,600
Other current liabilities	38,696	48,623

Total	$72,465	$99,402

      Deferred revenue consists primarily of Gold Card and gift card deferrals. In conjunction with the Acquisition, the Company recorded a liability related to a store closure program. This liability includes costs associated with terminating leases for stores identified with this program. As of December 31, 2003 the balance of $7.6 million represents termination costs associated with stores scheduled to be closed in 2004.

Note 9.	Long-Term Debt

      In connection with the Acquisition, the Company’s immediate subsidiary, Centers, entered into a new senior credit facility with a syndicate of lenders. The Company has guaranteed Centers’ obligations under the senior credit facility. The senior credit facility consists of a $285.0 million term loan facility and a $75.0 million revolving credit facility. The revolving credit facility allows for $50.0 million to be used as collateral for outstanding letters of credit, of which $1.0 million was used at December 31, 2003 leaving $74.0 million of this facility available for borrowing at that date. The senior credit facility is payable quarterly in arrears and at December 31, 2003, carried an average interest rate of 4.4%. All borrowings under the senior credit facility bear interest at a rate per annum equal to either (a) the greater of the prime rate as quoted on the British Banking Association Telerate, and the federal funds effective rate plus one half percent per annum, plus in each case, additional margins of 2.0% per annum for both the term loan facility and the revolving credit facility, or (b) the Eurodollar rate plus additional margins of 3.0% per annum for both the term loan facility and the revolving credit facility. In addition to paying the above stated interest rates, Centers is also required to pay a commitment fee relating to the unused portion of the revolving credit facility at a rate of 0.5% per annum. The senior credit facility matures on December 5, 2009 and permits Centers to prepay a portion or all of the outstanding balance without incurring penalties. The revolving credit facility matures on December 5, 2008. The senior credit facility payment maturity schedule is structured so that minimal payments are made quarterly for the first five years and a balloon payment is scheduled to be paid in the final year. (refer to the maturity schedule following). In general, the senior credit facility requires that certain net proceeds related to the sale of assets, insurance reimbursements, other proceeds and excess cash flow be used to pay down the outstanding balance. The senior credit facility contains normal and customary covenants including financial tests, (including maximum total leverage, minimum fixed charge coverage ratio and maximum capital expenditures) and certain other limitations such as Centers’ ability to incur additional debt, guarantee other obligations, grant liens on assets, make investments, acquisitions or mergers, dispose of assets, make optional payments or modifications of other debt instruments, and pay dividends or other payments on capital stock. The senior credit facility also contains covenants requiring Centers and the Company to submit to each agent and lender certain audited financial reports within 90 days of each fiscal year end and certain unaudited statements within 45 days after the end of each quarter. The Company is also required to submit to the Administrative Agent monthly management sales and revenue

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reports. Also, the Company is required to submit to the Trustee certain Compliance Certificates within 120 days of the fiscal year end. The Company believes that at December 31, 2003, it had complied with its all covenant reporting and compliance requirements in all material respects.

      In conjunction with the Acquisition, Centers issued $215.0 million of 8 1/2% senior subordinated notes. The senior subordinated notes mature on December 1, 2010, and bear interest at the rate of 8 1/2% per annum, which is payable semi-annually in arrears on June 1 and December 1 of each year, beginning with the first payment due on June 1, 2004. Prior to December 1, 2006 the Company may redeem up to 35% of the aggregate principal amount at a redemption price of 108.50% of the principal amount, plus any accrued and unpaid interest. The Company may also redeem all or part of the senior subordinated notes on or after December 1, 2007 according to the following redemption table, which includes the principal amount plus accrued and unpaid interest:

Redemption
Period	Price

2007	104.250%
2008	102.125%
2009 and after	100.000%

      The senior subordinated notes are general unsecured obligations and are guaranteed on a senior subordinated basis by certain of the Company’s domestic subsidiaries and rank secondary to the Company’s senior credit facility. The senior subordinated notes contain customary covenants including certain limitations and restrictions on the Company’s ability to incur additional indebtedness beyond certain levels, dispose of assets, grant liens on assets, make investments, acquisitions or mergers, and declare or pay dividends. The senior subordinated notes also contain covenants requiring the Company to submit to the Trustee or holders of the notes certain financial reports that would be required to be filed with the Securities and Exchange Commission. Also, the Company is required to submit to the Trustee certain Compliance Certificates within 120 days of the fiscal year end.

      To fund part of the Acquisition, Centers borrowed the entire $285 million under the term loan facility. This indebtedness has been guaranteed by the Company and its domestic subsidiaries. In addition, the senior credit facility is secured by first priority perfected security interests in primarily all of Centers’ assets and also the assets of the subsidiary guarantors, except that the capital stock of the first-tier foreign subsidiaries is secured only up to 65%. None of the $75.0 million revolving credit facility was utilized in the Acquisition.

      Long-term debt at each respective period consisted of the following:

	Predecessor	Successor

	December 31,	December 31,
	2002	2003
(In thousands)
Mortgage	$15,067	$14,160
Capital leases	11	44
Senior credit facility	—	285,000
Related party term loan	1,825,000	—
Senior subordinated notes	—	215,000
Less: current maturities	(175,906)	(3,830)

Total	$1,664,172	$510,374

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2003, the Company’s total long-term debt principal maturities are as follows:

	Mortgage	Senior	Senior
	Loan/Capital	Credit	Subordinated
	Leases	Facility	Notes	Total

	(In thousands)
2004	$980	$2,850	$—	$3,830
2005	1,041	2,850	—	3,891
2006	1,115	2,850	—	3,965
2007	1,195	2,850	—	4,045
2008	1,281	2,850	—	4,131
2009 and after	8,592	270,750	215,000	494,342

	$14,204	$285,000	$215,000	$514,204

      Prior to 1999, GNCI moved its corporate offices into a new building and financed the move with its internal cash and a credit facility. Subsequent to the move, in May of 1999, GNCI secured a mortgage through the 50% owned partnership that owns and manages the building. The original principal amount was $17.9 million, which carries a fixed annual interest rate of 6.95%, with principal and interest payable monthly over a period of 15 years. In conjunction with the Acquisition, the Company assumed the outstanding balance of this mortgage as part of the purchase price. The outstanding balance as of December 31, 2003 was $14.2 million.

      The Company’s net interest expense for each respective period is as follows:

	Predecessor
				Successor

	Twelve Months Ended		Period Ended	27 Days Ended
	December 31,		December 4,	December 31,

	2001	2002	2003	2003

	(In thousands)
Composition of interest expense:
Interest on mortgage	$1,136	$1,078	$972	$72
Interest on senior credit facility	—	—	—	1,111
Interest on senior subordinated notes	—	—	—	1,371
Interest on related party term loan	140,625	136,875	121,542	—
Deferred financing fees	—	—	—	224
Interest income — other	(1,831)	(1,600)	(1,389)	(5)

Interest expense, net	$139,930	$136,353	$121,125	$2,773

Predecessor Debt

      In connection with GNCI’s acquisition by Numico in August 1999, GNCI’s immediate parent, Nutricia, formerly Numico U.S. L.P. (“the borrower”), entered into a Loan Agreement with an affiliated financing company of Numico, Nutricia International B.V. (“the lender”). The loan agreement provided that the lender make available to the borrower a term loan in a principal amount totaling $1.9 billion. The loan term was 10 years and was scheduled to mature on August 10, 2009. Interest accrued at a rate of 7.5% per annum, with interest payable semi-annually and principal payable annually in arrears. This loan was settled in full upon the Acquisition.

      GNCI was not a party to the Loan Agreement and had no assets collateralized by the agreement. GNCI was, however, a guarantor of the loan between Nutricia and the lender. GNCI had historically made both

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

principal and interest payments indirectly to Numico through payments to Nutricia. Nutricia is a holding company with no operational sources of cash. Accordingly, the debt was pushed down to GNCI and was reflected as if GNCI had directly entered into the external loan agreement since inception.

      The Loan Agreement contained both affirmative and negative covenants related to Nutricia as the borrower requiring, among other items, minimum net worth and maximum leverage ratio. Nutricia had not been in compliance with these covenants. Additionally, Nutricia had failed to make a portion of the principal payments as scheduled, thus creating an event of default under the terms of the agreement. The lender had provided waivers for all events of default, had not required any acceleration of payment obligations and had waived all covenant requirements for the remaining term of the loan agreement. Additionally, GNCI’s ultimate parent, Numico, had provided a letter of support indicating its intention to fund GNCI’s operating cash flow needs, if required. In January 2003, GNCI remitted the $75.0 million principal payment that was due December 31, 2002 on behalf of Nutricia. As a result of the Acquisition on December 5, 2003, these amounts were settled in full.

Letters Of Credit

      The Company issues letters of credit as a guarantee of payment to third party vendors in accordance with specified terms and conditions. It also issues letters of credit for various insurance contracts. From June 2001 to June 2003, GNCI funded these letters of credit through a $15.0 million facility with a local lender. Beginning in June, 2003, all letters of credit facilities were collateralized via a long term cash deposit account in GNCI’s name with the same local lender referred to above. At December 31, 2003 and 2002, the outstanding balance under the letter of credit facility was $4.4 million. As of December 31, 2003, the Company may utilize up to $50.0 million of the $75.0 million revolving credit facility to secure letters of credit. The Company pays interest based on the aggregate available amount of the credit facility at a per annum rate equal to the applicable margin in effect with respect to the Eurodollar loan rate. As of December 31, 2003, this rate was 0.5%. The Company also pays an additional interest rate of  1/4 of 1% per annum on all outstanding letters of credit issued. As of December 31, 2003, $1.0 million of the revolving credit facility was utilized to secure letters of credit.

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10.	Retention and Severance

      During the year ended December 31, 2002, GNCI incurred a general reduction in force, primarily at the corporate headquarters. Severance costs associated with this reduction were $4.3 million and are reflected in compensation and related benefits in the accompanying financial statements. In 2003, GNCI incurred $10.4 million in retention and severance costs primarily related to employees at the corporate headquarters. At December 4, 2003, the Company recorded $8.7 million of retention payments for maintaining key management personnel related to the Acquisition. The remaining $1.7 million resulted from corporate employees terminated in 2003. Of this amount, $2.2 million was remaining as a liability as of December 31, 2003. These costs are reflected in compensation and related benefits in the accompanying financial statements. In conjunction with the Acquisition, certain management of the company were granted change in control payments. These payments accrue ratably over six months beginning December 5, 2003 and are payable in 2004. According to the provisions included in the purchase agreement, the Company will be reimbursed for these payments from Numico.

	Change in Control/
	Retention	Severance	Total

Predecessor
Balance at January 1, 2002	$—	$1,530	$1,530
Severance accruals	—	4,274	4,274
Severance payments	—	(3,386)	(3,386)

Balance at December 31, 2002	$—	$2,418	$2,418
Severance accruals	—	1,713	1,713
Severance payments	—	(3,207)	(3,207)
Change in control/retention accrual	8,673	—	8,673

Balance at December 4, 2003	$8,673	$924	$9,597

Successor
Severance accruals	$—	$1,400	$1,400
Change in control accrual	563	—	563
Severance payments	—	(126)	(126)

Balance at December 31, 2003	$9,236	$2,198	$11,434

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11.	Other Comprehensive Income

      The accumulated balances of other comprehensive income and their related tax effects included as part of the consolidated financial statements are as follows:

			Tax Benefit	Net Other Comprehensive
	Before Tax Amount		(Expense)	Income (Loss)

		Unrealized	Unrealized		Unrealized
	Foreign	Gain/(Loss)	Gain/(Loss)	Foreign	Gain/(Loss)
	Currency	On	On	Currency	On
	Translation	Securities	Securities	Translation	Securities	Total

Predecessor
Balance at January 1, 2002	$(1,768)	$3,300	$(1,155)	$(1,768)	$2,145	$377
Foreign currency translation adjustment	292	—	—	292	—	292
Unrealized appreciation (depreciation) in marketable equity securities, net of tax	—	(3,300)	1,155	—	(2,145)	(2,145)

Balance at December 31, 2002	(1,476)	—	—	(1,476)	—	(1,476)
Foreign currency translation adjustment	1,603	—	—	1,603	—	1,603

Balance at December 4, 2003	$127	$—	$—	$127	$—	$127

Successor
Foreign currency translation adjustment	$302	$—	$—	$302	$—	$302

Balance at December 31, 2003	$302	$—	$—	$302	$—	$302

Note 12.	Supplemental Cash Flow Information

      GNCI remitted cash payments for federal and state income taxes of $2.5, $30.7 and $15.6 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively. These payments were made to Nutricia in accordance with the informal tax sharing agreement between GNCI and Nutricia. See Income Taxes in the Summary of Significant Accounting Policies section. The Company remitted no tax payments for the 27 days ended December 31, 2003.

      The Company remitted cash payments for interest expense related to the senior credit facility of $0.7 million for the 27 days ended December 31, 2003. GNCI remitted cash payments to Numico for interest expense of $122.5, $138.0 and $145.6 million, primarily related to the push down debt from Numico, for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively. GNCI converted $4.3 million of accounts receivable to long-term notes receivable in 2003.

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Following is a reconciliation of the net cash purchase price of the Acquisition and the adjusted purchase price based on the purchase agreement.

(In thousands)
Purchase Price Reconciliation:
Cash paid at acquisition	$738,117
Accrued acquisition costs	7,750
Contingent purchase price receivable	(12,711)

Adjusted net purchase price	$733,156

Fair value of assets acquired	$1,022,705
Less liabilities	(245,205)

Cash paid	777,500
Less acquisition fees	(19,633)
Less cash acquired	(19,750)

Net cash paid	$738,117

Note 13.	Retirement Plans

      The Company sponsors a 401(k) defined contribution savings plan covering substantially all employees. Full time employees who have completed 30 days of service and part time employees who have completed 1,000 hours of service are eligible to participate in the plan. The plan provides for employee contributions of 1% to 20% of individual compensation into deferred savings, subject to IRS limitations. The plan provides for Company contributions of 100% of the first 3% of participant’s contributions, upon the employee meeting the eligibility requirements. The contribution match was temporarily suspended as of June 30, 2003.

      An employee becomes vested in the Company match portion as follows:

Percent
Years of Service	Vested

0-1	0%
1-2	33%
2-3	66%
3+	100%

      GNCI made cash contributions of $1.1, $2.2 and $2.4 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively. Since the match was suspended, the Company made no cash contributions to the plan for the 27 days ended December 31, 2003.

      The Company has a non-qualified Executive Retirement Arrangement Plan that covers key employees. Under the provisions of this plan, certain eligible key employees are granted cash compensation, which in the aggregate was not significant for any year presented.

      The Company has a non-qualified Deferred Compensation Plan that provides benefits payable to certain qualified key employees upon their retirement or their designated beneficiaries upon death. The Plan allows participants the opportunity to defer pretax amounts ranging from 2% to 100% of their base compensation plus bonuses. The plan is funded entirely by elective contributions made by the participants. The Company has elected to finance any potential plan benefit obligations using corporate owned life insurance policies. As of December 31, 2003, plan assets exceed liabilities.

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 14.	Franchise Revenue

      The Company enters into franchise agreements with initial terms of ten years. The Company charges franchisees three types of flat fees associated with stores: initial, transfer and renewal. The initial franchise fee is payable prior to the franchise store opening as consideration for the initial franchise rights and services performed by the Company. Transfer fees are paid as consideration for the same rights and services as the initial fee and occur when a former franchisee transfers ownership of the franchise location to a new franchisee. This is typically a reduced fee compared to the initial franchise fee. The renewal franchise fee is charged to existing franchisees upon renewal of the franchise contract. This fee is similar to, but typically less than the initial fee.

      Once the franchised store is opened, transferred or renewed, the Company has no further obligations under these fees to the franchisee. Therefore, all initial, transfer and renewal franchise fee revenue is recognized in the period in which a franchise store is opened, transferred or date the contract period is renewed. GNCI recorded initial franchise fees of $3.0, $3.2 and $5.1 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively. The Company recorded $0.3 million in franchise fees for the 27 days ended December 31, 2003.

Note 15.	Financial Instruments

      At December 31, 2003 and 2002, the Company’s financial instruments consisted of cash and cash equivalents, receivables, franchise notes receivable, accounts payable, certain accrued liabilities and long-term debt. The carrying amount of cash and cash equivalents, receivables, accounts payable and the accrued liabilities approximates their fair value because of the short maturity of these instruments. Based on the interest rates currently available and their underlying risk, the carrying value of the franchise notes receivable approximates their fair value. These fair values are reflected net of reserves, which are recorded according to Company policy. The carrying amount of the senior credit facility, senior subordinated notes, and mortgage is considered to approximate fair value since it carries an interest rate that is currently available to the Company for issuance of debt with similar terms and remaining maturities. The Numico related party debt was borrowed at rates and terms that are not the same as those rates and terms that would result from similar transactions with unrelated parties. Accordingly, it was not practical for GNCI to estimate the fair value of the related party notes payable as of December 31, 2002. The Company determined the estimated fair values by using currently available market information and estimates and assumptions where appropriate. Accordingly, as considerable judgment is required to determine these estimates, changes in the assumptions or methodologies may have an effect on these estimates. The actual and estimated fair values of the Company’s financial instruments are as follows:

	Predecessor		Successor

	December 31, 2002		December 31, 2003

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

(in thousands)
Cash and cash equivalents	$38,765	$38,765	$33,176	$33,176
Receivables	208,334	208,334	87,984	87,984
Long term franchise notes receivable	19,392	19,392	23,803	23,803
Accounts payable	121,992	121,992	88,263	88,263
Long term debt	15,078	15,078	514,204	514,204
Numico related party debt, not practicable to estimate fair value	1,825,000	—	—	—

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 16.	Long-Term Lease Obligations

      The Company enters into operating leases covering its retail store locations. The Company is the primary lessor of the majority of all leased retail store locations and sublets the locations to individual franchisees. The leases generally provide for an initial term of between five and ten years, and may include renewal options for varying terms thereafter. The leases require minimum monthly rental payments and a pro rata share of landlord allocated common operating expenses. Most retail leases also require additional rentals based on a percentage of sales in excess of specified levels (“Percent Rent”). According to the individual lease specifications, real estate taxes, insurance and other related costs may be included in the rental payment or charged in addition to rent. Other lease expenses relate to and include transportation equipment, data processing equipment and distribution facilities.

      The composition of the Company’s rental expense for all periods presented included the following components:

	Predecessor			Successor

	Twelve Months		Period Ended	27 Days Ended
	Ended December 31,		December 4,	December 31,
	2001	2002	2003	2003

	(In thousands)
Retail stores:
Rent on long-term operating leases, net of sublease income	$97,385	$101,261	$89,672	$7,104
Landlord related taxes	13,767	14,311	13,927	1,065
Common operating expenses	26,231	27,626	27,443	1,920
Percent rent	10,143	8,696	7,751	507

	147,526	151,894	138,793	10,596
Truck fleet	4,935	5,475	5,451	366
Other	10,129	10,022	10,602	595

	$162,590	$167,391	$154,846	$11,557

      Minimum future obligations for non-cancelable operating leases with initial or remaining terms of at least one year in effect at December 31, 2003 are as follows:

	Company	Franchise
	Retail	Retail		Sublease
	Stores	Stores	Other	Income	Consolidated

	(In thousands)
2004	$91,691	$35,664	$7,510	$(35,664)	$99,201
2005	75,096	30,716	5,175	(30,716)	80,271
2006	61,065	23,938	2,428	(23,938)	63,493
2007	46,247	16,333	1,759	(16,333)	48,006
2008	31,880	9,348	1,270	(9,348)	33,150
Thereafter	48,704	5,605	175	(5,605)	48,879

	$354,683	$121,604	$18,317	$(121,604)	$373,000

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17.	Income Tax (Expense)/Benefits

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

      Significant components of the Company’s deferred tax assets and liabilities at each respective period consisted of the following:

	Predecessor	Successor

	December 31,	December 31,
	2002	2003
(In thousands)
Deferred tax:
Current assets/ liabilities:
Operating reserves	$3,504	$—
Inventory capitalization	2,463	4,603
Deferred revenue	7,977	11,343
Interest	34,841	—
Other	6,347	—
Valuation allowance	(34,841)	—

Total current	$20,291	$15,946

Non-current assets/liabilities:
Intangibles	$(252,701)	$(475)
Inventory capitalization	—	—
Stock based compensation	11,051	—
Fixed assets	(9,611)	11,629
Other	—	4,135

Total non-current	$(251,261)	$15,289

Total net deferred taxes	$(230,970)	$31,235

      At December 31, 2002, the valuation allowance relates to tax assets that were associated with the interest expense on the related party push down debt that was only deductible in future years upon generation of sufficient taxable income. As of December 31, 2002, GNCI believed, based on available evidence, that it was more likely than not, that future taxable income would not be sufficient to utilize these carryforwards, and the net deferred tax asset related to the debt would not be fully realizable. As discussed in Note 9 Long-Term Debt, debt had been pushed down to GNCI from Nutricia as of December 31, 2002. This deferred tax asset relates to interest deductions recorded by GNCI, but was a tax attribute of Nutricia. As a result of the acquisition, Numico has retained certain tax obligations. As of December 31, 2003, the Company believes, based on current available evidence, that it is more likely than not, that future taxable income will be sufficient to utilize the net deferred tax assets which have been adjusted to reflect the new basis of accounting for both book and tax basis.

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Income tax (expense)/ benefits for all periods consisted of the following components:

	Predecessor			Successor

	Twelve Months
	Ended		Period	27 Days
	December 31,		Ended	Ended
			December 4,	December 31,
	2001	2002	2003	2003

Current:
Federal	$8,834	$43,637	$22,145	$420
State	1,536	2,267	1,006	18

	10,370	45,904	23,151	438
Deferred:
Federal	(32,060)	(40,856)	(218,770)	(202)
State	(1,936)	(4,052)	(12,904)	(8)

	(33,996)	(44,908)	(231,674)	(210)
Valuation allowance	9,527	—	34,045	—

Total	$(14,099)	$996	$(174,478)	$228

      The following table summarizes the differences between the Company’s effective tax rate for financial reporting purposes and the federal statutory tax rate.

	Predecessor			Successor

	Twelve Months
	Ended		Period	27 Days
	December 31,		Ended	Ended
			December 4,	December 31,
	2001	2002	2003	2003

Percent of pretax earnings:
Statutory federal tax rate	35.0%	35.0%	35.0%	35.0%
Increase/(decrease):
Goodwill Percent of amortization, impairment	(4.6)%	(37.6)%	(9.6)%	0.0%
State income tax, net of federal tax benefit	1.0%	0.8%	0.5%	0.6%
Other	2.4%	0.4%	1.6%	3.6%
Valuation allowance	(13.6)%	0.0%	(4.5)%	0.0%

Effective income tax rate	20.2%	(1.4)%	23.0%	39.2%

Note 18.	Commitments and Contingencies

Litigation

      The Company is engaged in various legal actions, claims and complaints arising out of the normal course of business. Potential exposures resulting from the Company’s business activities include breach of contracts, product liabilities, intellectual property matters and employment related issues. As is inherent with such actions, an estimation of any possible and or ultimate liability cannot be determined at the present time. The Company is currently of the opinion that the amount of any potential liability resulting from these actions, when taking into consideration the Company’s general and product liability coverage, as a named insured of Numico, will not have a material adverse impact on its financial position, results of operations or liquidity.

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company, like other retailers, distributors and manufacturers of products that are ingested, faces an inherent risk of exposure to product liability claims in the event that, among other things, the use of its products results in injury. To summarize the product liability coverage as of December 31, 2003, the Company, has a deductible/retention of $1.0 million per claim and a $10.0 million aggregate cap on the retained losses, followed by primary products liability coverage and an additional umbrella liability insurance coverage. There can be no assurances that such insurance will continue to be available at a reasonable cost, or if available will be adequate to cover liabilities.

      As part of the purchase agreement between the Company and Numico, Numico has agreed to indemnify the Company for various claims arising out of litigation incurred prior to the Company purchasing GNCI.

      The Company places “best by” dates on its product labels; however, there is no state or federal requirement that any such date appear on the labels. In 2001, the Florida Attorney General became concerned that there may be expired product in certain of the Florida stores beyond the “best buy” dates and instituted an investigation of the Company. This investigation has concluded with a payment to the Florida Attorney General’s Office in the amount of $1.0 million, reinforced communications to the stores of the Company’s return policies and the procedures to ensure that past dated products are removed from the shelves. After the Florida Attorney General’s investigation was concluded, substantially identical class action lawsuits were filed in the state courts of the States of Florida, Connecticut and Pennsylvania alleging that the Company engaged in a continuous practice of including false and misleading “best by” dates on product labels and/or selling products after the expiration of the purported “best by” dates. By agreement of the parties, the Connecticut and Pennsylvania actions have been stayed pending the outcome of the Florida case. In April 2004, the plaintiffs in the Florida case abandoned the lawsuit. The Company is currently of the opinion that the amount of any potential liability resulting from these actions will not have a material adverse impact on its financial statements, results of operations or liquidity. Furthermore, in connection with the acquisition, the Company is also entitled to indemnification by Numico and Nutricia for these actions alleging the purchase of expired product.

      On November 2, 2001, Matthew Capelouto, a former store manager in California, filed a putative class action lawsuit in the Superior Court of California, Orange County. The lawsuit alleges that we misclassified store managers at our company-owned stores in California as exempt from overtime requirements and/or required them to work off the clock, and failed to pay them overtime, in violation of California’s wage and hour laws. On October 23, 2003, an amended complaint was filed, adding another named plaintiff, Lamar Wright, as well as claims for failure to provide required meal periods and rest periods for GNC managers at company-owned stores in California. On May 13, 2004, we entered into an agreement in principal to settle the claims of the putative class members, without admitting any liability, for a total payment of $4,620,000, inclusive of class counsel’s attorneys’ fees, costs and expenses, plus up to $20,000 of the costs of settlement administration. The settlement is subject to approval by the court. Moreover, we have the right to rescind the settlement if more than 10% of the putative class members opt out of the settlement.

      On or about May 10, 2004, seven former employees brought an action in the United States District Court for the Southern District of New York on behalf of themselves and a purported class of other similarly situated former employees employed by GNC within the last six years and who allegedly worked but were not paid overtime for hours worked in excess of 40 hours per week. The complaint is brought under the federal Fair Labor Standards Act and New York State Labor Law. Based on the information available to us at the present time, we believe that this matter will not have a material adverse effect upon our liquidity, financial condition or results of operations.

      Beginning in 1997, several franchisees brought a purported class actions against GNCI alleging, among other things, certain deceptive trade practices and unreasonable wholesale prices for inventory sold to franchisees. On October 26, 2001 resolution was reached on these three class actions. The major terms of the settlement include: (1) product purchase credits for GNC proprietary product, (2) payment of Plaintiffs

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

attorneys fees, and (3) several changes to the operation of GNCI’s franchise system. All of the franchisee class actions were fully dismissed in October 2002.

      On July 29, 2001, subsequently identical class actions were filed in the state courts of Florida, New York, New Jersey, Pennsylvania and Illinois against GNCI and various manufacturers of products containing pro-hormones, including androstenedione. Plaintiffs allege that the Company has distributed or published periodicals that contain advertisements claiming that various pro-hormone products promote muscle growth. The complaint alleges that GNCI knew the advertisements and label claims promoting muscle growth were false, but nonetheless continued to sell the products to consumers. GNCI has tendered these cases to the various manufacturers for defense and indemnification. Based upon the information available to the Company at the present time, the Company believes that these matters will not have a material adverse effect upon the liquidity, financial condition or results of operations.

      The Company’s manufacturing subsidiary was a plaintiff in a lawsuit brought in Federal Court seeking direct damages against various raw material suppliers for allegedly selling raw materials at artificially inflated prices. These claims have been resolved and have resulted in a recovery to the Company, net of attorney fees, which is primarily the amount reflected in other income in the accompanying financial statements for the years ended December 31, 2003, 2002 and 2001, respectively.

      The Company and/or one of its subsidiaries are currently named as defendants in numerous lawsuits alleging damages from the ingestion of products containing ephedra. These cases have been tendered to the various suppliers of those products for indemnification and defense pursuant to certain vendor supplier agreements. The outcome of this litigation is uncertain and taking into consideration the available product liability coverage, no provisions have been made in the consolidated financial statements for any possible loss. Furthermore, in connection with the acquisition, the Company is also entitled to indemnification by Numico and Nutricia for certain losses arising from all claims related to products containing ephedra.

Commitments

      The Company maintains certain purchase commitments with various vendors to ensure its operational needs are fulfilled. Future commitments related to information technology equipment, services and maintenance agreements as of December 31, 2003 totaled $1.2 million and various purchase commitments with third-party vendors of $30.3 million. Other commitments related to the Company’s business operations cover varying periods of time and are not significant. All of these commitments are expected to be fulfilled with no adverse consequences to the Company’s operations or financial condition.

Contingencies

      Due to the nature of the Company’s business operations having a presence in multiple taxing jurisdictions, the Company periodically receives inquiries and/or audits from various state and local taxing authorities. Any probable and reasonably estimable liabilities that may arise from these inquiries have been accrued and reflected in the accompanying financial statements. In conjunction with the acquisition, certain other contingencies will be indemnified by Numico. These indemnifications include certain legal costs associated with certain identified cases as well as any tax costs, including audit settlements, that would be for liabilities incurred prior to December 5, 2003.

Note 19.     Business Combinations

      For the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, GNCI acquired 58, 61 and 131 stores, respectively, from non-corporate, franchisee store locations. These acquisitions were accounted for utilizing the purchase method of accounting, and GNCI recorded total costs associated with these acquisitions of $3.2, $4.1 and $21.9 million for the period ended December 4, 2003 and

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the twelve months ended December 31, 2002 and 2001, respectively. Goodwill associated with these purchases of $0.9, $1.7 and $14.1 million was recognized in the consolidated financial statements for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively. For the 27 days ended December 31, 2003, the Company recorded $0.1 million in acquisition costs.

Note 20.     Stockholders’ Equity

      In connection with the Acquisition, the Company Issued 29,566,666 shares of $.01 par value common stock. GNC Investors, LLC is the equity sponsor of GNC Corporation, and beneficially owns approximately 97.81% of all outstanding stock at December 31, 2003. Officers, directors and management of the Company own the remaining stock outstanding.

      In connection with the prior acquisition by NIC and subsequent merger into Nutricia, GNCI issued 1,000 shares of common stock, par value $.01 in August 1999. All shares were outstanding as of December 31, 2002. Nutricia also had contributed $691.0 million of additional paid in capital in 1999.

Note 21.	Stock-Based Compensation Plans

Stock Options

      On December 5, 2003 the Board of Directors of the Company approved and adopted the GNC Corporation 2003 Omnibus Stock Incentive Plan (the “Plan”). The purpose of the Plan is to enable the Company to attract and retain highly qualified personnel who will contribute to the success of the Company. The Plan provides for the granting of stock options, stock appreciation rights, restricted stock, deferred stock and performance shares. The Plan is available to certain eligible employees as determined by the Board of Directors. The total number of shares of common stock reserved and available for the Plan is 4.0 million shares. Pursuant to the terms of the individual grant agreements, the stock options carry a four year vesting schedule and expire after seven years from date of grant. As of December 31, 2003 the number of stock options granted at fair value is 2.6 million. No stock appreciation rights, restricted stock, deferred stock or performance shares were granted under the Plan as of December 31, 2003. The weighted average fair value of options granted under the Plan was $2.40 per share.

      The following table outlines the total stock options granted, effective on December 5, 2003:

		Weighted
		Average
	Total	Exercise
	Options	Price

Outstanding at December 31, 2002	—	$—
Granted December 5, 2003	2,604,974	6.00
Forfeited	—	—

Outstanding at December 31, 2003	2,604,974	$6.00

      The Company has adopted the disclosure requirements of SFAS No. 148, but has elected to continue to measure compensation expense using the intrinsic value method for accounting for stock-based compensation as outlined by APB No. 25. In accordance with SFAS No. 148, pro forma information regarding net income is required to be disclosed as if the Company had accounted for its employee stock options using the fair value method of SFAS No. 123. Refer to the Summary of Significant Accounting Policies for this disclosure. There were 325,000 options vested under the Plan at December 31, 2003.

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Fair value information for the Plan was estimated using the Black-Scholes option-pricing model based on the following assumptions for the options granted in 2003:

2003

Dividend yield	0.00%
Expected option life	5 years
Volatility factor percentage of market price	40.00%
Discount rate	3.27%

      Because the Black-Scholes option valuation model utilizes certain estimates and assumptions, the existing models do not necessarily represent the definitive fair value of options for future periods.

Predecessor

      During 1999 and 2000, the Executive Board of Numico, under approval of the Supervisory Board, had granted certain key employees of GNCI options to purchase depository receipts of Numico shares under the Numico Share Option Plan (“Numico Plan”). These options were granted with an exercise price determined by the Numico Executive Board. The difference between the exercise price of the option and the fair market value of Numico’s common shares on the date of the option grant was expensed ratably over the option vesting period. These amounts were not material for the years ended December 31, 2002 and 2001. The Numico Plan options expire five years after the date of grant and became vested and exercisable after three years from the date of grant. The Numico Plan options became fully vested in 2003, and remain a liability of Numico.

      Following is a table outlining the total number of shares that were granted under the Numico Plan:

		Weighted
		Average
	Total	Exercise
	Options	Price

Outstanding at December 31, 2000	742,000	$39.27
Exercised	(17,332)	37.15
Forfeited	(90,668)	40.10

Outstanding at December 31, 2001	634,000	40.22
Exercised	—
Forfeited	(99,000)	40.91

Outstanding at December 31, 2002	535,000	40.09
Exercised	—
Forfeited	—

Outstanding at December 4, 2003	535,000	$40.09

      The weighted average fair value of the Numico Plan options granted in 2000 was $15.25 per share. For the years ended December 31, 2002 and 2001, GNCI adopted the disclosure requirements of SFAS No. 123, but elected to continue to measure compensation expense using the intrinsic value method for accounting for stock-based compensation as outlined by APB No. 25. In accordance with SFAS No. 123, pro forma information regarding net income is required to be disclosed as if GNCI had accounted for its employee stock options using the fair value method of SFAS No. 123. Refer to the Summary of Significant Accounting Policies for this disclosure. The number of options exercisable under the Numico Plan at December 31, 2002 and December 4, 2003 was 240,000 and 535,000, respectively. Fair value information for the Numico Plan

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

stock options was estimated using the Black-Scholes option-pricing model based on the following assumptions for the options granted in 2000:

2000

Dividend yield	1.75%
Expected option life	5 years
Volatility factor percentage of market price	33.25%
Discount rate	6.52%

      Because the Black-Scholes option valuation model utilizes certain estimates and assumptions, the existing models do not necessarily represent the definitive fair value of options for future periods. No options were granted in 2003, 2002 or 2001.

Numico Stock Appreciation Rights

      As was previously approved by the Executive Board of Numico, stock appreciation rights (“SARs”) were granted to certain employees of GNCI. The SARs provided for a payment in cash or stock equal to the excess of the fair market value of a common share, when the SAR was exercised, over the grant price. GNCI granted 262,500 and 306,000 SARs to key employees under the Stock Appreciation Rights Plan in 2001 and 2002, respectively. SARs expire no later than five years after the date of grant and became exercisable three years from the grant date. As the grant price of the SARs has exceeded the fair value of Numico common stock since the date of grant, no compensation expense was recognized for the years presented in the accompanying financial statements.

      In June 2003, GNCI granted an additional 321,000 SARs to key employees under the above plan. These SARs had a three year vesting life and become fully vested upon change in control of GNCI. Due to the Acquisition, GNCI recorded $3.8 million in compensation expense related to these SARs for the period ended December 4, 2003 as the SAR’s became fully vested upon the change in control as a result of the Acquisition.

		Weighted
		Average
	Total	Exercise
	SARs	Price

Outstanding at December 31, 2000	—
Grants	262,500	$23.66
Exercised	—
Forfeited	—

Outstanding at December 31, 2001	262,500	23.66
Grants	306,000	24.04
Exercised	—
Forfeited	(60,500)

Outstanding at December 31, 2002	508,000	23.89
Grants	321,000	11.83
Exercised	—
Forfeited	—

Outstanding at December 4, 2003	829,000	$19.22

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Numico Management Stock Purchase Plan

      In accordance with the Numico Management Stock Purchase Plan (“MSPP”) and to encourage key employees of GNCI to own shares of Numico common stock, options to purchase shares of Numico common stock in an amount up to 200% of the participant’s base salary were granted on January 21, 2000. These options were exercisable on January 21, 2000. Upon exercise, Numico extended a recourse loan to the participants at an annual interest rate of 6.0%, to match on a two for one basis the amount of the participant’s own investment to purchase additional shares. According to the MSPP, 50% of the loan balance was to be forgiven if the participant remained employed with GNCI through August 10, 2002. The remaining 50% of the loan balance was to be forgiven by Numico if the participant remained employed by GNCI through January 21, 2003 and certain operating performance goals were met as outlined in the MSPP. If the participant was involuntarily terminated without cause, the loan forgiveness was to be prorated in accordance with the plan. Compensation expense was initially being recognized each period based on an estimate of the amount of loan forgiveness earned by the participants during the period. Total pre-tax compensation expense, net of loan repayments, of $7.1 million was recognized for the year ended December 31, 2000. The MSPP was subsequently amended in 2001 and 2002 to waive the performance obligations and extend the date of the forgiveness for the entire loan. As a result of the 2001 amendments, the loans were considered to have been converted to non-recourse loans and the remaining loan balance of $14.6 million was recognized as compensation expense for the year ended December 31, 2001. For the year ended December 31, 2002, a recovery of loan forgiveness of $2.0 million was recognized as a result of participants terminating from GNCI.

      In June 2003 Numico granted certain participants the right to a cash bonus in an amount adequate to reimburse them for 50% of their initial cash investment and to cover their tax liability related to this reimbursement and the loan forgiveness. This bonus was payable on January 5, 2005, regardless of whether the participant remains employed by GNCI. The accrued liability was adjusted each period, based on the best available information, to the amount expected to be paid. This adjustment in the calculation of the amount payable cannot result in an amount exceeding a “break even point”; therefore, participants will only be made whole in their investment and will not receive compensation in excess of their original invested amount and associated tax liability. Based upon the current Numico stock price at December 4, 2003, GNCI recorded no net compensation expense for the period ended December 4, 2003. In conjunction with the Acquisition, the plan was assumed by Numico.

Note 22.	Related party transactions

Successor

      During the normal course of operations, for the 27 days ended December 31, 2003 Centers entered into transactions with entities that were under common ownership and control of the Company and Apollo. In accordance with SFAS No. 57, “Related Party Disclosures”, the nature of these material transactions is described in the following footnotes.

      Management Service Fees. As of December 5, 2003 Centers entered into a management services agreement with the Company and Apollo. The agreement provides that Apollo Management V, L.P. will furnish certain investment banking, management, consulting, financial planning, and financial advisory and investment banking services on an ongoing basis and for any significant financial transactions that may be undertaken in the future. The length of the agreement is ten years. There is an annual general services fee of $1.5 million which is payable in monthly installments. There are also major transaction services fees for services that may provide which would be based on normal and customary fees of like kind. The purchase agreement also contained a structuring and transaction services fee related to the Acquisition. This fee amounted to $7.5 million and was accrued for at December 31, 2003.

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Cost of Sales. At February 4, 2004, the Company, through its manufacturing subsidiary, entered into an agreement with Nalco, an Apollo owned company, for water treatment programs at its South Carolina manufacturing facility. The agreement allows for water treatment to occur at the facility for a one year period, at a total cost of $12,000, to be billed in equal monthly installments beginning in February, 2004. At December 31, 2003, no payments had yet been made on this contract.

Predecessor

      During the normal course of operations, for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001 GNCI entered into transactions with entities that were under common ownership and control of Numico. In accordance with SFAS No. 57, “Related Party Disclosures”, the nature of these material transactions is described below. During 2003, Rexall and Unicity ceased to be related parties as their operations were sold by Numico. Transactions recorded with these companies prior to their sale dates are included in related party transactions.

      Sales. GNCI recorded net sales of $18.7, $44.3 and $46.1 million to Numico affiliated companies for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively. These amounts were included in the Manufacturing/ Wholesale segment of the business.

      Cost Of Sales. Included in cost of sales were purchases from Numico affiliated companies of $130.9, $198.7 and $111.1 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively. A significant portion of these purchases related to raw material and packaging material purchases from Nutraco S.A., a purchasing subsidiary of Numico. Included in the above totals were additional purchases from another related party in the amounts of $28.8, $35.2 and $46.3 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively.

      Transportation Revenue. GNCI operated a fleet of distribution vehicles that service delivery of product to company-owned and franchise locations. GNCI also delivered product for a related party. GNCI recorded amounts associated with these transportation services for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, of $1.4, $2.4 and $1.6 million, respectively as a reduction of its transportation costs.

      Management Service Fees. According to the terms of a management service agreement that began in 2002 between GNCI and Nutricia, Nutricia charged $13.2 million of costs which were included in selling, general and administrative expenses for the year ended December 31, 2002. The fees included charges for strategic planning, certain information technology, product and material management, group business process, human resources, legal, tax, regulatory and management reporting. There were no fees allocated to GNCI for the period ended December 4, 2003.

      Research and Development. GNCI incurred $0.1, $1.5 and $0.4 million of internally generated research and development costs for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively. In accordance with the previous Research Activities Agreement with Numico, also included in selling, general and administrative expenses for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001 were costs related to research and development charged by Numico. The agreement provided that Numico conduct research and development activities including but not limited to: ongoing program of scientific and medical research, support and advice on strategic research objectives, design and develop new products, organize and manage clinical trials, updates on the latest technological and scientific developments, and updates on regulatory issues. These charges totaled $5.0, $4.6 and $4.9 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively.

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Insurance. For the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, in order to reduce costs and mitigate duplicate insurance coverage, GNCI’s ultimate parent, Numico, purchased certain global insurance policies covering several types of insurance. GNCI received charges for their portion of these costs. These charges totaled $2.9, $2.6 and $1.2 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively.

      Shared Service Personnel Costs. GNCI provided certain risk management, tax and internal audit services to other affiliates of Numico. The payroll and benefit costs associated with these services were reflected on GNCI’s financial statements and were not allocated to any affiliates. Total costs related to shared services absorbed by GNCI was $1.2 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively. GNCI also incurred costs related to management services provided for the benefit of all U.S. affiliates. These costs totaled $1.1, $2.7 and $2.6 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively. GNCI received certain management services related to the affiliation between GNCI and its U.S. parent, Nutricia and its ultimate parent, Numico. These services were not significant to GNCI’s operations.

      Due From and to Related Parties. Included with other current assets were amounts on deposit with Numico Financial Services S.A., a subsidiary of Numico. Numico Financial Services S.A. represented the financing entity of Numico and served as a cash concentration center for Numico subsidiaries and affiliates. GNCI had $70.6 and $1.4 million on deposit as of December 4, 2003 and December 31, 2002, respectively, with Numico Financial Services S.A. There were no amounts on deposit at December 31, 2001.

      As discussed above, GNCI had amounts due from and due to several related parties. Following is a table summarizing the amount due from and due to related parties for the following periods, excluding the related party term loan described in Note 9:

	December 31, 2002

	Due from	Due to
	Related	Related
	Parties	Parties

	(In thousands)
Numico	$—	$(29,459)
Numico USA	—	—
Numico Financial Services	1,370	—
Nutraco	—	(44,363)
Rexall	9,042	(8,133)
Unicity	999	(1,853)
Other	647	(233)

Total	$12,058	$(84,041)

      There were no related party amounts as of December 31, 2003.

      Note Due to Related Party. As of December 31, 2001, GNCI had a short term note payable to a related party resulting from an intercompany loan. The note balance at December 31, 2001 was $42.3 million and was a non-interest bearing note. The entire note balance was settled by December 31, 2002.

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 23.	Segments

      The following operating segments represent identifiable components of the Company for which separate financial information is available. This information is utilized by management to assess performance and allocate assets accordingly. The Company’s management evaluates segment operating results based on several indicators. The primary key performance indicators are sales and operating income or loss for each segment. Operating income or loss, as evaluated by management, excludes certain items that are managed at the consolidated level, such as distribution and warehousing, impairments and other corporate costs. The following table represents key financial information for each of the Company’s business segments, identifiable by the distinct operations and management of each: Retail, Franchising, and Manufacturing/ Wholesale. The Retail segment includes the Company’s corporate store operations in the United States and Canada. The Franchise segment represents the Company’s franchise operations, both domestically and internationally. The Manufacturing/ Wholesale segment represents the Company’s manufacturing operations in South Carolina and Australia and the Wholesale sales business. This segment supplies the Retail and Franchise segments, along with various third parties, with finished products for sale. The Warehousing and Distribution, Corporate Costs, and Other Unallocated Costs represent the Company’s administrative expenses. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table represents key financial information of the Company’s business segments:

	Predecessor			Successor

	Twelve Months Ended			27 Days
	December 31,		Period Ended	Ended
			December 4,	December 31,
	2001	2002	2003	2003
(in thousands)
Revenues:
Retail	$1,123,150	$1,068,637	$993,283	$66,177
Franchise	273,134	256,076	241,301	14,186
Manufacturing/ Wholesale:
Intersegment(A)	159,039	149,439	151,137	9,907
Third Party	112,860	100,263	105,625	8,925

Sub total Manufacturing/ Wholesale	271,899	249,702	256,762	18,832

Sub total segment revenues	1,668,183	1,574,415	1,491,346	99,195
Intersegment elimination(A)	(159,039)	(149,439)	(151,137)	(9,907)

Total revenues	$1,509,144	$1,424,976	$1,340,209	$89,288

Operating income (loss):
Retail	$89,251	$86,770	$79,105	$6,546
Franchise	46,360	65,372	63,660	2,427
Manufacturing/ Wholesale	29,892	25,786	24,270	1,426

Sub total segment operating income	165,503	177,928	167,035	10,399
Unallocated corporate and other costs:
Warehousing & distribution costs	40,914	40,337	40,654	3,393
Corporate costs	54,617	63,895	66,768	3,651
Impairment of goodwill and intangible assets	—	222,000	709,367	—
Legal settlement income	—	(214,417)	(11,480)	—

Sub total unallocated corporate and other costs	95,531	111,815	805,309	7,044

Total operating income (loss)	69,972	66,113	(638,274)	3,355
Interest expense, net	139,930	136,353	121,125	2,773
(Loss) income before income taxes	(69,958)	(70,240)	(759,399)	582
Income tax benefit (expense)	(14,099)	996	(174,478)	228

Net (loss) income before cumulative effect of accounting change	$(55,859)	$(71,236)	$(584,921)	$354

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor			Successor

	Twelve Months Ended			27 Days
	December 31,		Period Ended	Ended
			December 4,	December 31,
	2001	2002	2003	2003
(in thousands)
Depreciation & amortization:
Retail	$71,168	$38,699	$41,475	$1,444
Franchise	31,278	4,668	3,199	163
Manufacturing/ Wholesale	18,309	13,330	12,718	469
Corp/ Other	1,322	1,300	1,659	177

Total depreciation & amortization	$122,077	$57,997	$59,051	$2,253

Capital expenditures:
Retail	$21,458	$35,177	$20,780	$455
Franchise	48	16	—	—
Manufacturing/ Wholesale	5,222	9,033	4,746	1,075
Corp/ Other	2,455	7,673	5,494	297

Total capital expenditures	$29,183	$51,899	$31,020	$1,827

Total assets:
Retail	$1,568,247	$884,541	$400,594	$424,645
Franchise	1,103,286	671,616	316,497	362,748
Manufacturing/ Wholesale	357,043	260,413	193,199	137,105
Corp/ Other	43,201	61,740	127,799	100,396

Total assets	$3,071,777	$1,878,310	$1,038,089	$1,024,894

GEOGRAPHIC AREAS
Total revenues:
United States	$1,465,186	$1,379,176	$1,290,732	$84,605
Foreign	43,958	45,800	49,477	4,683

Total revenues	$1,509,144	$1,424,976	$1,340,209	$89,288

Long-lived assets:
United States	$2,591,862	$1,287,474	$498,862	$555,550
Foreign	11,816	11,221	7,362	11,164

Total long-lived assets	$2,603,678	$1,298,695	$506,224	$566,714

(A)	Intersegment revenues are eliminated from the consolidated revenue line.

Note 24.	Supplemental Unaudited Pro Forma Information

      The following unaudited pro forma information for the combined twelve months ended December 31, 2003 and the year ended December 31, 2002 assumes that the Acquisition of the Company had occurred as of January 1, 2002. The pro forma amounts include adjustments related to depreciation, amortization, interest expense, and certain other management fees, research and development, transaction fees, directors fees and

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

inventory adjustments. The tax effects of the pro forma adjustments have been reflected at the Company’s blended federal and state income tax rate of 36.5%.

      The pro forma results are not necessarily indicative of the results that would have occurred and are not intended to provide a forecast of future expected results.

	Combined	Pro Forma
	Twelve Months	Twelve Months
	Ended	Ended
	December 31,	December 31,
	2003	2003

Revenue	$1,429,497	$1,429,497
Net loss before cumulative effect of accounting change	(584,567)	(504,725)

Net loss	$(584,567)	$(504,725)

		Pro Forma
	Twelve Months	Twelve Months
	Ended	Ended
	December 31,	December 31,
	2002	2002

Revenue	$1,424,976	$1,424,976
Net loss before cumulative effect of accounting change	(71,236)	21,197
Loss from cumulative effect of accounting change	(889,621)	(889,621)

Net loss	$(960,857)	$(868,424)

Note 25.	Preferred Stock

      The Company has outstanding 100,000 shares of 12% Series A Exchangeable Preferred Stock, par value $0.01. The stock ranks, with respect to dividend distributions, senior to any other class of common stock or preferred stock created after the Series A Exchangeable Preferred Stock. Dividends are payable quarterly in arrears on March 1, June 1, September 1, and December 1 of each year. The Company may, at its option, exchange the Series A Exchangeable Preferred Stock into exchange notes. Holders of the Series A Exchangeable Preferred Stock have no voting rights with respect to general corporate matters.

      Following is a summary of the Company’s Preferred Stock activity for the period from December 5, 2003 to December 31, 2003:

		Accrued	Issuance
	Face Value	Dividends	Costs	Net Balance

	(In thousands)
Balance at December 5, 2003	$—	$—	$—	$—
Issuance of preferred stock	100,000	—	(441)	99,559
Dividend accrual	—	888	—	888
Amortization of issuance costs	—	—	3	3

Balance at December 31, 2003	$100,000	$888	$(438)	$100,450

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company may redeem the Series A Exchangeable Preferred Stock at its option according to the following liquidation preference redemption table:

Liquidation
Preference
Period Beginning December 1,	Schedule:

2003	112.000%
2004	110.286%
2005	108.571%
2006	106.857%
2007	105.143%
2008	103.429%
2009	101.714%
2010 and thereafter	100.000%

Note 26.	Supplemental Guarantor Information

      As of December 31, 2003 the Company’s debt includes the senior credit facility and the 8 1/2% senior subordinated notes. The senior credit facility has been guaranteed by the Company and its domestic subsidiaries. The senior subordinated notes are general unsecured obligations and are guaranteed on a senior subordinated basis by certain of the Company’s domestic subsidiaries and rank secondary to the Company’s senior credit facility. Guarantor subsidiaries include the Company’s direct and indirect domestic subsidiaries as of the respective balance sheet dates. Non-Guarantor subsidiaries include the remaining direct and indirect foreign subsidiaries. The subsidiary guarantors are 100% owned by the Company, the guarantees are full and unconditional, and the guarantees are joint and several.

      Following are condensed consolidated financial statements of the Company, Centers as the Issuer, and the combined guarantor subsidiaries for the 27 days ended December 31, 2003. The guarantor subsidiaries are presented in a combined format as their individual operations are not material to the Company’s consolidated financial statements. Investments in subsidiaries are either consolidated or accounted for under the equity method of accounting. Also following are condensed consolidated financial statements for GNCI for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001. Intercompany balances and transactions have been eliminated.

      For the twelve months ended December 31, 2001 and 2002 and the period ended December 4, 2003, the Parent company is GNCI (Predecessor). For the 27 days ended December 31, 2003, the Parent company is the Company and the Issuer company is Centers (Successor).

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Condensed Consolidating Balance Sheets

			Combined	Combined
Successor			Guarantor	Non-Guarantor
December 31, 2003	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(In thousands)
Current assets
Cash and equivalents	$—	$—	$30,642	$2,534	$—	$33,176
Accounts receivable	—	12,711	74,066	1,207	—	87,984
Intercompany receivable	—	18,750	3,848	—	(22,598)	—
Inventory, net	—	—	242,367	13,633	—	256,000
Other current assets	6,027	—	40,544	2,882	—	49,453

Total current assets	6,027	31,461	391,467	20,256	(22,598)	426,613
Property, plant and equipment	—	—	173,483	27,797	—	201,280
Investment in subsidiaries	278,156	736,448	2,099	—	(1,016,703)	—
Goodwill	—	—	82,112	977	—	83,089
Brands	—	—	209,000	3,000	—	212,000
Other assets	—	19,796	90,563	333	(8,780)	101,912

Total assets	$284,183	$787,705	$948,724	$52,363	$(1,048,081)	$1,024,894

Current liabilities
Current liabilities	$6,468	$12,399	$202,480	$5,662	$—	$227,009
Intercompany payable	—	—	—	22,598	(22,598)	—

Total current liabilities	6,468	12,399	202,480	28,260	(22,598)	227,009
Long-term debt	—	497,150	—	22,004	(8,780)	510,374
Other long-term liabilities	—	—	9,796	—	—	9,796

Total liabilities	6,468	509,549	212,276	50,264	(31,378)	747,179
Cumulative redeemable exchangeable preferred stock	100,450	—	—	—	—	100,450
Total equity (deficit)	177,265	278,156	736,448	2,099	(1,016,703)	177,265

Total liabilities and shareholders’ equity	$284,183	$787,705	$948,724	$52,363	$(1,048,081)	$1,024,894

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Condensed Consolidating Balance Sheets

(in thousands)		Combined	Combined
Predecessor		Guarantor	Non-guarantor
December 31, 2002	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Current assets
Cash and equivalents	$—	$27,327	$11,438	$—	$38,765
Accounts receivable	1,370	205,987	977	—	208,334
Intercompany receivable	725,842	—	—	(725,842)	—
Inventory, net	—	273,662	11,960	—	285,622
Other current assets	—	44,450	2,667	—	47,117
Total current assets	727,212	551,426	27,042	(725,842)	579,838
Property, plant and equipment	—	257,108	27,530	—	284,638
Investment in subsidiaries	604,036	9,848	—	(613,884)	—
Goodwill	—	248,250	588	—	248,838
Brands	—	648,918	17,082	—	666,000
Other assets	—	107,508	268	(8,780)	98,996

Total assets	$1,331,248	$1,823,058	$72,510	$(1,348,506)	$1,878,310

Current liabilities
Other current liabilities	$175,000	$246,905	$4,359	$—	$426,264
Intercompany payable	—	689,496	36,346	(725,842)	—

Total current liabilities	175,000	936,401	40,705	(725,842)	426,264
Long-term debt	1,650,000	—	22,952	(8,780)	1,664,172
Other long-term liabilities	—	282,621	(995)	—	281,626

Total liabilities	1,825,000	1,219,022	62,662	(734,622)	2,372,062
Total (deficit) equity	(493,752)	604,036	9,848	(613,884)	(493,752)

Total liabilities and stockholders’ (deficit) equity	$1,331,248	$1,823,058	$72,510	$(1,348,506)	$1,878,310

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Condensed Consolidating Statements of Operations

(in thousands)			Combined	Combined
Successor			Guarantor	Non-guarantor
27 Days Ended December 31, 2003	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenue	$—	$—	$95,987	$5,424	$(12,123)	$89,288
Cost of sales, including costs of warehousing, distribution and occupancy	—	—	71,702	4,001	(12,123)	63,580

Gross profit	—	—	24,285	1,423	—	25,708
Compensation and related benefits	—	—	15,804	915	—	16,719
Advertising and promotion	—	—	475	39	—	514
Other selling, general and administrative	—	—	4,912	186	—	5,098
Other (income) expense	—	—	(18)	40	—	22
Subsidiary (income) expense	(354)	(496)	(81)	—	931	—

Operating income (loss)	354	496	3,193	243	(931)	3,355
Interest expense (income), net	—	224	2,429	120	—	2,773
Income (loss) before income taxes	354	272	764	123	(931)	582
Income tax (benefit)/expense	—	(82)	268	42	—	228

Net income (loss)	$354	$354	$496	$81	$(931)	$354

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Condensed Consolidating Statements of Operations

(in thousands)		Combined	Combined
Predecessor		Guarantor	Non-guarantor
January 1, 2003 - December 4, 2003	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenue	$—	$1,431,275	$60,071	$(151,137)	$1,340,209
Cost of sales, including costs of warehousing, distribution and occupancy	—	1,040,118	45,879	(151,137)	934,860

Gross profit		391,157	14,192	—	405,349
Compensation and related benefits	—	224,968	10,022	—	234,990
Advertising and promotion	—	38,274	139	—	38,413
Other selling, general and administrative	—	73,122	(2,184)	—	70,938
Other expense (income)	584,921	(5,810)	(4,275)	(584,921)	(10,085)
Impairment of goodwill and intangible assets	—	692,314	17,053	—	709,367

Operating income (loss)	(584,921)	(631,711)	(6,563)	584,921	(638,274)
Interest expense (income), net	—	119,502	1,623	—	121,125
(Loss)/income before income taxes	(584,921)	(751,213)	(8,186)	584,921	(759,399)
Income tax (benefit)/expense	—	(177,122)	2,644	—	(174,478)

Net (loss) income	$(584,921)	$(574,091)	$(10,830)	$584,921	$(584,921)

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Condensed Consolidating Statements Of Operations

(in thousands)		Combined	Combined
Predecessor		Guarantor	Non-guarantor
Twelve Months Ended December 31, 2002	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenue	$—	$1,516,248	$58,167	$(149,439)	$1,424,976
Cost of sales, including costs of warehousing, distribution and occupancy	—	1,076,364	42,983	(149,439)	969,908

Gross profit	—	439,884	15,184	—	455,068
Compensation and related benefits	—	235,777	9,388	—	245,165
Advertising and promotion	—	51,862	164	—	52,026
Other selling, general and administrative	—	83,067	2,981	—	86,048
Other expense (income)	960,857	(216,275)	(9)	(960,857)	(216,284)
Impairment of goodwill and intangible assets	—	212,694	9,306	—	222,000

Operating income (loss)	(960,857)	72,759	(6,646)	960,857	66,113
Interest expense (income), net	—	133,444	2,909	—	136,353
(Loss)/income before income taxes	(960,857)	(60,685)	(9,555)	960,857	(70,240)
Income tax (benefit)/expense	—	535	461	—	996

Net (loss)/income before cumulative effect of accounting change	(960,857)	(61,220)	(10,016)	960,857	(71,236)
Loss from cumulative effect of accounting change, net of tax	—	(869,027)	(20,594)	—	(889,621)

Net (loss) income	$(960,857)	$(930,247)	$(30,610)	$960,857	$(960,857)

Supplemental Condensed Consolidating Statements Of Operations

(in thousands)		Combined	Combined
Predecessor		Guarantor	Non-guarantor
Twelve Months Ended December 31, 2001	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenue	$—	$1,611,469	$56,714	$(159,039)	$1,509,144
Cost of sales, including costs of warehousing, distribution and occupancy	—	1,130,134	42,297	(159,039)	1,013,392

Gross profit	—	481,335	14,417	—	495,752
Compensation and related benefits	—	237,711	8,928	—	246,639
Advertising and promotion	—	41,752	118	—	41,870
Other selling, general and administrative	—	136,756	3,991	—	140,747
Other expense (income)	55,859	(3,859)	383	(55,859)	(3,476)

Operating income (loss)	(55,859)	68,975	997	55,859	69,972
Interest expense (income), net	—	137,024	2,906	—	139,930
(Loss)/income before income taxes	(55,859)	(68,049)	(1,909)	55,859	(69,958)
Income (tax benefit)/expense	—	(14,187)	88	—	(14,099)

Net loss	$(55,859)	$(53,862)	$(1,997)	$55,859	$(55,859)

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Condensed Consolidating Statements Of Cash Flows

(in thousands)			Combined	Combined
Successor			Guarantor	Non-guarantor
27 Days Ended December 31, 2003	Parent	Issuer	Subsidiaries	Subsidiaries	Consolidated

Net cash from operating activities	$—	$(19,363)	$24,139	$(88)	$4,688
Cash flows from investing activities:
Acquisition of General Nutrition Companies, Inc.	—	(738,117)	—	—	(738,117)
Capital expenditures	—	—	(1,822)	(5)	(1,827)
Other investing	—	—	(57)	—	(57)

Net cash from investing activities	—	(738,117)	(1,879)	(5)	(740,001)
Cash flows from financing activities:
GNC Corporation investment in General Nutrition Centers, Inc.	(277,500)	277,500	—	—	—
Issuance of common stock	177,500	—	—	—	177,500
Issuance of preferred stock	100,000	—	—	—	100,000
Borrowing from senior credit facility	—	285,000	—	—	285,000
Proceeds from senior subordinated notes	—	215,000	—	—	215,000
Other financing	—	(20,020)	1,735	—	(18,285)

Net cash from financing activities	—	757,480	1,735	—	759,215
Effect of exchange rates on cash	—	—	—	(152)	(152)

Net increase (decrease) in cash and cash equivalents	—	—	23,995	(245)	23,750
Cash and cash equivalents at beginning of period	—	—	6,647	2,779	9,426

Cash and cash equivalents at end of period	$—	$—	$30,642	$2,534	$33,176

(in thousands)		Combined	Combined
Predecessor		Guarantor	Non-guarantor
Period Ended December 4, 2003	Parent	Subsidiaries	Subsidiaries	Consolidated

Net cash from operating activities	$—	$99,755	$(6,887)	$92,868
Cash flows from investing activities:
Capital expenditures	—	(30,069)	(951)	(31,020)
Store acquisition costs	—	(3,193)	—	(3,193)
Investment distribution	91,794	(91,794)	—	—
Other investing	—	2,706	54	2,760

Net cash from investing activities	91,794	(122,350)	(897)	(31,453)
Cash flows from financing activities:
Payments on long-term debt-related party	(91,794)	—	—	(91,794)
Other financing	—	1,915	(887)	1,028

Net cash from financing activities	(91,794)	1,915	(887)	(90,766)
Effect of exchange rates on cash	—	—	12	12

Net decrease in cash and cash equivalents	—	(20,680)	(8,659)	(29,339)
Cash and cash equivalents at beginning of period	—	27,327	11,438	38,765

Cash and cash equivalents at end of period	$—	$6,647	$2,779	$9,426

GNC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands)		Combined	Combined
Predecessor		Guarantor	Non-guarantor
Twelve Months Ended December 31, 2002	Parent	Subsidiaries	Subsidiaries	Consolidated

Net cash from operating activities	$—	$99,326	$11,709	$111,035
Cash flows from investing activities:
Capital expenditures	—	(49,936)	(1,963)	(51,899)
Proceeds from sale of marketable securities	—	7,443	—	7,443
Other investing	—	(1)	—	(1)

Net cash from investing activities	—	(42,494)	(1,963)	(44,457)
Cash flows from financing activities:
Payments on short-term debt-related party	—	(42,341)	—	(42,341)
Other financing	—	(1,112)	(847)	(1,959)

Net cash from financing activities	—	(43,453)	(847)	(44,300)
Effect of exchange rates on cash	—	—	175	175
Net increase in cash and cash equivalents	—	13,379	9,074	22,453
Cash and cash equivalents at beginning of period	—	13,948	2,364	16,312

Cash and cash equivalents at end of period	$—	$27,327	$11,438	$38,765

(in thousands)		Combined	Combined
Predecessor		Guarantor	Non-guarantor
Twelve Months Ended December 31, 2001	Parent	Subsidiaries	Subsidiaries	Consolidated

Net cash from operating activities	$—	$73,860	$1,944	$75,804
Cash flows from investing activities:
Capital expenditures	—	(27,338)	(1,845)	(29,183)
Store acquisition costs	—	(21,863)	—	(21,863)
Investment distribution	50,000	(50,000)	—	—
Other investing	—	2,800	99	2,899

Net cash from investing activities	50,000	(96,401)	(1,746)	(48,147)
Cash flows from financing activities:
Payments on long-term debt-related party	(50,000)	—	—	(50,000)
Short-term borrowings-related party	—	62,341	—	62,341
Payments on short-term debt-related party	—	(20,000)	—	(20,000)
Decrease in cash overdrafts	—	(12,797)	—	(12,797)
Other financing	—	(339)	(793)	(1,132)

Net cash from financing activities	(50,000)	29,205	(793)	(21,588)
Effect of exchange rates on cash	—	—	(231)	(231)
Net increase (decrease) in cash and cash equivalents	—	6,664	(826)	5,838
Cash and cash equivalents at beginning of period	—	7,284	3,190	10,474

Cash and cash equivalents at end of period	$—	$13,948	$2,364	$16,312

GNC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)
(In thousands)

	December 31,	March 31,
	2003	2004

Current assets:
Cash and cash equivalents	$33,176	$68,131
Receivables, net (Note 2)	87,984	88,142
Inventories (Note 3)	256,000	283,035
Deferred tax assets	15,946	15,933
Other current assets	33,507	31,650

Total current assets	426,613	486,891
Long-term assets:
Goodwill, net (Note 4)	83,089	82,756
Brands, net (Note 4)	212,000	212,000
Other intangible assets, net (Note 4)	32,667	31,663
Property, plant and equipment, net	201,280	198,372
Deferred financing fees, net	19,796	19,025
Deferred tax assets	15,289	13,949
Other long-term assets (Note 5)	34,160	27,370

Total long-term assets	598,281	585,135

Total assets	$1,024,894	$1,072,026

Current liabilities:
Accounts payable	$88,263	$124,238
Accrued payroll and related liabilities (Note 10)	33,277	23,713
Accrued income taxes (Note 8)	438	8,322
Accrued interest (Note 7)	1,799	6,371
Current portion, long-term debt (Note 7)	3,830	3,862
Other current liabilities (Note 6)	99,402	91,602

Total current liabilities	227,009	258,108
Long-term liabilities:
Long-term debt (Note 7)	510,374	509,391
Other long-term liabilities	9,796	9,414

Total long-term liabilities	520,170	518,805
Total liabilities	747,179	776,913
Commitments and contingencies (Note 9)
Cumulative redeemable exchangeable preferred stock, $0.01 par value, 500,000,000 shares authorized, issued and outstanding 100,000 shares (liquidation preference $112,000,000) (Note 15)	100,450	103,487
Stockholders’ equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, issued and outstanding 29,566,666 and 29,854,663 shares, respectively	296	299
Paid-in-capital	176,667	178,292
Retained earnings	—	13,151
Accumulated other comprehensive income (loss)	302	(116)

Total stockholders’ equity	177,265	191,626
Total liabilities and stockholders’ equity	$1,024,894	$1,072,026

The accompanying notes are an integral part of the consolidated financial statements.

GNC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)
(In thousands)

	Predecessor	Successor

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2003	2004

Revenue	$351,139	$372,555
Cost of sales, including costs of warehousing, distribution and occupancy	241,248	247,143

Gross profit	109,891	125,412
Compensation and related benefits	59,951	61,100
Advertising and promotion	16,753	12,556
Other selling, general and administrative	21,344	17,823
Other expense (income)	295	(193)

Operating income	11,548	34,126
Interest expense, net	32,270	8,694
(Loss) income before income taxes	(20,722)	25,432
Income tax expense	1,707	9,244

Net (loss) income	(22,429)	16,188
Other comprehensive income (loss)	595	(418)

Comprehensive (loss) income	$(21,834)	$15,770

The accompanying notes are an integral part of the consolidated financial statements.

GNC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

(In thousands)

				Other	Total
	Common	Additional	Retained	Comprehensive	Stockholder
	Stock	Paid-in-Capital	Earnings	Income (Loss)	Equity

Balance at December 31, 2003	$296	$176,667	$—	$302	$177,265

Issuance of common stock	3	1,625	—	—	1,628
Preferred stock dividends	—	—	(3,021)	—	(3,021)
Amortization of preferred stock issuance costs	—	—	(16)	—	(16)
Net income	—	—	16,188	—	16,188
Foreign currency translation	—	—	—	(418)	(418)

Balance at March 31, 2004 (unaudited)	$299	$178,292	$13,151	$(116)	$191,626

The accompanying notes are an integral part of the consolidated financial statements.

GNC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
(In thousands)

	Predecessor	Successor

	For the	For the
	Three Months	Three Months
	Ended	Ended
	March 31, 2003	March 31, 2004

Cash Flows from Operating Activities:
Net (loss)/ income	$(22,429)	$16,188
Depreciation expense	13,242	8,257
Amortization of intangible assets	2,203	1,004
Amortization of deferred financing fees	—	771
Inventory non-cash decrease	9,047	4,659
Decrease in allowance for doubtful accounts	1,119	(1,099)
(Decrease) increase in net deferred taxes	(70)	1,353
Changes in assets and liabilities:
Decrease in receivables	59,985	941
Increase in inventory, net	(2,249)	(31,844)
(Increase) decrease in franchise note receivables, net	(56)	3,201
(Increase) decrease in other assets	(3,876)	5,654
Increase in accounts payable	2,398	36,814
(Decrease) increase in accrued taxes	(241)	7,884
Increase in interest payable	32,363	4,572
Increase (decrease) in accrued liabilities	170	(9,909)

Net cash provided by operating activities	91,606	48,446

Cash Flows from Investing Activities:
Capital expenditures	(7,041)	(5,342)
Proceeds from disposal of assets	543	27
Store acquisition costs	(303)	(232)
Purchase transaction fees	—	(7,710)

Net cash used in investing activities	(6,801)	(13,257)

Cash Flows from Financing Activities:
Issuance of common stock	—	1,628
Decrease in cash overdrafts	(162)	(839)
Payments on long-term debt — related party	(75,000)	—
Payments on long-term debt — third parties	(205)	(951)

Net cash used in financing activities	(75,367)	(162)

Effect of exchange rate on cash	(791)	(72)

Net increase in cash	8,647	34,955
Beginning balance, cash	38,765	33,176

Ending balance, cash	$47,412	$68,131

The accompanying notes are an integral part of the consolidated financial statements.

GNC CORPORATION

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Summary of Significant Accounting Policies

      General Nature of Business. GNC Corporation (the “Company”), a Delaware corporation, is a leading specialty retailer of vitamin, mineral and herbal supplements, diet and sports nutrition products and specialty supplements. The Company is also a provider of personal care and other health related products. The Company operates primarily in three business segments: Retail, Franchising and Manufacturing/ Wholesale. The Company manufactures the majority of its branded products, but also merchandises various third-party products. Additionally, the Company licenses the use of its trademarks and trade names. The processing, formulation, packaging, labeling and advertising of the Company’s products are subject to regulation by one or more federal agencies, including the Food and Drug Administration (“FDA”), Federal Trade Commission (“FTC”), Consumer Product Safety Commission, United States Department of Agriculture and the Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities in which the Company’s products are sold.

      Acquisition of the Company. In August 1999, General Nutrition Companies, Inc. (GNCI) was acquired by Numico Investment Corp. (“NIC”), which subsequent to the acquisition, was merged into GNCI. NIC was a wholly owned subsidiary of Numico U.S. L.P., which was merged into Nutricia USA, Inc. (“Nutricia”) in 2000. Nutricia (now known as Numico USA, Inc.) is a wholly owned subsidiary of Koninklijke (Royal) Numico N.V. (“Numico”), a Dutch public company headquartered in Zoetermeer, Netherlands. The results of GNCI were reported as part of the consolidated Numico financial statements from August 1999 to December 4, 2003.

      On October 16, 2003, the Company entered into a purchase agreement (the “purchase agreement”) with Numico and Numico USA, Inc. to acquire 100% of the outstanding equity interest of GNCI from Numico USA Inc., a subsidiary of Numico (“the Acquisition”). The purchase equity contribution was made by GNC Investors, LLC, (“GNC LLC”) an affiliate of Apollo, together with additional institutional investors and certain management of the Company. The equity contribution from GNC LLC was recorded on the Company’s books. The Company utilized this equity contribution to purchase the investment in General Nutrition Centers, Inc. (“Centers”).Centers is a wholly owned subsidiary of the Company. The transaction closed on December 5, 2003 and was accounted for under the purchase method of accounting. The net purchase price was $733.2 million, which was paid from total proceeds via a combination of cash, and the proceeds by Centers from the issuance of senior subordinated notes and borrowings under a senior credit facility, and is summarized herein. Apollo Management LP (“Apollo”) and certain institutional investors, through GNC LLC and the Company, contributed a cash equity investment of $277.5 million to Centers. In connection with the Acquisition on December 5, 2003, Centers also issued $215.0 million aggregate principal amount of its 8 1/2% Senior Subordinated Notes, due 2010, resulting in net proceeds to Centers of $207.1 million. In addition, Centers obtained a new secured senior credit facility consisting of a $285.0 million term loan facility and a $75.0 million revolving credit facility. Centers borrowed the entire $285.0 million under the term loan facility to fund a portion of the acquisition price, which netted proceeds to Centers of $275.8 million. These total proceeds were reduced by certain debt issuance and other transaction costs. Subject to certain limitations in accordance with the purchase agreement, Numico and Numico USA, Inc. agreed to indemnify the Company on losses arising from, among other items, breaches of representations, warranties, covenants and other certain liabilities relating to the business of GNCI, arising prior to December 5, 2003 as well as any losses payable on connection with certain litigation including ephedra related claims. The Company utilized these proceeds to purchase GNCI with the remainder of $19.8 million used to fund operating capital.

GNC CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

      In conjunction with the acquisition, fair value adjustments were made to the Company’s financial statements as of December 5, 2003. As a result of the acquisition by Apollo and fair values assigned, the accompanying financial statements as of December 31, 2003 reflect adjustments made in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. The following table summarizes the fair values assigned at December 5, 2003 to the Company’s assets and liabilities in connection with the Acquisition.

      Fair value Opening Balance Sheet:

December 5, 2003

(In thousands)
Assets:
Current assets	$438,933
Goodwill	83,089
Other intangible assets	244,970
Property, plant and equipment	201,287
Other assets	54,426

Total assets	1,022,705

Liabilities:
Current liabilities	217,033
Long-term debt	513,217
Other liabilities	14,955

Total liabilities	745,205

GNC Corporation investment in General Nutrition Centers, Inc.	$277,500

Note 1.     Basis of Presentation and Principles of Consolidation

      The accompanying unaudited consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America for interim financial reporting and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and related footnotes that would normally be required by accounting principles generally accepted in the United States of America for complete financial reporting. These unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ending December 31, 2003.

      The accompanying unaudited consolidated financial statements include all adjustments (consisting of a normal and recurring nature) that management considers necessary for a fair presentation of financial information for the interim periods. Interim results are not necessarily indicative of the results that may be expected for the entire year.

      For the three months ended March 31, 2003 the consolidated financial statements of our predecessor, GNCI, were prepared on a carve-out basis and reflect the consolidated financial position, results of operations and cash flows in accordance with accounting principles generally accepted in the United States of America. The financial statements for this period reflected amounts that were pushed down from the former parent of GNCI in order to depict the financial position, results of operations and cash flows of GNCI based on these carve-out principles.

GNC CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

      The financial statements as of December 31, 2003 and March 31, 2004 reflect periods subsequent to the Acquisition and include the accounts of the Company and its wholly owned subsidiaries. Included in the period ending December 31, 2003 are fair value adjustments to assets and liabilities, including inventory, goodwill, other intangible assets and property, plant and equipment. Accordingly, the accompanying financial statements for the periods prior to the Acquisition are labeled as “Predecessor” and the periods subsequent to the Acquisition are labeled as “Successor”.

      The Company’s normal reporting period is based on a 52-week calendar year.

      Certain reclassifications have been made to the financial statements to ensure consistency in reporting and conformity between prior year and current year amounts.

      Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Accordingly, these estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Some of the most significant estimates pertaining to the Company include the valuation of inventories, the allowance for doubtful accounts, income tax valuation allowances and the recoverability of long-lived assets. On a continual basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. There have been no material changes to critical estimates since the audited financial statements at December 31, 2003.

      Stock Compensation. In accordance with APB No. 25, “Accounting for Stock issued to Employees”, the Company accounts for stock-based employee compensation using the intrinsic value method of accounting. For the three months ended March 31, 2004, stock compensation represents shares of the Company’s stock issued pursuant to the GNC Corporation 2003 Omnibus Stock Incentive Plan. The common stock associated with this plan is not registered or traded on any exchange. Stock compensation for the three months ended March 31, 2003 represents shares of Numico stock under the Numico 1999 Share Option Plan. SFAS No. 123, “Accounting for Stock-based Compensation”, prescribes that companies utilize the fair value method of valuing stock based compensation and recognize compensation expense accordingly. It does not require, however, that the fair value method be adopted and reflected in the financial statements. The Company has adopted the disclosure requirements of SFAS No. 148 “Accounting for Stock Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123” by illustrating compensation costs in the following table.

      Had compensation costs for stock options been determined using the fair market value method of SFAS No. 123, the effect on net loss for each of the periods presented would have been as follows:

	Predecessor	Successor

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2003	2004

(in thousands)	(unaudited)	(unaudited)
Net (loss) income as reported	$(22,429)	$16,188
Less: total stock based employee compensation costs determined using fair value method, net of related tax effects	(63)	(216)

Adjusted net (loss) income	$(22,492)	$15,972

GNC CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

      New Accounting Pronouncements. In December 2003, the FASB revised SFAS No. 132. The revised standards relate to additional disclosures about pension plans and other postretirement benefit plans. The Company had previously adopted the disclosure requirements of SFAS No. 132. The adoption of this revised standard did not have a material impact on the Company’s consolidated financial position or results of operations.

      In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51”. This interpretation addresses the consolidation of variable interest entities (“VIEs”) and its intent is to achieve greater consistency and comparability of reporting between business enterprises. It defines the characteristics of a business enterprise that qualifies as a primary beneficiary of a variable interest entity. In December 2003, the FASB issued a modification to FIN 46, titled FIN 46R. FIN 46R delayed the effective date for certain entities and also provided technical clarifications related to implementation issues. In summary, a primary beneficiary is a business enterprise that is subject to the majority of the risk of loss from the VIE, entitled to receive a majority of the VIE’s residual returns, or both. The implementation of FIN No. 46 has been deferred for non-public entities. For non-public entities, such as the Company, FIN No. 46 requires immediate application to all VIEs created after December 31, 2003. For all other VIEs, the Company is required to adopt FIN No. 46 by no later than the beginning of the first period beginning after December 15, 2004. FIN No. 46 also requires certain disclosures in financial statements regardless of the date on which the VIE was created if it is reasonably possible that the business enterprise will be required to disclose the activity of the VIE once the interpretation becomes effective. The Company adopted FIN No. 46 on January 1, 2004 and determined that it does not have an impact to its financial statements.

Note 2. Receivables

      Receivables at each respective period consisted of the following:

	December 31,	March 31,
	2003	2004

		(Unaudited)

	(In thousands)
Trade receivables	$77,481	$76,819
Contingent purchase price receivable	12,711	12,711
Other	5,536	5,535
Allowance for doubtful accounts	(7,744)	(6,923)

	$87,984	$88,142

Note 3. Inventories

      Inventories at each respective period consisted of the following:

	December 31,	March 31,
	2003	2004

		(Unaudited)

	(In thousands)
Finished product ready for sale	$235,607	$252,799
Unpackaged bulk product and raw materials	35,615	44,397
Packaging supplies	3,652	3,796
Less: reserves	(18,874)	(17,957)

	$256,000	$283,035

GNC CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Note 4. Goodwill and Intangible Assets

      Goodwill represents the excess of purchase price over the fair value of identifiable net assets of acquired entities. Goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually. Other intangible assets with finite lives are amortized on a straight-line basis over periods not exceeding 20 years. The Company records goodwill upon the acquisition of franchisee stores when the acquisition price exceeds the fair value of the identifiable assets acquired and liabilities assumed of the store. The following tables summarize the Company’s goodwill and intangible asset activity from December 31, 2003 to March 31, 2004:

			Manufacturing/
Goodwill	Retail	Franchising	Wholesale	Total

	(In thousands)
Goodwill balance at December 31, 2003	$19,086	$63,563	$440	$83,089
Adjustments from contingent consideration	(139)	(193)	(1)	(333)

Goodwill balance at March 31, 2004 (unaudited)	$18,947	$63,370	$439	$82,756

		Retail	Franchise	Operating
Other Intangibles	Gold Card	Brand	Brand	Agreements	Other	Total

	(In thousands)
Balance at December 31, 2003	$2,485	$49,000	$163,000	$30,182	$—	$244,667
Amortization expense	(268)	—	—	(736)	—	(1,004)

Balance at March 31, 2004	$2,217	$49,000	$163,000	$29,446	$—	$243,663

      The following table represents future estimated amortization expense of intangible assets with definite lives:

Estimated
Amortization
Years Ending December 31,	Expense

(Unaudited)
(In thousands)
2004	$3,010
2005	3,843
2006	3,457
2007	2,943
Thereafter	18,410

Total	$31,663

GNC CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Note 5.     Other Long-Term Assets

      Other assets at each respective period consisted of the following:

	December 31,	March 31,
	2003	2004

		(Unaudited)

	(In thousands)
Long-term franchise notes receivables	$30,078	$27,183
Long-term deposits	9,070	4,858
Other	1,287	1,275
Allowance for doubtful accounts	(6,275)	(5,946)

	$34,160	$27,370

Note 6.     Other Current Liabilities

      Other current liabilities at each respective period consisted of the following:

	December 31,	March 31,
	2003	2004

		(Unaudited)

	(In thousands)
Deferred revenue	$31,077	$32,459
Accrued occupancy	4,352	3,790
Accrued acquisition costs	7,750	40
Accrued store closing costs	7,600	5,937
Other current liabilities	48,623	49,376

Total	$99,402	$91,602

      As of the date of the Acquisition, the Company had identified 117 underperforming stores that were scheduled to be closed. As of March 31, 2004 the total number of underperforming stores decreased to 107. Of these, 67 were closed as of March 31, 2004. The Company expects to close the remainder of the stores during 2004. As of the date of the Acquisition, the Company had established a store restructuring reserve for these closed stores. The reserves consisted of $7.6 million in estimated store lease termination costs. Following is a summary of the store closure activity for the three months ended March 31, 2004. The store closing costs incurred represent store lease termination cost payments for the three months ended March 31, 2004:

Accrued store
closing costs

Balance at December 31, 2003	$7,600
Store closing costs incurred	(1,663)

Balance at March 31, 2004 (unaudited)	$5,937

GNC CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Note 7.     Long-Term Debt/ Interest

      In connection with the Acquisition, the Company’s immediate subsidiary, Centers, entered into a new senior credit facility with a syndicate of lenders. The Company has guaranteed Centers’ obligations under the senior credit facility. The senior credit facility consists of a $285.0 million term loan facility and a $75.0 million revolving credit facility. The revolving credit facility allows for $50.0 million to be used as collateral for outstanding letters of credit, of which $8.0 million and $1.0 million was used at March 31, 2004 and December 31, 2003, respectively, leaving $67.0 million and $74.0 million, respectively, of this facility available for borrowing on such dates. The senior credit facility is payable quarterly in arrears and at March 31, 2004, carried an average interest rate of 4.4%.The senior credit facility contains normal and customary covenants including financial tests, (including maximum total leverage, minimum fixed charge coverage ratio and maximum capital expenditures) and certain other limitations such as the Company’s ability to incur additional debt, guarantee other obligations, grant liens on assets, make investments, acquisitions or mergers, dispose of assets, make optional payments or modifications of other debt instruments, and pay dividends or other payments on capital stock. The senior credit facility also contains covenants requiring the Company to submit to each agent and lender certain audited financial reports within 90 days of each fiscal year end and certain unaudited statements within 45 days after the end of each quarter. The Company is also required to submit to the Administrative Agent monthly management sales and revenue reports. The Company believes that for the quarter ending March 31, 2004, it has complied with its covenant reporting and compliance requirements in all material respects.

      In conjunction with the Acquisition, Centers issued $215.0 million of 8 1/2% senior subordinated notes. The senior subordinated notes mature on December 1, 2010, and bear interest at the rate of 8 1/2% per annum, which is payable semi-annually in arrears on June 1 and December 1 of each year, beginning with the first payment due on June 1, 2004. Prior to December 1, 2006 the Company may redeem up to 35% of the aggregate principal amount at a redemption price of 108.50% of the principal amount, plus any accrued and unpaid interest. The Company may also redeem all or part of the senior subordinated notes on or after December 1, 2007 according to the following redemption table, which includes the principal amount plus accrued and unpaid interest:

Redemption
Period	Price

2007	104.250%
2008	102.125%
2009 and after	100.000%

      The senior subordinated notes are general unsecured obligations and are guaranteed on a senior subordinated basis by certain of the Company’s domestic subsidiaries and rank secondary to the Company’s senior credit facility. The senior subordinated notes contain customary covenants including certain limitations and restrictions on the Company’s ability to incur additional indebtedness beyond certain levels, dispose of assets, grant liens on assets, make investments, acquisitions or mergers, and declare or pay dividends. The senior subordinated notes also contain covenants requiring Centers to submit to the Trustee or holders of the notes certain financial reports that would be required to be filed with the Securities and Exchange Commission, such as Forms 10-K, 10-Q and 8-K. Also, Centers is required to submit to the Trustee certain Compliance Certificates within 120 days of the fiscal year end.

GNC CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

      Long-term debt at each respective period consisted of the following:

	December 31,	March 31,
	2003	2004

		(Unaudited)

	(In thousands)
Mortgage	$14,160	$13,924
Capital leases	44	42
Senior credit facility	285,000	284,287
Senior subordinated notes	215,000	215,000
Less: current maturities	(3,830)	(3,862)

Total	$510,374	$509,391

      Accrued interest at each respective period consisted of the following:

	December 31,	March 31,
	2003	2004

		(Unaudited)

	(In thousands)
Accrued senior credit facility interest	$429	$431
Accrued senior subordinated notes interest	1,370	5,940

Total	$1,799	$6,371

      Interest expense at each respective period consisted of the following:

	Predecessor	Successor
	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2003	2004

	(Unaudited)
	(In thousands)
Composition of interest expense:
Interest on mortgage	$261	$245
Interest on senior credit facility	—	3,161
Interest on senior subordinated notes	—	4,569
Interest on related party term loan	32,363	—
Deferred financing fees	—	771
Interest income — other	(354)	(52)

Interest expense, net	$32,270	$8,694

Note 8.     Income Taxes

      Net deferred tax assets and liabilities were $29.9 and $31.2 million as of March 31, 2004 and December 31, 2003 respectively. Accrued income taxes were $8.3 and $0.4 million as of March 31, 2004 and December 31, 2003 respectively. The effective tax rate as of March 31, 2004 was 36.2%.The effective tax rate as of March 31, 2003 was (8.2%), which primarily resulted from a valuation allowance on deferred tax assets associated with interest expense on the related party pushdown debt from Numico. The Company believed that as of March 31, 2003 it was unlikely that future taxable income would be sufficient to realize the tax assets associated with the interest expense on the related party pushdown debt from Numico. Thus, a valuation allowance was recorded. According to the purchase agreement, Numico has agreed to indemnify the Company for any subsequent tax liabilities arising from periods prior to the acquisition.

GNC CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Note 9.     Commitments and Contingencies

Litigation

      The Company is engaged in various legal actions, claims and proceedings arising out of the normal course of business, including claims, breach of contracts, product liabilities, intellectual property matters and employment related issues resulting from the Company’s business activities. As is inherent with such actions, an estimation of any possible and or ultimate liability cannot be determined at the present time. The Company is currently of the opinion that the amount of any potential liability resulting from these actions, when taking into consideration the Company’s general and product liability coverage, will not have a material adverse impact on its financial position, results of operations or liquidity.

      As part of the purchase agreement between the Company and Numico, Numico has agreed to indemnify the Company for various claims arising out of litigation incurred prior to the Company purchasing GNCI.

Note 10.     Accrued Payroll and Related Liabilities

      Accrued payroll and related liabilities at each respective period consisted of the following:

	December 31,	March 31,
	2003	2004

		(Unaudited)

	(In thousands)
Accrued payroll	$27,688	$13,834
Accrued taxes & benefits	5,589	9,879

Total	$33,277	$23,713

      In conjunction with the Acquisition, certain management of the Company were granted change in control and retention payments. As of the Acquisition date, $8.7 million was accrued by the Company. The remainder of these payments accrue ratably over six months beginning December 5, 2003 and are payable in June 2004. For the quarter ended March 31, 2004, the Company paid $8.5 million in change in control and retention costs that were previously accrued and accrued an additional $1.6 million in costs. According to the provisions included in the purchase agreement, the Company will be reimbursed for these payments from Numico. Thus, included in Accounts Receivable is the offsetting receivable that is to be reimbursed by Numico. At December 31, 2003, the Company had recorded a $9.2 million accrual for change in control and retention costs for maintaining key management personnel related to the Acquisition. These net costs are reflected in compensation and related benefits in the accompanying financial statements.

      The following table summarizes the retention and severance activity for the quarter ended March 31, 2004:

	Change in Control/
	Retention	Severance	Total

(in thousands)	(unaudited)
Balance at December 31, 2003	$9,236	$2,198	$11,434
Severance accruals	—	152	152
Change in control accrual	1,608	—	1,608
Change in control/ retention payments	(8,544)	—	(8,544)
Severance payments	—	(672)	(672)

Balance at March 31, 2004 (unaudited)	$2,300	$1,678	$3,978

GNC CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Note 11.	Segments

      The following operating segments represent identifiable components of the Company for which separate financial information is available. This information is utilized by management to assess performance and allocate assets accordingly. The Company’s management evaluates segment operating results based on several indicators. The primary key performance indicators are sales and operating income or loss for each segment. Operating income or loss, as evaluated by management, excludes certain items that are managed at the consolidated level, such as distribution and warehousing, impairments and other corporate costs. The following table represents key financial information for each of the Company’s business segments, identifiable by the distinct operations and management of each: Retail, Franchising, and Manufacturing/ Wholesale. The Retail segment includes the Company’s corporate store operations in the United States and Canada. The Franchise segment represents the Company’s franchise operations, both domestically and internationally. The Manufacturing/ Wholesale segment represents the Company’s manufacturing operations in South Carolina and Australia and the Wholesale sales business. This segment supplies the Retail and Franchise segments, along with various third parties, with finished products for sale. The Warehousing and Distribution, Corporate costs, and Other Unallocated Costs represent the Company’s administrative expenses. The accounting policies of the segments are the same as those described in “Summary of Significant Accounting Policies”.

GNC CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

	Predecessor	Successor
	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2003	2004

(in thousands)	(unaudited)	(unaudited)
Revenues:
Retail	$266,356	$279,641
Franchise	59,737	64,138
Manufacturing/ Wholesale:
Intersegment (A)	42,739	47,546
Third Party	25,046	28,776

Sub total Manufacturing/ Wholesale	67,785	76,322
Sub total segment revenues	393,878	420,101
Intersegment elimination (A)	(42,739)	(47,546)

Total revenues	$351,139	$372,555

Operating income:
Retail	$16,366	$35,395
Franchise	16,153	17,122
Manufacturing/ Wholesale	6,914	8,186

Sub total segment operating income	39,433	60,703
Unallocated corporate and other costs:
Warehousing & distribution costs	10,169	12,705
Corporate costs	17,716	13,872

Sub total unallocated corporate and other costs	27,885	26,577

Total operating income	11,548	34,126

Interest expense, net	32,270	8,694

(Loss) income before income taxes	(20,722)	25,432
Income tax expense	1,707	9,244

Net (loss) income	$(22,429)	$16,188

Depreciation & amortization:
Retail	$10,208	$5,097
Franchise	748	478
Manufacturing/ Wholesale	3,430	2,682
Corp/ Other	1,059	1,004

Total depreciation & amortization	$15,445	$9,261

Capital expenditures:
Retail	$4,659	$3,715
Franchise	—	—
Manufacturing/ Wholesale	1,498	1,189
Corp/ Other	884	438

Total capital expenditures	$7,041	$5,342

Total assets:
Retail	$617,268	$275,758
Franchise	593,649	296,827
Manufacturing/ Wholesale	68,248	18,226
Corp/ Other	536,567	481,215

Total assets	$1,815,732	$1,072,026

GNC CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

	Predecessor	Successor
	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2003	2004

(in thousands)	(unaudited)	(unaudited)
Geographic areas
Total revenues:
United States	$339,602	$356,078
Foreign	11,537	16,477

Total revenues	$351,139	$372,555

Long-lived assets:
United States	$1,282,441	$584,322
Foreign	8,163	6,364

Total long-lived assets	$1,290,604	$590,686

(A) Intersegment revenues are eliminated from consolidated revenue.

Note 12.	Supplemental Unaudited Pro Forma Information

      The following unaudited pro forma information for the quarter ended March 31, 2003 assumes that the Acquisition of the Company had occurred as of January 1, 2003. The Pro Forma adjustments relate to depreciation, amortization, interest, and management, research, transaction, and directors fees. The tax effects of the pro forma adjustments have been reflected at the Company’s blended federal and state income tax rate of 36.5%.

      The pro forma results are not necessarily indicative of the results that would have occurred had the Acquisition occurred as of such date and are not intended to provide a forecast of future expected results.

		Pro Forma
	March 31,	March 31,
	2003	2003

	(Unaudited)

	(In thousands)
Revenue	$351,139	$351,139

Net income	$(22,429)	$5,664

Note 13.	Other Comprehensive Income

      The accumulated balances of other comprehensive income and their related tax effects included as part of the consolidated financial statements are as follows:

			Tax Benefit	Net Other Comprehensive Income
	Before Tax Amount		(Expense)	(Loss)

	Foreign	Unrealized	Unrealized	Foreign	Unrealized
	Currency	Gain/(Loss)	Gain/(Loss)	Currency	Gain/(Loss)
	Translation	on Securities	on Securities	Translation	on Securities	Total

Balance at December 31, 2003	$302	$—	$—	$302	$—	$302
Foreign currency translation adjustment	(418)	—	—	(418)	—	(418)

Balance at March 31, 2004 (unaudited)	$(116)	$—	$—	$(116)	$—	$(116)

GNC CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Note 14.	Supplemental Guarantor Information

      As of March 31, 2004, the Company’s debt includes Center’s senior credit facility and their 8 1/2% senior subordinated notes. The senior credit facility has been guaranteed by the Company and its domestic subsidiaries. The senior subordinated notes are general unsecured obligations and are guaranteed on a senior subordinated basis by certain of the Company’s domestic subsidiaries and rank secondary to Center’s senior credit facility. Guarantor subsidiaries include the Company’s direct and indirect domestic subsidiaries as of the respective balance sheet dates. Non-Guarantor subsidiaries include the remaining direct and indirect foreign subsidiaries. The subsidiary guarantors are 100% owned by the Company, the guarantees are full and unconditional, and are joint and several.

      Following are condensed consolidated financial statements of the Company, Centers as the Issuer, and the combined guarantor subsidiaries for the three months ended March 31, 2004. The guarantor subsidiaries are presented in a combined format as their individual operations are not material to the Company’s consolidated financial statements. Investments in subsidiaries are either consolidated or accounted for under the equity method of accounting. Also following are condensed consolidated financial statements for GNCI for the three months ended March 31, 2003. Intercompany balances and transactions have been eliminated.

      For the three months ended March 31, 2004 and the period ended December 31, 2003, the Parent company is the Company, and the Issuer company is Centers (Successor). For the three months ended March 31, 2003, the Parent company is GNCI (Predecessor).

GNC CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS

			Combined	Combined
			Guarantor	Non-Guarantor
March 31, 2004	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(In thousands)
Current assets
Cash and equivalents	$—	$—	$65,795	$2,336	$—	$68,131
Accounts receivable	—	12,711	73,836	1,595	—	88,142
Intercompany receivable	—	15,075	6,855	—	(21,930)	—
Inventory, net	—	—	269,431	13,604	—	283,035
Other current assets	4,235	410	39,958	2,980	—	47,583

Total current assets	4,235	28,196	455,875	20,515	(21,930)	486,891
Property, plant and equipment	—	—	171,000	27,372	—	198,372
Investment in subsidiaries	295,599	753,870	2,972	—	(1,052,441)	—
Goodwill	—	—	81,779	977	—	82,756
Brands	—	—	209,000	3,000	—	212,000
Other assets	—	19,231	81,226	330	(8,780)	92,007

Total assets	$299,834	$801,297	$1,001,852	$52,194	$(1,083,151)	$1,072,026

Current liabilities
Current liabilities	$4,199	$9,260	$238,568	$6,081	$—	$258,108
Intercompany payable	522	—	—	21,408	(21,930)	—

Total current liabilities	4,721	9,260	238,568	27,489	(21,930)	258,108
Long-term debt	—	496,438	—	21,733	(8,780)	509,391
Other long-term liabilities	—	—	9,414	—	—	9,414

Total liabilities	4,721	505,698	247,982	49,222	(30,710)	776,913
Cumulative exchangeable preferred stock	103,487	—	—	—	—	103,487
Total equity (deficit)	191,626	295,599	753,870	2,972	(1,052,441)	191,626

Total liabilities and shareholder’s equity	$299,834	$801,297	$1,001,852	$52,194	$(1,083,151)	$1,072,026

GNC CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Supplemental Condensed Consolidating Balance Sheets

			Combined	Combined
(in thousands)			Guarantor	Non-Guarantor
December 31, 2003	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(unaudited)
Current assets
Cash and equivalents	$—	$—	$30,642	$2,534	$—	$33,176
Accounts receivable	—	12,711	74,066	1,207	—	87,984
Intercompany receivable	—	18,750	3,848	—	(22,598)	—
Inventory, net	—	—	242,367	13,633	—	256,000
Other current assets	6,027	—	40,544	2,882	—	49,453

Total current assets	6,027	31,461	391,467	20,256	(22,598)	426,613
Property, plant and equipment	—	—	173,483	27,797	—	201,280
Investment in subsidiaries	278,156	736,448	2,099	—	(1,016,703)	—
Goodwill	—	—	82,112	977	—	83,089
Brands	—	—	209,000	3,000	—	212,000
Other assets	—	19,796	90,563	333	(8,780)	101,912

Total assets	$284,183	$787,705	$948,724	$52,363	$(1,048,081)	$1,024,894

Current liabilities
Current liabilities	$6,468	$12,399	$202,480	$5,662	$—	$227,009
Intercompany payable	—	—	—	22,598	(22,598)	—

Total current liabilities	6,468	12,399	202,480	28,260	(22,598)	227,009
Long-term debt	—	497,150	—	22,004	(8,780)	510,374
Other long-term liabilities	—	—	9,796	—	—	9,796

Total liabilities	6,468	509,549	212,276	50,264	(31,378)	747,179
Cumulative exchangeable preferred stock	100,450	—	—	—	—	100,450
Total equity (deficit)	177,265	278,156	736,448	2,099	(1,016,703)	177,265

Total liabilities and shareholder’s equity	$284,183	$787,705	$948,724	$52,363	$(1,048,081)	$1,024,894

GNC CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Supplemental Condensed Consolidating Statements of Operations

(Unaudited)
(in thousands)

Successor			Combined	Combined
Three Months Ended			Guarantor	Non-Guarantor
March 31, 2004	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenue	$—	$—	$355,490	$19,344	$(2,279)	$372,555
Cost of sales, including costs of warehousing, distribution and occupancy	—	—	235,442	13,980	(2,279)	247,143

Gross profit	—	—	120,048	5,364	—	125,412
Compensation and related benefits	—	—	58,007	3,093	—	61,100
Advertising and promotion	—	—	12,452	104	—	12,556
Other selling, general and administrative	39	394	16,755	635	—	17,823
Subsidiary (income) loss	(16,233)	(16,483)	(1,291)	—	34,007	—
Other income	—	—	(30)	(163)	—	(193)

Operating income (loss)	16,194	16,089	34,155	1,695	(34,007)	34,126
Interest expense, net	41	—	8,249	404	—	8,694
Income (loss) before income taxes	16,153	16,089	25,906	1,291	(34,007)	25,432
Income tax benefit (expense)	35	144	(9,423)	—	—	(9,244)

Net income (loss)	$16,188	$16,233	$16,483	$1,291	$(34,007)	$16,188

GNC CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(in thousands)		Combined	Combined
Predecessor		Guarantor	Non-Guarantor
Three Months Ended March 31, 2003	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(unaudited)
Revenue	$—	$339,194	$14,327	$(2,382)	$351,139
Cost of sales, including costs of warehousing, distribution and occupancy	—	232,545	11,085	(2,382)	241,248

Gross profit	—	106,649	3,242	—	109,891
Compensation and related benefits	—	57,443	2,508	—	59,951
Advertising and promotion	—	16,703	50	—	16,753
Other selling, general and administrative	—	21,118	226	—	21,344
Subsidiary loss (income)	22,429	(1,135)		(21,294)	—
Other expense (income)	—	1,610	(1,315)	—	295

Operating (loss) income	(22,429)	10,910	1,773	21,294	11,548
Interest expense, net	—	31,632	638	—	32,270
(Loss) income before income taxes	(22,429)	(20,722)	1,135	21,294	(20,722)
Income tax expense	—	(1,707)	—	—	(1,707)

Net (loss) income	$(22,429)	$(22,429)	$1,135	$21,294	$(22,429)

GNC CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Supplemental Condensed Consolidating Statements of Cash Flows

			Combined
			Guarantor	Non-Guarantor
Successor	Parent	Issuer	Subsidiaries	Subsidiaries	Consolidated

Three months ended March 31, 2004
	(Unaudited)
	(In thousands)
Net cash from operating activities	$—	$6,082	$42,034	$330	$48,446
Cash Flows from Investing Activities:
Capital expenditures	—	—	(5,124)	(218)	(5,342)
Purchase transaction fees	—	(7,710)	—	—	(7,710)
Investment/distribution	—	713	(713)	—	—
Other investing	—	—	(205)	—	(205)

Net cash from investing activities	—	(6,997)	(6,042)	(218)	(13,257)
Cash Flows from Financing Activities:
GNC Corporation investment in General Nutrition Centers, Inc.	(1,628)	1,628	—	—	—
Issuance of common stock	1,628	—	—	—	1,628
Other financing	—	(713)	(839)	(238)	(1,790)

Net cash provided by (used from) financing activities	—	915	(839)	(238)	(162)
Effect of exchange rate on cash	—	—	—	(72)	(72)
Net increase (decrease) in cash and cash equivalents	—	—	35,153	(198)	34,955
Cash and cash equivalents at beginning of period	—	—	30,642	2,534	33,176

Cash and cash equivalents at end of period	$—	$—	$65,795	$2,336	$68,131

GNC CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

		Combined	Combined
		Guarantor	Non-Guarantor
Predecessor	Parent	Subsidiaries	Subsidiaries	Consolidated

Three months ended March 31, 2003	(in thousands)
Net cash from operating activities	$—	$86,746	$4,860	$91,606
Cash Flows from Investing Activities:
Capital expenditures	—	(6,401)	(640)	(7,041)
Investment/ distribution	75,000	(75,000)	—	—
Other investing	—	240	—	240

Net cash provided by (used from) investing activities	75,000	(81,161)	(640)	(6,801)
Cash Flows from Financing Activities:
Payments on long-term debt — related party	(75,000)	—	—	(75,000)
Other financing	—	(162)	(205)	(367)

Net cash from financing activities	(75,000)	(162)	(205)	(75,367)
Effect of exchange rate on cash	—	—	(791)	(791)
Net increase in cash and cash equivalents	—	5,423	3,224	8,647
Cash and cash equivalents at beginning of period	—	27,327	11,438	38,765

Cash and cash equivalents at end of period	$—	$32,750	$14,662	$47,412

Note 15.     Preferred Stock

      The Company has outstanding 100,000 shares of 12% Series A Exchangeable Preferred Stock, par value $0.01. The stock ranks, with respect to dividend distributions, senior to any other class of common stock or preferred stock created after the Series A Exchangeable Preferred Stock. Dividends are payable quarterly in arrears on March 1, June 1, September 1, and December 1 of each year. The Company may, at its option, exchange the Series A Exchangeable Preferred Stock into exchange notes. Holders of the Series A Exchangeable Preferred Stock have no voting rights with respect to general corporate matters.

      The Company believes that for the quarter ending March 31, 2004, it has complied with its covenant reporting and compliance requirements in all material respects.

      Following is a summary of the Company’s Preferred Stock activity for the three months ended March 31, 2004:

		Accrued	Issuance	Net
	Face Value	Dividends	Costs	Balance

	(unaudited)
	(in thousands)
Balance at December 31, 2003	$100,000	$888	$(438)	$100,450
Dividend accrual	—	3,021	—	3,021
Amortization of issuance costs	—	—	16	16

Balance at March 31, 2004	$100,000	$3,909	$(422)	$103,487

GNC CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

      The Company may redeem the Series A Exchangeable Preferred Stock at its option according to the following liquidation preference redemption table:

Liquidation
preference
Period beginning December 1,	schedule:

2003	112.000%
2004	110.286%
2005	108.571%
2006	106.857%
2007	105.143%
2008	103.429%
2009	101.714%
2010 and thereafter	100.000%

$100,000,000

GNC Corporation

Offer to Exchange Any and All Outstanding

12% Series A Exchangeable Preferred Stock
for
12% Series A Exchangeable Preferred Stock
that has been registered under the Securities Act of 1933, as amended

PROSPECTUS
                        , 2004

       Until                     , 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

      Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

      Our restated certificate of incorporation and bylaws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the registrant or its stockholders, for improper transactions between the director and the registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

      We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 21.	Exhibits and Financial Statement Schedules.

Item 21(a).	Exhibits.

Exhibit
No.	Description	Incorporation by Reference to

3.1	Restated Certificate of Incorporation of GNC Corporation, as amended (f/k/a General Nutrition Centers Holding Company)
3.2	Certificate of Amendment of Certificate of Incorporation of GNC Corporation, filed May 27, 2004
3.3	Bylaws of GNC Corporation
4.1	Amended and Restated Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of 12% Series A Exchangeable Preferred Stock of General Nutrition Centers Holding Company.
4.2	Registration Rights Agreement, dated as of December 23, 2003, among General Nutrition Centers Holding Company, Lehman Brothers Inc. and J.P. Morgan Securities Inc., as initial purchasers, of the 12% Series A Exchangeable Preferred Stock of General Nutrition Centers Holding Company.
4.3	Indenture, dated as of December 5, 2003 among General Nutrition Centers, Inc., the Guarantors (as defined therein) and U.S. Bank National Association, as trustee relating to General Nutrition Centers, Inc.’s 8 1/2% Senior Subordinated Notes due 2010.	Incorporated by reference to Exhibit 4.1 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
4.4	Supplemental Indenture, dated as of April 6, 2004 among GNC Franchising, LLC, General Nutrition Centers, Inc., the other Guarantors (as defined in the Indenture referred to therein) and U.S. Bank National Association, as trustee relating to General Nutrition Centers, Inc.’s 8 1/2% Senior Subordinated Notes due 2010.	Incorporated by reference to Exhibit 4.2 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
4.5	Form of Indenture of General Nutrition Centers Holding Company relating to its 12% Senior Subordinated Notes due 2011. (Included in Exhibit 4.1)
4.6	Registration Rights Agreement, dated December 5, 2003 among General Nutrition Centers, Inc., the guarantors listed on Schedule I thereto and Lehman Brothers Inc., J.P. Morgan Securities Inc. and UBS Securities LLC, as the initial purchasers of the notes.	Incorporated by reference to Exhibit 4.4 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.

Exhibit
No.	Description	Incorporation by Reference to

4.7	Stockholders’ Agreement, by and among General Nutrition Centers Holding Company and the Stockholders, dated as of December 5, 2003.	Incorporated by reference to Exhibit 4.5 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*
10.1	Credit Agreement, dated as of December 5, 2003 among General Nutrition Centers Holding Company, General Nutrition Centers, Inc., as borrower, the several other banks and other financial institutions or entities from time to time party thereto, Lehman Brothers Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book runners, JPMorgan Chase Bank, as syndication agent and Lehman Commercial Paper Inc., as administrative agent.	Incorporated by reference to Exhibit 10.1 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.2	Guarantee and Collateral Agreement, dated as of December 5, 2003, made by General Nutrition Centers Holding Company, General Nutrition Centers, Inc. and certain of its subsidiaries in favor of Lehman Commercial Paper Inc. as administrative agent.	Incorporated by reference to Exhibit 10.2 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.3	Form of Intellectual Property Security Agreement, dated as of December 5, 2003 made in favor of Lehman Commercial Paper Inc. as administrative agent.	Incorporated by reference to Exhibit 10.3 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.4	Management Services Agreement, dated as of December 5, 2003, by and among General Nutrition Centers, Inc., General Nutrition Centers Holding Company and Apollo Management V, L.P.	Incorporated by reference to Exhibit 10.4 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.5	Mortgage, Assignment of Leases, Rents and Contracts, Security Agreement and Fixture Filing from Gustine Sixth Avenue Associates, Ltd. as Mortgagor to Allstate Life Insurance Company as Mortgagee dated March 23, 1999.	Incorporated by reference to Exhibit 10.5 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.6	Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation.	Incorporated by reference to Exhibit 10.6 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.7	Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment Company.	Incorporated by reference to Exhibit 10.7 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.8	Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment Company.	Incorporated by reference to Exhibit 10.8 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.9	Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation.	Incorporated by reference to Exhibit 10.9 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.

Exhibit
No.	Description	Incorporation by Reference to

10.10	Know-How License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation.	Incorporated by reference to Exhibit 10.10 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.11	Know-How License Agreement, dated December 5, 2003, by and between Numico Research B.V. and General Nutrition Investment Company.	Incorporated by reference to Exhibit 10.11 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.12	Know-How License Agreement, dated December 5, 2003, by and between General Nutrition Corporation and N.V. Nutricia.	Incorporated by reference to Exhibit 10.12 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.13	Patent License Agreement, dated December 5, 2003, by and between General Nutrition Investment Company and Numico Research B.V.	Incorporated by reference to Exhibit 10.13 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.14	GNC Live Well Later Non-Qualified Deferred Compensation Plan.	Incorporated by reference to Exhibit 10.14 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.15	GNC Corporation 2003 Omnibus Stock Incentive Plan.	Incorporated by reference to Exhibit 10.15 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.16	Employment Agreement, dated as of December 5, 2003 between General Nutrition Centers, Inc., and Louis Mancini.	Incorporated by reference to Exhibit 10.16 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.17	First Amendment to Employment Agreement, dated February 12, 2004 between General Nutrition Centers, Inc. and Louis Mancini.	Incorporated by reference to Exhibit 10.17 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.18	Employment Agreement, dated as of December 5, 2003 between General Nutrition Centers, Inc., and David Heilman.	Incorporated by reference to Exhibit 10.18 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.19	First Amendment to Employment Agreement, dated February 12, 2004 between General Nutrition Centers, Inc. and David Heilman.	Incorporated by reference to Exhibit 10.19 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.20	Employment Agreement, dated as of December 5, 2003 between General Nutrition Centers, Inc., and Joseph Fortunato.	Incorporated by reference to Exhibit 10.20 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.21	First Amendment to Employment Agreement, dated February 12, 2004 between General Nutrition Centers, Inc. and Joseph Fortunato.	Incorporated by reference to Exhibit 10.21 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.22	Employment Agreement, dated as of December 5, 2003 between General Nutrition Centers, Inc. and Susan Trimbo.	Incorporated by reference to Exhibit 10.22 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.23	Employment Agreement, dated as of December 5, 2003 between General Nutrition Centers, Inc. and Reginald Steele.	Incorporated by reference to Exhibit 10.23 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.24	GNC/Rite Aid Retail Agreement, dated as of December 8, 1998 between General Nutrition Sales Corporation and Rite Aid Corporation.**	Incorporated by reference to Exhibit 10.24 to GNC Corporation Registration Statement on Form S-1, filed May 28, 2004.

Exhibit
No.	Description	Incorporation by Reference to

10.25	Amendment to the GNC/Rite Aid Retail Agreement, effective as of November 20, 2000 between General Nutrition Sales Corporation and Rite Aid Hdqtrs Corp.**	Incorporated by reference to Exhibit 10.25 to GNC Corporation Registration Statement on Form S-1, filed May 28, 2004.
10.26	Amendment to the GNC/Rite Aid Retail Agreement effective as of May 1, 2004 between General Nutrition Sales Corporation and Rite Aid Hdqtrs Corp.**	Incorporated by reference to Exhibit 10.26 to GNC Corporation Registration Statement on Form S-1, filed May 28, 2004.
12.1	Statement Regarding the Computation of Ratio of Earnings to Fixed Charges of GNC Corporation.
21.1	Subsidiaries of GNC Corporation.	Incorporated by reference to Exhibit 21.1 to GNC Corporation Registration Statement on Form S-1, filed May 28, 2004.
23.1	Consent of PricewaterhouseCoopers LLP relating to financial statements of GNC Corporation.
23.2	Consent of PricewaterhouseCoopers LLP relating to the financial statements of General Nutrition Companies, Inc.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

*	To be filed by subsequent amendment.

**	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Securities and Exchange Commission.

Item 21(b).	Financial Statement Schedules.

Valuation And Qualifying Accounts

	Balance at	Additions		Balance at
	Beginning of	Charged to	Other	End of
	Period	Expense	Charges	Period

	(In thousands)
ALLOWANCE FOR DOUBTFUL ACCOUNTS
Predecessor
Twelve months ended December 31, 2001	$5,925	$5,702	$(4,933)	$6,694
Twelve months ended December 31, 2002	6,694	15,668	(4,670)	17,692
Period ended December 4, 2003	17,692	3,074	(1,151)	19,615
Successor
27 days ended December 31, 2003	$19,615	$888	$(5,513)	$14,990
DEFERRED TAX VALUATION ALLOWANCE
Predecessor
Twelve months ended December 31, 2001	$25,314	$9,527	$—	$34,841
Twelve months ended December 31, 2002	34,841	—	—	34,841
Period ended December 4, 2003	34,841	34,045	—	68,886
Successor
27 days ended December 31, 2003	$—	$—	$—	$—
INVENTORY RESERVES
Predecessor
Twelve months ended December 31, 2001	$34,723	$21,316	$(28,293)	$27,746
Twelve months ended December 31, 2002	27,746	18,927	(31,961)	14,712
Period ended December 4, 2003	14,712	12,584	(10,729)	16,567
Successor
27 days ended December 31, 2003	$16,567	$2,804	$(497)	$18,874

Item 22.	Undertakings

      The undersigned registrants hereby undertake that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act of 1933 each, post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on June 21, 2004.

GNC CORPORATION

By:	/s/ LOUIS MANCINI

Name: Louis Mancini
Title: Chief Executive Officer

Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Louis Mancini and David Heilman, and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, for the offering which this registration statement relates), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LOUIS MANCINI Louis Mancini	President, Chief Executive Officer and Director (Principal Executive Officer)	June 21, 2004

/s/ DAVID R. HEILMAN David R. Heilman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 21, 2004

/s/ CURTIS J. LARRIMER Curtis J. Larrimer	Senior Vice President and Corporate Controller (Principal Accounting Officer)	June 21, 2004

/s/ PETER P. COPSES Peter P. Copses	Chairman of the Board	June 21, 2004

/s/ ANDREW S. JHAWAR Andrew S. Jhawar	Director	June 21, 2004

/s/ GEORGE G. GOLLEHER George G. Golleher	Director	June 21, 2004

/s/ MARY ELIZABETH BURTON Mary Elizabeth Burton	Director	June 21, 2004

Signature	Title	Date

/s/ EDGARDO A. MERCADANTE Edgardo A. Mercadante	Director	June 21, 2004

INDEX TO EXHIBITS

Exhibit
No.	Description	Incorporation by Reference to

3.1	Restated Certificate of Incorporation of GNC Corporation, as amended (f/k/a General Nutrition Centers Holding Company)
3.2	Certificate of Amendment of Certificate of Incorporation of GNC Corporation, filed May 27, 2004
3.3	Bylaws of GNC Corporation
4.1	Amended and Restated Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of 12% Series A Exchangeable Preferred Stock of General Nutrition Centers Holding Company.
4.2	Registration Rights Agreement, dated as of December 23, 2003, among General Nutrition Centers Holding Company, Lehman Brothers Inc. and J.P. Morgan Securities Inc., as initial purchasers, of the 12% Series A Exchangeable Preferred Stock of General Nutrition Centers Holding Company.
4.3	Indenture, dated as of December 5, 2003 among General Nutrition Centers, Inc., the Guarantors (as defined therein) and U.S. Bank National Association, as trustee relating to General Nutrition Centers, Inc.’s 8 1/2% Senior Subordinated Notes due 2010.	Incorporated by reference to Exhibit 4.1 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
4.4	Supplemental Indenture, dated as of April 6, 2004 among GNC Franchising, LLC, General Nutrition Centers, Inc., the other Guarantors (as defined in the Indenture referred to therein) and U.S. Bank National Association, as trustee relating to General Nutrition Centers, Inc.’s 8 1/2% Senior Subordinated Notes due 2010.	Incorporated by reference to Exhibit 4.2 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
4.5	Form of Indenture of General Nutrition Centers Holding Company relating to its 12% Senior Subordinated Notes due 2011. (Included in Exhibit 4.1)
4.6	Registration Rights Agreement, dated December 5, 2003 among General Nutrition Centers, Inc., the guarantors listed on Schedule I thereto and Lehman Brothers Inc., J.P. Morgan Securities Inc. and UBS Securities LLC, as the initial purchasers of the notes.	Incorporated by reference to Exhibit 4.4 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
4.7	Stockholders’ Agreement, by and among General Nutrition Centers Holding Company and the Stockholders, dated as of December 5, 2003.	Incorporated by reference to Exhibit 4.5 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.

Exhibit
No.	Description	Incorporation by Reference to

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*
10.1	Credit Agreement, dated as of December 5, 2003 among General Nutrition Centers Holding Company, General Nutrition Centers, Inc., as borrower, the several other banks and other financial institutions or entities from time to time party thereto, Lehman Brothers Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book runners, JPMorgan Chase Bank, as syndication agent and Lehman Commercial Paper Inc., as administrative agent.	Incorporated by reference to Exhibit 10.1 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.2	Guarantee and Collateral Agreement, dated as of December 5, 2003, made by General Nutrition Centers Holding Company, General Nutrition Centers, Inc. and certain of its subsidiaries in favor of Lehman Commercial Paper Inc. as administrative agent.	Incorporated by reference to Exhibit 10.2 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.3	Form of Intellectual Property Security Agreement, dated as of December 5, 2003 made in favor of Lehman Commercial Paper Inc. as administrative agent.	Incorporated by reference to Exhibit 10.3 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.4	Management Services Agreement, dated as of December 5, 2003, by and among General Nutrition Centers, Inc., General Nutrition Centers Holding Company and Apollo Management V, L.P.	Incorporated by reference to Exhibit 10.4 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.5	Mortgage, Assignment of Leases, Rents and Contracts, Security Agreement and Fixture Filing from Gustine Sixth Avenue Associates, Ltd. as Mortgagor to Allstate Life Insurance Company as Mortgagee dated March 23, 1999.	Incorporated by reference to Exhibit 10.5 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.6	Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation.	Incorporated by reference to Exhibit 10.6 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.7	Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment Company.	Incorporated by reference to Exhibit 10.7 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.8	Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment Company.	Incorporated by reference to Exhibit 10.8 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.9	Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation.	Incorporated by reference to Exhibit 10.9 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.10	Know-How License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation.	Incorporated by reference to Exhibit 10.10 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.

Exhibit
No.	Description	Incorporation by Reference to

10.11	Know-How License Agreement, dated December 5, 2003, by and between Numico Research B.V. and General Nutrition Investment Company.	Incorporated by reference to Exhibit 10.11 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.12	Know-How License Agreement, dated December 5, 2003, by and between General Nutrition Corporation and N.V. Nutricia.	Incorporated by reference to Exhibit 10.12 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.13	Patent License Agreement, dated December 5, 2003, by and between General Nutrition Investment Company and Numico Research B.V.	Incorporated by reference to Exhibit 10.13 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.14	GNC Live Well Later Non-Qualified Deferred Compensation Plan.	Incorporated by reference to Exhibit 10.14 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.15	GNC Corporation 2003 Omnibus Stock Incentive Plan.	Incorporated by reference to Exhibit 10.15 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.16	Employment Agreement, dated as of December 5, 2003 between General Nutrition Centers, Inc., and Louis Mancini.	Incorporated by reference to Exhibit 10.16 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.17	First Amendment to Employment Agreement, dated February 12, 2004 between General Nutrition Centers, Inc. and Louis Mancini.	Incorporated by reference to Exhibit 10.17 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.18	Employment Agreement, dated as of December 5, 2003 between General Nutrition Centers, Inc., and David Heilman.	Incorporated by reference to Exhibit 10.18 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.19	First Amendment to Employment Agreement, dated February 12, 2004 between General Nutrition Centers, Inc. and David Heilman.	Incorporated by reference to Exhibit 10.19 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.20	Employment Agreement, dated as of December 5, 2003 between General Nutrition Centers, Inc., and Joseph Fortunato.	Incorporated by reference to Exhibit 10.20 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.21	First Amendment to Employment Agreement, dated February 12, 2004 between General Nutrition Centers, Inc. and Joseph Fortunato.	Incorporated by reference to Exhibit 10.21 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.22	Employment Agreement, dated as of December 5, 2003 between General Nutrition Centers, Inc. and Susan Trimbo.	Incorporated by reference to Exhibit 10.22 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.23	Employment Agreement, dated as of December 5, 2003 between General Nutrition Centers, Inc. and Reginald Steele.	Incorporated by reference to Exhibit 10.23 to General Nutrition Centers, Inc. Registration Statement on Form S-4, filed April 15, 2004.
10.24	GNC/Rite Aid Retail Agreement, dated as of December 8, 1998 between General Nutrition Sales Corporation and Rite Aid Corporation.**	Incorporated by reference to Exhibit 10.24 to GNC Corporation Registration Statement on Form S-1, filed May 28, 2004.
10.25	Amendment to the GNC/Rite Aid Retail Agreement, effective as of November 20, 2000 between General Nutrition Sales Corporation and Rite Aid Hdqtrs Corp.**	Incorporated by reference to Exhibit 10.25 to GNC Corporation Registration Statement on Form S-1, filed May 28, 2004.

Exhibit
No.	Description	Incorporation by Reference to

10.26	Amendment to the GNC/Rite Aid Retail Agreement effective as of May 1, 2004 between General Nutrition Sales Corporation and Rite Aid Hdqtrs Corp.**	Incorporated by reference to Exhibit 10.26 to GNC Corporation Registration Statement on Form S-1, filed May 28, 2004.
12.1	Statement Regarding the Computation of Ratio of Earnings to Fixed Charges of GNC Corporation.
21.1	Subsidiaries of GNC Corporation.	Incorporated by reference to Exhibit 21.1 to GNC Corporation Registration Statement on Form S-1, filed May 28, 2004.
23.1	Consent of PricewaterhouseCoopers LLP relating to financial statements of GNC Corporation.
23.2	Consent of PricewaterhouseCoopers LLP relating to the financial statements of General Nutrition Companies, Inc.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

*	To be filed by subsequent amendment.

**	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Securities and Exchange Commission.